As filed with the Securities and Exchange Commission on November 22, 2000
                           Registration No. 333-48942


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          -----------------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------


                            FOCUS ENHANCEMENTS, INC.
             (Exact name of registrant as specified in its Charter)


                          -----------------------------

               Delaware                                04-3186320
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or organization)

                                     1-11860
                          (Primary Standard Industrial
                           Classification Code Number)


                               600 Research Drive
                         Wilmington, Massachusetts 01887
                                 (978) 988-5888

    (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Brett A. Moyer
                             Chief Operating Officer
                            Focus Enhancements, Inc.
                               600 Research Drive
                         Wilmington, Massachusetts 01887
                                 (978) 988-5888

            (name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

           Neil Aronson, Esq.                    Gregory A. Gehlmann, Esq.
       Mintz, Levin, Cohn, Ferris,              Jerrold F. Petruzzelli, Esq.
          Glovsky and Popeo PC                 Manatt, Phelps & Phillips, LLP
          One Financial Center                 1501 M Street N.W., Suite 700
            Boston, MA 02111                      Washington, D.C. 20005
            (617) 542-6000                           (202) 463-4300


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



We incorporate by reference into this prospectus important business and financial information about Videonics and about us. This information is not included in, or delivered with, this prospectus. We will provide you with a copy of any and all of the information that we incorporate by reference in this prospectus, without charge, upon written or oral request. If we do not specifically incorporate by reference in this prospectus exhibits to the documents that we incorporate in this prospectus, then we will not provide copies of those exhibits. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 21, 2000.

Focus  stock is listed on the NASDAQ  SmallCap  Market  with the ticker  symbol:
"FCSE." On October 26, 2000, the closing price of one of Focus common stock on the NASDAQ SmallCap Market was $1.25.

Our principal executive offices are located at 600 Research Drive, Wilmington, Massachusetts, 01887, and our telephone number is (978) 988-5888.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


   AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                               FACTORS" AT PAGE 13
                The date of this Prospectus is November __, 2000

                                VIDEONICS, INC.
                                1370 DELL AVENUE
                           CAMPBELL, CALIFORNIA 95008


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To our shareholders:

The Annual Meeting of Shareholders of Videonics, Inc., a California corporation, will be held at 1370 Dell Avenue, Campbell, California 95008 at 1 p.m., California time, on December 28, 2000, for the following purposes:


     1. Consider and vote upon a proposal to adopt a merger agreement between Focus Enhancements, Inc., PC Video Conversion, Inc. and Videonics, Inc., whereby Videonics will become a wholly-owned subsidiary of Focus and each share of Videonics common stock will be converted into 0.87 shares of Focus common stock;

     2. Elect four (4) directors of Videonics for terms expiring at the 2001 Annual Meeting of Shareholders;


     3. Ratify the selection of PricewaterhouseCoopers LLP as Videonics' accountants for the year ending December 31, 2000; and

     4. Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you were a shareholder of record at the close of business on November 10, 2000, you may vote at the meeting or any postponement or adjournment of the meeting.

If you sign the proxy card enclosed, you also permit the proxy holder to vote, in their discretion, upon other matters that may come before the annual meeting. As of the date of mailing, the Videonics Board of Directors is not aware of any other matters that may come before the annual meeting.

It is important that all Videonics shareholders vote. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person.


                                         By Order of the Board of Directors



                                         /s/ Michael D'Addio
                                         ---------------------------------------
                                         Michael D'Addio, Chairman of the Board

Dated: November 27, 2000

                            FOCUS ENHANCEMENTS, INC.
                               600 RESEARCH DRIVE
                         WILMINGTON, MASSACHUSETTS 01887


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To our shareholders:


The Annual Meeting of Shareholders of Focus Enhancements, Inc., a Delaware corporation, will be held at the Crowne Plaza Hotel, Woburn, Massachusetts at 4:00 p.m., Massachusetts time on December 28, 2000, for the following purposes:


     1. Consider and vote upon a proposal to adopt a merger agreement between Focus, PC Video Conversion, Inc. and Videonics, Inc., whereby Videonics will become a wholly-owned subsidiary of Focus and each share of Videonics common stock will be converted into 0.87 shares of Focus common stock;

     2. Amend Focus' Certificate of Incorporation to increase the authorized number of shares of common stock from 30,000,000 to 50,000,000;

     3.  Elect one (1) Class II director of Focus to serve a three-year term;


     4.  Approve Focus' 2000 Non-Qualified Stock Option Plan;

     5. Ratify the selection of Wolf & Company, P.C. as Focus' accountants for the year ending December 31, 2000; and

     6. Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you were a shareholder of record at the close of business on November 10, 2000, you may vote at the meeting or any postponement or adjournment of the meeting.

If you sign the proxy card enclosed, you also permit the proxy holder to vote, in their discretion, upon other matters that may come before the annual meeting. As of the date of mailing, the Focus Board of Directors is not aware of any other matters that may come before the annual meeting.

It is important that all Focus shareholders vote. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person.



                                         By order of the Board of Directors


                                         /s/ Brett A. Moyer
                                         ---------------------------------------
                                         Brett A. Moyer, Chief Operating Officer

Dated: November 27, 2000

                                               TABLE OF CONTENTS



                                                                                                          Page
                                                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER ..................................................................    1

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS .........................................................    3
The Companies ...........................................................................................    3
Overview of the Merger Agreement ........................................................................    3
Conditions to Completion of the Merger ..................................................................    3
Reasons for the Merger ..................................................................................    4
Focus Board of Directors' Position on the Fairness of the Merger to Focus Shareholders ..................    5
Recommendations of the Boards of Directors ..............................................................    5
Shareholder Approvals ...................................................................................    5
The Annual Meetings .....................................................................................    5
What You Will Receive in the Merger .....................................................................    5
Focus Board of Directors and Management Following the Merger ............................................    6
Certain Federal Income Tax Consequences .................................................................    6
Accounting Treatment ....................................................................................    6
Comparison of Shareholder's Rights ......................................................................    6
Interests of Officers, Directors and the Controlling Shareholders in the Merger .........................    6
Dissenters' Rights and Appraisal Rights .................................................................    6
Market Price Information ................................................................................    7
For More Information ....................................................................................    7

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION .................................................................................    8
Focus Summary Selected Historical Financial Information .................................................    8
Videonics Summary Selected Historical Financial Information .............................................    9
Summary Selected Unaudited Pro Forma Combined Condensed Consolidated Financial
 Information ............................................................................................   10
Comparative Unaudited Historical and Pro Forma Per Share Data ...........................................   11
Comparative Per share Market Information ................................................................   12

RISK FACTORS ............................................................................................   13
Risks Related to the Merger .............................................................................   13
Risks Related to Focus and Videonics ....................................................................   14

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ..............................................   18

INTRODUCTION ............................................................................................   19

THE ANNUAL MEETING OF FOCUS SHAREHOLDERS ................................................................   19
When will the meeting be held? ..........................................................................   19
What is the purpose of the Focus meeting? ...............................................................   19
Who can vote at the Focus meeting? ......................................................................   19
How do I vote by proxy? .................................................................................   19
How many votes do I have? ...............................................................................   20
Can I change my vote after I return my proxy card? ......................................................   20
How do I vote in person? ................................................................................   20
What constitutes a quorum? ..............................................................................   20
What vote is required for each proposal? ................................................................   20
What are the costs of solicitation of proxies? ..........................................................   21
Can I make a proposal at the next meeting? ..............................................................   21
Proposal 1 ..............................................................................................   21
Proposal 2 ..............................................................................................   21
Proposal 3 ..............................................................................................   22
Proposal 4 ..............................................................................................   23

                                                      i



                                                                                                          Page
                                                                                                          ----
Proposal 5 ..............................................................................................   25

THE ANNUAL MEETING OF VIDEONICS SHAREHOLDERS ............................................................   26
When will the meeting be held? ..........................................................................   26
What is the purpose of the Videonics meeting? ...........................................................   26
Who can vote at the Videonics meeting? ..................................................................   26
How do I vote by proxy? .................................................................................   26
How many votes do I have? ...............................................................................   27
Can I change my vote after I return my proxy card? ......................................................   27
How do I vote in person? ................................................................................   27
What constitutes a quorum? ..............................................................................   27
What vote is required for each proposal? ................................................................   27
What are the costs of solicitation of proxies? ..........................................................   27
Can I make a proposal at the next meeting? ..............................................................   27
Proposal 1 ..............................................................................................   28
Proposal 2 ..............................................................................................   28
Proposal 3 ..............................................................................................   28

INFORMATION ABOUT FOCUS .................................................................................   29
The Business ............................................................................................   29
PC Video Conversion, Inc. ...............................................................................   29
Security Ownership of Certain Beneficial Owners and Management ..........................................   30
Information Regarding Directors and Executive Officers ..................................................   31
Executive Compensation ..................................................................................   33
Repricing of Stock Options/Additional Option Plans ......................................................   34
Employment Agreements ...................................................................................   35
Subsequent Separation and Consulting Agreements .........................................................   36
Focus Board Meetings and Committees .....................................................................   36
Compensation of Directors ...............................................................................   36
Certain Relationships and Related Transactions ..........................................................   36
Section 16(A) Beneficial Ownership Reporting Compliance .................................................   36
Recent Developments .....................................................................................   37

INFORMATION ABOUT VIDEONICS .............................................................................   38
The Business ............................................................................................   38
Security Ownership of Certain Beneficial Owners and Management ..........................................   38
Information Regarding Directors and Executive Officers ..................................................   39
Executive Compensation ..................................................................................   40
Employment Agreements ...................................................................................   41
Videonics Board Meetings and Committees .................................................................   41
Remuneration of Non-Employee Directors ..................................................................   41
Report of the Compensation Committee with respect to Executive Compensation .............................   42
Compensation Committee Interlocks and Insider Participation in Compensation Decisions ...................   42
Performance Measurement Comparison ......................................................................   43
Certain Relationships and Related Transactions ..........................................................   44
Section 16(A) Beneficial Ownership Reporting Compliance .................................................   44

THE MERGER ..............................................................................................   44
General .................................................................................................   44
Background of the Merger ................................................................................   45
Opinion of the Financial Advisor to Focus ...............................................................   46
Focus' Reasons for the Merger ...........................................................................   46
Recommendation of the Focus Board .......................................................................   48
Videonics' Reasons for the Merger .......................................................................   48

                                                      ii



                                                                                                          Page
                                                                                                          ----
Recommendation of the Videonics Board ...................................................................   49
Interests of Certain Persons in the Merger ..............................................................   49
Effective Time of the Merger ............................................................................   50
Structure of the Merger .................................................................................   50
Effects of the Merger ...................................................................................   50
Merger Consideration ....................................................................................   50
Effect of the Merger on Videonics Stock Options and Warrants ............................................   51
Transfer of Shares ......................................................................................   51
Conditions to Completion of the Merger ..................................................................   51
Management and Operations of Focus and Videonics Following the Merger ...................................   52
Operations of Focus and Videonics if the Merger is not Completed ........................................   52
Certain Federal Income Tax Consequences .................................................................   52
Accounting Treatment ....................................................................................   54
Restrictions on Sales of Shares by Affiliates of Videonics and Focus ....................................   54
Listing on NASDAQ of Focus Common Stock to be Issued in the Merger ......................................   54
Federal Securities Laws Consequences ....................................................................   54
Dissenters' Rights ......................................................................................   55

OPINION OF FINANCIAL ADVISOR RETAINED BY THE FOCUS BOARD OF DIRECTORS ...................................   56
The Market Multiple Approach ............................................................................   58
The Discounted Cash Flow Approach .......................................................................   59

THE MERGER AGREEMENT ....................................................................................   61
General .................................................................................................   61
Conversion of Shares ....................................................................................   61
Representations and Warranties ..........................................................................   62
Conduct of Business Before the Merger ...................................................................   62
No Solicitation .........................................................................................   64
Conditions ..............................................................................................   65
Termination; Termination Fees ...........................................................................   66
Amendment and Waiver ....................................................................................   68

PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION .........................................   69
Overview ................................................................................................   69
Unaudited Pro Forma Condensed Consolidated Balance Sheet (As of September 30, 2000) .....................   70
Unaudited Pro Forma Condensed Consolidated Statement of Operations (For the nine
 months ended September 30, 2000) .......................................................................   71
Unaudited Pro Forma Condensed Consolidated Statement of Operations (For the year
 ended December 31, 1999) ...............................................................................   72
Notes To Unaudited Pro Forma Combined Condensed Financial Statements ....................................   73

COMPARISON OF SHAREHOLDER RIGHTS OF FOCUS AND VIDEONICS .................................................   77

EXPERTS .................................................................................................   84

LEGAL MATTERS ...........................................................................................   84

OTHER MATTERS ...........................................................................................   84

WHERE YOU CAN FIND MORE INFORMATION .....................................................................   84

ACCOMPANYING DOCUMENTS ..................................................................................   86

                                                     iii




                                                  APPENDICES


                                                                                                          Page
                                                                                                          ----

APPENDIX A--Agreement and Plan of Merger, dated as of August 30, 2000, among
            Focus Enhancements, Inc., PC Video Conversion, Inc. and Videonics, Inc. .....................  A-1

APPENDIX B--Dissenters' Rights under Chapter 13 of the California General
            Corporation Law .............................................................................  B-1

APPENDIX C--Certificate of Amendment of the Certificate of Incorporation of Focus
            Enhancements, Inc ...........................................................................  C-1

APPENDIX D--Opinion of Union Atlantic Capital L.C. financial advisors to Board of
            Directors of Focus ..........................................................................  D-1

APPENDIX E--Focus Enhancements, Inc. 2000 Non-Qualified Stock Option Plan ...............................  E-1

APPENDIX F--Annual Report on Form 10-KSB/A of Focus Enhancements, Inc. for the
            Fiscal Year Ended December 31, 1999 .........................................................  F-1

APPENDIX G--Quarterly Report on Form 10-Q of Focus Enhancements, Inc. for the
            Quarter Ended September 30, 2000 ............................................................  G-1

APPENDIX H--Annual Report on Form 10-K of Videonics, Inc. for the Fiscal Year
            Ended December 31, 1999 .....................................................................  H-1

APPENDIX I--Quarterly Report on Form 10-Q of Videonics, Inc. for the Quarter Ended
            September 30, 2000 ..........................................................................  I-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       What is the proposed transaction?

A: Videonics will merge with a subsidiary of Focus. As a result, Videonics will become a wholly-owned subsidiary of Focus, and Videonics shareholders will exchange their shares of Videonics common stock for shares of Focus common stock.

Q:       What will I receive in the merger?

A: Common shareholders of Videonics, other than those exercising rights of dissent, will receive 0.87 shares of Focus common stock for each share of Videonics common stock they own. Videonics common shareholders will receive a cash payment in place of any fractional share of Focus common stock you would have otherwise received.

Q:       What shareholder approvals are needed?


A: For Videonics, the affirmative vote of the holders of a majority of the outstanding shares of Videonics common stock is required to adopt the merger agreement. Each holder of Videonics common stock is entitled to one vote per share. As of November 10, 2000, the record date for the Videonics annual meeting, Videonics directors and executive officers and their affiliates owned approximately 50% of the outstanding shares.

A: For Focus, the affirmative vote of a majority of the outstanding shares of Focus common stock is required to adopt the merger agreement and to amend the Focus Certificate of Incorporation to increase the number of authorized shares of Focus common stock from 30,000,000 to 50,000,000. Each holder of Focus common stock is entitled to one vote per share. As of November 10, 2000, the record date for the Focus annual meeting, Focus directors and executive officers and their affiliates owned approximately 5% of the outstanding shares.


Q:       Are we voting on anything else at the annual meeting?

A: Yes. Videonics shareholders also will be electing four (4) directors and ratifying the appointment of auditors. % Focus shareholders also will be electing one director, approving Focus' 2000 Non-Qualified Stock Option Plan and ratifying the appointment of auditors.

Q:       What do I need to know?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the annual meeting.

Q:       What if I don't vote?

A:

         o If you fail to respond, it will have the same effect as a vote against the merger.

         o If you respond and do not indicate how you want to vote, your signed proxy will be counted as a vote in favor of the merger.

         o If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:       Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy to the secretary of Focus or Videonics, as appropriate, before the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the annual meeting and vote in person.

Q:       Should I send in my stock certificate now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Focus. Please do not send in your stock certificates with your proxy.

Q: Where will shares of Focus common stock being issued to Videonics' shareholders be listed?

A: We intend to apply to list these additional shares on the Nasdaq SmallCap Market under the symbol "FCSE".

Q:       When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger before the end of 2000.

Q:       Who can help answer my questions?

A:       If you have any questions about the merger or how to submit your proxy,
         or   if   you   need   additional    copies   of   this   joint   proxy
         statement/prospectus or the enclosed proxy card, you should contact:


         o     if you are a Videonics shareholder:

               Videonics, Inc.
               Investor Relations
               1370 Dell Avenue
               Campbell, California 95008
               (408) 866-8300
               info@videonics.com

         o     if you are a Focus shareholder:

               Focus Enhancements, Inc.
               Investor Relations
               600 Research Drive
               Wilmington, MA 01887
               (978) 988-5888
               investors@focusinfo.com

                 SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS


         This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read the following summary with the more detailed information included elsewhere, or that we incorporate by reference, in this joint proxy statement/prospectus. You may obtain information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information."



                                  THE COMPANIES


Videonics, Inc. (see page 38)


         Videonics, Inc., a California corporation, is engaged in the design, manufacture and sale of affordable, high quality, real time, digital video post-production equipment. Its products process, edit and mix raw video footage as well as enhance such footage with audio, special effects and titles, resulting in professional quality video production. Videonics equipment is used throughout the world in the production of videos.

         Videonics' common stock is listed on the NASDAQ SmallCap Market under the symbol "VDNX". Its principal offices are located at 1370 Dell Avenue, Campbell, California 95008, and its telephone number is (408) 866-8300.


Focus Enhancements, Inc. (see page 29)


         Focus Enhancements, Inc., a Delaware corporation, internally develops proprietary technology for the conversion and enhancement of PC and Macintosh output for display on televisions and large-screen monitors, and markets and sells, worldwide, a line of video conversion products using this technology.

         Focus' common stock is listed on the NASDAQ SmallCap Market under the symbol "FCSE." Its principal offices are located at 600 Research Drive, Wilmington, MA 01887, and its telephone number is (978) 988-5888.


PC Video Conversion, Inc. (see page 29)


         PC Video Conversion, Inc. is a Delaware corporation and a wholly-owned subsidiary of Focus formed solely for the purpose of effecting the merger with Videonics. Its principal office is located at 600 Research Drive, Wilmington, MA 01887, and its telephone number is (978) 988-5888.


                                   THE MERGER

Overview of the Merger Agreement


         Pursuant to a merger agreement dated August 30, 2000, among Focus, Videonics and PC Video Conversion, PC Video Conversion will merge with and into Videonics, with Videonics as the surviving corporation. As a result, Videonics will become a wholly-owned subsidiary of Focus. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and we encourage you to read it carefully.

         Conditions to Completion of the Merger. (see page 51) Each of Focus' and Videonics' obligations to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:


         o the merger agreement must be adopted by the shareholders of both Focus and Videonics;

         o the shareholders of Focus must approve an amendment to the Certificate of Incorporation of Focus to increase the number of its authorized shares of common stock to 50,000,000;

         o Focus must amend its 2000 Non-Qualified Stock Option Plan and submit the plan to its shareholders for approval.


         o no law, injunction or order preventing the merger may be in effect;

         o any applicable waiting period under U.S. antitrust laws must expire or be terminated;

         o the shares of Focus common stock to be issued in the merger must have been approved for listing on the Nasdaq SmallCap Market;

         o we must have complied with our respective covenants in the merger agreement;

         o our respective representations and warranties in the merger agreement must be true and complete;

         o we each must receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free exchange or reorganization, or both; and


         o the continuing accuracy, as of the date we complete the merger, of the representations and warranties of each of Focus and Videonics contained in the merger agreement.

         Termination of the Merger Agreement. (see page 66) We can jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:


         o the merger is not completed on or before December 31, 2000, so long as the failure to complete the merger is not the result of the failure by the party terminating the agreement to fulfill any of its obligations under the merger agreement;

         o     government actions do not permit the completion of the merger;


         o shareholders of either company do not vote to adopt the merger agreement or Focus shareholders do not adopt the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock;


         o the other party has failed to recommend the merger agreement or has withdrawn such support; or

         o the other party breaches its representations, warranties or covenants in the merger agreement in a material way.


         Termination Fees. (see page 66) The merger agreement provides that in several circumstances, Focus or Videonics may be required to pay a $300,000 termination fee.

         "No Solicitation" Provisions. (see page 64) The merger agreement contains detailed provisions prohibiting Focus and Videonics from seeking an alternative transaction. These "no solicitation" provisions prohibit us, as well as our officers, directors, subsidiaries and representatives from taking any action to solicit an acquisition proposal. The merger agreement does not, however, prohibit either of us or our respective Boards of Directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party.

         Completion and Effectiveness of the Merger. (see page 61) We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the appropriate states. We expect to complete the merger by the end of 2000.

Reasons for the Merger (see pages 46 and 48)


         The Boards of Directors of Videonics and Focus believe that the merger provides Videonics and Focus shareholders with an investment in a larger and more diversified enterprise that is well positioned to take advantage of new opportunities and to meet competitive challenges in a manner that will enhance shareholder value for various reasons, including the following:

         o Videonics and Focus have a unique opportunity to take advantage of the complementary strategic fit of their businesses, combining their operations to create a stronger commercial entity in the market for video products and technologies.

         o The merger presents opportunities for more efficient and profitable operations. As a combined company, we will have greater financial strength, operational efficiencies, distribution, earning power and growth potential than either of us would have on our own.


The Focus Board of Directors' Position on the Fairness of the Merger to Focus Shareholders (see page 46)


         In considering the fairness to Focus of the merger consideration to be paid by Focus to Videonics shareholders, the Focus Board of Directors reviewed and relied, in part, on an analysis of the ranges of potential values of the shares of Videonics common stock that resulted from the application of several accepted valuation methodologies. This analysis, including the selection of valuation methodologies, was prepared by Union Atlantic Capital L.C., financial advisors to the Focus Board of Directors in connection with the merger. Details of Union Atlantic's analysis of the fairness of the merger to Focus are included in the joint proxy statement/prospectus (see page 69). A copy of the opinion of Union Atlantic rendered to the Focus Board of Directors is included in this joint proxy statement/prospectus as Appendix D. Union Atlantic did not consider or render any opinion as to the fairness of the merger consideration to the shareholders of Videonics.

Recommendation of the Boards of Directors


         Videonics. (see page 49) The Videonics Board of Directors believes that the merger is advisable and fair and in the best interest of Videonics and its shareholders and unanimously recommends that you vote for the adoption of the merger proposal.

         Focus (see page 48). The Focus Board of Directors believes that the merger is advisable and fair and in the best interest of Focus and its shareholders and unanimously recommends that you vote for the adoption of the merger proposal.


Shareholder Approvals


         Approval of Videonics Shareholders. (see page 27) The affirmative vote of the holders of a majority of the shares of Videonics common stock outstanding as of the record date is required to adopt the merger agreement. As of the record date, Videonics directors and executive officers and their affiliates owned approximately 50% of the outstanding shares of common stock.

         Approval of Focus Shareholders. (see page 20) The affirmative vote of the holders of a majority of the shares of Focus common stock outstanding as of the record date is required to adopt the merger agreement and the amendment to the Certificate of Incorporation of Focus. As of the record date, Focus directors and executive officers and their affiliates owned approximately 5% of the outstanding shares of common stock.


The Annual Meetings


         Annual Meeting of Videonics Shareholders. (see page 26) The Videonics annual meeting will be held at 1370 Dell Avenue, Campbell, California 95008 at 1:00 p.m., California time, on December 28, 2000.

         Annual Meeting of Focus Shareholders. (see page 19) The Focus annual meeting will be held at the Crowne Plaza Hotel, Woburn, Massachusetts 01801 at 4:00 p.m., Massachusetts time, on December 28, 2000.

What You Will Receive in the Merger (see pages 50 and 51)

         Each share of Videonics common stock issued and outstanding shall be converted into and become 0.87 shares of common stock, par value $0.01 per share, of Focus. Each option or warrant granted by Videonics to purchase shares of Videonics common stock which is outstanding and unexercised immediately prior to the merger will be assumed by Focus and converted into an option or warrant to purchase shares of Focus common stock in such amount and at such exercise price as provided below:

         o the number of shares of Focus common stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of Videonics common stock subject to the Videonics option or warrant and (ii) 0.87;

         o the exercise price per share of Focus common stock under the new option or warrant shall be equal to (i) the exercise price per share of the Videonics common stock under the Videonics option or warrant divided by (ii) 0.87; and

         o upon each exercise of a Videonics option or warrant by a holder thereof, the aggregate number of shares of Focus common stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

         Videonics shareholders should not send in any stock certificates with their proxy card. A transmittal letter with instructions for the surrender of Videonics stock certificates will be mailed to Videonics shareholders as soon as practicable after completion of the merger.


FocusBoard of Directors and Management Following the Merger (see page 52)


         The initial Board of Directors of Focus upon completion of the merger will consist of seven directors, three of whom will be selected by the Board of Directors of Videonics and four of whom will be selected by the Board of Directors of Focus.

         Michael L. D'Addio will hold the positions of President and Chief Executive Officer and Thomas L. Massie will remain as Chairman of the Board of Focus for the remainder of the current term.


Certain Federal Income Tax Consequences (see page 52)


         The merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by Focus and Videonics and no gain or loss will be recognized by Focus and Videonics shareholders, except for tax payable on cash received by Videonics shareholders instead of fractional shares of Focus common stock. A condition to the merger is that Focus and Videonics each receive an opinion of counsel to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.


Accounting Treatment (see page 54)


         We intend to account for the merger as a "purchase", as that term is used under generally accepted accounting principles. This means that, for accounting and financial reporting purposes, Focus will make a determination of the fair value of Videonics' assets and liabilities in order to allocate the purchase price to the assets acquired and the liabilities assumed.


Comparison of Shareholder's Rights (see page 77)


         There are differences between the rights you have as a holder of Videonics common stock and the rights you will have as a holder of Focus common stock.


Interests of Officers, Directors and the Controlling Shareholders in the Merger (see page 49)


         Certain officers and directors and other members of the management of Videonics and Focus have certain interests in the merger that are different from, or in addition to, the interests of shareholders of Videonics and Focus generally. These interests include the potential for positions as directors or officers of Focus, acceleration of stock options and the right to continued indemnification by Focus for any acts or omissions occurring prior to the merger.


Dissenters' Rights and Appraisal Rights (see page 55)


         Holders of Videonics common stock who do not wish to accept shares of Focus in the merger will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California General Corporations Law. In accordance with these provisions, dissenting Videonics shareholders will have the right to be paid in cash the fair market value of their Videonics common stock as determined by appraisal based upon circumstances immediately prior to the date the proposed merger was announced, excluding any appreciation or depreciation as a consequence of the merger, by fully complying with the procedures set forth in the California General Corporation Law. The failure of a dissenting Videonics shareholder to comply timely and properly with such procedures will result in the termination or waiver of such rights.


Market Price Information (see page 7)


         Shares of each of Focus and Videonics common stock are traded on the Nasdaq SmallCap Market. On August 30, 2000, the last trading day before the public announcement of the merger, the closing price of Focus and Videonics common stock was $1.72 and $0.88, respectively. Based on the exchange ratio of 0.87, the pro forma equivalent per share value of the Videonics common stock on August 30, 2000 was approximately $1.01 per share.


For More Information (see page 84)


         More information regarding Focus and Videonics is available from their public filings with the Securities and Exchange Commission. See "Where You Can Find More Information".

         If you have any questions about the merger or the information contained
in  this  joint  proxy  statement/prospectus,   please  contact  Focus  Investor
Relations at:

   Focus Enhancements, Inc.
   Investor Relations
   600 Research Drive
   Wilmington, MA 01887
   (978) 988-5888
   investors@focusinfo.com

or Videonics Investor Relations at:

   Videonics, Inc.
   Investor Relations
   1370 Dell Avenue
   Campbell, California 95008
   (408) 866-8300
   info@videonics.com

          SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following tables present a summary of (i) selected historical financial data of Focus, (ii) selected historical financial data of Videonics and (iii) selected unaudited pro forma combined condensed consolidated financial data of Focus and Videonics, which reflects the merger.

Focus Summary Selected Historical Financial Information


         The  following   tables   highlight   selected   historical   financial
information of Focus derived from the audited historical  consolidated financial statements and related notes for each of the years in the five-year period ended
December 31, 1999 and the unaudited  consolidated  financial  statements for the nine months ended  September 30, 2000 and 1999.  The  historical  information is only a  summary,  and you  should  read it in  conjunction  with the  historical financial  statements  and related  notes  contained in the annual and quarterly reports of Focus which are attached to, or  incorporated by reference into, this joint proxy statement/prospectus.

                                                                             Fiscal Year Ended(1)
                                             -----------------------------------------------------------------------------------
                                               1995              1996               1997               1998               1999
                                             --------          --------           --------           --------           --------
                                                                 (in thousands, except per share amounts)
Consolidated Statements Of Operations Data:
Net sales ............................       $ 17,100          $ 15,076           $ 21,026           $ 18,440           $ 17,183
Gross profit .........................          7,354(2)            188(3)           5,934 (4)          3,029 (5)          6,639 (6)
Net income (loss) ....................            329(2)        (10,722)(3)         (1,986)(4)        (12,787)(5)         (1,480)(6)
Basic net income (loss)
 per share ...........................       $   0.05(2)       $  (1.19)(3)       $  (0.16)(4)       $  (0.78)(5)       $  (0.08)(6)
Diluted net income (loss)
 per share ...........................       $   0.04(2)       $  (1.19)(3)       $  (0.16)(4)       $  (0.78)(5)       $  (0.08)(6)


                                                        Nine Months Ended(1)
                                                       ---------------------
                                                      Sept. 30,    Sept. 30,
                                                        1999          2000
                                                       --------     --------
                                                 (in thousands, except per share
                                                              amounts)

Consolidated Statements Of Operations Data:
Net sales ........................................     $ 12,342     $ 12,130
Gross profit .....................................        6,020        3,751 (7)
Net income (loss) ................................          299       (5,208)(7)
Basic net income (loss)
 per share .......................................     $   0.02     $  (0.21)(7)
Diluted net income (loss)
 per share .......................................     $   0.02     $  (0.21)(7)



                                                                                                                         Nine Months
                                                                         Fiscal Year Ended(1)                             Ended(1)
                                                --------------------------------------------------------------------      ---------
                                                                                                                          Sept. 30,
                                                  1995           1996           1997           1998           1999          2000
                                                -------        -------         -------        -------        -------       -------
                                                                                   (in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit) ...............       $   862        $(1,008)        $ 2,619        $ 1,435        $ 5,633       $ 1,950
Net property, plant &
 equipment ..............................           418            484           1,069          1,272            969           781
Total assets ............................         8,960          7,907          13,921         12,737         15,015        12,399
Current portion of long-term
 debt ...................................           133            124             103            403            442           363
Long-term debt (less current
 portion) ...............................            26             81              74            860            428           254
Shareholders' equity ....................         3,587            973           5,068          2,878          9,207         6,403

------------------
(1)  Focus paid no cash dividends during the periods indicated.

(2) Results for 1995 include fourth quarter charges of $300,000 for the write-down of Focus' inventory to its net realizable value and a $151,000 adjustment of goodwill on Inline to its net realizable value.

(3) Results for 1996 include third quarter charges of $1.3 million to adjust goodwill on Lapis and Inline to its net realizable value and a charge of
     $2.0 million related to the write off in-process R&D pursuant to the acquisition of Tview. In the fourth quarter, Focus incurred a $400,000 charge to increase its reserve for stock balancing. Additionally, in
     December 1996 Focus sold certain inventory to a barter exchange organization in exchange for barter or cash equivalent purchase credits of approximately 1,700,000. Focus recorded this transaction as a long-term asset at approximately $1,164,000 based on the estimated fair value of the products exchanged. This amount was subsequently written-off as of December 31, 1996.

(4) Results for 1997 include $2.5 million in returns in the fourth quarter due to product obsolescence. Additionally, effective September 30, 1997, Focus sold its line of computer connectivity products to Advanced Electronic Support Products, Inc. (AESP) for 189,701 shares of AESP common stock. In connection with this transaction, Focus recorded other income in the amount of $358,288, securities available for sale in the amount of $595,000 and deferred income of $84,212. In addition, the Company sold networking inventory to AESP in the amount of $159,000 at cost.

(5) Results for 1998 include fourth quarter adjustments of $3.5 million related to the return of products from non-performing resellers, $1.9 million in write-offs for obsolete inventory, $3.1 million write down of goodwill to its net realizable value related to Lapis, Digital Vision and PC Video Conversion, $2.1 million in additional accrued expenses, $766,000 in

                                        8



     write-off of fixed assets and $346,000 in write down of a marketable securities to its net realizable value.

(6) Results for 1999 include fourth quarter adjustments of $367,000 for the return of products from discontinued resellers, $527,000 in write-offs of obsolete inventory, $383,000 in write-offs of non-performing accounts receivable, $254,000 in additional accrued expenses, and $284,000 in stock compensation and other charges.

(7) Results for the nine months ended September 30, 2000 include charges of $207,000 for additional inventory reserves, $603,000 related to the write-down of inventory as a result of a physical inventory taken at the end of the second quarter, $302,000 in accounting fees and $292,000 in legal fees pertaining to the 1999 annual audit and special investigation and $2.1 million in legal judgement expense related to CRA Systems.


Videonics Summary Selected Historical Financial Information

         The  following   tables   highlight   selected   historical   financial
information  of  Videonics  derived  from the  audited  historical  consolidated financial  statements  and related  notes for each of the years in the five-year period  ended  December  31,  1999  and  the  unaudited  consolidated  financial statements for the nine months ended September 30, 2000 and 1999. The historical information is only a summary,  and you should read it in  conjunction  with the historical  financial  statements and related notes  contained in the annual and quarterly  reports  of  Videonics  which are  attached  to, or  incorporated  by reference into, this joint proxy statement/prospectus.


                                                               Fiscal Year Ended(1)                            Nine Months Ended(1)
                                       -----------------------------------------------------------------       --------------------
                                                                                                              Sept. 30,    Sept. 30,
                                         1995          1996       1997           1998            1999            1999        2000
                                       --------      --------   --------       --------       ----------       --------    --------
                                                               (in thousands, except per share amounts)
Consolidated Statements Of Operations Data:
Net sales ..........................   $ 33,561      $ 29,195   $ 19,955       $ 19,672       $   14,226       $ 10,901    $  9,087
Gross profit .......................     16,401        13,929      6,055(4)       6,084(3)         5,411(2)       4,568       3,549
Net income (loss) ..................      3,746(5)        744    (13,441)(4)     (6,713)(3)       (2,634)(2)     (1,905)     (1,194)
Basic net income (loss)
 available for common
 shareholders per share ............   $   0.69(5)   $   0.13   $  (2.34)(4)   $  (1.15)(3)   $    (0.45)(2)   $  (0.31)   $  (0.20)
Diluted net income (loss)
 available for common
 shareholders per share ............   $   0.65(5)   $   0.13   $  (2.34)(4)   $  (1.15)(3)   $    (0.45)(2)   $  (0.31)   $  (0.20)


                                                                                                                         Nine Months
                                                                       Fiscal Year Ended(1)                                Ended(1)
                                            -----------------------------------------------------------------------      ----------
                                                                                                                           Sept. 30,
                                             1995            1996            1997            1998            1999            2000
                                            -------         -------         -------         -------         -------         -------
                                                                         (in thousands)
Consolidated Balance Sheet Data:
Working capital ....................        $20,127         $21,412         $ 9,902         $ 4,404         $ 3,823         $ 2,871
Net property, plant & equipment ....          1,350           2,037           2,438           1,507             513             299
Total assets .......................         27,350          27,958          15,694           9,164           6,089           5,472
Long-term debt .....................           --              --              --              --             1,035           1,035
Shareholders' equity ...............         24,149          25,731          12,606           5,927           3,346           2,177


------------------
(1)  Videonics paid no cash dividends during the periods indicated.

(2) Results for 1999 include a $650,000 charge in the fourth quarter for the write-down of Videonics' inventory to its net realizable value.

(3) Results for 1998 include a $1.3 million charge in the fourth quarter for the write-down of the Videonics' open systems inventory to its net realizable value.

(4) Results for 1997 include: a $1.9 million write-off of intangible assets related to Nova Systems; a $1.6 million increase in inventory reserves for components rendered obsolete by product revisions of which approximately $608,000 related to PowerScript and $265,000 related to KUB Systems and $700,000 related to excess and obsolete assets at Nova Systems; a $124,000 increase in warranty reserves for PowerScript hardware updates; a tax charge of $5.9 million due to the establishment of a valuation allowance against Videonics' deferred tax assets; and a $100,000 charge for the reduction of approximately 12 percent of Videonics' work force. The total of these charges equaled $9.6 million.

(5) Results for 1995 include a one-time charge of $1,965,000 for purchase of in-process research and development related to the acquisition of Nova Systems assets. Without this one-time charge, the net income of $3,746,000 would have been $5,075,000 or $0.88 per share.

Summary Selected Unaudited Pro Forma Combined Condensed Consolidated Financial Information


         We are providing the following summary selected unaudited pro forma combined condensed consolidated financial data to give you a better picture of what the results of operations and the financial position of the combined businesses of Focus and Videonics might have looked like had the merger occurred on January 1, 1999 for income statement purposes and on September 30, 2000 for balance sheet purposes. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of Focus would have been if the merger with Videonics actually occurred on the dates assumed. In addition, this information does not indicate what Focus' future consolidated operating results or consolidated financial position will be.


         How The Pro Forma Financial Data Was Prepared


         The following summary selected unaudited pro forma combined condensed consolidated financial statements combine Focus' historical financial position at September 30, 2000 with Videonics' historical financial position at September 30, 2000 and the historical results of operations of Focus for fiscal year ended December 31, 1999 with Videonics for the fiscal year ended December 31, 1999 and the nine months ended September 30, 2000, for both Focus and Videonics. The pro forma statement of operations data assumes the combination occurred on January 1, 1999 while the pro forma balance sheet data assumes the combination took place on September 30, 2000.


         These Pro Forma Financial Statements Are Based On Assumptions


         These statements reflect the issuance of 0.87 of a share of Focus common stock for each outstanding share of Videonics common stock, the exchange ratio specified in the merger agreement. We assumed the value of the Focus shares to be issued for outstanding Videonics shares to be $8.0 million, based on 5.9 million Videonics shares outstanding as of September 30, 2000 and the conversion value of a Videonics share at the time of the merger agreement. We increased this value by approximately $423,000 for the value of all outstanding vested Videonics options to be assumed by Focus and by approximately $695,000 for transaction costs associated with the merger.

         The allocation of the aggregate purchase price of approximately $9.1 million will be finalized following receipt of the closing balance sheet of Videonics and a final independent appraisal of certain tangible and intangible assets of Videonics. The excess of the purchase price over the fair value of the acquired Videonics net tangible and identifiable intangible assets will then be allocated to goodwill.


         The aggregate purchase price is expected to be allocated as follows, based upon a preliminary independent appraisal of Videonics (in thousands):


Tangible assets ..............................................          $ 5,472
Intangible assets acquired:
Tradename ....................................................              317
In-process research and development ..........................              387
Assembled workforce ..........................................            1,001
Goodwill .....................................................            1,715
Existing technology ..........................................            3,495
Long-term debt ...............................................           (1,035)
Other liabilities ............................................           (2,260)
                                                                        -------
Net estimated purchase price allocation ......................          $ 9,092
                                                                        =======


         Because the valuation has not been completed, the actual amount of the allocations could vary from the estimates above. The tangible assets of Videonics consist primarily of property, plant and equipment, cash and cash equivalents and accounts receivable and inventory. In-process research and development has not reached technological feasibility at the acquisition date and will be immediately charged to operations in the period the merger is consummated. The amounts allocated to existing technology, tradename and assembled workforce will be amortized over the estimated useful life of three years. The purchase price in excess of net tangible and identifiable intangible assets will be allocated to goodwill and amortized over its expected useful life of five years.

         You should read these summary pro forma financial statements with the historical financial statements

         This selected consolidated financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Focus and Videonics, respectively, incorporated herein by reference.



                                                                                                Fiscal Year             Nine Months
                                                                                                   Ended                   Ended
                                                                                             December 31, 1999        Sept. 30, 2000
                                                                                             -----------------        --------------
                                                                                               (in thousands, except per share data)
Pro Forma Combined Condensed Consolidated Statement Of Operations Data:
Net sales ..........................................................................             $ 31,409                $ 21,217
Loss from operations ...............................................................               (5,451)                 (5,461)
Net loss ...........................................................................               (5,836)                 (7,691)
Net loss per share; basic and diluted ..............................................             $  (0.24)               $  (0.26)
Weighted average common shares; basic and diluted ..................................               23,876                  30,135


                                                                  Sept. 30, 2000
                                                                  (in thousands)
                                                                 ---------------
Pro Forma Combined Condensed Consolidated Balanced Sheet Data:
Cash and cash equivalents and short-term investments .............  $ 3,040
Working capital ..................................................    2,926
Total assets .....................................................   24,399
Long-term obligations ............................................    1,289
Shareholders' equity .............................................   13,213


Comparative Unaudited Historical and Pro Forma Per Share Data

         In the following tables, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger, assuming that 0.87 of a share of Focus common stock is issued in exchange for each share of Videonics common stock. This data should be read along with the summary financial data and the historical financial statements of Focus and the notes thereto that are incorporated by reference.
The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.


                                                                                                Fiscal Year             Nine Months
                                                                                                   Ended                   Ended
                                                                                             December 31, 1999        Sept. 30, 2000
                                                                                             -----------------        --------------
Historical--Focus
Basic and diluted net loss per share ...........................................                 $  (0.08)                 $  (0.21)
Book value per share(1) ........................................................                 $   0.38                  $   0.25

                                                                 11



                                                                                                Fiscal Year             Nine Months
                                                                                                   Ended                   Ended
                                                                                             December 31, 1999        Sept. 30, 2000
                                                                                             -----------------        --------------
Historical--Videonics
Basic and diluted net loss per share ...........................................                 $  (0.45)                 $  (0.20)
Book value per share(1) ........................................................                 $   0.57                  $   0.37



                                                                                                Fiscal Year             Nine Months
                                                                                                   Ended                   Ended
                                                                                             December 31, 1999        Sept. 30, 2000
                                                                                             -----------------        --------------
Unaudited Pro Forma Combined Net Loss Per Share
Pro forma net loss per Focus share(2) ..................................................         $  (0.24)                 $  (0.26)
Equivalent pro forma net loss per Videonics share(3) ...................................         $  (0.21)                 $  (0.23)



                                                                                                                   At Sept. 30, 2000
                                                                                                                   -----------------
Unaudited Pro Forma Combined Book Value
Per Share Pro forma book value per Focus share(4) ........................................................              $  0.43
Equivalent pro forma book value per Videonics share(3) ...................................................              $  0.37

------------------
(1) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period presented.

(2) Shares used to calculate pro forma basic and diluted loss per share for the year ended December 31, 1999 were determined by adding the 5.1 million shares assumed to be issued in exchange for the outstanding Videonics shares to Focus' 18.7 million weighted average shares outstanding for the year ended December 31, 1999 for a total of 23.8 million shares. Shares used to calculate pro forma basic and diluted loss per share for the nine months ended September 30, 2000 were determined by adding 5.1 million shares assumed to be issued in exchange for the outstanding Videonics shares to Focus' 25.0 million weighted average shares outstanding for the nine months ended September 30, 2000 for a total of 30.1 million shares.

(3) The Videonics pro forma equivalent per share amounts are computed by multiplying the combined pro forma per share amounts by the exchange ratio of 0.87 of a share of Focus common stock for each share of Videonics common stock.

(4) Shares used to calculate pro forma book value per Focus share at September 30, 2000 were determined by adding the 5.1 million shares assumed issued for the Videonics shares to Focus' absolute shares outstanding at September 30, 2000 of 25.9 million.



Comparative Per Share Market Information

         Focus common stock is listed on the NASDAQ under the symbol "FCSE." Videonics common stock is listed on the NASDAQ under the symbol "VDNX".

         The following table presents the closing prices per share of Videonics common stock and the closing prices per share of Focus common stock on the following dates:

         o     August  30,  2000,   the  last  trading  day  before  the  public
               announcement that Focus would acquire the Videonics common shares at an exchange ratio of 0.87; and


         o     November 20, 2000.

         The chart also presents, in the line entitled "Equivalent Per Share Price," the pro forma equivalent price per share of Videonics common stock as of the dates specified. Videonics pro forma equivalent price per share was determined by multiplying the closing prices of Focus' stock as of the specified dates by the exchange ratio of 0.87.


                                     At August 30, 2000     At November 20, 2000
                                     ------------------     --------------------
Videonics ..........................      $   0.88                $   0.94
Focus ..............................      $   1.72                $   1.06
Equivalent Per Share Price .........      $   1.50                $   0.92

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

     The exchange ratio will not be adjusted to reflect changes in the price of Focus common stock or Videonics common stock.

         We have fixed the exchange ratio at 0.87 shares of Focus common stock for each share of Videonics common stock. We will not adjust the exchange ratio to reflect fluctuations in the market value of shares of Focus common stock or Videonics common stock. If Videonics shareholders do not properly exercise their dissenters' rights in connection with the merger, they will be locked into the exchange ratio and will not be able to capture gains from possible increases in the value of Videonics common stock. Videonics shareholders may incur losses if the value of Focus common stock decreases.

     The merger may not qualify as a tax-free reorganization.

         If the Internal Revenue Service succeeds in establishing that the merger does not qualify as a tax-free reorganization, Videonics shareholders will recognize a taxable gain or loss at the time of the merger based on the difference between the value of the Focus shares Videonics shareholders receive in the merger and the tax basis of the shares they exchange.

     The anticipated benefits of the merger may not be realized.

         The success of the merger will depend, in part, on the ability of Focus to realize the anticipated growth opportunities and synergies, from combining the businesses of Focus and Videonics. Achieving the benefits of the merger will depend in part on:

         o effectively and efficiently integrating the policies, procedures and operations of Videonics and Focus;

         o successfully retaining and attracting key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

         o while integrating the combined company's operations, maintaining adequate focus on our core businesses in order to take advantage of competitive opportunities and to respond to competitive challenges.

         If members of the management team of the combined company are not able to develop strategies and implement a business plan that achieves these objectives, the anticipated benefits of the merger may not be realized, which would have an adverse impact on our combined company and the market prices of shares of Focus common stock.

     Fluctuations in market prices may cause the value of the shares of Focus common stock that Videonics shareholders receive to be less than the value of their shares of Videonics common stock prior to the merger.

         Upon completion of the merger, each share of Videonics common stock will be exchanged for 0.87 of a share of Focus common stock. There will be no adjustment for changes in the market price of Focus common stock or Videonics common stock. In addition, neither Videonics nor Focus may terminate the merger agreement or "walk away" from the merger solely because of changes in the market price of Focus common stock or Videonics common stock. Accordingly, the specific dollar value of Focus common stock that Videonics shareholders will receive upon the merger's completion will depend on the market value of Focus common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Focus common stock is by nature subject to the general price fluctuations in the market of publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for Focus common stock and Videonics common stock

     Directors of Focus and Videonics have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement.

         A number of directors of Focus and a number of directors of Videonics who recommend that you vote in favor of the adoption of the merger agreement have employment or severance agreement or benefit arrangements that provide them with interests in the merger that are different from yours. The initial Board of Directors of Focus upon completion of the merger will consist of seven directors, three of whom will be selected by the Board of Directors of Videonics and four of whom will be selected by the Board of Directors of Focus.


         Following the merger, Michael L. D'Addio, Chief Executive Officer and Chairman of Videonics, will hold the positions of President and Chief Executive Officer of Focus and Thomas L. Massie will remain as Chairman of the Board of Focus for the remainder of the current term.


         The receipt of compensation benefits or other benefits in the merger, including the vesting of stock options, or the continuation of indemnification arrangements for current directors of Focus and Videonics following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.


         Carl Berg, a director of Videonics has loaned $2.3 million to Focus in the form of a convertible promissory note. See "Focus may be required to repay a $2.3 million promissory note if the merger is not completed."


         Furthermore, a principle of Union Atlantic, Capital L.C., the company issuing a fairness opinion to Focus shareholders, is also a member of the board of directors of Focus.

Risks Related to Focus and Videonics


     Focus has been named as a defendant in an alleged class action alleging violation of federal securities laws.


         The lawsuits allege that Focus and its Chairman and certain other present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification as class actions on behalf of persons alleged to have purchased stock from July 17, 1997 to February 19, 1999 or between November 15, 1999 to March 1, 2000, respectively. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

     Focus is involved as a defendant in litigation with CRA Systems, Inc.


         In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product, and the margin of profit which was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000, and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgement in favor of CRA for actual damages, punitive damages, attorneys fees, costs and interest; the judgment totaled approximately $2,000,000. Focus intends to file an appropriate post-judgment motion requesting that this judgment be reduced significantly, and will pursue an appeal to the United States Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. To suspend enforcement of the judgment pending determination of its post-judgment motion and appeal, Focus is required to post a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA). On October 27, 2000, Focus submitted a bond and filed its post-judgement motion. In connection with this judgment, Focus has recorded an expense of $2.1 million in the period ended September 30, 2000. See also, "Focus may be required to repay a $2.3 million promissory note if the merger is not completed."

     Focus will need to raise additional capital.

         Historically, Focus has met its short- and long-term extra cash needs through debt and the sale of common stock in private placements in that cash flow from operations has been insufficient to fund its operations. For example, during 1998, it received $2,827,355 in net proceeds from private offerings of common stock and $7,003,963 from the exercise of common stock options and warrants. In 1999, Focus received $4,4413,978 in net proceeds from private offerings of common stock and $2,596,023 from the exercise of common stock options and warrants. For the nine months ended September 30, 2000, Focus received $1,284,000 in net proceeds from private offerings of common stock and $1,068,862 from the exercise of stock options and warrants. Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and Focus' ability to market its products successfully. If Focus requires additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to Focus. If adequate funds are not available, Focus may be required to curtail its activities significantly. See also "Focus is involved as a defendant in litigation with CRA Systems, Inc."

     Focus may be required to repay a $2.3 million promissory note if the merger is not completed.

         On October 26, 2000 Focus issued a secured promissory note in the approximate principal amount of $2.3 million in favor of Carl Berg, a shareholder and director of Videonics. The note is convertible into common stock of Focus under certain conditions. In the event the merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. In the event that the merger is not completed, there is no assurance that Mr. Berg will not seek repayment of the promissory note.


     Videonics is dependent on a major shareholder and bank to fund its operations and is currently in default on its line of credit with the bank.


         Videonics has incurred losses and negative cash flows from operations for each of the two years in the period ended September 30, 2000 and is dependent upon support from a substantial shareholder, a line of credit from a bank and upon generating sufficient revenues from existing and soon to be released products in order to fund operations. During 1999, management took steps to further reduce costs, including the sale of its Nova Systems Division, and its German subsidiary, both of which had incurred losses in the two years immediately preceding their sale. Videonics is assessing its product lines to identify how to enhance existing or create new distribution channels. During the first quarter of 2000, Videonics introduced three new products. Two of those products began shipping late in the first quarter with the third product shipping in July. Although there can be no assurances, Videonics is currently developing and expects to introduce two more products during the first half of 2001.

         Videonics has obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by substantially all of Videonics' assets. At September 30, 2000 Videonics was in default with Venture Banking Group. As of November 13, 2000, Videonics and Pacific Business Funding, an affiliate of Venture Banking Group, had signed an agreement to repay Venture Banking Group and in turn loan Videonics $400,000 on a fully secured basis. Interest will be calculated at a rate of 12%. The loan will be due and payable at the earlier of the completion of the proposed merger with Focus Enhancements, Inc., or February 5, 2001. As of November 20,

2000, an aggregate of $400,000 is outstanding under the line of credit with Venture Banking Group. Videonics expects to secure additional financing when the loan becomes due. However, there can be no assurance that such additional financing will be available at all or on terms that are acceptable to Videonics.


     Videonics has incurred significant delays in the introduction of new products.

         As the complexity of Videonics' product designs and feature sets continues to increase, Videonics may continue to experience product development delays that would and has had in the past an adverse effect on the profitability of our operations. There can be no assurance that it will be successful in the timely development of new products to replace or supplement existing products or that Videonics will be successful in integrating acquired products or technologies with its current business. Delays in new product development have had an adverse material impact on our growth in 1999, 1998 and 1997. Similar adverse effects on results of operations can be expected until new products are successfully introduced and accepted by end users.

     Focus relies on sales to a few major customers for a large part of its revenues.

         For the year ended December 1999, approximately 26% of Focus' revenues were derived from sales to a major distributor, approximately 14% of its revenues were derived from sales to two major retailers, and approximately 8% of its revenues were derived from sales to a major consumer electronics manufacturer. Management expects that sales to these customers will continue to represent a significant percentage of Focus' future revenues. Focus does not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that Focus will continue to receive orders of the same magnitude as in the past from existing customers or we will be able to market its current or proposed products to new customers. Loss of any major customer would have a material adverse effect on the Focus business as a whole.

     Videonics received a significant portion of its revenue from one customer in 1999.

         During 1999 sales to one customer accounted for 13% of Videonics total revenues. Any termination by a significant customer of its relationship with Videonics or material reduction in the amount of business such a customer does with Videonics could materially adversely effect Videonics' business, financial condition or operating results. For 1998 and 1997, no one customer accounted for more than 10% of revenues.

     International sales are subject to significant risk.

         Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect our companies ability to sell in international markets. Furthermore, revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues, currently being experienced in certain parts of the world will not have a material adverse effect on our companies' revenue or operating results in the future.

     Both companies have a long history of operating losses.


         Both companies have experienced limited profitability since their inception. As of September 30, 2000, Focus had an accumulated deficit of $41,887,000, and the accumulated deficit of Videonics was $18,548,000. Focus and Videonics respectively incurred net losses of $1,480,000 and $2,634,000 for the year ended December 31, 1999, and $12,787,000 and $6,713,000 for the year ended December 31, 1998. Focus had a net loss of $5,208,000 for the first nine months of 2000. Videonics had a net loss of $1,194,000 for the first nine months of 2000. There can be no assurance that the newly merged company will be profitable.

     Focus relies on a single vendor for 90% of its product components.

         Approximately 90% of the components for the products of Focus are manufactured by a single vendor on a turnkey basis. This vendor is located overseas. If this vendor experiences production or shipping problems for any reason, Focus in turn could experience delays in the production and shipping of Focus products, which would have an adverse effect on our results of operations.

     Focus' products may become obsolete very quickly.


         The computer peripheral markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products. There can be no assurance that we will succeed with these efforts.


     Our businesses are very competitive.

         The computer peripheral markets are extremely competitive. Focus currently competes with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. Although Focus is not currently aware of any announcements by its competitors that would have a material impact on its operations, there can be no assurance that Focus will be able to compete successfully against existing companies or new entrants to the marketplace.

         The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. Videonics anticipates increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that it will be able to compete successfully against current and future competitors.

         Videonics' competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than us. In addition, some of our competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

     We are dependent on our suppliers.

         Focus and Videonics purchase all of their parts from outside suppliers and from time to time experience delays in obtaining some components or peripheral devices. Additionally, the companies are dependent on sole source suppliers for certain components. We attempt to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices when such sources are available. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, our products, which in turn could adversely affect our results of operations.

     We may not be able to protect our proprietary information.


         Although Focus has filed eight patent applications with respect to its PC-to-TV video-graphics products, currently only four patents have been issued. Focus treats its technical data as confidential and relies on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of Focus proprietary information or prove valuable in light of future technological developments.

     Our quarterly financial results are subject to significant fluctuations.

         Focus has been unable in the past to accurately forecast our operating expenses. Its revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, Focus may be unable to reduce expenses proportionately, and its operating results, cash flows and liquidity would likely be adversely affected.


         Videonics has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations will continue in the future. The fluctuation in revenues in the periods reflected above are attributable to various factors, including the timing of new product introductions and shipments, variations in product mix sold, and private label sales. In 1999 and 1998, Videonics' delay in the sales of previously announced new products had a significant effect on Videonics' results of operations, and there can be no assurance that Videonics will be able to introduce and timely sell new products on a basis which will avoid quarterly fluctuations in the future, or even that such new products will be successful in the marketplace.


     Videonics typically operates without a significant amount of backlog.


         Videonics typically operates with a small amount of backlog. Accordingly, it generally does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in customer demand would therefore have and has had in the past an almost immediate adverse impact on Videonics' operating results.



                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus (see "Where You Can Find More Information") include forward-looking statements about Focus and Videonics within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts, such as future financial performance, anticipated developments, business strategy, projected costs and plans and objectives of Focus and Videonics. Many of these statements are preceded by, followed by or otherwise include the words "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or other similar expressions. These statements may be made expressly in this document or may be incorporated by reference to other documents Focus and Videonics have filed with the SEC.


         Although each of Focus and Videonics believes that such forward-looking statements are reasonable, neither of us can assure you that such expectations will prove to be correct. Forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results of Focus or Videonics to be materially different from any future results expressed or implied by either Focus or Videonics. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" in this document.


         The  most  important   circumstances  that  could  prevent  Focus  from
achieving our stated goals include, but are not limited to, the following:

         o We may not be able to integrate Videonics into our existing business or make the combined businesses profitable.

         o The market price of Focus common stock may decline as a result of the merger and make it difficult to raise capital to fund operations or to attract employees seeking compensation through appreciation in stock options.

         o Focus may not be able to develop new products, adapt to rapid technological change, and introduce new products in order to remain competitive.

         o Changes in governmental regulations may adversely affect demand for our products.

         o     The merger could adversely affect combined financial results.

         These cautionary statements should not be construed by you as an exhaustive list or as any admission by Focus or Videonics regarding the adequacy of disclosures made by either company. Neither of us can always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Focus and Videonics do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.


                                  INTRODUCTION


         This joint proxy statement/prospectus provides information about our annual meetings to be held on December 28, 2000. The purpose of each of the annual meetings is to elect directors, ratify auditors and to consider and vote upon the proposal to approve the merger agreement and the transactions contemplated thereby, as more fully explained in this joint proxy statement/prospectus. In addition, in connection with the merger, Focus shareholders shall consider and vote upon a proposal to amend its Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 50,000,000 and to approve a new stock option plan.


         The Boards of Directors of Videonics and Focus unanimously approved the merger agreement and recommend that their respective shareholders vote for all proposals to be considered at the annual meetings.


                      ANNUAL MEETING OF FOCUS SHAREHOLDERS

When will the meeting be held?


         This joint proxy statement/prospectus is being furnished to holders of Focus common stock in connection with the solicitation of proxies by the Focus Board of Directors at the Focus annual meeting to be held on December 28, 2000, at the Crowne Plaza, 2 Forbes Road, Woburn, MA 01801, at 4:00 p.m., Massachusetts time and at any adjournments or postponements of the meeting.


What is the purpose of the Focus meeting?

         The Focus annual meeting is being held so that shareholders of Focus may: (i) consider and vote upon a proposal to adopt the merger agreement; (ii) consider and vote upon a proposal to amend Focus' Certificate of Incorporation to increase the authorized number of shares of common stock from 30,000,000 to 50,000,000; (iii) elect one (1) Class II director to serve for a three-year term; (iv) consider and vote upon a proposal to approve Focus' 2000 Non-Qualified Stock Option Plan; (v) consider and vote upon a proposal to ratify the selection of Wolf & Company, P.C. as Focus' independent auditors for the fiscal year ending December 31, 2000; and (vi) consider and vote upon such other business that properly comes before the Focus annual meeting or any adjournment or postponement of the Focus annual meeting. By approving the merger agreement, you also will be approving the other transactions contemplated by the merger agreement.

Who can vote at the Focus meeting?


         If you own Focus common stock as of the close of business on November 10, 2000 you can vote at the meeting. On the record date, there were 25,900,203 shares of Focus common stock outstanding and entitled to vote, held by approximately 11,200 holders of record.

How do I vote by proxy?


         You vote your proxy by completing the proxy card enclosed in accordance with its instructions, signing and dating the proxy and returning it in the postage-paid envelope. You may also just sign and date your proxy card and return it. Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote in person.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

         o     "FOR" the election of the nominee for director;

         o     "FOR" the merger agreement;

         o     "FOR" the amendment to the Certificate of Incorporation;

         o     "FOR" the 2000 Non-Qualified Stock Option Plan; and

         o "FOR" ratification of the appointment of Wolf & Company, P.C. as independent accountants for the year ending December 31, 2000.

         The proxy card confers authority on the proxy named in the proxy card to vote with respect to:

         o The election of any person as a director should the nominee be unable to serve, or for good cause, will not serve, matters incident to the conduct of the meeting; and

         o Other proposals for which management did not have notice at least 120 days prior to the date on which we mailed our notice of annual meeting for the prior year's annual meeting of shareholders.

         On these other matters, your proxy will vote in accordance with the recommendation of the Focus Board of Directors, or, if no recommendation is given, in their own discretion. At the time this joint proxy statement/prospectus was mailed, we knew of no matters that needed to be acted upon at the meeting, other than those discussed in this joint proxy statement/prospectus.

How many votes do I have?

         The number of votes you have is dependent on the number of shares of Focus common stock you own. Each share of Focus common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own.

Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of Focus either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request. Attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote in person?

         If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on November 10, 2000, the record date for voting.

What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Focus common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies that are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required for each proposal?

         The affirmative vote of the holders of a majority of the shares of Focus' common stock outstanding as of the record date is required to adopt the proposal to amend Focus' Certificate of Incorporation to increase the number of authorized shares of common stock to 50,000,000. Approval of the proposals for the adoption of the merger agreement and the issuance of shares in connection with the merger, approval of the 2000 Non-Qualified Stock Option Plan and the ratification of Wolf & Company, P.C. as Focus' independent auditors requires in each case the affirmative vote of a majority of the shares present and voting at the Focus annual meeting. The director who receives the most votes will be elected.


         As of the record date, Focus directors and executive officers and their affiliates owned approximately 5% of the outstanding shares of Focus common stock.


What are the costs of solicitation of proxies?

         We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this joint proxy statement/prospectus and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but directors, officers and regular employees of Focus may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, Focus will be using Morrow & Company for proxy solicitation at a cost of approximately ten thousand dollars ($10,000).

Can I make a proposal at the next meeting?

         If you want a proposal included in next year's proxy statement for the next annual meeting of shareholders of Focus, Focus must receive the proposal at its principal executive offices not later than October 29, 2001. In order to curtail controversy as to the date on which a proposal was received by Focus, we suggest that proponents submit their proposals by certified mail return receipt requested.


Information on the Focus Proposals


PROPOSAL 1
Approval of Merger Agreement


         For a discussion of the merger and the merger agreement, see "The Merger", "Opinion of Financial Advisor Retained By Focus Board Of Directors," "The Merger Agreement," "The Pro Forma Combined Condensed Consolidated Financial Information" and "Comparison Of Shareholders Rights Of Focus and Videonics" on pages 44, 56, 61, 69 and 77 of the joint proxy statement/prospectus.


         The Focus Board of Directors recommends that shareholders vote FOR the approval of the merger agreement.


PROPOSAL 2--FOCUS MEETING ONLY
Increase in the Number of Authorized Shares Of Common Stock


         The Focus Board of Directors recommends that you vote to amend the Focus Certificate of Incorporation to increase the number of authorized shares of common stock, $ 0.01 par value per share, from 30,000,000 to 50,000,000 shares. Of the 30,000,000 shares of common stock that are currently authorized, 25,900,203 shares were issued and outstanding as of November 10, 2000, the record date for the Focus annual meeting. Shares of Focus common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

         If the proposed amendment is approved by the shareholders, the additional authorized common stock may be issued by Focus without any further action or approval by the shareholders. The purpose of the proposed amendment is to provide additional authorized shares of common stock for possible use in connection with the merger, as well as possible future financings, investment opportunities, acquisitions, employee benefit plan distributions, other distributions, such as stock dividends or stock splits, or for other corporate purposes. As of the record date for the Focus annual meeting, taking into account shares reserved for issuance under existing warrants, options and other commitments of Focus, the Focus Board of Directors has the authority to issue approximately, 317,581 additional shares of common stock. If Focus does not increase the number of shares, its ability to undertake these types of transactions or distributions in the future will be significantly restricted. Except as set forth below, Focus has no specific plans or commitments at this time for the issuance of the additional authorized shares of common stock that would be added by the proposed amendment, but desires to position itself to do so if and when the need arises or market conditions otherwise warrant.



                                                       New Shares To Be Issued



                              Reason                                                                Number of shares of common stock
                              ------                                                                --------------------------------
Proposed Merger with Videonics(1) .............................................................                5,132,000
Shelf Registration ............................................................................                1,400,000
Investment Bankers fee in connection with the merger(2) .......................................                  186,000
2000 Stock Option Plan(3) .....................................................................                5,000,000


------------------
(1) Subject to the approval of the merger agreement by the shareholders of Videonics and Focus. Number of shares is subject to change based on number of shares outstanding.

(2) Investment Bankers fee is subject to change based on number of shares issued in connection with the merger and the share price at the time of the shareholder approval.

(3)  Subject to the approval by the shareholders of Focus. "See Proposal 4."



         The issuance of additional shares of common stock could, under certain circumstances, have an anti takeover effect. For example, Focus could issue shares to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of Focus' existing management. Such additional shares could enable the Focus Board of Directors to make it more difficult or discourage an attempt by another person or entity to obtain control of Focus. The Focus Board of Directors has no present intention of issuing any of the additional authorized shares of common stock for such purposes. A copy of the Certificate of Amendment of the Focus Certificate of Incorporation is attached as Appendix C.

         The Focus Board of Directors recommends that shareholders vote FOR the approval of the amendment to Focus' Certificate of Incorporation to increase the number of authorized shares of Focus common stock from 30,000,000 to 50,000,000.


PROPOSAL 3--FOCUS MEETING ONLY
Election of Class of Directors



         Focus' Certificate of Incorporation divides the Board of Directors into three classes. Two Class I directors, Messrs. Massie and Cavalier, were elected at the Focus annual meeting of shareholders on July 26, 1999 for a term ending on the date of the annual meeting of Focus shareholders to be held in 2002. Two Class III directors, Messrs. Coldrick, and Mahoney, were elected at the Focus annual meeting of shareholders on July 29, 1998 for a term ending on the date of the annual meeting of Focus shareholders to be held in 2001. The Class II Director, Mr. William Dambrackas, was elected by the Focus Board of Directors at a meeting held on April 22, 1999. Focus' Class II Director was elected for a term ending on the date of the Focus annual meeting of shareholders to be held in 2000. Mr. Dambrackas has been nominated by the Focus Board for re-election at the Focus Meeting for a term of three years.


         The Class II Director nominee, Mr. Dambrackas, is currently serving as a member of the Focus Board of Directors. Shares represented by all properly executed proxies received by the Focus Board and not otherwise marked to withhold authority to vote for the nominee will be voted (unless the nominee is unable or unwilling to serve) FOR the election of the nominee. The Focus Board of Directors knows of no reason why such nominee should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.

         The Focus Board of Directors recommends that shareholders vote FOR the election of William Dambrackas, the nominee proposed by the Focus Board of Directors, as a Class II Director to serve until the 2003 annual meeting of shareholders.



PROPOSAL 4--FOCUS MEETING ONLY
Approval of 2000 Non-Qualified Stock Option Plan

     General.

         On April 27, 2000, the Board of Directors of Focus adopted the 2000 Non-Qualified Stock Option Plan, subject to approval by Focus shareholders. On August 15, 2000 the maximum number of options available under the 2000 Plan was increased from 3,000,000 to 5,000,000 in order to accommodate requirements in connection with the proposed merger. A copy of the 2000 Plan is attached as Appendix E. On April 27, 2000, all five directors of Focus were each automatically granted, subject to the approval by Focus shareholders, an option to purchase 100,000 shares of common stock at a purchase price equal to the fair market value of the common stock as of the date the shareholders approve the 2000 Plan. Four executive officers of Focus were also granted options, subject to shareholder approval, for a total of 625,000 shares on that date. Additionally options were granted on that date to most other Focus employees. The exercise price of each of these additional options will be equal to the fair market value of Focus common stock as of the date the shareholders approve the 2000 Plan.


         The 2000 Plan and the grant of all options thereunder are subject to the approval of the 2000 Plan by the affirmative vote of holders of a majority of the shares of Focus' common stock present in person or by proxy and entitled to vote at the meeting.

     Possible Dilutive Effects of the Option Plan.

         The common stock to be issued upon the exercise of options awarded under the 2000 Plan may either be authorized but unissued shares of Focus common stock or shares of Focus common stock purchased in the open market. In that Focus shareholders do not have preemptive rights, to the extent that Focus funds the 2000 Plan, in whole or in part, with authorized but unissued shares, the interests of current shareholders will be diluted upon exercise of such options.

     Description of the 2000 Non-Qualified Stock Option Plan.

         The purpose of the 2000 Plan is to promote the interests of Focus by providing an inducement to obtain and retain the services of qualified persons.

         The 2000 Plan is administered by the Board of Directors of Focus. The Board of Directors, subject to the provisions of the 2000 Plan, has the power to interpret the 2000 Plan, to determine all questions thereunder, and to adopt and amend any rules and regulations for the administration of the 2000 Plan as it may deem desirable.


         The 2000 Plan, as amended, authorizes the grant of options for up to 5,000,000 shares of Focus common stock, 3,053,575 of which remain available for grant as of the record date. It was initially contemplated that the total number of shares available under the 2000 Plan would be 3,000,000; however this number was increased to 5,000,000 to take into account options to be granted to Videonics employees upon completion of the merger. Outstanding options under the 2000 Plan are subject to adjustment for capital changes. If any options granted under the 2000 Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under the 2000 Plan.


         Subject to shareholder approval, each person who was a member of Focus' Board of Directors or an executive officer of Focus on April 27, 2000, was automatically granted on such date options as described above to purchase shares of Focus common stock.

         The exercise price per share of options granted under the 2000 Plan is 100% of the fair-market value of Focus' common stock on the date the plan is approved by shareholders. The option exercise price is subject to adjustment to take into account various equity distributions, such as stock splits and stock dividends, and other changes in Focus' capitalization.

         The Plan requires that options granted thereunder will expire on the date which is five (5) years from the date of grant.

         Each option granted under the 2000 Plan first becomes exercisable upon time periods set by the Compensation Committee of the Focus Board of Directors. With respect to non-executive officer employees, eight and one third percent (8 1/3%) of the shares vest every three months from grant date. Options issued to the Focus Board of Directors and the executive officers under the 2000 Plan, shall vest in equal amounts, occurring monthly over a 3 year period or upon the occurrence of certain events. The vesting of options on each vesting date is conditioned on the optionee having continuously served as a member of the Focus Board of Directors or being employed by Focus through that date.

         Subject to the terms and conditions of the 2000 Plan, an option granted under the 2000 Plan shall be exercisable in whole or in part by giving written notice to Focus at its principal executive offices. The notice must state the number of shares as to which the option is being exercised and must be accompanied by payment in full for such shares.

         In the event an optionee ceases to be a member of the Focus Board of Director or an employee of Focus for any reason other than death, permanent disability, termination without cause or termination due to a change in control of Focus, then unexercised options granted to such optionee shall, to the extent not then vested, immediately terminate and become void, and any options which are then vested but have not been exercised may be exercised by the optionee until the scheduled termination date of the option. In the event that an optionee ceases to be a member of the Focus Board of Directors or employee of Focus by reason of his or her permanent disability or death, any option granted to such optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the optionee (or by the optionee's personal representative, heir or legatee) until the scheduled expiration date of the option.

         Any option granted pursuant to the 2000 Plan is not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and is exercisable during the optionee's lifetime only by him or her.

         The Focus Board of Directors may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the 2000 Plan at any time, however, such action shall not affect options previously granted.

     Federal  Income Tax  Consequences  of the 2000  Non-Qualified  Stock Option
     Plan.

         The following discussion summarizes certain federal income tax consequences for directors and officers of Focus receiving options under the 2000 Plan and certain tax effects on Focus. However, the summary does not address every situation that may result in taxation. For example, it does not address the tax implications arising from an optionee's death. Furthermore, there are likely to be federal self-employment tax and state income tax consequences which are not discussed herein. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended, are not applicable to the 2000 Plan.

         o Options granted under the 2000 Plan do not qualify as "Incentive Stock Options" under Section 422 of the Code.

         o A director or officer will not recognize any taxable income upon the grant of an option under the 2000 Plan, but will generally recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

         o When a director or officer sells the common stock acquired upon exercise of an option, he or she generally will recognize a capital gain or loss equal to the difference between the amount realized upon sale of the stock and his or her basis in the stock (in the case of a cash exercise, the exercise price plus the amount, if any, taxed to the director or officer as compensation income as a result of his or her exercise of the option). If the director's or officer's holding period for the stock exceeds one year, the gain or loss will be long-term capital gain or loss.

         o No tax deduction will be allowed to Focus upon the grant of an option under the 2000 Plan. When a director or officer recognizes compensation income as a result of the exercise of an option under the 2000 Plan, Focus generally will be entitled to a corresponding deduction for income tax purposes.

     Options Granted Under the 2000 Non-Qualified Stock Option Plan are Subject to Shareholder Approval.


         The following table sets forth information as of November 10, 2000 with respect to options which were granted under the 2000 Plan, pending approval of the 2000 Plan by Focus' shareholders, to (i) each of Focus' Chief Executive
Officer  and the four other  executive  officers  of Focus  named in the Summary
Compensation Table (see "Information About Focus--Summary  Compensation Table"),
(ii) all executive officers of Focus as a group, (iii) all directors of Focus, other than those who are executive officers, as a group, and (iv) all employees of Focus, excluding executive officers, as a group.


                                                                                                                 Number of Shares
                                                                                                                Subject to Options
                                      Name                                                                    Granted from 2000 Plan
                                      ----                                                                    ----------------------
Brett A. Moyer ............................................................................................           200,000
Christopher P. Ricci ......................................................................................           175,000
William Schillhammer ......................................................................................           125,000
Thomas Hamilton ...........................................................................................           125,000
All executive officers as a group (four persons) ..........................................................           625,000
All directors of Focus, excluding executive officers, as a group (five persons) ...........................           500,000
All employees of Focus, excluding executive officers, as a group (41 persons) .............................           821,425
Options remaining available for Grant .....................................................................         3,053,575


         The exercise price per share of options granted under the 2000 Plan is 100% of the fair-market value of Focus' common stock on the date the plan is approved by Focus shareholders. The foregoing is only a summary of the 2000 Plan and is subject to and qualified in its entirety by reference to the complete text of the 2000 Plan, a copy of which is included as Appendix E to this proxy statement.

         The Focus Board of Directors recommends that shareholders vote FOR the approval of the 2000 Plan.



PROPOSAL 5--FOCUS MEETING ONLY
Ratification of Selection of Auditors

         The Focus Board of Directors has selected Wolf & Company, P.C., to serve as Focus' independent auditors for the fiscal year ending December 31, 2000. Wolf & Company, P.C. has acted as Focus' independent auditors since June, 1996. A representative of Wolf & Company, P.C. is expected to be present at the Focus annual meeting, will have an opportunity to make a statement, and is expected to respond to appropriate questions.


         Shareholder ratification of the selection of Wolf & Company, P.C., as Focus' independent accountants is not required by Focus' Bylaws or otherwise. However, the Focus Board is submitting the selection of Wolf & Company, P.C., to the shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Focus Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Focus Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Focus Board of Directors determines that such a change would be in the best interests of Focus and its shareholders.

         The Focus Board of Directors recommends that shareholders vote FOR ratification of its selection of Wolf & Company, P.C. as Focus' independent auditors for the fiscal year ending December 31, 2000.


                    ANNUAL MEETING OF VIDEONICS SHAREHOLDERS

When will the meeting be held?

         This joint proxy statement/prospectus is being furnished to holders of Videonics common stock in connection with the solicitation of proxies by the Videonics Board of Directors at the Videonics annual meeting to be held on December 28, 2000, at 1370 Dell Avenue, Campbell, California 95008 at 1 p.m., California time, and at any adjournments or postponements of the meeting.

What is the purpose of the Videonics meeting?

         The Videonics annual meeting is being held so that shareholders of Videonics may: (i) consider and vote upon a proposal to adopt a merger agreement; (ii) elect four (4) directors of Videonics for terms expiring at the 2001 annual meeting of shareholders; (iii) consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as Videonics' accountants for the fiscal year ending December 31, 2000; and (iv) consider and vote upon such other business that properly comes before the Videonics annual meeting or any adjournment or postponement of the Videonics annual meeting. By approving the merger agreement, you will also be approving the other transactions contemplated by the merger agreement.

Who can vote at the Videonics meeting?



         If you own Videonics common stock as of the close of business on November 10, 2000, you can vote at the meeting. On the record date, there were 5,902,550 shares of Videonics common stock outstanding and entitled to vote, held by approximately 1,785 holders of record.


How do I vote by proxy?

         You vote your proxy by completing the proxy card enclosed in accordance with its instructions, signing and dating the proxy and returning it in the postage-paid envelope. You may also just sign and date your proxy card and return it. Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote in person.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:


         o     "FOR" the merger agreement;

         o     "FOR" the election of the nominees for director; and


         o "FOR" ratification of the appointment of PricewaterhouseCoopers, LLP as independent accountants for the year ending December 31, 2000.

         The proxy card confers authority on the proxy named in the proxy card to vote with respect to:

         o The election of any person as a director should any of the nominees be unable to serve, or for good cause, will not serve, matters incident to the conduct of the meeting; and

         o Other proposals for which management did not have notice at least 120 days prior to the date on which we mailed our notice of annual meeting for the prior year's annual meeting of shareholders.

         On these other matters, your proxy will vote in accordance with the recommendation of the Videonics Board of Directors, or, if no recommendation is given, in their own discretion. At the time this joint proxy statement/prospectus was mailed, we knew of no matters that needed to be acted upon at the meeting, other than those discussed in this joint proxy statement/prospectus.

How many votes do I have?

         The number of votes you have is dependent on the number of shares of Videonics common stock you own. Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own.

Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of Videonics either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request. Attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote in person?

         If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on November 10, 2000, the record date for voting.

What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Videonics common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies that are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required for each proposal?


         The affirmative vote of the holders of a majority of the shares of Videonics' common stock outstanding as of the record date is required to adopt the merger agreement. The four nominees for director who receive the most votes will be elected. Approval of the proposal for the ratification of PricewaterhouseCoopers LLC as Videonics' independent auditors requires the affirmative vote of a majority of the shares present and voting at the Videonics annual meeting.

         As of the record date, Videonics directors and executive officers and their affiliates owned approximately 50% of the outstanding shares of Videonics common stock.


What are the costs of solicitation of proxies?

         We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this joint proxy statement/prospectus and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but directors, officers and regular employees of Videonics may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

         Videonics shareholders should not send in any stock certificates with their proxy card. A transmittal letter with instructions for the surrender of Videonics stock certificates will be mailed to Videonics shareholders as soon as practicable after completion of the merger.

Can I make a proposal at the next meeting?


         Assuming the merger is not completed and you want a proposal included in next years proxy statement for the next annual meeting of Shareholders of Videonics, Videonics must receive at its principal executive offices not later than August 29, 2001. In order to curtail controversy as to the date on which a proposal was received by Videonics, it is suggested that proponents submit their proposals by certified mail return receipt requested.



Information on the Videonics Proposals


PROPOSAL 1
Approval of Agreement and Plan of Merger


         For a discussion of the merger and the merger agreement, see "The Merger," "The Merger Agreement," " The Pro Forma Combined Condensed Consolidated Financial Information" and "Comparison Of Shareholders Rights Of Focus and Videonics" on pages 44, 61, 69 and 77 of this joint proxy statement/prospectus.


         The Videonics Board of Directors recommends that shareholders vote FOR the approval of the merger agreement.



PROPOSAL 2--VIDEONICS MEETING ONLY
Election of Directors

         In accordance with Videonics' Articles of Incorporation, the entire Videonics' Board of Directors is elected at each meeting to serve one year terms until the next annual meeting. The current nominees, Michael L. D'Addio, Carl E. Berg, Mark C. Hahn, and N. William Jasper, Jr. are currently serving as members of the Videonics Board. Shares represented by all properly executed proxies received by the Videonics Board and not otherwise marked to withhold authority to vote for the nominees will be voted (unless a nominee is unable or unwilling to serve) FOR the election of the nominees. The Videonics Board knows of no reason why such nominee should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.


         The Videonics Board of Directors recommends that shareholders vote FOR the election of the nominees proposed by the Board of Directors, as directors to serve until the 2001 Annual Meeting of Videonics Shareholders.



PROPOSAL 3--VIDEONICS MEETING ONLY
Ratification Of Selection Of Auditors

         The Board of Directors has selected PricewaterhouseCoopers LLP. as Videonics' independent accountants for the year ending December 31, 2000 and has further directed that management submit the selection of accountants for ratification by the shareholders at this meeting. PricewaterhouseCoopers LLP has acted as Videonics' independent auditors for fiscal years 1997, 1998 and 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Videonics' meeting, will have an opportunity to make a statement, and is expected to respond to appropriate questions.


         Shareholder ratification of the selection of PricewaterhouseCoopers LLP as Videonics' independent accountants is not required by Videonics' Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Videonics and its shareholders.

         The Board of Directors recommends that shareholders vote FOR the ratification of the selection of auditors.

                             INFORMATION ABOUT FOCUS

The Business

         Focus Enhancements, Inc., a Delaware corporation, internally develops proprietary technology for the conversion and enhancement of PC and Macintosh output for display on televisions and large-screen monitors, and markets and sells worldwide a line of video conversion products using this technology. In a 1997 independent survey by Frost & Sullivan, Focus was recognized as an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV ready" and televisions "PC ready." In 2000, Focus has continued to solidify its leadership position with the addition of new patents leading to industry-wide recognition. Focus has also entered into significant new licensing agreements with original equipment manufacturers, as well as strategic alliances with original equipment manufacturers, resellers and national retail chains.

         Focus' common stock is listed on the NASDAQ SmallCap Market under the symbol "FCSE." Its principal offices are located at 600 Research Drive, Wilmington, MA 01887, and the telephone number is (978) 988-5888.

         Except as described in this paragraph, none of Focus' executive officers or directors purchased or sold any shares of Focus' common stock since the execution of the merger agreement on August 30, 2000. On September 12, 2000 John C. Cavalier, a director of Focus, sold 9,519 of shares of Focus common stock.

         Focus is subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. You can inspect and copy these reports, proxy statements and other information, at prescribed rates, at the offices of the Commission and the NASDAQ. See "Where You Can Find More Information."

PC Video Conversion, Inc.

         PC Video Conversion Inc. is a Delaware corporation and wholly-owned subsidiary of Focus, formed for the purpose of effecting the merger. Its principal offices are located at 600 Research Drive, Wilmington, MA 01887, and its telephone number is (978) 988-5888.

Security Ownership of Certain Beneficial Owners and Management


         The following table sets forth certain  information with respect to the beneficial  ownership  of Focus  common stock as of the November 10, 2000 record date for the Focus annual meeting,  (except as otherwise noted in footnotes) by:
(i)  each  shareholder  known by  Focus  to own  beneficially  5% or more of the outstanding  shares of Focus common stock;  (ii) each  director of Focus;  (iii)
each of the named  Focus  executive  officers  as of the end of the most  recent fiscal year; and (iv) all executive officers and directors of Focus as a group.

                                                                                           Percentage of
                                                                                          Number of Shares          Outstanding
                              Name                                                       Beneficially Owned       Common Stock(1)
                              ----                                                       ------------------       ---------------
Thomas L. Massie(2) ................................................................           658,023                 2.5%
John C. Cavalier(3) ................................................................            58,334                 *
William B. Coldrick(4) .............................................................           150,000                 *
Timothy E. Mahoney(5) ..............................................................            58,333                 *
William Dambrackas(6) ..............................................................            33,334                 *
Christopher P. Ricci(7) ............................................................            56,667                 *
Brett A. Moyer(8) ..................................................................           130,000                 *
Thomas Hamilton(9) .................................................................            72,668                 *
William R. Schillhammer III(10) ....................................................            93,667                 *
All executive officers and directors as a group(9 persons)(11) .....................         1,311,026                 5.0%


------------------
*    Less than 1% of the outstanding common stock.

(1)  Unless  otherwise   indicated,   each  person  possesses  sole  voting  and
     investment power with respect to the shares.

(2) Includes 241,356 shares of common stock held directly or indirectly by Mr. Massie. Includes 416,667 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(3) Includes 58,334 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000 or within 60 days thereafter.

(4) Includes 150,000 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(5) Includes 58,333 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(6) Includes 33,334 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(7) Includes 56,667 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(8) Includes 130,000 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(9) Includes 6,000 shares of common stock held directly by Mr. Hamilton. Includes 66,668 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(10) Includes 4,000 shares of common stock held directly by Mr. Schillhammer. Includes 89,667 shares issuable pursuant to outstanding stock options that are exercisable at November 10, 2000, or within 60 days thereafter.

(11) Includes 1,059,670 shares issuable pursuant to options to purchase common stock exercisable at November 10, 2000, or within 60 days thereafter.

Information Regarding Directors and Executive Officers

         The following table sets forth the nominees to be elected at the annual meeting, the current directors who will continue to serve as directors beyond the Focus annual meeting, and the executive officers of Focus.

                                                                                                  Director /
                 Name                                Age(1)             Position                Officer Since
                 ----                                ------             --------                -------------
Thomas L. Massie(6) ............................      38      Chairman of the Board                 1991
William B. Coldrick(3)(5) ......................      58      Vice Chairman of the Board            1993
Timothy E. Mahoney(2)(5) .......................      42      Director                              1997
John C. Cavalier (2)(3)(6) .....................      58      Director                              1992
William Dambrackas(3)(4) .......................      56      Director                              1999
Brett A. Moyer .................................      42      Executive Vice President & Chief
                                                                Operating Officer
Thomas Hamilton ................................      51      Vice President of Research &
                                                                Development
William R. Schillhammer, III ...................      46      Vice President of OEM Sales

------------------
(1)  Age as of December 31, 1999

(2)  Member of the Compensation Committee.

(3)  Member of the Audit Committee.

(4)  Nominated to be elected at the Focus annual meeting

(5)  Term as director to expire in 2001.

(6)  Term as director to expire in 2001.



         Thomas L. Massie is Chairman of the Board and a co-founder of Focus and has served in this position since inception of the company in 1992. Mr. Massie served as Chief Executive Officer of Focus during 1999 and 2000, but resigned from this position effective April 30, 2000. In August 2000, Mr. Massie became President and Chief Executive Officer of BRIDGELINE Software, Inc., an Internet development firm. He has more than 14 years of experience in the computer industry as well as related business management experience. From 1990 to 1992, Mr. Massie was the Senior Vice President of Articulate Systems, responsible for worldwide sales, marketing and operations. From 1979 to 1984, Mr. Massie was a Non-Commissioned Officer for the U.S. Army, 101st Airborne Division. Mr. Massie is a member of the Board of Directors of the Hockey Academy. The Hockey Academy is a private, multi-million dollar hockey program development company. On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remains Chairman of the Focus Board of Directors and, in addition, Focus and Mr. Massie entered into a consulting agreement on May 1, 2000. For a discussion of these agreements, see "--Subsequent Separation and Consulting Agreements."


         William B. Coldrick has served as a Director of Focus since January 1993, Vice Chairman of Focus since July 1994 and as Executive Vice President of Focus from July 1994 to May 1995. Mr. Coldrick is currently a principal of Enterprise Development Partners, a consulting firm serving emerging growth companies that he founded in April 1998. From July 1996 to April 1998, Mr. Coldrick was Vice President and General Manager of Worldwide Channel Operations for the Computer Systems Division of Unisys Corp. Mr. Coldrick holds a Bachelor of Science degree in Marketing from Iona College in New Rochelle, New York.

         Timothy E. Mahoney has served as Director of Focus since March 1997. He has more than 18 years of experience in the computing industry. Mr. Mahoney founded Union Atlantic L.C., in 1994, a merchant bank providing professional management and capital for emerging technology companies and in 1999 became Chairman and Chief Operating Officer of vFinance.com, Inc., the parent company of Union Atlantic L.C. and Union Atlantic Capital L.C. See also "Certain Relationships and Related Transactions." Since 1996, Mr. Mahoney has served as Chairman of Tallard Technologies BV, a PC products distributor / value added reseller serving Latin America. He earned his BA degree in computer science and business from West Virginia University and an MBA degree from George Washington University.

         John C. Cavalier has served as a Director of Focus since May 1992. He has more than 29 years of business management experience. Since November 1996, Mr. Cavalier has been President, CEO and a Director of MapInfo Corporation, a software developer. Prior thereto, Mr. Cavalier joined Amdahl Company in early 1993 as Vice President and General Manager of Huron, Amdahl's software business. He earned his undergraduate degree from the University of Notre Dame and an MBA from Michigan State University.

         William A. Dambrackas has over 22 years of management experience in the computer industry. He founded Equinox Systems (Nasdaq: EQNX) 17 years ago and since then, has served as the company's Chairman, President and Chief Executive Officer. Equinox develops high-performance server-based communications products for Internet access and commercial systems. Mr. Dambrackas also currently serves on the Board of Directors of the Florida Venture Forum, an organization that serves the needs of venture capital investors and emerging growth companies. Mr. Dambrackas has been issued three United States Patents for data communications inventions and he was honored as Florida's "Entrepreneur of the Year" in 1984.


         Brett A. Moyer joined Focus in May 1997, and has assumed the role of Executive Vice President & Chief Operating Officer. Mr. Moyer brings over 10 years of global sales, finance and general management experience from Zenith Electronics Corporation, from February 1986 to May 1997, where he was most recently the Vice President and General Manager of Zenith's Commercial Products Division. Mr. Moyer has also served as Vice President of Sales Planning and Operations at Zenith where he was responsible for forecasting, customer service, distribution, MIS, and regional credit operations. Mr. Moyer has a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Masters of International Management with a concentration in finance and accounting from The American Graduate School of International Management (Thunderbird).

         Thomas Hamilton joined Focus in September 1996 when Focus acquired TView, Inc. From 1992 to 1996, Mr. Hamilton was Executive Vice President and Co-Founder of TView, Inc. Mr. Hamilton grew TView from inception to a $5 million per year revenue before being acquired by Focus. He co-developed proprietary video processing technology central to Focus' business. Mr. Hamilton has a BS in Mathematics from Oregon State University.


         William R. Schillhammer III joined Focus in 1998 with over 12 years of experience in global sales and marketing. From 1996 to 1998, Mr. Schillhammer was Vice President of Marketing and Sales for Digital Vision, Inc., a multi-million dollar developer of video conversion products. From 1990 to 1996 Mr. Schillhammer held various senior management positions for Direct Imaging, Inc., most recently serving as President. Mr. Schillhammer graduated from Dartmouth College with a bachelor's degree in Engineering.

Executive Compensation


         The following table sets forth, for the years ended December 31, 1999, 1998, and 1997, the total compensation earned by the Chief Executive Officer and the four most highly compensated executive officers of Focus whose salary and bonus for fiscal year 1999 exceeded $100,000 for services rendered in all capacities.


                                                     Summary Compensation Table

                                                                                                                         Long-Term
                                                                                                                        Compensation
                                                                          Annual Compensation(1)(2)                       Options/
           Name and                                              --------------------------------------------          -------------
      Principal Position                                         Year            Salary ($)          Bonus($)              SARs(3)
      ------------------                                         ----            ----------          --------              -------
Thomas L. Massie ..............................................  1999            $150,000            $ 69,154              100,000
   President, Chief                                              1998            $150,000            $132,833              200,000
   Executive Officer and                                         1997            $150,000            $ 45,000              500,000
   Chairman of the Board(4)

Christopher P. Ricci ..........................................  1999            $150,000            $ 15,200               45,000
   Sr. Vice President and                                        1998            $150,000            $ 27,500              125,000
   General Counsel(5)                                            1997                --                  --                   --

Brett Moyer ...................................................  1999            $130,000            $ 63,724(6)            40,000
   Executive Vice President                                      1998            $130,000            $ 41,000(6)           100,000
   & Chief Operating Officer                                     1997            $130,000            $ 45,000              250,000

Thomas Hamilton ...............................................  1999            $129,192                --                175,000
   Vice President of Research                                    1998            $110,000            $  5,000               25,000
                                                                 1997            $110,000            $  4,179                 --

William Schillhammer ..........................................  1999            $ 95,000            $ 52,900(6)            40,000
   Vice President of OEM                                         1998            $ 85,000            $ 22,204(6)           122,000
   Sales                                                         1997                --                  --                   --


------------------
(1) Includes salary and bonus payments earned by the named officers in the year indicated, for services rendered in such year, which were paid in the following year.

(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(3) Long-term compensation table reflects the grant of non-qualified and incentive stock options granted to the named persons in each of the periods indicated. Includes repriced options for 1998 and 1997.

(4) During 1999 and 2000 Mr. Massie served as President and Chief Executive Officer of Focus. On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30,2000. Mr. Massie remained Chairman of the Focus Board of Directors and, in addition, Focus and Mr. Massie entered into a consulting agreement on May 1, 2000. For a discussion of these agreements, see "--Subsequent Separation and Consulting Agreements."

(5) On September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President and General Counsel of Focus.

(6)  Includes compensation based on sales commissions.


         The following tables sets forth as to the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, certain information with respect to options to purchase shares of common stock of Focus as of and for the year ended December 31, 1999.



                                                Option/SAR Grants In 1999

                                                             Number of     % of Total
                                                            Securities      Options/
                                                            Underlying        SARs           Exercise
                                                              Options/      Granted to        Or Base
                                                                SARs        Employees          Price
                                                              Granted          In             ($/per             Exp.
             Name                                              (#)(1)         1999(2)          Share)            Date
             ----                                              ------         -------          ------            ----
Thomas L. Massie ................................             100,000          8.13%          $   1.28          11/12/04
Christopher P. Ricci ............................              25,000          3.66%          $   1.06          02/22/04
                                                               20,000                         $   1.28          11/12/04
Brett Moyer .....................................              40,000          3.25%          $   1.28          11/12/04
Bill Schillhammer ...............................              40,000          3.25%          $   1.28          11/12/04
Thomas Hamilton .................................              25,000         14.23%          $   1.06          02/22/04
                                                               50,000                         $   1.00          09/07/04
                                                              100,000                         $   1.28          11/12/04


------------------
(1)  The purpose of Focus'  stock  option  plans,  is to provide  incentives  to
     employees,   directors  and  consultants  who  are  in  positions  to  make significant contributions to Focus.

(2) Focus granted options to purchase a total of 1,229,386 shares of common stock to employees and directors in 1999.




         The following table sets forth information concerning options exercised during fiscal year 1999 and the value of unexercised options as of December 31, 1999 held by the executives named in the Summary Compensation Table above.

                            Aggregated Option/SAR Exercises in 1999 and Fiscal Year-End Option/SAR Values


                                                                               Number of Securities         Value of Unexercised
                                             Shares                           Underlying Unexercised            In-the-Money
                                            Acquired         Value           Options/SARs at Year-End    Options/SARs at Year-End(1)
                                           on Exercise      Realized       ----------------------------   --------------------------
                                               (#)            ($)          Exercisable    Unexercisable   Exercisable  Unexercisable
                                             -------       ---------       -----------    -------------   -----------  -------------
Thomas L. Massie ...................         500,000       1,782,000         150,000         400,000      $1,072,500      $2,812,000
Christopher P. Ricci ...............          41,668         147,505               0         128,332      $        0      $  904,885
Brett Moyer ........................         200,001         708,003               0         189,999      $        0      $1,333,241
William Schillhammer ...............          15,000          53,100          30,668         131,332      $  213,450      $  923,264
Thomas Hamilton ....................          88,334         312,702               0         191,666      $        0      $1,362,745

------------------
(1) Value is based on the difference between option exercise price and the closing price as quoted on the NASDAQ SmallCap Market at the close of trading on December 31, 1999 ($8.25) multiplied by the number of shares underlying the option.


     Additional Options.

         For a discussion of the plan and awards granted thereunder, see "Proposal 4 - Focus Meeting Only--Approval of 2000 Non-Qualified Stock Option Plan," on page 31 of this joint proxy statement/ prospectus.


Repricing of Stock Options/Additional Option Plans

         On March 19, 1997, the Focus Board of Directors elected to terminate the 1995 Directors Stock Option Plan and all options granted thereunder. By a unanimous vote, the Focus Board of Directors established the 1997 Directors Stock Option Plan and authorized the grant of options to purchase up to 1,000,000 shares of common stock under the 1997 Directors Stock Option Plan. On March 19, 1997, options to purchase 200,000 shares at an exercise price of $1.88 per share were granted to Mr. Cavalier, options to purchase 100,000 shares at an exercise price of $1.88 per share were granted to each of Messrs. Coldrick and Mahoney and options to purchase 50,000 shares at an exercise price of $1.88 per share were granted to a now former director. All of the options are subject to various vesting provisions.

         Focus maintains the right to reprice options that it may grant under its existing stock option plans. On September 1, 1998, Focus repriced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of Focus' common stock on September 1, 1998.

         On September 1, 1998, the Focus Board of Directors approved the 1998 Non-Qualified Stock Option Plan. The 1998 Plan authorized the grant on September 1, 1998 of stock options for 75,000 shares of common stock to each of Mr. Mahoney and Mr. Coldrick and for 100,000 shares to Mr. Cavalier, each of whom is neither an employee nor officer of Focus.

         Mr. Massie received a grant of an option for 200,000 shares under the 2000 Plan. Mr. Moyer received a grant of an option for 100,000 shares under the 2000 Plan. All such options have an exercise price of $1.22, the fair market value on the date of grant. Upon joining the Focus Board of Directors, on April 22, 1999, Mr. Dambrackas was granted, subject to approval by Focus' shareholders, a stock option for 100,000 shares of common stock at an exercise price of $1.4063, the fair market value on the date of grant.

Employment Agreements

         Focus and Brett Moyer are parties to an employment contract effective May 15, 1997, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Moyer serves as Executive Vice President & Chief Operating Officer. This employment contract requires acceleration of vesting of all options held by Mr. Moyer so as to be immediately exercisable if Mr. Moyer is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Focus' policies. On May, 2000, Mr. Moyer's employment contract was amended to extend the term until May 1, 2002, which renews automatically after May 1, 2000 for successive one year terms, subject to certain termination provisions.

         Focus and Christopher Ricci were parties to an employment contract effective March 1, 1998, as amended to date, which renewed automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Ricci served as our Senior Vice President, General Counsel and Secretary. This employment contract required the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract. In addition, in the case of a change in control of Focus, for up to one year following such change in control Mr. Ricci, at his sole election, could choose to terminate his employment, in which case Mr. Ricci would be entitled to receive a lump sum cash payment equal to two years' salary plus the continuation of such salary for an additional two years after such termination. Mr. Ricci's employment contract provided for annual bonuses to be determined by the Board of Directors and employee benefits, including health and disability insurance, to be provided in accordance with company policies. On September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President, General Counsel and Secretary. Mr. Ricci's employment agreement was terminated on that date and replaced with a new agreement providing for his employment by Focus as a part-time consultant terminating April 30, 2001, unless sooner terminated by both parties. The part-time consulting agreement provides that Mr. Ricci shall continue to hold all of the stock options previously granted to him and requires the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract.

         Focus and Thomas Hamilton are parties to an employment contract effective October 17, 1996, as amended to date, which renews automatically after December 31, 1998, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Hamilton serves as Vice President of Research & Development. This employment contract requires the acceleration of vesting of all options held by Mr. Hamilton so as to be immediately exercisable if Mr. Hamilton is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Focus Board of Directors and employee benefits, including health and disability insurance, in accordance with Focus' policies.

Subsequent Separation and Consulting Agreements

         On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remains on the Board of Directors of Focus and any options granted by Focus will continue to vest under their current terms for as long as he remains a director or a consultant, whichever is longer. In addition, under the severance agreement, Focus (i) paid Mr. Massie for all accrued vacation and unpaid bonuses; and (ii) will forgive two notes totaling $140,000, including all interest, owed by Mr. Massie to Focus over eight (8) fiscal quarters, ending June 30, 2002.

         In addition, Focus and Mr. Massie entered into a Consulting Agreement on May 1, 2000, whereby Mr. Massie receives a monthly consulting fee of $11,000 plus expenses. Pursuant to the agreement, Mr. Massie will assist Focus in financial matters, including but not limited to, the raising of long term capital, planing product development, advising on merger and acquisitions, and recruiting a new president for Focus. The minimum amount due under this agreement is $110,000.

Focus Board Meetings and Committees

         The Focus Board of Directors met four (4) times during the fiscal year ended December 31, 1999. None of the directors attended fewer than 75% of the meetings held during the period. The Focus Board of Directors also took action by unanimous written consent in lieu of a meeting on six (6) occasions during 1999.

         The Compensation Committee of the Focus Board, of which Messrs. Cavalier and Mahoney are members, sets the compensation of the Chief Executive Officer, reviews and approves the compensation arrangements for all other officers of Focus and administers Focus' various stock option plans. The Compensation Committee did not meet during the fiscal year ended December 31, 1999. The Compensation Committee also took action by unanimous written consent in lieu of a meeting on three (3) occasions during 1999.

         The Audit Committee of the Board, of which Messrs. Mahoney and Coldrick were members in 1999, and Messrs. Cavalier, Dambrackas and Coldrick are now members, reviews all financial functions of Focus, including matters relating to the appointment and activities of Focus' auditors. The Audit Committee did not meet during the fiscal year ended December 31, 1999.


         The Focus Board of Directors does not currently have a standing nominating committee. For a discussion of the nomination procedure, see "Comparison of Shareholder Rights of Focus and Videonics--Advance Notice Provisions for Shareholder Nominations and Proposals."


Compensation of Directors

         Directors of Focus receive no direct cash compensation for their services as directors. See, however "Repricing of Stock Options/Additional Option Plans".

Certain Relationships and Related Transactions

         Timothy Mahoney, who is a Focus director, is a principle of vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. In 1999, Focus paid Union Atlantic L.C. $112,226 in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. Union Atlantic Capital L.C. an affiliated company of Union Atlantic L.C., will also be paid approximately $280,000 in shares of Focus common stock for brokerage fees in connection with the merger.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Focus' directors and executive officers, and persons who own more than 10% of a registered class of Focus' equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. Such persons are required by SEC regulations to furnish Focus with copies of all
Section 16(a) forms they file.

         Based solely on Focus' review of the copies of such forms received by it or written representations from certain reporting persons, that no other reports were required, Focus believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during this year ended December 31, 1999.


Recent Developments


     CRA Systems, Inc.


         In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product, and the margin of profit which was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000, and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment on the verdict in favor of CRA for actual damages, punitive damages, attorneys fees, costs and interest; the judgment totaled approximately $2.1 million. Focus intends to file an appropriate post-judgment motion requesting that this judgment be reduced significantly, and will pursue an appeal to the United States Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. To suspend enforcement of the judgment pending determination of its post-judgment motion and appeal, Focus is required to post a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA). On October 27, 2000, Focus submitted a bond and filed its post-judgement motion. In connection with this judgment, Focus has recorded an expense of $2.0 million in the period ended September 30, 2000. See also "Risk Factors."


     Promissory Note in the Principal Amount of $2.3 Million


         On October 26, 2000 Focus issued a secured promissory note in the approximate principal amount of $2.3 million to Carl Berg, a shareholder and director of Videonics. The promissory note was issued in connection with a loan made to Focus by Mr. Berg for the purpose of collateralizing the $2.3 million bond to be posted in connection with the CRA litigation, as described above. The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. In the event the merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. See also "Risk Factors--Focus may be required to repay a $2.3 million promissory note if the merger is not completed."

                           INFORMATION ABOUT VIDEONICS

The Business

         Videonics, Inc., a California corporation, is engaged in the design, manufacture, and sale of affordable, high quality, real time, digital video post-production equipment. Videonics' products process, edit, and mix raw video footage as well as enhance such footage with audio, special effects and titles, resulting in professional quality video production. Videonics equipment is used throughout the world in the production of videos.

         Our common stock is listed on the NASDAQ SmallCap Market under the symbol "VDNX." Our principal offices are located at 1370 Dell Avenue, Campbell, California 95008, and our telephone number is (408) 866-8300.

         None of Videonics' executive officers or directors purchased or sold any shares of Videonics' common stock since the execution of the merger agreement on August 30, 2000.

         Videonics is subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. You can inspect and copy these reports, proxy statements and other information, at prescribed rates, at the offices of the Securities Exchange Commission and the NASDAQ. See "Where You Can Find More Information."

Security Ownership of Certain Beneficial Owners and Management


         The following table sets forth certain  information with respect to the beneficial  ownership  of  Videonics  common  stock as of the  November 10, 2000 record date for the  Videonics  annual  meeting  (except as  otherwise  noted in footnotes) by: (i) each shareholder known by Videonics to own beneficially 5% or more of the outstanding  shares of Videonics common stock; (ii) each director of
Videonics; (iii) each of the named Videonics executive officers as of the end of the most recent fiscal year;  and (iv) all  executive  officers and directors of
Videonics as a group.


                                                                                                                       Percentage of
                                                                                              Number of Shares          Outstanding
                                  Name                                                       Beneficially Owned        Common Stock
                                  ----                                                       ------------------        ------------
Carl E. Berg(1) ......................................................................            1,473,505                 24%
Michael L. D'Addio(2) ................................................................              921,762(3)              15%
Mark C. Hahn(2) ......................................................................              493,515                  8%
N. William Jasper, Jr.(2) ............................................................               42,536(4)               1%
Jeffrey A. Burt ......................................................................               66,375(5)               1%
Gary L. Williams .....................................................................               41,504(6)               *
All executive officers and directors as a group(6 persons) (7) .......................            3,039,197                 50%

------------------
*    Represents less than 1%

(1)  10050 Bandley Drive, Cupertino, CA 95014.

(2)  1370 Dell Avenue, Campbell, CA 95008.

(3) Includes 9,000 shares subject to stock options exercisable as of the November 10, 2000 or within 60 days thereafter held by Mr. D'Addio's spouse, an employee of Videonics.

(4) Includes 11,256 shares subject to stock options exercisable as of November 10, 2000 or within 60 days thereafter.

(5) Includes 66,375 shares subject to stock options exercisable as of November 10, 2000 or within 60 days thereafter.

(6) Includes 41,504 shares subject to stock options exercisable as of November 10, 2000 or within 60 days thereafter.

(7)  Includes  an  aggregate  of  128,135  shares  included  pursuant  to  notes
     (4)--(6).

Information Regarding Directors and Executives Officers


         The following table sets forth the executive officers and directors of Videonics.

                                                                                       Director /
              Name               Age(1)                    Position                   Officer Since
              ----               ------                    --------                   -------------
Michael L. D'Addio(2) .........   55       Chairman of the Board, Chief                   1986
                                           Executive Officer and Director
Jeffrey A. Burt ...............   47       V.P. Operations                                1992
Gary L. Williams ..............   33       V.P. Finance, Chief Financial Officer          1999
                                           and Secretary
Carl E. Berg(2) ...............   61       Director                                       1987
Mark C. Hahn(2) ...............   50       Director                                       1986
N. William Jasper, Jr.(2) .....   52       Director                                       1993

------------------
(1)  As of December 31, 1999.

(2) All four (4) directors have been nominated to be elected at the annual meeting.



         Michael L. D'Addio, a co-founder of Videonics, has served as Chief Executive Officer and Chairman of the Board of Directors since Videonics' inception in July 1986. In addition Mr. D'Addio served as Videonics' President from July 1986 until November 1997. From May 1979 through November 1985 Mr. D'Addio served as President, Chief Executive Officer and Chairman of the Board of Directors of Corvus Systems, a manufacturer of small computers and networking systems. Mr. D'Addio holds an A.B. degree in Mathematics from Northeastern University.

         Jeffrey A. Burt has served as Vice President of Operations of Videonics since April 1992. From August 1991 to March 1992, Mr. Burt served Videonics as its Materials Manager. Prior to that time, from October 1990 until July 1991, Mr. Burt acted as a consultant to Videonics in the area of materials management. From May 1989 to October 1990, Mr. Burt served as the Director of Manufacturing of On Command Video. Mr. Burt holds a B.A. degree in Economics from the University of Wisconsin at Whitewater.

         Gary L. Williams has served Videonics as its Vice President of Finance, Chief Financial Officer and Secretary since February 1999. From February 1995 to January 1999, Mr. Williams served as Videonics' Controller. From July 1994 to January 1995, he served as Controller for Western Micro Technology, a publicly traded company in the electronics distribution business. From January 1990 to June 1994, Mr. Williams worked in public accounting for Coopers & Lybrand LLP. Mr. Williams is a Certified Public Accountant and has a Bachelors Degree in Business Administration, with an emphasis in Accounting from San Diego State University.

         Carl E. Berg, a co-founder of Videonics, has served on Videonics' Board of Directors since June 1987. Mr. Berg is currently Chief Executive Officer, President and a director for Mission West Properties, a real estate company. Mr. Berg is also a member of the Board of Directors of Integrated Device Technology, Inc., Valence Technology, Inc., and Systems Integrated Research.

         Mark C. Hahn, a co-founder of Videonics, has served as Director since Videonics' inception in July 1986. Since November 1999, Mr. Hahn has been employed at Facelink.com, Inc., an internet provider of web based photography display services. From February 1996 to November 1999, Mr. Hahn served as Videonics' Chief Technical Officer. From July 1986 to February 1996, Mr. Hahn served as Videonics' Vice President of Research and Development. Prior to co-founding Videonics, Mr. Hahn served as Vice President of Research and Chief Technologist of Corvus Systems from May 1979 to February 1986. Mr. Hahn holds a B.S. degree in Electrical Engineering from Princeton University and a M.S. degree in Electrical Engineering from Stanford University.

         N. William Jasper, Jr. joined the Board of Directors of Videonics in August 1993. Since 1983, Mr. Jasper has been the President and Chief Operating Officer of Dolby Laboratories, Inc.

Executive Compensation

         The following table sets forth, the years ended December 31, 1999, 1998, and 1997, the total compensation earned by the Chief Executive Officer and each of the executive officers of Videonics whose salary and bonus for fiscal year 1999 exceeded $100,000 for services rendered in all capacities.


                                                     Summary Compensation Table


                                                                                                     Long-Term
                                                                               Annual               Compensation        All Other
                                                                          Compensation(1)              Option/        Compensation
          Name and                                                 -----------------------------   ---------------   ---------------
     Principal Position                               Year         Salary($)            Bonus($)        SARs(#)              ($)
     ------------------                               ----         ---------            --------        -------              ---
Michael L. D'Addio ................................   1999         $150,000                0                0                   0
  Chief Executive Officer                             1998         $150,000                0                0                   0
                                                      1997         $130,667                0                0                   0

Jeffrey A. Burt ...................................   1999         $133,462                0                0                   0
  Vice President of                                   1998         $122,693                0           30,000(2)                0
  Operations                                          1997         $110,000                0           30,000(2)         $ 30,200(3)

Gary L. Williams ..................................   1999         $118,697                0           50,000                   0
  Vice President of                                   1998         $ 94,085                0           22,504(5)                0
  Finance, CFO &                                      1997         $ 86,020                0           16,504(6)                0
  Secretary(4)


------------------
(1) Except for annual compensation reported below, there is no other annual compensation to report.

(2) Includes repriced options to purchase 30,000 shares of Videonics common stock.

(3) Amounts represent gain recognized on exercise of nonstatutory stock options issued under Videonics' 1987 Stock Option Plan.

(4) Mr. Williams was appointed Vice President of Finance and Chief Financial Officer in February 1999.

(5) Includes repriced options to purchase 16,504 shares of Videonics common stock.

(6) Includes repriced options to purchase 10,504 shares of Videonics common stock.



         The following tables set forth as to the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, certain information with respect to options to purchase shares of common stock of Videonics as of and for the year ended December 31, 1999.


                                                      Option/SAR Grants in 1999


                                      Number of      % of Total                                       Potential Realizable
                                     Securities       Options/                                       Value at Assumed Annual
                                     Underlying         SARs      Exercise                            Rates of Stock Price
                                       Option/       Granted to    or Base                              Appreciation for
                                         SARs         Employees     Price                                 Option Term (3)
                                       Granted           In         ($/per        Exp.             ---------------------------------
          Name                          (#)(1)         1999(2)      Share)       Date              0% ($)      5% ($)        10% ($)
          ----                          ------         -------      ------       ----              ------      -------       -------
Jeffrey A. Burt ....................    25,000           7.2%      $   0.78     2/17/09              0        $12,304        $31,143
Gary L. Williams ...................    50,000          14.4%      $   0.78     2/17/09              0        $24,608        $62,286


------------------
(1) Options granted in this table have exercise prices equal to the fair market value of Videonics common stock on the date of grant. All such options typically become exercisable at a rate of 1/8 after the first full six months of employment, and 1/8 every six months thereafter for a total four year vesting period following the date of grant.

(2) Videonics granted options to purchase a total of 348,124 shares of common stock to employees and Directors in 1999.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (0%, 5%, 10%). Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). The 5% and 10% assumed rates of appreciation (over the deemed fair market value at the grant date) are mandated by the rules of the Securities and Exchange Commission and do not represent Videonics' estimate or projection of the future growth of the price of Videonics' common stock.



         The following table sets forth information concerning options exercised during fiscal year 1999 and the value of unexercised options as of December 31, 1999 held by the executives named in the Summary Compensation Table above.

                                       40



                      Aggregated Option/SAR Exercises in 1999 and Fiscal Year-End Option/SAR Values


                                                              Number of Securities              Value of Unexercised
                                Shares                       Underlying Unexercised          In-the-Money Options/SARs
                             Acquired on       Value        Options/SARs at Year-End               at Year-End(1)
                               Exercise      Realized    -------------------------------   ------------------------------
            Name                  #              $        Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------- -------------   ----------   -------------   ---------------   -------------   --------------
Michael L. D'Addio ........      --            --                --               --               --               --
Jeffrey A. Burt ...........      --            --            56,375           25,625          $11,321          $ 2,078
Gary L. Williams ..........      --            --            22,691           49,813          $   594          $ 4,156

------------------
(1) Calculated on the basis of Videonics' common stock closing price of $0.88 on December 31, 1999, minus the exercise price.



                                          Ten-Year Option/SAR Repricing


                                                          Market                                    Length of
                                         Number of       Price of      Exercise                      Original
                                         Securities      Stock at      Price at                    Option Term
                                         Underlying      Time of       Time of                     Remaining at
                                         Option/SAs     Repricing     Repricing        New           Date of
                                        Repriced or         or            or        Exercise       Repricing or
           Name               Date        Amended       Amendment     Amendment       Price         Amendment
-------------------------- ---------   -------------   -----------   -----------   ----------   -----------------
Jeffrey A. Burt .......... 6/24/98         30,000        $  1.50       $  5.00      $  1.50     9 years 56 days
                           8/19/97         30,000        $  5.00       $  7.50      $  5.00     8 years 177 days
Gary L. Williams ......... 6/24/98         10,504        $  1.50       $  5.00      $  1.50     9 years 56 days
                           6/24/98          6,000        $  1.50       $  4.50      $  1.50     9 years 56 days
                           8/19/97         10,504        $  5.00       $  7.50      $  5.00     8 years 177 days


Employment Agreements

         Videonics has entered into Key Employee Agreements with Mr. Burt and Mr. Williams to provide for the acceleration of option vesting under certain circumstances upon a change in control as defined in those agreements.

Videonics Board Meeting and Committees

         During the year ending December 31, 1999, there were four (4) meetings of the Videonics Board of Directors. Each director attended 90% or more of the meetings of the Videonics Board of Directors and Committees of the Videonics Board of Directors on which he served, except that Mark C. Hahn only attended two meetings during 1999.

         The Audit Committee was established on December 15, 1994. The members of the Audit Committee are Messrs. Berg and Jasper, neither of whom is an employee of Videonics. The functions of the Audit Committee are to define the scope of the audit, review the auditor's reports and comments, and monitor the internal auditing procedures of Videonics. The Audit Committee did not meet during 1999.

         The Compensation Committee of the Videonics Board of Directors was established on October 27, 1994. The members of the Compensation Committee are Messrs. Berg and Jasper, neither of whom is employed by Videonics. The functions of the Compensation Committee are to make recommendations to the Videonics Board concerning salaries and incentive compensation for Videonics' executive officers. The Compensation Committee did not meet during 1999.

         Videonics does not presently have a standing Nominating Committee. For a discussion of the nomination procedure, see "Comparison of Shareholder Rights of Focus and Videonics -- Advance Notice Provisions for Shareholder Nomination and Proposals."

Remuneration of Non-Employee Directors

         Videonics does not compensate non-employee directors who are also major shareholders, such as Mr. Berg, for their services. Other non-employee directors, such as Mr. Jasper, receive $500 for each board meeting attended. In addition, non-employee directors of Videonics who are not major shareholders of Videonics are granted nonstatutory stock options to purchase 4,504 shares of Videonics' common stock on August 31 of each year. During 1999, Mr. Jasper received options to purchase 4,504 shares of Videonics' common stock representing all options granted to directors in 1999.

Report of the Compensation Committee with respect to Executive Compensation

         Videonics' executive compensation program has been designed to:

         o     attract and retain  executives  capable of leading  Videonics  to meet its business objectives and to motivate them to enhance long-term shareholder value through compensation that is comparable to the levels offered by other companies in similar industries;

         o motivate key executive officers to achieve strategic business initiatives and reward them for their achievement; and

         o align the interests of executives with the long-term interests of Videonics' shareholders through award opportunities resulting in the ownership of Videonics' common stock. Annual compensation for Videonics' executive officers may consist of three elements: cash salary, cash incentive bonus, and stock option grants. Stock option grants provide an incentive which focuses the executive's attention on managing Videonics from the perspective of an owner with an equity stake in the business. These stock options will generally provide value to the recipient only when the price of Videonics' stock increases above the option grant price.

         The Committee recognizes that the salary paid to Mr. D'Addio, Videonics' Chief Executive Officer, is substantially below that paid to others in comparable positions of similar companies. The Committee increased the annual salary of Mr. D'Addio, Videonics' CEO to $150,000 in 1997 from $92,000. The Committee recognizes that Mr. D'Addio's current salary is still significantly below the salary of CEOs in comparable public companies; however, Mr. D'Addio has declined any additional increase.

         During 2001, it is anticipated that the Committee will conduct annual performance reviews comparing actual Company progress of Videonics against annual plans. Elements of such plans, including progress on product development, sales and marketing, expense control and organizational development, may be considered.

         Carl E. Berg
         N. William Jasper Jr.


Compensation Committee Interlocks and Insider Participation in Compensation Decisions


         The Compensation Committee consists of Messrs. Berg and Jasper, neither of whom is employed by Videonics. There are no Compensation Committee interlocks between Videonics and other entities involving Videonics' executive officers and Videonics board members who serve as executive officers of such entities.

Performance Measurement Comparison

         The following graph compares the yearly percentage change in the cumulative shareholder return of the common stock of Videonics, with CRSP Total
Return Index for the Nasdaq Stock Market (Domestic Companies) and the CRSP Total
Return Index for the Nasdaq Electronic Component Companies, for the period beginning December 31, 1995 and ending December 31, 1999. The graph assumes that
$100.00 was invested on December 31, 1995.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                                               Cumulative Total Return
                                                        ------------------------------------------------------------------------
                                                        12/31/95        12/31/96        12/31/97        12/31/98        12/31/99
                                                        --------        --------        --------        --------        --------
Videonics, Inc. .......................................    100              76              35               5               8
Nasdaq (Domestic) .....................................    100             123             151             212             394
Electronic Component Companies ........................    100             173             181             280             550

         These indices are calculated on a dividend reinvested basis. Videonics emphasizes that the performance of Videonics stock over the period shown is not necessarily indicative of the future performance of Videonics stock.


Certain Relationships and Related Transactions

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of Videonics as to which indemnification from Videonics is being sought nor is Videonics aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agents.

         At December 31, 1999, Videonics had an unsecured loan from Carl Berg, a director and shareholder of Videonics. This loan, in the amount of $1,035,000, bears interest at 8% per year, and is due on January 16, 2001. Accrued interest is payable at maturity. On March 22, 2000, the loan was amended to extend the maturity date to January 16, 2002.

Section 16(A) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Videonics' directors, executive officers, and persons who own more than ten percent of a registered class of Videonics' equity securities, to file with the Securities Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Videonics. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish Videonics with copies of all Section 16(a) forms they file.

         To Videonics' knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to Videonics and written representations from the reporting persons that no other reports were required, Videonics believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with during the year ended December 31, 1999.


                                   THE MERGER

General

         The merger agreement provides that the merger will be consummated if the required approvals of the Focus and Videonics shareholders are obtained and all other conditions to the merger are satisfied or waived. Upon consummation of the merger, PC Video Conversion, a wholly-owned subsidiary of Focus, will be merged with and into Videonics, the separate corporate existence of PC Video Conversion will cease, and Videonics will continue as the surviving corporation and a wholly-owned subsidiary of Focus. Pursuant to the merger, each outstanding share of Videonics common stock (other than shares owned by Videonics as treasury stock or by Focus or PC Video Conversion, all of which will be canceled and retired) will be converted into 0.87 shares of Focus common stock, subject to dissenters' rights. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.


         Based upon the number of outstanding shares of Focus and Videonics as of November 10, 2000, the record date for the annual meetings of Focus and Videonics, the shareholders of Videonics immediately prior to the consummation of the merger would own approximately 17% of the outstanding Focus common stock immediately following consummation of the merger. Such percentage could change depending upon whether shares of Focus common stock and Videonics common stock issuable upon exercise of outstanding Focus and Videonics stock options or other rights are issued, and whether and to what extent Videonics shareholders exercise dissenters' rights. If the shares of Focus common stock that Videonics shareholders would receive in connection with the merger includes a fraction of a share of Focus common stock, Focus will instead pay them an amount in cash equal to that fractional interest rather than give them a fractional share of Focus common stock.

         This joint proxy statement/prospectus also constitutes a prospectus of Focus, which is a part of the Registration Statement on Form S-4 filed by Focus with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in order to register the shares of Focus common stock to be issued in connection with the merger.

Background to the Merger

         On February 9, 2000, Thomas Massie, then Chief Executive Officer of Focus and now Chairman, and Michael D'Addio, Chairman and Chief Executive Officer of Videonics met to discuss possible strategic alliances between the two companies. During that time, they discussed a variety of topics relating to their businesses and the synergies between them. Mr. Massie inquired of Mr. D'Addio as to whether or not he as both a major shareholder of and the CEO of Videonics would be receptive to a strategic relationship or acquisition of Videonics by Focus. Mr. D'Addio noted that he would do some research on the matter in the course of the next few months and after such would discuss the matter with the Videonics Board of Directors.

         The matter was still being researched by Mr. D'Addio when Mr. Massie placed himself and his Chief Financial Officer on leave from Focus while an internal audit was conducted of Focus in early 2000. Mr. D'Addio had a telephone conversation with Messrs. Timothy Mahoney and William Coldrick, both Directors of Focus, immediately after the internal audit was announced and agreed to hold the matter in abeyance until the audit was complete and the results were formally announced. Because Focus was conducting an internal review, the parties did not consider a merger or any type of combination as feasible or advisable.

         On May 5, 2000, at a meeting of the Board of Directors of Videonics, Mr. D'Addio discussed the possibility of a combination of Videonics. At that time the Videonics Board of Directors authorized Mr. D'Addio to expand the discussions with Focus, including the possible acquisition by Focus of Videonics. Mr. D'Addio made a number of calls to Mr. Massie on the subject. Furthermore, counsel for Videonics was also asked to outline for management's consideration the major points of a possible merger.

         On May 16 and May 17, 2000, Mr. D'Addio and Mr. Massie, along with executive staff members from both companies, met in California to present the senior management with more detailed information regarding the possible merger. After that, Videonics and Focus sent out due diligence requests for documents and operational matters relating to each other. During the months of June and July, the parties reviewed the various documents and other due diligence materials provided.

         On June 7 and 8, 2000, Mr. D'Addio and Gary Williams, Chief Financial Officer of Videonics conducted on site preliminary due diligence at Focus and determined that they would like to proceed further in the discussions.

         On June 12, 2000, at a meeting of the Board of Directors of Focus, Mr. Massie presented information on Videonics and informed the board of his meetings and discussion to date with Videonics. The board then authorized Mr. Massie to continue conversations with Videonics regarding a possible merger of the two companies.

         On June 13 and 14, 2000, Mr. Massie, Brett Moyer, Chief Operating Officer, Chris Ricci, In-house Counsel, and members of Union Atlantic L.C. and Union Atlantic Capital L.C.'s due diligence team conducted on site due diligence on Videonics at the Videonics office in California.

         On June 15, 2000, Focus and Videonics outlined the terms of the merger in a non-binding letter of intent. At that time the exchange ratio had not been agreed. The terms of the letter were presented to the Board of Directors of Videonics at a meeting on June 23, 2000. The Videonics Board of Directors authorized Mr. D'Addio to continue the due diligence process. Pending successful completion of the due diligence process and successful negotiation of the terms of an agreement, the board would proceed to negotiate a definitive agreement after the release of the June 30, 2000 Quarterly Report on Form 10-QSB of Focus.

         On June 26, 2000, Mr. Massie discussed the terms of the draft letter with the Board of Directors of Focus. The board authorized Mr. Massie to continue the Focus due diligence and, assuming all due diligence was successfully completed and the parties could agree to the terms, the board would proceed to negotiate a definitive agreement.

         On July 27, 2000, Mr. Massie and Focus Director William Coldrick met with Messrs. D'Addio and Williams and Videonics Director Carl Berg to discuss the status of the proposed merger and its terms. At the conclusion of the meeting, the parties agreed to attempt to move the process forward.

         On August 7, 2000, the Focus Board of Directors met. At that meeting a detailed review of the business, finance, and management aspects of the acquisition were presented and the board agreed to move forward on the negotiation of a final merger agreement. On August 21, 2000, Focus filed its Form 10-QSB with the Securities and Exchange Commission.

         Counsel for the parties, with management, negotiated the final terms of the merger agreement and drafts of the proposed agreements were then circulated to each member of the respective Boards of Directors on August 28, 2000. The Boards of Directors reviewed the merger agreement and a summary prepared by management and counsel.

         On August 29, 2000, Messrs. D'Addio and Massie received unanimous consent from their respective Boards of Directors that they approve the merger agreement, declared them advisable and resolved to recommend that their respective shareholders approve the merger agreement.

         After the close of business on August 30, 2000, the parties signed the merger agreement. On the morning of August 31, 2000, the parties issued press releases announcing the proposed merger of Focus and Videonics.

Opinion of the Financial Advisors to Focus

         In considering the fairness to Focus of the Merger consideration to be paid by Focus to Videonics Shareholders, the Focus Board of Directors reviewed and relied, in part, on an analysis of the ranges of potential values of the shares of Videonics common stock that resulted from the application of several accepted valuation methodologies. This analysis, including the selection of valuation methodologies, was prepared by Union Atlantic Capital L.C., financial advisors to the Focus Board of Directors in connection with the merger.

         On February 14, 2000 the Focus Board of Directors retained Union Atlantic Capital L.C. to act as its financial advisor in analyzing financial and strategic considerations regarding the proposed merger. A report provided to Focus by Union Atlantic Capital L.C. did not include an opinion of the merits of the merger, but described to anticipated impact of the proposed merger upon Focus and Videonics. The terms of Union Atlantic Capital L.C.'s engagement for its services include a success fee upon completion of the merger. Timothy Mahoney, who is a director of Focus, is a partner of Union Atlantic L.C. an affiliated company of Union Atlantic Capital L.C. and a principal in the parent company of Union Atlantic Capital L.C.


         On October 3, 2000, Union Atlantic Capital L.C. was retained by the Focus Board of Directors as to the fairness to Focus of the consideration to be paid in the merger to the Videonics Shareholders. In its opinion, delivered to the Focus Board of Directors on October 20, 2000 Union Atlantic Capital L.C. stated that it believes the consideration in the form of shares of Focus common stock to be paid by Focus in the merger to the Videonics shareholders based on a ratio of 0.87 shares of Focus common stock for each share of Videonics is fair to Focus. The details of Union Atlantic Capital L.C.'s analysis are set out below in "Opinion Of Financial Advisor Retained By Focus."


Focus' Reasons for the Merger

         The Focus Board of Directors believes that the merger represents an attractive strategic fit between two companies with similar business strategies, as well as complementary operations and geographic presences. The Focus Board of Directors believes that the combined company will have greater financial strength, operational efficiencies, earning power and growth potential than either

Focus or Videonics would have on its own. In particular, the Focus Board of Directors believes that significant strategic benefit will come from selling each company's products through the other's distribution channels. In this regard, the Focus Board of Directors reviewed a number of potential benefits of the merger which it believed would contribute to the success of the combined company and thus inure to the benefit of shareholders of both companies, including the following:

         o     Synergies of the combined company.

         o Creation of a stronger company, from both a business and technological perspective.

         o     Selling efficiencies and expanded distribution.

         o     Combination of the most favorable attributes of the companies.

         o     Opportunities for more efficient and profitable operations

         o     Complementary distribution centers and delivery networks.

         o     Leverage international distribution channels.

         o Leverage research and development capabilities for both company's products.

         o     Increase Focus pro forma revenues by approximately 70%.

         o     Consolidate duplicate overhead functions, increasing cash flow.

         o     Provide qualified and experienced executive leadership.

         In reaching its decision to approve the merger, the Focus Board of Directors also considered the following factors:

         o The recent historical performance of Focus common stock and Videonics common stock. See "Summary--Comparative Market Price Information."


         o Certain historical and prospective financial information regarding Focus and Videonics; in particular, the impact of Videonics' operations on the combined company's results of operations and future cash flow. See "Pro Forma Combined Condensed Consolidated Financial Information."


         o     Information   concerning   Focus'   and   Videonics'   respective
               businesses,   assets,   management,   competitive   position  and
               prospects.

         o     Enhanced ability to expand into foreign markets.

         o Current industry, economic and market conditions, including recent acquisitions and combinations in the industry.

         o     The long-term growth potential of the combined company.

         o     The likelihood that the merger could be consummated.

         o The structure of the transaction and the terms of the merger agreement.

         o     The  compatibility  of  the  corporate   cultures  and  operating
               philosophies of the companies.

         o Prior to taking action on the merger agreement, the Focus Board received presentations from, and reviewed the terms and conditions of the merger agreement with, Focus management, Union Atlantic Capital L.C. and legal counsel. The Focus Board of Directors also considered a number of potential risks relating to the merger discussed in "Risk Factors."

         o The foregoing discussion of the information and factors considered and given weight by the Focus Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Focus Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Focus Board of Directors may have given different weights to different factors.

Recommendations of the Focus Board of Directors

         The Focus Board of Directors believes that the consummation of the merger is in the best interests of Focus and its shareholders, and unanimously recommends that the Focus shareholders vote for approval of the merger proposal at the Focus meeting and the other matters which are related to the merger.

Videonics' Reasons for the Merger

         The Videonics Board of Directors believes that the merger will create a stronger company from both a business and technology perspective. The combined company should have greater financial strength, operational efficiencies, and growth potential than either Focus or Videonics would have on its own. In particular, the Videonics Board of Directors believes:


         o Significant synergies and cost savings will result from the consolidation of the companies' financial, administrative, and operations in the Campbell, California office of Videonics and the streamlining of Focus' sales, marketing and service activities in Massachusetts.

         o Creation of a stronger company, from both a business and technological perspective.

         o Capitalize on chip technology to create digital video solutions for expanded customer base.

         o The combined companies should experience additional cost savings by combining marketing efforts.

         o     Focus   provides   Videonics   with   an   expanded   engineering
               organization to develop and produce more advanced technology products.

         o The merger should allow Videonics to expand its international distribution through the increased channels provided by Focus.

         In reaching its decision to approve the merger, the Videonics Board of Directors also considered the following factors:

         o The recent historical performance of Focus common stock and Videonics common stock. See "Summary--Comparative Market Price Information."

         o     Certain   historical  and   prospective   financial   information
               regarding Focus and Videonics. See "Pro Forma Combined Condensed Consolidated Financial Information."

         o     Information   concerning   Focus'   and   Videonics'   respective
               businesses,   assets,   management,   competitive   position  and
               prospects.

         o     Enhanced   ability  to  expand  into  the   computer  and  retail
               distribution markets.

         o Current industry, economic and market conditions, including recent acquisitions and combinations in the industry.

         o     The long-term growth potential of the combined company.

         o     The likelihood that the merger could be consummated.

         o     The tax-free nature of the exchange.

         o The structure of the transaction and the terms of the merger agreement.

         o     The  compatibility  of  the  corporate   cultures  and  operating
               philosophies of the companies.

         o The opportunity for increased liquidity in the Videonics common stock.

         Prior to taking action on the merger agreement, the Videonics Board of Directors received presentations from Focus management and reviewed the terms and conditions of the merger agreement with Videonics management. The Videonics Board of Directors also considered a number of potential risks relating to the merger discussed in "Risk Factors."

         The foregoing discussion of the information and factors considered and given weight by the Videonics Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Videonics Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Videonics Board of Directors may have given different weights to different factors.

Recommendations of the Videonics Board of Directors

         The Videonics Board of Directors believes that the consummation of the merger is in the best interests of Videonics and its shareholders, and unanimously recommends that the Videonics shareholders vote for approval of the merger proposal at the Videonics meeting.

Interests of Certain Persons in the Merger

         You should be aware of the interests that executive officers, directors and controlling shareholders of Focus and Videonics have interests in the merger that are different from and in addition to your and their respective interests as shareholders. The Boards of Directors of Focus and Videonics were aware of these agreements and arrangements during their deliberations of the merits of the merger and in determining to recommend to their respective shareholders that they vote for the proposal to adopt the merger agreement.

     Governance Structure and Management Positions.

         Pursuant to the terms of the merger agreement, upon completion of the merger:

         o The Board of Directors of Focus will consist of four (4) current directors of Focus and three (3) current directors of Videonics. The parties have not determined which directors will serve on the new Focus board.

         o Upon completion of the merger, Videonics will be a wholly-owned subsidiary of Focus, and the current board of Videonics will remain board members of Videonics as a wholly-owned subsidiary of Focus until they resign.

         o     Mr. D'Addio will become President and Chief Executive  Officer of
               Focus.

         o     Mr. Massie will remain Chairman of the Board of Focus.

     Focus

         Timothy Mahoney, a director of Focus, is a principle in the parent company of Union Atlantic Capital L.C. Union Atlantic has acted as financial advisor to Focus and will be paid in connection with various services provided in connection with the merger.

     Videonics

         On October 26, 2000 Focus issued a secured promissory note in the approximate principal amount of $2.3 million to Carl Berg, a shareholder and director of Videonics. The promissory note was issued in connection with a loan made to Focus by Mr. Berg for the purpose of collateralizing the $2.3 million bond to be posted in connection with the CRA litigation, as described above. The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. In the event the merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.


         Under key employee agreements between Videonics and Gary Williams, Chief Financial Officer and Jeffrey Burt, Vice President of Operations, 41,000 and 15,265 options to purchase shares of common stock of Videonics, respectively, will accelerate because of the merger.

         Carl Berg, a principle shareholder and director of Videonics, has committed to Videonics to support its working capital requirements through December 31, 2001. This commitment remains in effect until the earlier of December 31, 2001, a change in control of Videonics, a material adverse change in the business or financial condition of Videonics, or Videonics' tangible net worth falls below $1.5 million. Furthermore, Michael D'Addio, the Chief Executive Officer of Videonics, has made a similar commitment, limited to $200,000, effective until the earlier of December 31, 2001 or a change in control of Videonics.

     Videonics Stock Options.

         Persons holding stock options in Videonics will exchange their options for options in Focus pursuant to the exchange ratio. In connection with the merger, Focus has agreed to increase by 2,000,000 the number of shares available for issuance pursuant to its 2000 stock option plan (from 3,000,000 shares to 5,000,000 shares). Such shares will be available for issuance to employees and directors of Focus and its subsidiaries upon completion of the merger.

     Indemnification and Insurance Agreements.

         Videonics has entered into indemnification agreements with key executive officers pursuant to which Videonics has agreed, among other things, to indemnify such persons to the maximum extent permitted by the California General Corporation Law. These agreements will remain unaffected by the merger.

Effective Time of the Merger

         As soon as practicable on or after satisfaction or waiver of all of the conditions to the merger and the closing of the merger, the merger will become effective upon filing of the Certificates of Merger with States of Delaware and California or such later date and time as may be specified in the Certificates of Merger. The time at which the merger becomes effective is referred to in this document as the "Effective Time."

Structure of the Merger

         Subject to the terms and conditions of the merger agreement and subject to the terms of the Delaware General Corporation Law, at the Effective Time, PC Video Conversion, will merge with and into Videonics. Videonics will continue its corporate existence following the merger in accordance with the Delaware General Corporation Law as a wholly-owned subsidiary of Focus. At the Effective Time, the separate corporate existence of PC Video Conversion will terminate.

Effects of the Merger


         At the Effective Time, as a result of PC Video Conversion's merger into it, Videonics will become a wholly-owned subsidiary of Focus. The Videonics common stock will be exchanged for shares of Focus common stock as described under "The Merger Agreement--Conversion of Securities." Each share of Focus common stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the merger.


         No fractional shares of Focus common stock will be issued in connection with the merger. In lieu of fractional shares, Focus will make a cash payment equal to the fractional interest in which a Videonics shareholder would otherwise receive multiplied by the closing price of the common stock of Focus on the first trading day immediately following the completion of the merger.

Merger Consideration


         At the Effective Time, each share of Videonics common stock, other than shares held by Focus or PC Video Conversion (all of which will be cancelled) or any shares with respect to which dissenters' rights have been properly exercised in accordance with the California General Corporation Law, as described below under "Dissenters' Rights," will be automatically converted into 0.87 shares of Focus common stock. Following the merger, there will be no shares of Videonics common stock outstanding, and Videonics will become a wholly-owned subsidiary of Focus. As soon as reasonably practicable after the Effective Time, Focus' exchange agent will send a letter of transmittal and instructions with respect to the surrender by Videonics shareholders of their Videonics stock certificates to each former Videonics shareholder.


         Videonics shareholders should not send in any stock certificates with their proxy card. A transmittal letter with instructions for the surrender of Videonics stock certificates will be mailed to Videonics shareholders as soon as practicable after completion of the merger.

Effect of the Merger on Videonics Stock Options and Warrants

         Videonics has, from time to time, issued options to acquire shares of Videonics common stock pursuant to the Videonics 1987 Stock Option Plan and 1996 Amended Stock Option Plan. Videonics has also issued one warrant to Venture
Banking Group, a division of Cupertino National Bank for 95,000 shares of its common stock. On the effective date of the merger, each outstanding option or warrant, whether or not exercisable, will be assumed by Focus. Each stock option and warrant will continue to have, and be subject to, the same terms and conditions, including the vesting of shares issuable upon the exercise thereof, as were applicable to the stock option or warrant immediately prior to the effective date of the merger, except that:

         o Each Videonics stock option and warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Focus common stock equal to the product of the number of shares of Videonics common stock that were issuable upon exercise of such stock option or warrant immediately prior to the Effective Time multiplied by 0.87, rounded down to the nearest whole number of shares of Focus common stock; and

         o The per share exercise price for the shares of Focus common stock issuable upon exercise of such assumed stock option or warrant will be equal to the quotient determined by dividing the exercise price per share of Videonics common stock at which such stock option or warrant was exercisable immediately prior to the Effective Time by 0.87, rounded up to the nearest whole cent.

Transfer of Shares

         Shares of Videonics common stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to Videonics after the Effective Time, the shares will be cancelled and exchanged for shares of Focus common stock and cash in lieu of fractional shares.

Conditions to Completion of the Merger

         Each party's obligation to effect the merger is subject to the following conditions:

         o Videonics shareholders must approve the merger agreement and Focus shareholders must approve the merger agreement and the issuance of additional shares;

         o     Focus   shareholders   must  amend  the  Focus   Certificate   of
               Incorporation to increase the number of authorized shares;

         o No law shall have been enacted, entered, promulgated or enforced by any governmental authority which would make the merger illegal or otherwise prohibiting the consummation of the merger or create a material adverse effect on Videonics or Focus;

         o All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental authority which are necessary for the consummation of merger must be filed or obtained;

         o The registration statement shall have been declared effective and shall not be subject to a stop order or proceedings seeking a stop order; and

         o The shares of Focus common stock to be issued in connection with the merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

         The   obligation  of  Focus,   PC  Video   Conversion   and  Videonics,
respectively, to effect the merger is subject to the satisfaction of the following additional conditions by the other parties:

         o The representations and warranties of Focus, PC Video Conversion and Videonics shall be true and correct, except (i) for changes contemplated by the merger agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Focus or Videonics or a material adverse effect upon the consummation of the transactions contemplated in the merger agreement;

         o Each party shall have performed, in all material respects, all obligations required to be performed by it under the merger agreement, and each of Focus and Videonics shall have received an officer's certificate to such effect from the other;

         o Each party shall have received a written opinion from counsel to the effect that the merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of
               Section 368(a) of the Internal Revenue Code; and

         o Focus shall have amended its 2000 Stock Option Plan to increase by 2,000,000 (from 3,000,000 shares to 5,000,000) the number of shares of Focus common stock reserved for issuance thereunder and shall have submitted such amended plan to its shareholders for approval.

Management and Operations of Focus and Videonics

         Following the Merger The Board of Directors of Focus following the merger will consist of seven (7) directors, four of which are currently directors of Focus and three of which are currently directors of Videonics.

         Upon the closing of the merger, the current Board of Directors of Videonics, until their resignations, will remain board members of Videonics as a wholly-owned subsidiary of Focus. Mr. Massie will remain Chairman of the Board of Focus and Mr. D'Addio will become President and Chief Executive Officer of Focus.

         It is currently anticipated that the following additional members of the senior management of Videonics will join the existing management team of
Focus:

         o     Jeffrey Burt as Vice President of Operations.

         o     Gary  Williams as Vice  President of Finance and Chief  Financial
               Officer.

         The corporate headquarters of the combined company will be located in Campbell, California, the current headquarters of Videonics. It is expected that the Massachusetts operations of Focus will move to a smaller facility that is geared to sales, marketing and service operations to support the Focus product lines.

Operations of Focus and Videonics if the Merger is not Completed

         If the merger is not completed, it is expected that Focus and Videonics will continue to operate as separate entities, conducting their respective businesses as currently carried on.

Certain Federal Income Tax Consequences

         In the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the following are the material United States federal income tax consequences of the merger. This opinion and the following discussion are based on the Internal Revenue Code of 1986, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of Focus, PC Video Conversion and Videonics expected to be executed as of the completion of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

         o     shareholders  who are not  citizens  or  residents  of the United
               States;

         o     financial institutions;

         o     tax-exempt organizations;

         o     insurance companies;

         o     dealers in securities;

         o     shareholders   who  acquired  their  common  stock  of  Videonics
               pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

         o shareholders who hold their common stock of Videonics as part of a straddle or conversion transaction.

         This discussion assumes you hold your common stock of Videonics as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

         Tax opinions regarding the merger. Completion of the merger is conditioned on:

         o the delivery of an opinion to Focus and Videonics from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

         This opinion will state that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will assume the absence of changes in existing facts and will rely on assumptions, representations and covenants including those contained in certificates to be executed by officers of Focus, PC Video Conversion and Videonics dated as of the completion of the merger. This opinion will neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed below, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. The opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is subject to the limitations and qualifications set forth in the opinion, a copy of which is filed as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and is based upon factual assumptions made by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and representations made by Focus, Videonics and PC Video Conversion. Neither Focus nor Videonics intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

         Tax implications to Focus shareholders. Focus shareholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

         Tax implications to Videonics shareholders. Except as discussed below, you will not recognize gain or loss for United States federal income tax purposes when you exchange your Videonics common stock for Focus common stock pursuant to the merger. The aggregate tax basis of the Focus common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Videonics stock you surrender in the exchange, reduced by the tax basis of any Videonics stock for which you receive cash instead of fractional shares of Focus common stock. The holding period of the Focus common stock you receive as a result of the exchange will include the period during which you held the Videonics stock you exchange in the merger.

         Fractional shares of Focus common stock will not be issued in the merger. You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in Focus common stock. Your gain or loss will equal the difference between the amount of cash you receive and the tax basis of your Videonics stock surrendered in the merger that is allocated to fractional shares. This gain or loss will be capital gain or loss, and will be a long-term capital gain or loss if your stock has been held for more than one year at the time the merger is completed.

         Tax implications to Focus, Videonics and PC Video Conversion. Focus, Videonics and the PC Video Conversion will not recognize gain or loss for United States federal income tax purposes as a result of the merger.


         Backup withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold and, if required, will withhold 31% of any cash payments to a Videonics shareholder in the merger unless the holder provides the appropriate form. A holder should complete and sign the substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER


Accounting Treatment

         Under generally accepted accounting principles, it is anticipated that the merger will be accounted for under the purchase method of accounting. The assets and liabilities of Videonics will be reflected in the consolidated financial statements of Focus based on their fair values as of the effective date of the merger. Results of operations of Videonics will be reflected in the consolidated financial statements of Focus for all periods subsequent to the effective date of the merger. Under the purchase method of accounting, the excess purchase price paid over the fair market value of net assets is amortized as an expense over the period estimated to be beneficial.

Restrictions on Sales of Shares by Affiliates of Videonics and Focus

         The shares of Focus common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Focus common stock issued to any person who is deemed to be an "affiliate" of either of Focus or Videonics at the time of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Focus or Videonics and may include some of Focus' and
Videonics'  respective  officers  and  directors,   as  well  as  the  principal
shareholders of Focus or Videonics. Affiliates may not sell their shares of Focus common stock acquired in the merger except pursuant to:

         o an effective registration statement under the Securities Act covering the resale of those shares;

         o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         o     any other applicable exemption under the Securities Act.

         Focus' registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Focus common stock to be received by affiliates in the merger.

Listing on the NASDAQ of Focus Common Stock to be Issued in the Merger

         Focus will use its best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the NASDAQ before the completion of the merger.

Federal Securities Laws Consequences

         All shares of Focus common stock received by Videonics shareholders in the merger will be freely transferable, except that shares of Focus common stock received by persons who are deemed to be affiliates of Videonics prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Focus) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of Focus or Videonics are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal shareholders of such party. This joint proxy statement/prospectus does not cover any resale of Focus common stock received by affiliates of Videonics in the merger.

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


Dissenters' Rights

         THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX B.

         FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A VIDEONICS SHAREHOLDER WHO VOTES TO APPROVE THE MERGER WILL NOT HAVE A RIGHT TO DISSENT FROM THE MERGER.

         Videonics shareholders who object to the merger may, under certain circumstances and by following the precise procedures prescribed by the California General Corporation Law, exercise dissenters' rights and receive cash in the amount of the fair market value for their Videonics shares. The fair market value shall be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation due to the proposed merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. The merger agreement was signed by all its respective parties on August 30, 2000 and the merger was announced on August 31, 2000. Immediately prior to announcement of the merger, the closing price of Videonics common stock on August 30, 2000 was $0.875. If Videonics shareholders exercise dissenters' rights in connection with the merger (a "Dissenting Shareholder") under Chapter 13 of the California General Corporation Law, any "Dissenting Shares" (as defined below) will not be converted into Focus common stock but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California.

         Any shareholder who wishes to exercise his or her right to have Videonics purchase some or all of his or her shares for cash in an amount equal to the shares' fair market value (a "Dissenting Shareholder") must take the following steps:


         1. Such Dissenting Shareholder must not vote some or all of his or her shares in favor of the merger ("Dissenting Shares");

         2. Such Dissenting Shareholder must make written demand on Videonics to purchase his or her Dissenting Shares, and such demand must be received by Videonics within thirty (30) days after the date on which the notice of approval of the merger was mailed to such Dissenting Shareholder. Such written demand must state the number and class of his or her Dissenting Shares and must contain a statement of what such Dissenting Shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed merger. The statement of fair market value constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price; and

         3. Within the same thirty (30) day period, such Dissenting Shareholder must submit the stock certificates representing his Dissenting Shares to Videonics at its principal executive offices (1370 Dell Avenue, Campbell California 95008 attn: Secretary) for endorsement, with a statement that the shares are Dissenting Shares.


         Neither a vote against approval of the merger nor the submission of a proxy directing a negative vote will be sufficient to constitute the demand described in clause (2) above.

         Dissenters' rights may not be perfected with respect to any shares unless such shares are not voted in favor of the merger. A Videonics shareholder may vote part of the shares which the shareholder is entitled to vote in favor of the merger without jeopardizing dissenters' rights as to shares voted against or in abstention with respect to the merger; however, if a Videonics shareholder votes part of the shares he is entitled to vote in favor of the merger and fails to specify the number of shares he is voting in favor of the merger, it is conclusively presumed under California law that the Videonics shareholder's approving vote is with respect to all shares which the shareholder is entitled to vote.

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


         Within ten (10) days after the date of the approval of the merger by the Videonics shareholders, Videonics will mail to each Dissenting Shareholder a notice of approval of the merger, together with a statement of the price determined by Videonics to represent the fair market value of Dissenting Shares, a brief description of the procedure to be followed for the exercise of dissenters' rights, and a copy of certain sections of the California General Corporation Law setting forth such procedures. The statement of price will constitute an offer by Videonics to purchase at the price stated therein any Dissenting Shares. If Videonics and the Dissenting Shareholder agree that the shares are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Payment of the fair market value of the Dissenting Shares will be made within thirty
(30) days after such agreement and upon surrender of the certificates therefor.

         If Videonics denies that the shares are Dissenting Shares or Videonics and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder may file, within six (6) months after the date on which notice of approval of the merger was mailed to such shareholder, but not thereafter, a complaint in Superior Court in the proper California county, requesting the court to determine either or both of (i) whether the shares are Dissenting Shares and (ii) the fair market value of the Dissenting Shares. The costs of the action will be assessed or apportioned as such Court considers equitable but, if the fair market value is determined to exceed the price offered to the Dissenting Shareholder by Videonics, Videonics will be required to pay such costs. Under certain circumstances, attorneys' fees may also be awarded.

         The foregoing is a summary of the rights of Dissenting Shareholders, does not purport to be a complete statement thereof and is qualified in its entirety by reference to Chapter 13 of the California General Corporation Law, a copy of which is attached as Appendix B to this joint proxy statement/prospectus.


      OPINION OF FINANCIAL ADVISOR RETAINED BY THE FOCUS BOARD OF DIRECTORS

         On October 3, 2000 Focus engaged Union Atlantic Capital L.C. to render an opinion that the consideration to be given by Focus to the Videonics shareholders in connection with the merger is fair to Focus from a financial point of view.

         Representatives of the Focus Board of Directors considered retaining various investment bankers to assist it in its evaluation of the merger proposal. In selecting a firm, the Focus Board of Directors considered a variety of factors, including the firm's reputation, experience, expertise in the relevant industries, cost, and ability to assist Focus in a timely fashion. Based on the foregoing, the Focus Board of Directors selected Union Atlantic as its financial advisor.

         As compensation to Union Atlantic for its services in connection with the merger, the Board of Directors agreed to pay Union Atlantic a fee of $50,000. No portion of Union Atlantic's fees for this engagement are contingent upon the successful completion of the merger. The Board of Directors and the Focus Board of Directors have also agreed to indemnify Union Atlantic and related persons against certain liabilities, including liabilities under federal securities laws, arising out of the engagement of Union Atlantic, and reimburse Union Atlantic for certain expenses.

         Independent from the rendering of this fairness opinion, Focus had engaged Union Atlantic on February 14, 2000 to act as its advisor in analyzing financial and strategic considerations regarding the proposed merger. The report did not render an opinion on the merit of such a merger, but demonstrated the impact of such a merger on both parties. The terms of the engagement letter for that financial advisory service between Union Atlantic and Focus included a success fee, upon the conclusion of the merger. Union Atlantic has made its fairness opinion determination independent of this or any other consideration.

         Union Atlantic is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, financial restructurings, and private placements of debt and equity securities.

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


         Timothy Mahoney, who is a Focus director, is a principle in the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. In 1999, Focus paid Union Atlantic L.C. $112,226 in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. Union Atlantic L.C. will also be paid approximately $280,000 in shares of Focus common stock for brokerage fees in connection with the merger.

         Union Atlantic did not, and was not requested by Focus to make any recommendations as to the form or amount of consideration to be paid by Focus in connection with the merger. Focus did not impose any restrictions or limitations upon Union Atlantic with respect to its investigation or the procedures it followed in rendering its opinion.

         In arriving at its opinion, Union Atlantic took the following actions:

         o Reviewed Focus' and Videonics' annual reports to shareholders on Form 10-KSB/A and 10-K, respectively, for the fiscal year ended 1999 and quarterly reports on Form 10-QSB and 10-Q, respectively, for the quarter ending June 30, 2000. We also reviewed company prepared unaudited interim financial statements for the quarter ended September 30, 2000, which management of the companies identified as being the most current financial statements available;

         o Reviewed the merger agreement dated August 30, 2000 by and among the Focus, Videonics and PC Video Conversion;

         o Met with certain members of the senior management of Focus and Videonics to discuss the operations, financial condition, future prospects and projected operations and performance of Focus and Videonics;

         o     Reviewed  forecasts  and  projections   prepared  by  Focus'  and
               Videonics' management with respect to Focus and Videonics for the years ending December 31, 2000 through 2004;

         o Reviewed the historical market prices and trading volume of Focus' and Videonics' publicly traded securities;

         o Reviewed certain other publicly available financial data for certain companies that we deem comparable to Focus, and publicly available prices and premiums paid in other transactions that we considered similar to the merger; and

         o Conducted such other studies, analyses and inquiries as we have deemed appropriate.


         In order to render its opinion, Union Atlantic compared the intrinsic equity value of Videonics relative to the total consideration offered to Videonics' shareholders. When determining the value of a business enterprise, there are three general approaches available to the valuation professional: the market approach, the income approach and the asset approach. These are also commonly referred to as the market multiple, discounted cash flow and adjusted book value approaches, respectively. The choice of which approach to use in a particular situation will depend upon the specific facts and circumstances associated with the company, as well as the purpose for which the valuation analysis is being conducted. Union Atlantic did not utilize the adjusted book value approach because, in the exercise of its professional judgment, Union Atlantic concluded that such approach was not appropriate for determining the value of Focus or Videonics' common stock, since the more appropriate use of the adjusted book value approach would be for either liquidation valuations or the valuation of capital intensive going-concerns. The comparable market multiple analysis estimated the per share value by calculating median market multiples for the latest twelve month's financial performance of the peer group companies and then applying a selected multiples to numerous indicators of Videonics' financial performance. The discounted cash flow analysis estimated the per share value by discounting to the present, at a risk-adjusted discount rate, the projected cash flows to be generated by Videonics' business, including a range of synergies or cost savings attributed Videonics as a result of the merger, as estimated by Videonics and Focus' management.


         The per share value generated by each methodology was higher than the consideration to be paid in connection with the merger. Accordingly, Union Atlantic, independent of any other consideration,

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


concluded that the payment to the shareholders of Videonics in connection with the merger was fair to Focus from a financial point of view. No other conclusions of value were reached by Union Atlantic.

         Union Atlantic relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Focus and Videonics, and that there has been no material change in the assets, financial condition, business or prospects of Videonics since the date of the most recent financial statements made available to Union Atlantic.

         Union Atlantic did not independently verify the accuracy and completeness of the information supplied to it with respect to Focus and Videonics and did not assume any responsibility with respect to such information. Union Atlantic has made visits to both Focus and Videonics, but these visits did not include any physical inspection or independent appraisal of any of the properties or assets of Focus or Videonics. Union Atlantic's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it at the date of its letter.

         In reaching its conclusions Union Atlantic utilized two primary valuation methodologies, as described below:

The Market Multiple Approach

         The market multiple approach is one of determining a level of earnings or revenue that is considered to be representative of the future performance of the business, and multiplying this figure by an appropriate risk-adjusted market multiple.

         The market multiple is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risks of ownership. It incorporates expectations of growth and rests on the implicit assumption that some level of earnings or revenue will be generated by the enterprise into perpetuity. The market multiple employed was selected through the market comparison method, whereby companies having their stock traded in the public market were selected for comparison purposes and used as a basis for choosing a reasonable market multiple for Videonics.

         In employing the market multiple approach, a representative list of publicly owned companies that are similar to Videonics in those respects carrying the greatest weight with the investing public were selected for comparison purposes. Union Atlantic conducted a search for companies which were comparable to Videonics in terms of its operating and financial characteristics. Key search criteria included:

         o     The company's primary business had to be comparable to Videonics.

         o The company's common stock had to be outstanding in the hands of the public.

         o The company's trading market had to be relatively active to obtain true investor sentiment.


         The results of this search indicated that the following four companies met these search criteria and were most comparable to Videonics: Pinnacle Systems, Inc., Avid Technology, Inc., Chyron Corporation, and Sony Corporation In some cases, companies may appear to be engaged in somewhat different lines of business, although they may be similar from an investment standpoint.


         Primarily, they offered operational and economic comparability in the areas of major importance to the investing public. Accordingly, Union Atlantic relied upon the entire peer group, taken as a whole, for comparison purposes and used the median values to reach its valuation. Union Atlantic noted that the selected comparable companies are significantly larger than Videonics, have more liquidity and are more profitable. Moreover, several of the comparable companies operate more diversified activities than Videonics.

         Earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and net income multiples for the comparable companies were derived from examining publicly available information for the latest twelve months' revenue. The enterprise value of the common equity is computed by multiplying those financial performance measures with

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


the multiples obtained from the comparable group. It was Union Atlantic's opinion that an investor considering an investment in Videonics would select the median multiple among those identified.

The Discounted Cash Flow Approach


         Forecasts for the five-year period ended December 31, 2005 were provided by Videonics' management. The key determinants to value once the forecasted cash flows are established is the rate used to discount the cash flows to present value and the expected annual growth rate or market multiple to be applied to the last year's cash flow in estimating the terminal value of the enterprise.

         Selecting Discount Rates. Union Atlantic utilized a market-based approach in selecting the discount rate. This approach consists of Union Atlantic's estimate of Videonics' risk-adjusted cost of capital. Depending upon whether the cash flows being discounted are before the payment of interest expense or after, the appropriate discount rate is either the cost of equity ("K(e)") or a weighted average cost of capital ("WACC"). The cash flows throughout this analysis do not consider the payment of interest, they are debt-free cash flows, and therefore WACC was selected as the appropriate discount rate. The WACC represents the combined average cost of debt and equity. The cost of debt is determined, in this analysis, from Videonics' own cost of debt, including tax consequences. The Capital Asset Pricing Model ("CAPM"), which states that the return on any risky asset must be greater than the risk-free rate, is used to calculate the cost of equity K(e), as indicted as follows:


   K(e) =  R(F)(R(M)-R(F))(B(L))
   R(F) = Risk-free  rate of return
   Where R(M) = Return on market portfolio
   B = beta*


* Beta is a standardized measure of the nondiversifiable risk and is defined as the covariance of the subject company return with the market divided by the variance of the market returns.


         Union Atlantic's application of the CAPM to compute a reasonable cost of equity for Videonics, and selection of the additional variables used in the WACC equation were based on the comparative analysis summarized in the "Market Multiple" section, above. In addition, Union Atlantic's selection of an appropriate discount rate incorporated Union Atlantic's assessment of Videonics' ability to achieve the results projected by its management. In summary, Union Atlantic's analysis yielded an estimated WACC of approximately ten percent.


         Determination of Terminal Value. The terminal value used in the discounted cash flow approach is essentially an estimate of the value of the enterprise as of the end of the final period for which cash flow projections have been made. It is necessary to compute this value because, although the expectation is that the company will remain a viable going-concern beyond the final period, one cannot project with enough certainty the cash flows to be generated in any given period.

         The primary method of computing the terminal value for a going-concern is the "multiple method," which uses a projected market multiple as in the market multiple approach. Typically, the EBITDA for the final projection period is adjusted to arrive at a "normalized" EBITDA level, and then multiplied by a reasonable EBITDA multiple to yield an indication of value for the company.

         The terminal value is then discounted back to the present using the previously selected discount rate. In Union Atlantic's analysis of Videonics, Union Atlantic concluded that a EBITDA multiple ranging from 14 to 18 is reasonable for determining the terminal value of Videonics, in light of comparables.


         In its analysis, Union Atlantic also took into account the average of the average daily closing bid and asked prices of one share of Videonics' Common Stock for a period of 21 consecutive trading days ending on Thursday October 12, 2000 as reported on NASDAQ Small Cap Market. Union Atlantic also considered a 21-day average in reviewing comparable companies for the market multiple approach.

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


         Valuations derived from the methodologies above resulted in indications of the value for Videonics' operations that exceed the merger price. Union Atlantic concluded that the Market Multiple Approach provided the best valuation indicator of the two methodologies. Based on Videonics' projections, the DCF method resulted in a significantly higher valuation. However, uncertainty of future cash flows for the company and the predominant weight of the terminal value in the valuation may not make it an accurate indicator of value, from a market perspective.

         The Market Multiple approach resulted in a value of approximately $9.2 million, versus an aggregate purchase price of $9.1 million. The Market Multiple approach does not take into consideration any synergies which may be of value to Focus Enhancements.

         Because the value of the consideration in the merger was lower than the implied value of Videonics' stock price generated by both methodologies in the above analysis, Union Atlantic concluded that the consideration to be given by Focus in connection with the merger was fair to Focus from a financial point of view.


         The aforementioned analyses required studies of the overall market, economic and industry conditions in which Videonics operates, and the Focus ' operating results. Research into, and consideration of, these conditions were incorporated into the analyses.


         Union Atlantic's opinion is based on the business, economic, market and other conditions as they existed as of October 13, 2000. In rendering its opinion, Union Atlantic has relied upon and assumed, without independent verification, that the financial results provided to Union Atlantic by Videonics' management have been reasonably prepared and reflect the best current available estimates of the financial results and condition of the Focus. Union Atlantic did not independently verify the accuracy or completeness of the information supplied to it with respect to Videonics and does not assume responsibility for it. Except as set forth above, Union Atlantic did not make any physical inspection or independent appraisal of the specific properties or assets of Videonics.


         The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description.

         In arriving at its opinion, Union Atlantic did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Union Atlantic believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses could create an incomplete view of the processes underlying the analyses set forth in the Union Atlantic opinion. In its analysis, Union Atlantic made numerous assumptions with respect to Videonics and Focus, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Focus. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.


         Additionally,   analyses   relating  to  the  value  of  businesses  or
securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


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


                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. Shareholders of Focus and Videonics are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

         The merger agreement provides that following the approval of the merger by Focus shareholders and Videonics shareholders, and the satisfaction and waiver of the other conditions to the merger, PC Video Conversion will merge with and into Videonics, with Videonics continuing as the surviving corporation and becoming a wholly-owned subsidiary of Focus after the merger.


         If all conditions to the merger are satisfied or waived, the merger will become effective at the Effective Time. See "The Merger--Effective Time of the Merger."


Conversion of Shares

         At the time of the merger, each issued and outstanding share of Videonics common stock (other than shares, if any, as to which dissenters' rights are exercised and shares of Videonics common stock owned by PC Video Conversion or Focus, all of which will be cancelled) will be converted into the right, without interest, to receive 0.87 shares (the "Exchange Ratio") of Focus common stock. Each share of the common stock of PC Video Conversion issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of Focus.

         The Exchange Ratio may be subject to adjustment to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Focus common stock or Videonics common stock), reorganization, recapitalization, reclassification, conversion, consolidation, contribution or exchange of shares or other like change with respect to Focus common stock or Videonics common stock occurring after the date hereof and prior to the effective date of merger.


         Shares of Videonics common stock as to which dissenters' rights are perfected, if any, will not be converted into or represent a right to receive shares of Focus common stock, but will represent only the right to obtain payment of the fair value of such shares. See "The Merger-- Dissenters' Rights."


         As soon as reasonably practicable after the Effective Time, the exchange agent, will send a letter of transmittal and instructions with respect to the surrender by Videonics shareholders of their Videonics stock certificates to each former Videonics shareholder. Upon surrender by the Videonics shareholders of their stock certificates representing shares of Videonics stock, together with a duly executed letter of transmittal and other documents, the Videonics shareholders will be entitled to receive stock certificates representing whole shares of Focus common stock which such holder has the right to receive pursuant to the merger agreement in respect of shares of Videonics stock formerly evidenced by such Videonics certificate, together with a cash payment in lieu of fractional shares, if any.

         After the merger, until so surrendered to the exchange agent, each certificate that previously represented shares of Videonics stock will represent only the right to receive upon surrender a certificate evidencing whole shares of Focus common stock into which such shares of Videonics stock were converted in the merger and cash in lieu of fractional shares of Focus common stock, if any, as described below. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Focus until the certificate has been exchanged. When their certificates are surrendered, any unpaid dividends with a record date after the Effective Time but prior to such surrender with respect to whole shares of Focus common stock and any cash in lieu of fractional shares of Focus common stock payable as described below will be paid without interest.

         Focus will not issue fractional shares of common stock in the merger. Instead of fractional shares, the exchange agent will pay to each of those shareholders an amount in cash determined by

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


multiplying the fractional share interest to which the holder would otherwise be entitled by the closing sale price of a share of Focus Common Stock on the NASDAQ Composite Transaction Tape on the first day of trading immediately following the Effective Time.

Representations and Warranties

         The merger agreement contains various customary representations and warranties relating to, among other things:

         o due organization, valid existence and good standing of Focus, Videonics, PC Video Conversion and each of their respective subsidiaries and certain similar corporate matters;

         o     the capital structure of each of Focus and Videonics;

         o the authorization, execution, delivery, and enforceability of the merger agreement and related matters;

         o conflicts under articles of incorporation or by-laws, required consents, approvals, orders and authorizations of governmental authorities relating to, and non-contravention of certain agreements as a result of, the merger agreement;

         o documents and financial statements filed by each of Focus and Videonics with the SEC and the accuracy of the information contained in such documents;

         o     the absence of certain material adverse events or changes;

         o     litigation;

         o     compliance   with   applicable   laws,   permits  and   licensing
               requirements;

         o the accuracy of information supplied by each of Focus and Videonics in connection with the Registration Statement on Form S-4 and this joint proxy statement/prospectus;

         o     employee benefit plans;

         o     labor matters;

         o     environmental matters and hazardous materials;

         o the absence of restrictions on business activities of each of Focus and Videonics;

         o     title to assets;

         o engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

         o     accounting and tax matters relating to the merger;

         o     intellectual property;

         o     insurance;

         o     ownership of securities;

         o     agreements, contracts and commitments;

         o the absence of unlawful business practices of each of Focus and Videonics; and

         o     interested party transactions.

Conduct of Business Before the Merger

         Each of Videonics and Focus has agreed in the merger agreement that during the period from the date of the merger agreement and continuing until the Effective Time or the termination of the merger agreement, Videonics and Focus will, and will cause its respective subsidiaries to:

         o carry on their respective businesses in the ordinary course consistent with past practice;

         o use all reasonable efforts to preserve intact their current business organizations;

         o keep available the services of their current officers and employees;

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

         o preserve their relationships with customers, suppliers and others having business dealings with them;

         o not issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest, subject to certain exceptions (including, (i) in the case of Videonics Plans and Focus Plans in effect on the date of the merger, (ii) existing dividend reinvestment plans,
               (iii) the issuance of up to 2,500,000 shares of Focus common stock pursuant to a shelf registration on Form S-1, (iv) the posting of Focus common stock held in treasury as collateral for a judgment adverse to Focus in the matter of CRA Systems, Inc. v. Focus Enhancements, Inc., and (v) payment of Union Atlantic L.C.'s fee for providing investment banking services to Focus in connection with this transaction by the issuance to Union Atlantic Capital L.C. of shares of Focus common stock);

         o not amend or propose to amend its certificate or articles of incorporation or bylaws, except as contemplated in the merger agreement;

         o not split, combine or reclassify any outstanding shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except those declared in accordance with existing dividend policy payable to shareholders of record on the record dates consistently used in prior periods;

         o not redeem, purchase or otherwise acquire shares of its stock or offer to do the same;

         o not engage in any merger, consolidation or acquisition of assets (other than an entity which is a wholly-owned subsidiary as of the date of the merger and other than the incorporation of a wholly-owned Subsidiary);

         o except for transactions which do not exceed $100,000 in the aggregate in any 12 month period, not sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance any of its assets or assets of its subsidiaries, subject to certain exceptions (including (i) those in the ordinary course of business consistent with past practice, and
               (ii) the sub-lease by Focus of its Wilmington, Massachusetts facility);

         o not sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant, or otherwise dispose of any intellectual property rights, or amend or modify in any material way any existing agreement regarding such intellectual property rights;

         o not incur indebtedness other, than in the normal course of business;

         o not authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of above noted matters;

         o not hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice, or increase compensation payable to its officers or employees, except for retention agreements entered into in anticipation of the merger, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of it or in the case of Focus, any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

         o not change any accounting policies or procedures unless required by statute or GAAP;

         * not create, incur suffer to exist or assume any Encumbrance on any material asset of it or, in the case of Focus, its subsidiary;

         o not enter, modify, amend, transfer, terminate any material agreement or assign any material rights thereunder or enter into or extend any lease with respect to real property with any third party;

         o not make any tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

         o not settle any material litigation or waive, assign or release any material rights or claims with certain exceptions as outlined in the merger agreement;

         o not directly engage in any transaction, agreement, arrangement or understanding, either directly or indirectly, with any party not listed on the disclosure schedule;

         o     maintain insurance currently in effect;

         o not take any action which it believes when taken could reasonably be expected to adversely delay in any material respect the ability to obtain governmental approval for any transaction related to the merger;

         o not take any action to cause shares of their respective common stock to cease to be quoted on any stock exchange; and

         o not cause its representations and warranties contained in the merger agreement to become inaccurate.

No Solicitation

         The merger agreement provides that Videonics and Focus each will not permit any of its affiliates to, nor shall it authorize any of its or their officers, directors, employees, financial advisors, representatives or agents to:


         o solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an acquisition proposal by a third party; or


         o participate or engage in discussions or negotiations with any person relating to any acquisition proposal by a third party or which might reasonably be expected to result in an acquisition proposal or provide information concerning same to any third party.

         However, nothing contained in the merger agreement prevents Videonics or Focus, or their respective Boards of Directors, from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide written acquisition proposal to the shareholders of such party, if and only to the extent that:

         o the board of directors of such party believes in good faith (after consultation with its financial advisor) that such acquisition proposal would result in a more favorable transaction than that contemplated by the merger agreement;

         o the board of directors of such party receives written opinion of outside counsel that the action is required to comply with its fiduciary duties to shareholders under applicable law; and

         o provides written notice to the other parties of its decision to so participate or furnish.

         In addition, the merger agreement provides that, except in the situation where prior to receiving shareholder approval of the merger, the Board of Directors of a party receives an acquisition proposal that would result on a more favorable transaction than that contemplated by the merger agreement, neither the Board of Directors of Videonics or Focus nor any committee thereof shall:

         o approve or recommend, or propose to approve or recommend, any acquisition proposal other than the merger;

         o adversely withdraw or modify its approval or recommendation of the merger, the merger agreement or any of the underlying transactions;

         o fail to reaffirm its approval or recommendation of the merger or the merger agreement within two (2) business days after such a request is made by either party;

         o enter, or cause such party or any subsidiary of such party to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal; or

         o     resolve or announce its intention to do any of the foregoing.

         In addition to the above mentioned obligations, each of Videonics and Focus shall: (i) immediately advise the other orally and in writing of any request for information (including the material terms, conditions and identity of the requester) with respect to any acquisition proposal; (ii) inform the other party on a prompt and current basis of the status and content of any discussions regarding any acquisition proposal including any change in price, structure or form of consideration, and material terms or conditions regarding the proposal.

Conditions

         The respective obligations of Focus and Videonics to effect the merger are subject to the satisfaction (or waiver) of the following conditions:

         o the merger is approved by the Focus shareholders, Videonics shareholders and by Focus in its capacity as the sole shareholder of PC Video Conversion;

         o the issuance of shares of Focus common stock in connection with the merger is approved by the Focus shareholders;

         o     no  order,   injunction,   or  judgment,   or  statute,  rule  or
               regulation, is in effect that makes the merger illegal or otherwise prohibits the completion of the merger or which would result in the merger having a material adverse effect on Focus or Videonics;

         o all governmental authorizations, consents, orders or approvals have been obtained and all waiting periods imposed by any Governmental Entity have expired, unless the failure to file or obtain approval of any of the foregoing is not reasonably likely to have a material adverse effect;

         o the registration statement applicable to the merger has become effective and is not the subject of a stop order or proceeding seeking a stop order;

         o all state securities and blue sky permits or approvals required have been received;

         o the shares of Focus common stock to be issued in the merger have been approved for listing on the NASDAQ;

         o all material consents or approvals of any person whose consent is required under any agreement or instrument in order to permit the completion of the merger, unless the failure to obtain approval or consent would not have a material adverse effect;

         o no event or circumstance constituting a material adverse effect for Focus or Videonics shall have occurred; and

         o Focus and Videonics shall have obtained a written legal opinion to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code.

         In addition, the merger agreement provides that the obligations of Videonics to effect the merger are subject to the satisfaction (or waiver) of the following conditions:


         o the representations and warranties of Focus in the merger agreement are true and correct as of the date of the merger agreement and also, except to the extent such representations and warranties speak as of an earlier date, as of the closing date of the merger, except for such failures to be true that would not reasonably be expected to have a material adverse effect on Focus, either with or without including its ownership of Videonics and its subsidiaries after the merger. Videonics must receive a certificate of an executive officer of Focus confirming the satisfaction of such representations and warranties;

         o Focus and PC Video Conversion have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, except for such failures to perform or comply which individually or in the aggregate would not reasonably be expected to result in a material adverse effect on Focus either with or without including its ownership of Videonics and its subsidiaries after the merger. Videonics must receive a certificate of an executive officer of Focus confirming such obligations have been satisfied; and


         o Focus shall have amended its 2000 Stock Option Plan to increase by 2,000,000 (from 3,000,000 shares to 5,000,000 shares) the number of shares of Focus common stock reserved for issuance thereunder and shall have submitted such amended plan to its shareholders for approval.

         In addition, the merger agreement provides that the obligations of Focus to effect the merger are subject to the satisfaction (or waiver) of the following conditions:

         o the representations and warranties of Videonics in the merger agreement are true and correct as of the date of the merger agreement and also, except to the extent such representations and warranties speak as of an earlier date, as of the closing date of the merger, except for such failures to be true that would not reasonably be expected to have a material adverse effect on Focus, either with or without including its ownership of Videonics and its subsidiaries after the merger. Focus must receive a certificate of an executive officer of Videonics confirming such representations and warranties; and


         o Videonics has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, except for such failures to perform or comply which individually or in the aggregate would not reasonably be expected to result in a material adverse effect on Videonics after the merger. Focus must receive a certificate of an executive officer of Videonics confirming such obligations have been satisfied.


Termination; Termination Fees

         The merger agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the shareholders of Focus and Videonics, as follows:

         o     by mutual written consent of Focus and Videonics;


         o by either Focus or Videonics if the merger is not consummated on or before December 31, 2000, provided that if certain of the joint conditions to closing have not yet been fulfilled, either of Focus or Videonics may extend such date to March 30, 2001; and if such certain joint conditions remain unfilled on March 30, 2001, such date may be further extended to June 30, 2001, unless within five days prior to March 30, 2001 Focus or Videonics reasonably determines that it is substantially unlikely that any of such certain joint conditions will be fulfilled by June 30, 2001 and delivers a notice to the other stating this;


         o by either Focus or Videonics if a court of competent jurisdiction or other governmental entity issues a final, non-appealable order, decree or ruling or has taken any other action permanently restraining, enjoining, or otherwise prohibiting the merger;

         o by Videonics if: (i) Focus has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (a) is incapable of being cured by Focus prior to December 31, 2000 and (b) renders any of the joint conditions or conditions to be satisfied by Focus incapable of being satisfied prior to December 31, 2000, or (ii) if any of the joint conditions or conditions to be satisfied by Focus cannot be satisfied prior to December 31, 2000;

         o by Focus if: (i)Videonics has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (a) is incapable of being cured by Videonics prior to December 31, 2000 and (b) renders any of the joint conditions or conditions to be satisfied by Videonics incapable of being satisfied prior to December 31, 2000, or (ii) if any of the joint conditions or conditions to be satisfied by Videonics cannot be satisfied prior to the Termination date;


         o by either Focus or Videonics if the Board of Directors of the other, or any committee of the Board of Directors of the other,
               (i) fails to include in the joint proxy statement/prospectus its recommendation without modification or qualification that shareholders approve the merger agreement and the merger, (ii) modifies or withdraws in an adverse manner its approval or recommendation of the merger agreement or the merger, (iii) fails to reaffirm such approval or recommendation upon the request of the other, (iv) approves or recommends any other third party Acquisition Proposal, or (v) resolves to take any of the actions described in (i) -- (iv); or

         o by either Focus or Videonics if any of the required approvals of the shareholders of Videonics or Focus shall fail to have been obtained at duly held shareholders' meetings of such companies, including any adjournments thereof.

         Focus has agreed to pay Videonics a termination fee of three hundred thousand dollars ($300,000) upon the earliest to occur of the following events:

         o the termination of the merger agreement by Videonics if the Focus Board of Directors or any Committee of the Focus Board of Directors (i) fails to include in the joint proxy statement/prospectus its recommendation without modification or qualification that shareholders approve the merger agreement and the merger, (ii) modifies or withdraws in an adverse manner its approval or recommendation of the merger agreement or the merger,
               (iii) fails to reaffirm such approval or recommendation upon the request of the other, (iv) approves or recommends any other third party Acquisition Proposal, or (v) resolves to take any of the actions described in (i)--(iv); or by Focus or Videonics if any of the required shareholder approvals of Focus or Videonics are not obtained under circumstances in which Videonics could have (but did not) terminated the merger agreement pursuant to any of the foregoing items (i)--(v);


         o prior to the Focus shareholder meeting there shall have an third party acquisition proposal or an announcement or agreement with respect to such a proposal, Videonics terminates the merger agreement because any of the required Focus shareholder approvals are not obtained and Focus enters into a definitive third party acquisition proposal within 12 months after the termination of the merger agreement; or

         o there is a material breach relating to approval of the joint proxy statement/prospectus which is not cured (or is incapable of being cured) by Focus within 30 days after notice of the breach.

         In addition Videonics has agreed to pay Focus a termination fee of three hundred thousand dollars ($300,000) upon the earliest to occur of the following events:


         o the termination of the merger agreement by Focus if the Videonics Board of Directors or any Committee of the Videonics Board of Directors (i) fails to include in the joint proxy statement/prospectus its recommendation without modification or qualification that shareholders approve the merger agreement and the merger, (ii) modifies or withdraws in an adverse manner its approval or recommendation of the merger agreement or the merger,
               (iii) fails to reaffirm such approval or recommendation upon the request of the other, (iv) approves or recommends any other third party Acquisition Proposal, or (v) resolves to take any of the actions described in (i)--(iv) or by Focus or Videonics if any of the required shareholder approvals of Focus or Videonics are not obtained under circumstances in which Focus could have (but did not) terminated the merger agreement pursuant to any of the foregoing items (i)--(v);


         o prior to the Videonics shareholder meeting there shall have a third party acquisition proposal or an announcement or agreement with respect to such a proposal, Focus terminates the merger agreement because any of the required Videonics shareholder approvals are not obtained and Videonics enters into a definitive third party Acquisition Proposal within 12 months after the termination of the merger agreement; or

         o there is a material breach relating to approval of the joint proxy statement/prospectus which is not cured (or is incapable of being cured) by Videonics within 30 days after notice of the breach.

Amendment and Waiver

         The parties to the merger agreement may amend the merger agreement, provided that any amendment that by law or in accordance with the rules of any relevant stock exchange requires further approval by the Focus and Videonics shareholders will not be made without the further approval of those shareholders. Any amendment will be in writing.


         The merger agreement permits Videonics and Focus to extend the time for performance of any of the obligations of the other party, to waive any inaccuracies in the representations of the other party and, subject to certain limitations, waive compliance with any of the agreements or conditions contained in the merger agreement.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Overview


         On August 30, 2000, Focus Enhancements, Inc., reached a definitive agreement to merge with Videonics, Inc., in a transaction to be accounted for using the purchase method of accounting. Focus will issue 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Focus also anticipates incurring approximately $695,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which will also be included as a component of the purchase price. The allocation of the aggregate purchase price of approximately $9.1 million will be finalized following receipt of the closing balance sheet of Videonics and a final independent appraisal of certain intangible assets of Videonics.

         The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to the merger of Focus and Videonics as if such transaction occurred on September 30, 2000. The unaudited pro forma combined condensed balance sheet combines the unaudited consolidated balance sheet of Focus as of September 30, 2000, and the consolidated balance sheet of Videonics as of September 30, 2000.

         The accompanying unaudited pro forma combined condensed consolidated statements of operations present the results of operations of Focus for the year ended December 31, 1999 and the nine-month period ended September 30, 2000, combined with the statement of operations of Videonics for the year ended December 31, 1999 and the nine-month period ended September 30, 2000. The unaudited pro forma combined condensed unaudited consolidated statements of operations give effect to this acquisition as if it had occurred as of January 1, 1999. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Focus and Videonics which are included or incorporated herein by reference. The pro forma adjustments are preliminary and based on management's estimates and a preliminary valuation of the intangible assets acquired.


         In addition, management is in the process of assessing and formulating its integration plans. Management anticipates restructuring costs associated with integration of the two companies primarily related to severance, lease abandonment and equipment disposal. These costs are direct and incidental to the merger. In accordance with generally accepted accounting principals, the acquirer (Focus) must expense these costs and not include them as part of the purchase price. These costs represent Focus' best estimates to date based on information currently available. For purposes of the pro forma financials, management has estimated that restructuring costs are not expected to exceed $1.2 million. This amount is subject to change based on actual results. A significant component of the restructuring cost is related to the full value of the remaining lease amounts due on the Focus' Wilmington, Massachusetts facility. Focus expects to mitigate this amount through negotiations with the landlord and or sub-leasing the facility.

         The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies.


         The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Focus and Videonics, which are incorporated in this joint proxy statement/prospectus by reference.

                                      Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                                      As of September 30, 2000
                                                           (in thousands)


                                                                  Focus          Videonics        Pro Forma               Pro Forma
                                                                  Actual           Actual        Adjustments               Combined
                                                                  ------           ------        -----------               --------
                          Assets

Current assets:
Cash and cash Equivalents ...............................        $  1,286         $    474             --                  $  1,760
Certificate of deposit ..................................           1,280             --               --                     1,280
Accounts receivable, net ................................           2,802              975             --                     3,777
Inventories .............................................           1,984            3,506             --                     5,490
Prepaid expenses and other current assets ...............             340              176             --                       516
Total current assets ....................................           7,692            5,131                                   12,823
                                                                 --------         --------         --------                --------
Property and equipment, net .............................             781              299             --                     1,080
Capitalized software development costs ..................           3,148             --           $  3,495 (A,F)             6,643
Intangible and other assets .............................             294               42            1,318 (A)               1,654
Goodwill ................................................             484             --              1,715 (A)               2,199
                                                                 --------         --------         --------                --------
Total assets ............................................        $ 12,399         $  5,472         $  6,528                $ 24,399
                                                                 ========         ========         ========                ========
           Liabilities and Shareholders' Equity
Current liabilities:
Notes payable ...........................................            --           $    400             --                  $    400
Obligations under capital lease .........................        $     46             --               --                        46
Current portion of long-term debt .......................             317             --               --                       317
Accounts payable ........................................           2,768            1,177             --                     3,945
Accrued liabilities .....................................             463              683         $  1,895 (B,J)             3,041
Accrued legal judgement expense .........................           2,148             --               --                     2,148
                                                                 --------         --------         --------                --------
Total current liabilities ...............................           5,742            2,260            1,895                   9,897
                                                                 --------         --------         --------                --------
Obligations under capital lease .........................             190             --               --                       190
Long-term debt ..........................................              64            1,035             --                     1,099
                                                                 --------         --------         --------                --------
Total Liabilities .......................................           5,996            3,295            1,895                  11,186
                                                                 --------         --------         --------                --------
Shareholders' equity:
Preferred stock .........................................            --               --               --                      --
Common stock ............................................             263           20,725          (20,674)(C)                 314
Additional paid-in capital ..............................          48,727             --              8,529 (D)               57,256
Accumulated deficit .....................................         (41,887)         (18,548)          16,961 (E,F,J)         (43,474)
Deferred compensation ...................................            --               --               (183)(G)                (183)
Treasury stock ..........................................            (700)            --               --                      (700)
                                                                 --------         --------         --------                --------
Total shareholders' equity ..............................           6,403            2,177            4,633                  13,213
                                                                 --------         --------         --------                --------
Total liabilities and shareholders' equity ..............        $ 12,399         $  5,472         $  6,528                $ 24,399
                                                                 ========         ========         ========                ========

                                       See accompanying notes to unaudited pro forma combined
                                           condensed consolidated financial information.

                                             Unaudited Pro Forma Condensed Consolidated
                                                       Statement of Operations
                                            For the Nine Months Ended September 30, 2000
                                                (in thousands, except per share data)


                                                                 Focus            Videonics         Pro forma             Pro forma
                                                                 Actual            Actual          Adjustments             Combined
                                                                 ------            ------          -----------             --------
Net revenues ..........................................         $ 12,130          $  9,087              --                 $ 21,217
Cost of goods sold ....................................            8,379             5,538          $   (167)(I,K)           13,750
                                                                --------          --------          --------               --------
Gross profit ..........................................            3,751             3,549               167                  7,467
                                                                --------          --------          --------               --------
Operating expenses:
Sales, marketing and support ..........................            2,748             2,275               (58)(I,K)            4,965
General and administrative ............................            2,377               758                 9 (I,K)            3,144
Research and development ..............................              758             1,619               (97)(I,K)            2,280
Depreciation and amortization .........................              733              --               1,604 (H,I)            2,337
Restructuring expense .................................              202              --                --                      202
                                                                --------          --------          --------               --------
Total operating expenses ..............................            6,818             4,652             1,458                 12,928
                                                                --------          --------          --------               --------
Loss from operations ..................................           (3,067)           (1,103)           (1,291)                (5,461)
Interest expense, net .................................              (58)              (91)             --                     (149)
Other income, net .....................................               67              --                --                       67
CRA judgement expense .................................           (2,148)             --                --                   (2,148)
                                                                --------          --------          --------               --------
Loss before income taxes ..............................           (5,206)           (1,194)           (1,291)                (7,691)
Income tax expense ....................................               (2)             --                --                       (2)
                                                                --------          --------          --------               --------
Net Loss ..............................................         $ (5,208)         $ (1,194)         $ (1,291)              $ (7,693)
                                                                ========          ========          ========               ========
Basic and diluted net loss per share ..................         $  (0.21)         $  (0.20)                                $  (0.26)
                                                                ========          ========                                 ========
Number of shares used in basic and
 diluted computation ..................................           25,003             5,896                                   30,135
                                                                ========          ========                                 ========

                                       See accompanying notes to unaudited pro forma combined
                                            condensed consolidated financial information.

                                             Unaudited Pro Forma Condensed Consolidated
                                                       Statement of Operations
                                                For the Year Ended December 31, 1999
                                                (in thousands, except per share data)


                                                                 Focus           Videonics         Pro forma              Pro forma
                                                                 Actual            Actual          Adjustment              Combined
                                                                --------          --------          --------               --------
Net revenues ..........................................         $ 17,183          $ 14,226              --                 $ 31,409
Cost of goods sold ....................................           10,544             8,815          $   (403)(I,K)           18,956
                                                                --------          --------          --------               --------
Gross profit ..........................................            6,639             5,411               403                 12,453
                                                                --------          --------          --------               --------
Operating expenses:
Sales, marketing and support ..........................            3,970             3,875              (185)(I,K)            7,660
General and administrative ............................            1,878             1,219                 6 (I,K)            3,103
Research and development ..............................            1,401             2,879              (351)(I,K)            3,929
Depreciation and amortization .........................              557              --               2,655 (H,I)            3,212
                                                                --------          --------          --------               --------
Total operating expenses ..............................            7,806             7,973             2,125                 17,904
                                                                --------          --------          --------               --------
Loss from operations ..................................           (1,167)           (2,562)           (1,722)                (5,451)
Interest expense, net .................................             (531)              (72)             --                     (603)
Other income, net .....................................              218              --                --                      218
                                                                --------          --------          --------               --------
Loss before income taxes ..............................           (1,480)           (2,634)           (1,722)                (5,836)
Income tax expense ....................................             --                --                --                     --
                                                                --------          --------          --------               --------
Net Loss ..............................................         $ (1,480)         $ (2,634)         $ (1,722)              $ (5,836)
                                                                ========          ========          ========               ========
Basic and diluted net loss per share ..................         $  (0.08)         $  (0.45)                                $  (0.24)
                                                                ========          ========                                 ========
Number of shares used in basic and
 diluted computation ..................................           18,744             5,866                                   23,876
                                                                ========          ========                                 ========

                                       See accompanying notes to unaudited pro forma combined
                                           condensed consolidated financial information.

            Notes To Unaudited Pro Forma Combined Condensed Financial
                        Statements of Focus and Videonics


1.       Basis of Pro Forma Presentation


         On August 30, 2000, Videonics agreed to merge with Focus, in a transaction accounted for as a purchase. The total purchase price of $9.1 million included consideration of 5.1 million shares of Focus common stock, the issuance of 689,000 of Focus stock options valued at $423,000 in exchange for Videonics options and estimated direct transaction costs of $695,000.

         The Focus Pro Forma Combined Condensed Consolidated Financial Statements provide for the exchange of 0.87 shares of Focus common stock for each outstanding share of Videonics common stock. The actual number of shares of Focus common stock to be issued will depend on the actual number of shares of Videonics common stock outstanding on the date the merger closes. The average market price per share of Focus common stock of $1.55 is based on the average closing price for a range of trading days (August 28, 2000 through September 5, 2000) around the announcement date (August 31, 2000) of the merger. Based on the total number of Videonics options outstanding at August 31, 2000 Focus would issue options to purchase 689,000 shares of Focus common stock at a weighted average exercise price of $1.34. The actual number of options granted depends on the actual number of Videonics options outstanding on the date the merger closes. The estimated fair value of vested options, as well as estimated direct transaction expenses of $695,000, have been included as a part of the total estimated purchase cost.


         The total purchase cost of the Videonics merger is estimated as follows (in thousands):



  Value of common shares issued ..............................            $7,974
  Assumption of Videonics options ............................               423
  Estimated transaction costs and expenses ...................               695
                                                                          ------
  Total purchase cost ........................................            $9,092
                                                                          ======


         The purchase price allocation, which is preliminary and therefore subject to change based on Videonics' final analysis, is as follows (in thousands):

                                                                      Annual         Useful
                                                      Amount       Amortization       lives
                                                    ----------   ----------------   --------
Purchase Price Allocation:
Tangible Assets .................................    $  5,472           n/a             n/a
Intangible assets acquired:
   Existing technology ..........................       3,495         $   874       4 years
   Assembled workforce ..........................       1,001             334       3 years
   Tradename ....................................         317              79       4 years
   Goodwill .....................................       1,715             343       5 years
   In-process research and development ..........         387           n/a             n/a
Long-term debt ..................................      (1,035)          n/a             n/a
Other liabilities ...............................      (2,260)          n/a             n/a
                                                     --------         -------
Net estimated purchase price allocation .........    $  9,092         $ 1,630
                                                     ========         =======


         The tangible net assets acquired represent the historical net assets of Videonics business as of September 30, 2000. As required under purchase accounting, the assets and liabilities of Videonics have been adjusted to fair value.


         Focus performed an allocation of the total purchase price of Videonics to its individual assets acquired and liabilities assumed. Of the total purchase price, $387,000 has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the in-process research and development attributed to the Videonics transaction has been excluded from the pro forma statements of operations. However, it is reflected in the pro forma balance sheet.

            Notes To Unaudited Pro Forma Combined Condensed Financial
                        Statements of Focus and Videonics


         In addition to the value assigned to the in-process research and development projects, Videonics' tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable intangible assets include existing technology, deferred compensation, tradename, and assembled workforce.

         A  portion  of the  purchase  price  has been  allocated  to  developed technology and in-process research and development ("IPRD"). Developed technology and IPRD were identified and valued through extensive interviews, analysis of data provided by the Videonics business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

         Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of four years.

         Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.


         o Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

         The estimated revenue is based on projections of Videonics business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by the Videonics business and its competitors.

         Projected  gross  margins  and  operating   expenses   approximate  the
Videonics business' recent historical levels.

         o Discount rate. The discount rate employed in valuing the developed, core and in process technologies range from 15% to 25% and are consistent with the implied transaction discount rate. A higher discount rate was used in valuing the IPRD, due to inherent uncertainties surrounding the successful development of the IPRD, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.


         o Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 75%.

         If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

         The acquired assembled workforce is comprised of manufacturing, research and development and sales, general and administrative employees. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of three years.

           Notes To Unaudited Pro Forma Combined Condensed Financial
                        Statements of Focus and Videonics


         The Videonics tradename has been in use for over 13 years. Following the merger, certain of Focus' products will continue to sold under the Videonics tradename Videonics is known as a leading provider of digital video products throughout the world. In estimating the value of the tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of Focus' earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to Focus' possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of four years.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.



2.        Pro Forma Adjustments


         The Focus Unaudited Pro Forma Combined Condensed Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Videonics based on their respective fair values and to amortization of the fair value over the respective useful lives. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Focus and Videonics filed consolidated income tax returns during the periods presented. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

         (A) To record the estimated fair value of intangible assets as described in Note 1. Includes the following:



Existing technology ...................................               $3,495,000
Assembled workforce ...................................                1,001,000
Tradename .............................................                  317,000
Goodwill ..............................................                1,715,000
                                                                      ----------
                                                                      $6,528,000
                                                                      ==========


         (B)   To reflect estimated direct transaction expenses of $695,000.


         (C) To eliminate the historical common stock account of Videonics and to record the par value of common stock of $51,000 to be issued upon the closing of the merger.

         (D) To record the anticipated value of 5.1 million shares of Focus's common stock valued at approximately $7,974,000 (reduced by the par value of such stock of $51,000 and the assumption of the outstanding Videonics options valued at approximately $606,000.

         (E) To eliminate the historical accumulated deficit account of Videonics.

         (F) To record the in-process research and development of $387,000, which is, treated as an expense and therefore increases the accumulated deficit.

         (G) To record deferred compensation of $183,000 related to the unvested options assumed in the merger.

         (H) To record the amortization of identifiable intangible assets and goodwill related to the acquisition of Videonics as if the transaction occurred January 1, 1999.

         (I)   To   reclassify   depreciation   expense   to  conform  to  Focus
               presentation.


         (J) To record $1,200,000 of estimated restructuring costs to be incurred to integrate the two companies. These costs are primarily related to severance, lease abandonment and asset disposal.

           Notes To Unaudited Pro Forma Combined Condensed Financial
                        Statements of Focus and Videonics

         (K) To record the amortization expense associated with the deferred compensation related to unvested options totaling $91,500 and $68,625 for the twelve month and nine month period, respectively.

         Deferred tax assets totaling $1.9 million associated with non-goodwill intangibles was recorded but was offset completely by a $1.9 million increase in the valuation allowance against deferred tax assets.

         The pro forma combined consolidated financial statements include a non-recurring expense arising from a $2.1 million judgement rendered on October 10, 2000 against Focus and in favor of CRA Systems Inc.


3.       Pro Forma Net Loss Per Share


         The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma Focus common stock outstanding during each period plus the shares assumed to be issued in exchange for the outstanding shares of Videonics. Dilutive securities including the replacement Videonics options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.


4.       Subsequent Event

         On October 26, 2000 Focus issued a secured promissory note in the approximate principal amount of $2.3 million to Carl Berg, a shareholder and director of Videonics. The promissory note was issued in connection with a loan made to Focus by Mr. Berg for the purpose of collateralizing the $2.3 million bond to be posted in connection with the CRA litigation, as described above. The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. In the event the merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.

             COMPARISON OF SHAREHOLDER RIGHTS OF FOCUS AND VIDEONICS


         This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Focus common stock and Videonics common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of Focus and being a shareholder of Videonics.

Applicable State Corporate Law

         Videonics is incorporated under the laws of the State of California and is governed by the California General Corporation Law. Focus is incorporated under the laws of the State of Delaware and is governed by the General Corporation Law of the State of Delaware. As a result of this difference in governing law, shareholders of Videonics receiving shares of Focus common stock may have statutory rights different than those associated with shares of Videonics common stock.

         Important differences between the General Corporation Law of the State of California and the General Corporation Law of the State of Delaware include, but are not limited to, the following:

         o Delaware law allows a corporation to limit directors' liability and indemnify directors against claims to a greater extent than is permitted under California law.

         o     Delaware  law  allows  a  corporation   to  take  more  extensive
               anti-takeover measures than are permitted under California law, including allowing a Delaware corporation to eliminate special shareholder meetings and to elect a classified board of directors.

         o Delaware law includes a specific anti-takeover statute that prevents certain business combinations not approved by the incumbent board. California law has no analogous statute.

         In addition, Delaware law and California law differ in their treatment of appraisal or dissenters rights, the payment of dividends, and shareholder voting related to business combinations and combinations.


         As a  Delaware  corporation,  Focus is  subject  to the  provisions  of
Section 203 of the General Corporation Law of the State of Delaware. Under certain circumstances, the provisions of Section 203 may make the consummation of various business transactions by "interested shareholders," as defined in
Section 203, with Focus more difficult for a three-year period following the time that a shareholder becomes an "interested shareholder." A corporation may waive the protective provisions of Section 203 in its certificate of incorporation or bylaws, but Focus has not currently done so.


Authorized and Outstanding Capital Stock


         Videonics has two classes of authorized capital stock, designated "common stock" and "preferred stock." Videonics is authorized to issue 30,000,000 shares of common stock and, as of November 10, 2000, there were 5,902,550 shares of common stock outstanding. Videonics is also authorized to issue 10,000,000 shares of preferred stock, with such rights, preferences and designations that the board of directors of Videonics may determine. Currently there are no outstanding shares of Videonics preferred stock.


         Focus has two classes of authorized capital stock, designated "common stock" and "preferred stock," each with a par value of $0.01 per share. Focus is authorized to issue 30,000,000 shares of common stock. Focus is also authorized to issue 3,000,000 shares of preferred stock, with such rights, preferences and designations that the board of directors of Focus may determine. The rights of the holders of Focus' common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Also, any issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Focus. There are currently no outstanding shares of Focus preferred stock.

Voting Rights

         Holders of Focus common stock are also entitled to one vote on all matters submitted to Focus shareholders for their approval for each share held. However, holders of Focus common stock are not entitled to cumulate votes for the election of directors. Pursuant to Focus's bylaws, all matters submitted to the shareholders (including the election of directors) must be approved by a majority of the votes cast in a meeting where a quorum is present.


         Except with respect to the election of directors, holders of Videonics common stock are entitled to one vote on all matters submitted to Videonics shareholders for their approval for each share of common stock held. Under certain circumstances, holders of Videonics common stock are entitled to cumulate votes for the election of directors. Where votes are cumulated for the election of directors, each holder of Videonics common stock is entitled to that number of votes which is equal to the total number of shares of Videonics common stock held, multiplied by the number of directors being elected. The cumulative number of votes allotted to each Videonics shareholder using this formula may be allocated by such shareholder in any manner, including for a single director, or for two or more directors, at the discretion of such Videonics shareholder. Under Videonics' bylaws, all matters submitted to the shareholders (including the election of directors) must be approved by a majority of the votes cast in a meeting where a quorum is present.


Directors

     Number of Directors

         Focus' Board of Directors currently consists of five (5) directors. The number of directors is determined by resolution of the Board of Directors, but cannot be less than three.

         Videonics' Board of Directors currently consists of five (5) directors. The bylaws of Videonics provides that the number of directors cannot be less than three (3) nor more than five (5). The exact number of directors is fixed from time to time by the Board of Directors or by the shareholders at the annual meeting of shareholders.

     Classified Board of Directors

         Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Focus' Board of Directors is divided into three classes, as nearly equal in size as possible, with one class elected annually. Focus directors are elected for a term of three years. The term of each director is subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal. Focus' classified Board of Directors may make it more difficult for a third party to gain control of Focus.

         The classified structure of Focus' Board of Directors serves to ensure continuity and stability in a corporation's leadership in part because, at any time, at least two-thirds of the board has had prior experience on the board.
The structure also would moderate the pace of any change in control of Focus because all directors' terms do not expire at the same time, which extends the time required to elect a majority of the board.

         Videonics' Board of Directors is not divided into different classes. Members of Videonics' Board of Directors are elected by a majority of the votes cast at the annual meeting of shareholders. Videonics directors are elected until the next annual meeting of shareholders and until their successors are elected and qualified or their earlier resignation or removal.

     Removal of Directors

         Focus directors, or the entire Focus Board of Directors, may be removed with or without cause. A director can be removed with cause by the holders of a majority of the shares of Focus common stock then entitled to vote at the election of directors. A director may be removed without cause by the holders of at least seventy-five percent (75%) of the shares of Focus common stock then entitled to vote at an election of directors.

         Videonics directors, or the entire Videonics Board of Directors, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Videonics common stock then entitled to vote at an election of directors.

     Filling Vacancies on the Board of Directors

         Except as otherwise required by the Certificate of Incorporation or the Delaware General Corporation Law, any vacancies in Focus' Board of Directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the Focus Board of Directors, will be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Vacancies in Focus' Board of Directors will not be filled by shareholders. Newly created directorships or decreases in directorships in Focus' Board of Directors will be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

         To the extent reasonably possible, any newly created Focus directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any eliminated Focus directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

         A vacancy or vacancies in Videonics' Board of Directors shall be deemed to exist in the case of the death, resignation or removal of any director, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors be increased, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting. Videonics' bylaws provide that any vacancy on Videonics' board of directors may be filled by the remaining members of the board of directors (even if less than a quorum), or the sole remaining director, except that any vacancies created by removal of a director by vote of the shareholders or court order may only be filled by a vote of the shareholders. In addition, the shareholders may fill any vacancies not filled by the directors.

Shareholder Action by Written Consent

         Focus shareholders may take action at annual or special meetings of shareholders, or by the written consent of shareholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted.

         Videonics shareholders must take action at annual or special meetings of shareholders. No action can be taken by the written consent of shareholders.

Ability to Call Special Meetings

         Special meetings of Focus shareholders may be called only by Focus' Board of Directors, the chairman of the Focus Board of Directors, the President, or by the affirmative vote of a majority of the Focus Board of Directors or by shareholders entitled to cast not less than 10% of the vote at such meetings.

         Special meetings of Videonics shareholders may be called only by the Videonics' Board of Directors, the chairman of the Videonics Board of Directors, its president, or any holders of not less than 10% of the capital stock of Videonics.

Advance Notice Provisions for Shareholder Nominations and Proposals

         Focus' bylaws allow shareholders to nominate candidates for election to Focus' Board of Directors or to propose business to be transacted at an annual shareholder meeting. However, such

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nominations and proposals may only be made by a shareholder who has given timely written notice to the secretary of Focus before the annual shareholder meeting in the manner described below.

         Under Focus' bylaws, to be timely, notice of shareholder nominations or proposals to be made at an annual shareholder meeting must be delivered to the secretary of Focus not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual shareholder meeting. However, if the date of the annual meeting is moved ahead more than 30 days before or delayed by more than 60 days after the anniversary of the preceding year's annual shareholder meeting, notice to be timely must be delivered not earlier than the close of business on (i) the 90th day prior to such annual meeting and not later than the close of business on the later of the (ii) the 60th day prior to such annual meeting; or (iii) the 10th day following the day on which public announcement of the date of such meeting is first made.

         Shareholder nominations and proposals will not be brought before any Focus shareholder meeting unless the nomination or proposal was brought before the meeting in accordance with Focus' shareholder advance notice procedure, as set forth in the Bylaws.

         Videonics' bylaws allow shareholders to nominate candidates for election to Videonics' Board of Directors or to propose business to be transacted at an annual shareholder meeting. However, such nominations and proposals may only be made by a shareholder who has given timely written notice to the secretary of Videonics before the annual shareholder meeting in the manner described below.

         Under Videonics' bylaws, to be timely, notice of shareholder nominations or proposals to be made at an annual shareholder meeting must be delivered to the secretary of Videonics not less than 120 days in advance of the date specified in the proxy materials.

         Videonics does not have a provision in its Articles of Incorporation or bylaws requiring advance notice or a specific procedural process for shareholder nominations of candidates for election to the Videonics Board of Directors or for shareholder proposals before Videonics' annual shareholder meeting. However, certain procedures must be met for nominations.

Amendment of Articles/Certificate of Incorporation

         Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. In addition, the Certificate of Incorporation of Focus requires, for certain amendments to the Certificate, the affirmative vote of the holders of shares of voting stock of Focus representing at least seventy-five percent (75%) of voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together in a single class.

         Under California law, the approval of the board of directors of a California corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally is required for amendment of the articles of incorporation unless a higher vote is required by the corporation's articles of incorporation. Videonics does not currently have a higher vote required by its Articles of Incorporation in order to amend such documents.

Amendment of Bylaws

         Under Delaware law, shareholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The shareholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated that power.

         Focus' by-laws may be amended or repealed by the affirmative vote of a majority of the Focus Board of Directors at any meeting or by the affirmative vote of the holders of eighty percent (80%) of the outstanding voting power of the then outstanding shares of capital stock of Focus at any meeting at which a proposal to amend or repeal the by-laws is properly presented.

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


         Videonics' bylaws may be amended or replaced by the vote of a majority of the outstanding shares entitled to vote. Additionally, Videonics' Board of Directors is authorized to alter, amend and repeal Videonics' bylaws at any meeting of the board. Its bylaws do not contain any supermajority voting requirements for amendments. Holders of a majority of the outstanding shares of Videonics common stock can also amend the by-laws by vote. This means that a lower vote is required to change Videonics' bylaws than is required to change Focus' bylaws.

Limitation of Liability of Directors

         Focus's  certificate  of  incorporation   provides  that  the  personal
liability of Focus's directors to Focus and its shareholders for monetary damages arising out of a breach of the directors' fiduciary duties has been expressly eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Focus's certificate of incorporation provides that if the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of a director, then the liability of Focus's directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Currently, the General Corporation Law of the State of Delaware permits a corporation to include a provision in its certificate of incorporation or bylaws enabling the corporation to limit or eliminate the personal liability of its directors to the corporation or its shareholders for damages arising out of a breach of the directors' fiduciary duties, subject to certain limitations.

         Videonics' articles of incorporation provide that the personal liability of Videonics' directors to Videonics and its shareholders for monetary damages arising out of a breach of the directors' fiduciary duties has been expressly eliminated to the fullest extent permitted by the Corporation Law of the State of California. Currently, the Corporation Law of the State of California permits a corporation to include a provision in its articles of incorporation or bylaws enabling the corporation to limit or eliminate the personal liability of its directors to the corporation for damages arising out of a breach of the directors' fiduciary duties, subject to certain limitations. The limitation of liability permitted by California law does not apply to actions brought directly by shareholders (such as a shareholder class action lawsuit) or to liabilities resulting from "acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders" or "acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders."

         While these provisions provide the directors of Videonics and Focus with protection against awards for monetary damages arising out of a breach of fiduciary duties, they do not eliminate the duty itself. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her fiduciary duties.

Indemnification of Directors and Officers

         The General Corporation Law of the State of Delaware permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action, other than an action by or in the right of the corporation, to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which he or she had no reason to believe was unlawful.

         Focus' Certificate of Incorporation provides for the indemnification of its directors and officers. The indemnification provisions state that any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action or suit brought by Focus, because that person either:

         o     is or was a director or officer of Focus; or

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


         o is or was serving at the request of Focus, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), will be indemnified against expenses, including attorney's fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, and any appeal therefrom, to the fullest extent permitted by Delaware law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any law (common or statutory), agreement, vote of shareholders or disinterested directors or otherwise.

         In the case of any action or suit by Focus to procure a judgment in its favor, no indemnification will be made (i) except for expenses, including attorneys' fees, or (ii) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Focus, unless and only to the extent that the Court of Chancery of Delaware determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the director, officer or trustee is entitled to indemnity for such expenses which the court finds proper.

         Additionally, Focus may pay expenses incurred by its directors, officers or trustees in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, those payments will be made only if Focus receives an undertaking by or on behalf of the director, officer or trustee, to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Focus.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Videonics' articles of incorporation limit the liability of directors to the full extent permitted by California law. California law provides that a corporation's articles of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except liability for:

         o acts of omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o acts or omissions that a director believes to be contrary to the best interest of Videonics or its shareholders or that involve the absence of good faith on the part of the director;

         o any transaction from which a director derived an improper personal benefit;

         o acts or omissions that show a reckless disregard for the director's duty to Videonics or Videonics' shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Videonics or its shareholders;

         o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Videonics or its shareholders;

         o unlawful payments of dividends or unlawful stock repurchases or redemptions, unlawful distribution of assets to shareholders or unlawful loans or guarantees to directors, officers and others; or

         o     any transaction between a director and Videonics.

         Videonics' bylaws provide that it will indemnify its directors, officers, employees or other agents to the fullest extent permitted by California law, including circumstances in which indemnification is

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otherwise  discretionary  under  California  law.  Videonics  has  entered  into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require Videonics:

         o to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

         o to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

         o to obtain directors' and officers' insurance if available on reasonable terms.


         The Securities and Exchange Commission has advised that, in its opinion, any indemnification of the directors and officers of Focus or Videonics for liabilities arising under the Securities Act of 1933, as amended is against public policy as expressed in the Act and is therefore unenforceable.


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                                     EXPERTS

         The consolidated financial statements of Focus as of December 31, 1999 and for the year ended have been incorporated in this joint proxy statement/prospectus and in the Registration Statement by reference to our Annual Report on Form 10-KSB/A for the year ended December 31, 1999, in reliance on the report of Wolf & Company, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.


         The consolidated financial statements of Videonics as of December 31 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                                  LEGAL MATTERS

         The validity of Focus common stock to be issued to Videonics shareholders pursuant to the merger and certain other legal matters in connection with the merger will be passed upon for Focus by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, Boston, Massachusetts.


                                  OTHER MATTERS

         As of the date of this joint proxy statement/prospectus, management of Focus and Videonics know of no other business that will come before their respective annual meetings. Should any other matters properly come before the annual meetings, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any other matter in accordance with the discretion of the Focus and Videonics Boards of Directors.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."


         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


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


Focus

         The following documents filed by Focus with the SEC, are hereby incorporated by reference into this joint proxy statement/prospectus:


         o Notification of late filing of Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 on Form NT 10-K filed with the Commission on March 30, 2000.

         o Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on April 14, 2000.

         o Annual Report on form 10-KSB/A for the fiscal year ending December 31, 1999, filed with the Commission on May 1, 2000.

         o Notification of late filing on Form 10-QSB for quarterly period ended March 31, 2000 on Form NT-10Q, filed with the Commission on May 15, 2000.


         o Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000, filed with the Commission on May 22, 2000.

         o Report on Form 8-K filed with the Commission on March 2, 2000 containing a press release announcing that the Focus board of directors have formed a committee to review certain financial control issues and determine the possible effects of such issues on the financial statements of Focus for the year ended December 31, 1999 and prior periods.

         o Notification of late filing of Form 10-QSB for quarterly period ended June 30, 2000 on Form NT 10-Q, filed with the Commission on August 15, 2000.

         o Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000, filed with the Commission on August 21, 2000.

         o Current report on Form 8-K filed with the Commission on September 8, 2000 containing a press release announcing the execution of the merger agreement and a copy of the merger agreement.


         o Current report on Form 8-K filed with the Commission on October 31, 2000 to announce the issuance of a secured promissory note in the principal amount of $2.3 million in order to collateralize a $2.3 million bond to be posted in connection with Focus' litigation with CRA Systems, Inc. Focus also announced that it had submitted a supersedeas bond in the Federal District Court of Waco, Texas to suspend the enforcement of a $1.8 million judgement in favor of CRA Systems, Inc.

         o Current report on Form 8-K/A filed with the Commission on November 2, 2000 to attach additional exhibits to the previously filed Form 8-K, filed on October 31, 2000.

         o Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed with the Commission on November 14, 2000.

         You may request a copy of these filings, at no cost, by writing or telephoning Focus at the following address:

         Focus Enhancements, Inc.
         Attention: Investor Relations
         600 Research Drive
         Wilmington, Massachusetts 01887
         (978) 988-5888.


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


Videonics


         The following documents filed by Videonics with the SEC, are hereby incorporated by reference into this joint proxy statement/prospectus:


         o Annual report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 29, 2000.

         o Annual report on Form 10-K/A for the fiscal year ended December 31, 1999, filed with the Commission on April 28, 2000.

         o Quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 11, 2000.

         o Quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

         o Report on Form 8-K filed with the Commission on September 8, 2000 containing a press release announcing the execution of the merger agreement and a copy of the merger agreement.


         o Quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000.

         You may request a copy of these filings at no cost, by writing or telephoning Videonics at the following address:

         Videonics, Inc.
         Attention: Investor Relations
         1370 Dell Avenue
         Campbell, California 95008
         (408) 866-8300.


         This joint proxy statement/prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this joint proxy statement/prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                             ACCOMPANYING DOCUMENTS


         This joint proxy statement/prospectus includes copies of Focus' and Videonics' Annual Reports on Form 10-KSB/A and 10-K, respectively, for the year ended December 31, 1999 and Focus' and Videonics' Quarterly Reports on Form 10-Q, for the quarter ended September 30, 2000. See Appendices F, G, H, and I.


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                                   APPENDIX A

            AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 30, 2000

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 30, 2000, is entered into by and among Focus Enhancements, Inc., a Delaware corporation ("Focus"), PC Video Conversion, Inc., a Delaware corporation and a wholly owned subsidiary of Focus ("Merger Subsidiary"), and Videonics, Inc., a California corporation ("Videonics").

     Whereas, the Board of Directors of each of Focus, Merger Subsidiary and Videonics has determined that it is in the best interests of its shareholders that Focus and Videonics enter into a business combination under which a subsidiary of Focus will merge with and into Videonics pursuant to the Merger (as defined in Section 1.1 hereof);

     Whereas, upon completion of the Merger, vacancies on the Board of Directors of Focus shall be filled by persons appointed by the Board of Directors of Focus such that the Board of Directors of Focus consists of seven persons, four of whom shall be nominated by Focus and three of whom shall be nominated by Videonics;

     Whereas, upon completion of the Merger, Michael D'Addio, the Chief Executive Officer of Videonics, shall be appointed as the President and Chief Executive Officer of Focus;

     Whereas, the Board of Directors of each of Focus, Merger Subsidiary and Videonics has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and goals and has approved the Merger upon the terms and conditions set forth herein; and

     Whereas, for federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization.

     Now, therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER


     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement, the Delaware Corporation Law ("DCL") and the California Corporate Law ("CCL"), Merger Subsidiary will be merged with and into Videonics (the "Merger"), whereby the separate corporate existence of Merger Subsidiary shall cease and Videonics shall continue as the surviving corporation which shall be a subsidiary of Focus. Videonics as the surviving corporation after the Merger is herein sometimes referred to as the "Surviving Corporation" and Merger Subsidiary as the non-surviving corporation after the Merger is herein sometimes referred to as the "Merged Corporation." Videonics, Focus and Merger Subsidiary are herein referred to collectively as the "Parties" and each individually as a "Party."

     Section 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof and the consummation of the Closing referred to in Section 2.9 hereof, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DCL and CCL (the time of such filing being the "Effective Time").

     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DCL and CCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Videonics and Merger Subsidiary shall continue with, or vest in, as the case may be, Videonics as the Surviving Corporation, and all debts, liabilities and duties of Videonics and Merger Subsidiary shall continue to be, or become, as the case may be, the debts, liabilities and duties of Videonics as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct subsidiary of Focus.

     Section 1.4 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.5 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by Videonics and Focus before the Effective Time, at the Effective Time:

      (a) the Certificate of Incorporation of Videonics as the Surviving Corporation shall be the Articles of Incorporation of Videonics as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Certificate of Incorporation;


      (b) the bylaws of Videonics as the Surviving Corporation shall be the bylaws of Videonics immediately prior to the Effective Time, until thereafter amended as provided by Law and the Certificate of Incorporation and the bylaws of such Surviving Corporation; and

      (c) the directors and officers of Videonics immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If at the Effective Time a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the bylaws of the Surviving Corporation.


                                   ARTICLE II

                EFFECT ON STOCK OF THE SURVIVING CORPORATION AND
                             THE MERGED CORPORATION


     Section 2.1 Conversion of Securities. The manner and basis of converting the shares of common stock of the Surviving Corporation and of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

     Section 2.2 Conversion of Shares.

      (a) Subject to Section 2.7, each share of common stock, no par value, of Videonics ("Videonics Common Stock") issued and outstanding immediately before the Effective Time (excluding those canceled pursuant to Section 2.3) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, be converted into and become 0.87 shares of common stock, par value $0.01 per share, of Focus ("Focus Common Stock"), provided that any Dissenting Shares (as defined in Section 2.13) shall dealt with as provided in Section 2.13. Such ratio of Videonics Common Stock to Focus Common Stock is herein referred to as the "Exchange Ratio."

      (b) As of the Effective Time, all shares of Videonics Common Stock converted pursuant to Section 2.2(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each, an "Old Certificate") representing any such shares of Videonics Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Focus Common Stock, in accordance with Section 2.2(a), certain dividends or other distributions in accordance with Section 2.7(d) and any cash in lieu of fractional shares of Focus Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.6, without interest.

     Section 2.3 Cancellation of Treasury Shares and Shares Owned by Focus and Merger Subsidiary. At the Effective Time, each share of Videonics Common Stock held in the treasury of Videonics or owned by Merger Subsidiary or Focus immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Focus or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     Section 2.4 Conversion of Common Stock of the Merged Corporation into Common Stock of the Surviving Corporation. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Focus, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Immediately after the Effective Time and upon surrender by Focus of the certificates representing the shares of the common stock of Merger Subsidiary, Videonics as the Surviving Corporation shall deliver to Focus an appropriate certificate or certificates representing the Surviving Corporation Common Stock created by conversion of the common stock of Merger Subsidiary owned by Focus.

     Section 2.5 Adjustments to Exchange Ratio. Without limiting any other provision of this Agreement, the Exchange Ratio shall be correspondingly adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Focus Common Stock or Videonics Common Stock), reorganization, recapitalization, reclassification, conversion, consolidation, contribution or exchange of shares, any shelf-registration or other like change with respect to Focus Common Stock or Videonics Common Stock occurring after the date hereof and prior to the Effective Time.

     Section 2.6 Fractional Shares. No fraction of a share of Focus Common Stock will be issued hereunder, but in lieu thereof each holder of Videonics Common Stock who would otherwise be entitled to a fraction of a share of Focus Common Stock (after aggregating all fractional shares of Focus Common Stock to be received by such holder) shall receive from Focus an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the closing price for a share of Focus Common Stock on the NASDAQ Composite Transaction Tape on the first trading day immediately following the Effective Time.

     Section 2.7 Surrender of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Focus shall designate a bank or trust company to act as Exchange Agent in the Merger.

      (b) Focus to Provide Common Stock. On or prior to the Effective Time, Focus shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of Focus Common Stock issuable pursuant to
   Section 2.2 in exchange for outstanding Videonics Common Stock, together with an estimated amount of cash to be paid pursuant to Section 2.6 in lieu of fractional shares.

      (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Videonics Common Stock whose shares were converted into the right to receive shares of Focus Common Stock pursuant to Section 2.2, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the
   Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Focus may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Focus Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and Focus shall cause to be distributed, a certificate representing the number of whole shares of Focus Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Videonics Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Focus Common Stock into which such Videonics Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6.

   Any portion of the shares of Focus Common Stock deposited with the Exchange Agent pursuant to Section 2.7(b) which remains undistributed to the holders of the Certificates representing Videonics Common Stock for twelve (12) months after the Effective Time shall be delivered to Focus, upon demand, and any holders of Videonics Common Stock who have not theretofore complied with this Article II shall thereafter look only to Focus for Focus Common Stock, any cash in lieu of fractional shares of Focus Common Stock and any dividends or distributions with respect to Focus Common Stock to which such holders may be entitled.

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Focus Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Videonics Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable escheat Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Focus Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Focus Common Stock.

      (e) Transfers of Ownership. If any certificate for shares of Focus Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Focus, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Focus Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Focus or any agent designated by it that such tax has been paid or is not payable.

      (f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Focus, Merger Subsidiary or the Surviving Corporation shall be liable to a holder of Videonics Common Stock for any Focus Common Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (g) Withholding of Tax. Focus or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Videonics Common Stock such amounts as Focus (or any affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by Focus or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Videonics Common Stock in respect of whom such deduction and withholding were made by Focus.

     Section 2.8 Further Ownership Rights in Videonics Common Stock. All shares of Focus Common Stock issued upon the surrender for exchange of Videonics Common Stock in accordance with the terms of this Article II (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Videonics Common Stock under this Article II, and there shall be no further registration of transfers on the records of the Surviving Corporation of Videonics Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     Section 2.9 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in Article VII shall have been satisfied (or waived in accordance with Section 8.4, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, unless another place is agreed to in writing by the parties.

     Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Focus Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 2.6; provided, however, that Focus may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Focus or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     Section 2.11 Tax Consequences. For federal income tax purposes, the parties intend that the Merger be treated as a tax free reorganization under the Code and the parties agree to take whatever steps are required to give effect to the Merger on such a basis.

     Section 2.12 Options to Purchase Videonics Common Stock. (a) At the Effective Time, each option or warrant granted by Videonics to purchase shares of Videonics Common Stock (collectively, the "Videonics Options", and each a "Videonics Option) which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Focus and converted into an option or warrant to purchase shares of Focus Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

      (i) the number of shares of Focus Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of Videonics Common Stock subject to the Videonics Option and (y) the Exchange Ratio;

      (ii) the exercise price per share of Focus Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the Videonics Common Stock under the Videonics Option divided by (y) the Exchange Ratio; and

      (iii) upon each exercise of a Videonics Option by a holder thereof, the aggregate number of shares of Focus Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

     The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

      (b) Focus shall reserve for issuance a sufficient number of shares of Focus Common Stock for delivery upon exercise of Videonics Options assumed by Focus under this Agreement. Focus shall file as soon as practicable after the Effective Date a registration statement under the Securities Act covering the shares of Focus Common Stock issuable upon the exercise of the Videonics Options assumed by Focus pursuant to Section 2.12(a), and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Videonics Options.

     Section 2.13 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Videonics Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has the right (to the extent such right is available by Law) to demand and receive payment of the fair value of the shares of Videonics Common Stock owned by such shareholder (the "Dissenting Shares") pursuant to the CCL, shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.2 unless and until such shareholder shall fail to perfect his or her right to an appraisal or shall have effectively withdrawn or lost such right under the CCL, as the case may be. Such Dissenting Shares shall be cancelled at the Effective Time and, thereafter, shall represent only the right to exercise statutory dissent right under the CCL or receive the consideration provided for in Section 2.2.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF VIDEONICS

     Except as expressly disclosed in the Videonics Filed SEC Reports (as defined below) (including all exhibits referred to therein) or as set forth in the disclosure schedule delivered by Videonics to Focus as provided for herein (the "Videonics Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), Videonics hereby represents and warrants to Focus as follows:

     Section 3.1 Organization and Qualification. Videonics is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Videonics has the requisite corporate power and authority and any necessary Governmental Authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

     Section 3.2 Articles of Incorporation and Bylaws. Videonics has heretofore furnished, or otherwise made available, to Focus a complete and correct copy of the Articles of Incorporation and the bylaws, each as amended to the date hereof, of Videonics. Such Articles of Incorporation and bylaws are in full force and effect. Videonics is not in violation of any of the provisions of its Articles of Incorporation.

     Section 3.3 Capitalization.

      (a) The authorized capital stock of Videonics consists of (i) 10,000,000 shares of preferred stock, no par value, none of which is outstanding or reserved for issuance, and (ii) 30,000,000 shares of Videonics Common Stock, no par value, of which, as of July 31, 2000, (A) 5,899,299 shares were validly issued and outstanding as fully paid and non-assesable, (B) no shares were held in the treasury of Videonics, (C) 858,239 shares were issuable upon the exercise of options outstanding under the Videonics employee and director stock option plans or agreements, and (D) 95,000 shares were issuable pursuant to outstanding warrants. Since July 31, 2000, no shares of Videonics Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence. There are no outstanding Videonics Equity Rights except for Videonics Equity Rights issued to Videonics employees in the ordinary course of business. Section 3.3 of the Videonics Disclosure Schedule sets forth a complete and accurate list of all outstanding Videonics Equity Rights as of July 31, 2000, including the terms and the holder thereof. There are no outstanding obligations of Videonics to repurchase, redeem or otherwise acquire any shares of capital stock of Videonics.

      (b) Videonics does not have any subsidiaries.

      (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Videonics is a party or by which Videonics is bound with respect to the voting of any shares of capital stock of Videonics.

     Section 3.4 Authority Relative to this Agreement.

      (a) Videonics has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement by Videonics' shareholders required by the CCL (the "Videonics Shareholder Approval"), to perform its obligations hereunder. The execution and delivery of this Agreement by Videonics, and the consummation by Videonics of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Videonics, subject to obtaining the Videonics Shareholder Approval. This Agreement has been duly executed and delivered by Videonics and, assuming the due authorization, execution and delivery thereof by each of Focus and Merger Subsidiary, constitutes a legal, valid and binding obligation of Videonics, enforceable against it in accordance with its terms.

      (b) The Board of Directors of Videonics has directed that this Agreement be submitted to the shareholders of Videonics for their approval and authorization. The affirmative vote of a majority (50% plus one vote) of the votes cast, in person or by proxy, by holders of the outstanding Videonics Common Stock at
   a  special   meeting  of  the   shareholders  of  Videonics  (the  "Videonics
   Shareholders' Meeting") is the only vote of the holders of any class or series of capital stock of Videonics necessary to approve and authorize this Agreement, the Merger and the other transactions contemplated hereby and thereby.

     Section 3.5 No Conflict; Required Filings and Consents.

      (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Videonics does not, and the performance of this Agreement by Videonics will not, (i) violate or conflict with the Articles of Incorporation or bylaws of Videonics, (ii) conflict with or violate any Law applicable to Videonics or by which any of its property or assets (including investments) is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets (including investments) of Videonics pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Videonics is a party or by which Videonics or any of its property or assets (including investments) is bound or affected, except, in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Videonics.

      (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the HSR Act or any Foreign Competition Laws and the filing and recordation of appropriate merger or other documents under the DCL and CCL, (i) Videonics is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained by Videonics in connection with its execution, delivery or performance of this Agreement.

     Section 3.6 SEC Filings; Financial Statements.

      (a) Videonics has filed all forms, reports and documents required to be filed with the SEC since December 15, 1994 (collectively, the "Videonics SEC Reports", with such Videonics SEC Reports filed with the SEC prior to the date hereof being referred to as "Videonics Filed SEC Reports"). The Videonics SEC Reports (i) were prepared in accordance and complied as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective Acts, and (ii) did not at the time they were filed (or if amended by a filing prior to the date hereof as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The financial statements, including all related notes and schedules, contained in the Videonics SEC Reports (or incorporated by reference therein)
   (i) fairly present the consolidated financial position of Videonics as at the respective dates thereof and the consolidated results of operations and cash flows of Videonics for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and (ii) in the case of financial statements included in Videonics SEC Reports, complied in all material respects with applicable accounting requirements of the SEC.

     Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Videonics Filed SEC Reports and in Section 3.7 of the Videonics Disclosure Schedule, since December 31, 1999, (i) Videonics has not incurred any liability except in the ordinary course of its business consistent with its past practices and which will not, either individually or in the aggregate, have a Material Adverse Effect on Videonics, (ii) there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Videonics which has had, or is reasonably likely to have, a Material Adverse Effect on Videonics, and (iii) Videonics has conducted its business in the ordinary course consistent with its past practices.

     Section 3.8 Litigation. There are no Actions pending or, to Videonics' knowledge, threatened against Videonics, or any properties or rights of Videonics, by or before any Governmental Authority, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Videonics or prevent, materially delay or intentionally delay the ability of Videonics to consummate transactions contemplated hereby. Videonics is not subject to any Actions or claims which, individually or in the aggregate, has or might have a Material Adverse Effect on Videonics.

     Section 3.9 Permits; No Violation of Law. The business of Videonics is not being conducted in violation of any Law, or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may have a Material Adverse Effect on Videonics. No investigation or review by any Governmental Authority (including any stock exchange or other self- regulatory body) with respect to Videonics, in relation to any alleged violation of Law is pending or, to Videonics' knowledge, threatened, nor has any Governmental Authority (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Videonics. Videonics is not subject to any cease and desist or other order, judgment, injunction or decree issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Videonics, nor has Videonics been advised that any Governmental Authority is considering issuing or requesting any of the foregoing.

     Section 3.10 Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of Videonics for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Focus in connection with the issuance of shares of Focus Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Videonics for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the meetings of Videonics and Focus shareholders to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to shareholders and at the times of the Videonics shareholders' meeting and the Focus shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to Focus) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.11 Employee Matters; ERISA.

      (a) Section 3.11(a) of the Videonics Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan; each "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Videonics or any entity, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Videonics within the meaning of Section 414 of the Code or which could be deemed a of ERISA (a "Videonics ERISA Affiliate"), or to which Videonics or a Videonics ERISA
   Affiliate is a party, whether written or oral, for the benefit of any director, employee or former employee of Videonics or any Videonics ERISA Affiliates, whether or not such plan has been terminated (the "Videonics Plans"). There are no restrictions on the ability of Videonics or any Videonics ERISA Affiliates to amend, modify or terminate any Videonics Plan and each Videonics Plan is fully and readily assignable and transferable by its sponsor to either the Focus or the Merger Subsidiary.

      (b) Videonics has heretofore made available to Focus true and complete copies of the Videonics Plans and any amendments thereto (or if the Videonics Plan is not a written Videonics Plan, a description thereof), any related trust or other funding vehicle, the three (3) most recent reports or summaries required under ERISA or the Code, the most recent audited financial statements and most recent determination letter received from the Internal Revenue Service with respect to each Videonics Plan intended to qualify under Section 401 of the Code.

      (c) No Videonics Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Videonics Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. No Videonics Plan is a "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA.

      (d) Except as would not be materially adverse to Videonics, each Videonics Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
   Section 4975 of the Code, with respect to any Videonics Plan; there are no claims pending (other than routine claims for benefits) or threatened against any Videonics Plan or against the assets of any Videonics Plan, nor are there any current or threatened Encumbrance on the assets of any Videonics Plan. Videonics and all Videonics ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Videonics Plans. All contributions required to be made to any Videonics Plan under applicable Law or the terms of the respective Videonics Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Videonics Plan for the current plan years; except as disclosed on Section 3.11(d) of the Videonics Disclosure Schedule, the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Videonics Plan.

      (e) Each Videonics  Plan intended to be "qualified"  within the meaning of
   Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received a favorable determination or other letter indicating that they are so qualified, and no event has occurred since the date of said letter(s) that could reasonably be expected to materially adversely affect the qualification of such Videonics Plan.

      (f) No Videonics Plan or written or oral agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for directors, employees or former employees of Videonics or Videonics ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

      (g) No amounts payable under the Videonics Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

      (h) Except as set forth in section 3.11 of the Videonics Disclosure Schedule, the execution, delivery and performance of, and consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Videonics or any Videonics ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) assuming Focus takes the action specified in Section 2.12, accelerate the vesting of any stock option or of any shares of restricted stock.

     Section 3.12 Employment and Labor Matters.

      (a) Except as identified in Section 3.12(a) of the Videonics Disclosure Schedule, as of the date hereof, there are no material employment, consulting, severance pay, continuation pay, termination or indemnification agreement or other similar agreements of any nature (whether in writing or not) between Videonics and any current or former shareholder, officer, director, employee, or any consultant. Except as set forth in Section 3.12(a) of the Videonics Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Videonics Agreement or any of the agreements set forth in Section 3.12(a) of the Videonics Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein that could result in the payment of any such benefits or payments. Videonics is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of Videonics' employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no threatened or pending Actions alleging claims against Videonics brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices.

      (b) Except as set forth in Section 3.12(b) of the Videonics Disclosure Schedule, there are no controversies, pending or threatened, between Videonics and any of its employees and employee relations are, in general, considered to be good; Videonics is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Videonics, nor are there any activities or proceedings of any labor union to organize any such employees of Videonics; during the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Videonics. Videonics does not have nor at the Closing will it have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). Videonics is in material compliance with all applicable state, local, federal and foreign employment, wage and hour, labor and other employee applicable laws.

     Section 3.13 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Videonics: (i) Videonics has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by it were not contaminated with Hazardous Substances during the period of ownership or operation by it; (iv) it is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) it has not been associated with any release or threat of release of any Hazardous Substance; (vi) it has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) it is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) it knows of no circumstances or conditions involving it that could result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     Section 3.14 Absence of Restrictions on Business Activities. Except as set forth in Section 3.14 of Videonics Disclosure Schedule, there is no agreement or order binding upon Videonics or any of its properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Videonics or the conduct of business by Videonics as currently conducted. Except as set forth in Section 3.14 of Videonics Disclosure Schedule, Videonics is not subject to any non-competition or similar restriction on its business. Videonics has not at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

     Section  3.15 Title to Assets;  Leases.  Videonics  owns no real  property.
Section 3.15 of Videonics Disclosure Statement sets forth a true and complete list of all real property leased by Videonics, and the aggregate monthly rental or other fee payable under such lease. Except as described in Section 3.15 of the Videonics Disclosure Schedule, Videonics has good and marketable title to all of its properties and assets, free and clear of all Encumbrances, charges and encumbrances, except Encumbrances for Taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. All leases pursuant to which Videonics leases real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Videonics has not taken adequate steps to prevent such a default from occurring).

     Section 3.16 Brokers. Except as disclosed in Schedule 3.16 of the Videonics Disclosure Schedule, the arrangements which have been disclosed to Focus prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Videonics.

     Section 3.17 Tax Matters. Except as set forth in Section 3.17 of the Videonics Disclosure Schedule:

      (a) All federal, state, local and foreign Tax Returns required to have been filed by Videonics have been filed with the appropriate governmental authorities by the due date thereof, including extensions, and correctly and completely reflect all material Tax liabilities of Videonics required to be shown thereon;

      (b) All Taxes  payable by or with  respect to  Videonics,  have been fully
   paid  or  adequately   reflected  as  a  liability  on  Videonics'  financial
   statements included in the Videonics SEC Reports;

      (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Videonics has made due and sufficient accruals for such Taxes in its books and records and financial statements;

      (d) Neither Videonics nor any of its affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

      (e) No deficiencies for any Taxes have been proposed, asserted or assessed against Videonics that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on Videonics. All assessments for Taxes due and owing by or with respect to Videonics with respect to completed and settled examinations or concluded litigation have been paid. Videonics has not incurred a Tax liability since December 31, 1999, other than those incurred in the ordinary course of business.

      (f) Videonics is not aware of any material Encumbrances for Taxes upon any assets of Videonics apart from Encumbrances for Taxes not yet due and payable; and

      (g) Videonics has not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, Videonics has been granted or requested which has not since expired.

      (h) Videonics is not and has never been (nor does Videonics have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and Videonics is not a party to any Tax allocation or sharing agreement or liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

      (i) Videonics is not presently and has not been a "foreign investment company" as such term is defined in Section 1246(b) of the Code.

      (j) Videonics is not presently and has not been a "passive foreign investment company" as such term is defined in Section 1297(a) of the Code.


      (k) Videonics is not presently and has not been at any time during the last five years a "controlled foreign corporation" as such term is defined in
   Section 957(a) of the Code.

      (l) Videonics has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under
   Section 280G of the Code.

      (m) No unsatisfied deficiency, delinquency or default for any Tax has been ordered, proposed or assessed against or with respect to Videonics, nor has Videonics received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

      (n) Videonics has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (o) Videonics has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and has, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

      (p) No property of Videonics is "tax-exempt use property" as such term is defined in Section 168 of the Code.

      (q) Videonics has not made an election under Section 341(f) of the Code.

     Section 3.18 Intellectual Property.

      (a) Section 3.18(a) of Videonics Disclosure Schedule sets forth, for the Intellectual Property owned by Videonics, a complete and accurate list of all United States and foreign (a) patents; (b) trademarks, registrations (including material Internet domain registrations) and applications and material unregistered trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

      (b) All trademarks, patents and copyrights are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. No issued trademark has been or is now involved in any cancellation and, to the knowledge of Videonics, no such action is threatened with respect to any of the trademarks that would have Material Adverse Effect. No patent has been or is now involved in any interference, reissue, re-examination or opposing proceeding. To the knowledge of Videonics, there are no potentially conflicting trademarks or potentially interfering patents of any third party.

      (c) Section 3.18(c) of Videonics Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to Videonics any material right to use or practice any rights under any Intellectual Property other than Intellectual Property which is used for infrastructural purposes and is commercially available on reasonable terms (collectively, the "Videonics License Agreements"), indicating for each the title and the parties thereto.

      (d) Except as set forth in Schedule 3.18(d) of the Videonics Disclosure Schedule or as would not be materially adverse to Videonics:

          (i) Videonics owns free and clear of all Encumbrances, all owned Intellectual Property used in Videonics' business, and has a valid and enforceable right to use all of the Intellectual Property licensed to Videonics and used in Videonics' business;

          (ii) Videonics has taken reasonable steps to protect the Intellectual Property which Videonics owns;

          (iii) The conduct of Videonics' business as currently conducted or contemplated does not infringe upon any Intellectual Property rights owned or controlled by any third party;

          (iv) There is no litigation pending or, to the knowledge of Videonics, threatened or any written claim from any Person (a) alleging that Videonics' activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property of Videonics;

          (v) To the knowledge of Videonics, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Videonics and no such Actions have been brought against any third party by Videonics;

          (vi) The execution, delivery and performance by Videonics of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss or impairment of or give rise to any right of any third party to terminate any of Videonics' right to own any of the Intellectual Property owned by Videonics or to use any Intellectual
       Property licensed to Videonics pursuant to the Videonics License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property; and

          (vii) The Software owned or purported to be owned by Videonics was either (i) developed by employees of Videonics within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to Videonics pursuant to written agreements or (iii) otherwise acquired by Videonics from a third party.

      (e) Except as would not have a Material Adverse Effect on Videonics, all trademarks of Videonics have been in continuous use by Videonics. To the knowledge of Videonics (i) there has been no prior use of such trademarks by any third party which would confer upon said third party superior rights in such trademarks, (ii) Videonics have adequately policed all trademarks against third party infringement and (iii) the registered trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

      (f) Except as would not be materially adverse to Videonics, Videonics has taken all reasonable steps in accordance with normal industry practice to protect Videonics' rights in confidential information and trade secrets of Videonics. Without limiting the foregoing and except as would not be materially adverse to Videonics, Videonics has and enforces a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with Videonics' standard forms thereof. Except under confidentiality obligations, to the knowledge of Videonics, there has been no material disclosure by Videonics of material confidential information or trade secrets.

     Section 3.19 Insurance. Section 3.19 of Videonics Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Videonics. There is no claims by Videonics pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Videonics is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and Videonics shall maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Videonics and reasonable in light of the assets of Videonics. To the knowledge of Videonics as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

     Section 3.20 Ownership of Securities. As of the date hereof, neither Videonics nor, to Videonics' knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Focus, which in the aggregate represent 10% or more of the outstanding shares of Focus Common Stock.

     Section 3.21 Certain Contracts. All contracts described in Item 601(b)(10) of Regulation S-K to which Videonics is a party or may be bound ("Videonics Contracts") have been filed as exhibits to, or incorporated by reference in, Videonics' Annual Report on Form 10-K for the year ended December 31, 1999. All Videonics Contracts are valid and in full force and effect on the date hereof. Each such Videonics Contract is in full force and effect, is a valid and binding obligation of Videonics and, to the knowledge of Videonics, of each other party thereto and is enforceable against Videonics in accordance with its terms, and, to the knowledge of Videonics, enforceable against each other party thereto, in each case except to the extent the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and there has not occurred any material default by any party thereto which remains unremedied as of the date hereof. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Videonics or, to the knowledge of Videonics, any other party thereto under, or result in a right in termination of, any Videonics Contract.

     Section 3.22 Certain Business Practices. As of the date hereof, neither Videonics nor any director, officer, employee or agent of Videonics has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     Section 3.23 Interested Party Transactions. Except as disclosed in Videonics SEC Reports, Videonics is not indebted to any director, officer, employee or agent of Videonics (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Videonics, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF FOCUS

     Except as expressly disclosed in the Focus Filed SEC Reports (as defined below) (including all exhibits referred to therein) or as set forth in the disclosure schedule delivered by Focus to Videonics as provided for herein (the "Focus Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), Focus hereby represents and warrants to Videonics as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. Focus and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Focus and each of its Subsidiaries has the requisite corporate power and authority and any necessary Governmental Authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

     Section 4.2 Certificate of Incorporation and Bylaws. Focus has heretofore furnished, or otherwise made available, to Videonics a complete and correct copy of the Certificate of Incorporation and the bylaws, each as amended to the date hereof, of Focus and each of its Subsidiaries. Such Certificate of Incorporation and bylaws are in full force and effect. Neither Focus nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation.

     Section 4.3 Capitalization.

      (a) The authorized capital stock of Focus consists of (i) 3,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding or reserved for issuance, and (ii) 30,000,000 shares of Focus Common Stock, of which, as of July 31, 2000, (A) 25,857,871shares were validly issued and outstanding as fully paid and non-assessable, (B) 450,000 shares were held in the treasury of Focus, (C) 2,977,451 shares were issuable upon the exercise of options outstanding under the Focus employee stock option plans, and (D) 632,429 shares were reserved for issuance in connection with outstanding warrants. In addition to the foregoing, 2,500,000, 390,000 and 3,000,000 shares of Focus Common Stock have been reserved for issuance by the Board of Directors of Focus, in connection with, respectively, a shelf offering to be filed on Form S-1, warrants granted but not yet issued and employee stock options to be issued by Focus, which reservations shall become effective upon ratification by the shareholders of Focus. Since July 31, 2000, no shares of Focus Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence. There are no outstanding Focus Equity Rights except for Focus Equity Rights issued to Focus employees in the ordinary course of business. Section 4.3 of the Focus Disclosure Schedule sets forth a complete and accurate list of all outstanding Focus Equity Rights as of July 31, 2000, including the terms and the holder thereof. There are no outstanding obligations of Focus or any of the Focus' Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Focus.

      (b) All of the outstanding capital stock of each of Focus' Subsidiaries is duly authorized and validly issued as fully paid and nonassessable. All of the issued and outstanding capital stock of each of Focus' Subsidiaries is owned by Focus free and clear of any Encumbrances. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of any Focus Subsidiary, whether or not presently issued or outstanding and there are no outstanding obligations of Focus or any of Focus' Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of Focus' Subsidiaries.

      (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Focus or any of its Subsidiaries is a party or by which Focus or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Focus or any of its Subsidiaries.

     Section 4.4 Authority Relative to this Agreement.

      (a) Focus has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement and the related increase in the authorized capital of Focus by Focus' shareholders required by the DCL (the "Focus Shareholder Approval"), to perform its obligations hereunder. The execution and delivery of this Agreement by Focus, and the consummation by Focus of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Focus, subject to obtaining the Focus Shareholder Approval. This Agreement has been duly executed and delivered by Focus and, assuming the due authorization, execution and delivery thereof by Videonics, constitutes a legal, valid and binding obligation of Focus, enforceable against it in accordance with its terms.

      (b) The Board of Directors of Focus has directed that this Agreement and the proposed increase in the authorized capital of Focus required to complete the Merger be submitted to the shareholders of Focus for their approval and authorization. An affirmative vote of the majority (50% plus one) of the votes cast, in person or by proxy, by holders of the outstanding Focus Common Stock at a special meeting of the shareholders of Focus (the "Focus Shareholders' Meeting") is the only vote of the holders of any class or series of capital stock of Focus necessary to approve and authorize this Agreement, the Merger and the other transactions contemplated hereby and thereby.

     Section 4.5 No Conflict; Required Filings and Consents.

      (a) Except as  described  in  subsection  (b)  below,  the  execution  and delivery of this Agreement by Focus does not, and the performance of this Agreement by Focus will not, (i) violate or conflict with the Certificate of Incorporation or bylaws of Focus, (ii) conflict with or violate any Law applicable to Focus or any of its Subsidiaries or by which any of their respective property or assets (including investments) is bound or affected,
   (iii) violate or conflict with the Certificate of Incorporation or bylaws of any of Focus' Subsidiaries, (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets (including investments) of Focus or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Focus or any of its Subsidiaries is a party or by which Focus, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii) and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Focus.

      (b) Except for applicable requirements, if any, of the Securities Act Exchange Act Blue Sky Laws, the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws and the filing and recordation of appropriate merger or other documents under the DCL, (i) neither Focus nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained by Focus or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement.

     Section 4.6 SEC Filings; Financial Statements.

      (a) Focus has filed all forms, reports and documents required to be filed with the SEC since May 25, 1993, (collectively, the "Focus SEC Reports", with such Focus SEC Reports filed with the SEC prior to the date hereof being referred to as "Focus Filed SEC Reports"). The Focus SEC Reports (i) were prepared in accordance and complied as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed (or if amended by a filing prior to the date hereof as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The financial statements, including all related notes and schedules, contained in the Focus SEC Reports (or incorporated by reference therein) (i) fairly present the consolidated financial position of Focus and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Focus and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and (ii) in the case of financial statements included in Focus SEC Reports, complied in all material respects with applicable accounting requirements of the SEC.

     Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Focus Filed SEC Reports and in Section 4.7 of the Focus Disclosure Schedule, since December 31, 1999, (i) Focus and its Subsidiaries have not incurred any liability except in the ordinary course of their businesses consistent with their past practices and which will not, either individually or in the aggregate, have a Material Adverse Effect on Focus or any of its Subsidiaries,
(ii) there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Focus or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Focus or any of its Subsidiaries, and (iii) Focus and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     Section 4.8 Litigation. Except for the matter of CRA Systems, Inc. v. Focus Enhancements, Inc. and other matters previously disclosed in the Focus SEC Reports, there are no Actions pending or, to Focus' knowledge, threatened against Focus or any of its Subsidiaries, or any properties or rights of Focus or any of its Subsidiaries, by or before any Governmental Authority, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Focus or any of its Subsidiaries or prevent, materially delay or intentionally delay the ability of Focus to consummate transactions contemplated hereby. Neither Focus nor any of its Subsidiaries is subject to any claim or order which, individually or in the aggregate, has or might have a Material Adverse Effect on Focus or its Subsidiaries.

     Section 4.9 Permits; No Violation of Law. The businesses of Focus and its Subsidiaries are not being conducted in violation of any Law, or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may have a Material Adverse Effect on Focus or any of its Subsidiaries. No investigation or review by any Governmental Authority (including any stock exchange or other self- regulatory body) with respect to Focus or its Subsidiaries in relation to any alleged violation of Law is pending or, to Focus' knowledge, threatened, nor has any Governmental Authority (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Focus. Neither Focus nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Focus, nor has Focus or any of its Subsidiaries been advised that any Governmental Authority is considering issuing or requesting any of the foregoing.

     Section 4.10 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Focus for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Focus for inclusion or incorporation by reference in the Proxy Statement, in definitive form, relating to the meetings of Videonics and Focus shareholders to be held in connection with the Merger, or in the Joint Proxy Statement will, at the dates mailed to shareholders and at the times of the Videonics shareholders' meeting and the Focus shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to Videonics) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.11 Employee Matters; ERISA.

      (a) Section 4.11(a) of the Focus Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan; each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA; each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Focus or any entity, or any of its Subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Focus within the meaning of Section 414 of the Code or which could be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (a "Focus ERISA Affiliate"), or to which Focus or a Focus ERISA Affiliate is a party, whether written or oral, for the benefit of any director, employee or former employee of Focus or Focus ERISA Affiliate, whether or not such plan has been terminated (the "Focus Plans"). There are no restrictions on the ability of Focus, its Subsidiaries or any Focus ERISA Affiliates to amend, modify or terminate any Focus Plan.

      (b) With respect to each Focus Plan, Focus has heretofore made available to Focus true and complete copies of the Focus Plan and any amendments thereto (or if the Focus Plan is not a written Focus Plan, a description thereof), any related trust or other funding vehicle, the three (3) most recent reports or summaries required under ERISA or the Code, the most recent audited financial statements and most recent determination letter received from the Internal Revenue Service with respect to each Focus Plan intended to qualify under Section 401 of the Code.

      (c) No Focus Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Focus Plan a "multiemployer pension plan", as defined in
   Section 3(37) of ERISA, or subject to Section 302 of ERISA. No Focus Plan is a "single-employer plan under multiple controlled groups" as described in
   Section 4063 of ERISA.

      (d) Except as would not be materially adverse to Focus, each Focus Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
   Section 4975 of the Code, with respect to any Focus Plan; there are no claims pending (other than routine claims for benefits) or threatened against any Focus Plan or against the assets of any Focus Plan, nor are there any current or threatened Encumbrances on the assets of any Focus Plan. Focus and the Focus ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Focus Plans. All contributions required to be made to any Focus Plan under applicable Law or the terms of the respective Focus Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Focus Plan for the current plan years; except as disclosed on Section 4.11(d) of the Focus Disclosure Schedule, the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Focus Plan.

      (e) Each Focus  Plan  intended  to be  "qualified"  within the  meaning of
   Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received a favorable determination or other letter indicating that they are so qualified, and no event has occurred since the date of said letter(s) that could reasonable be expected to materially adversely affect the qualification of such Focus Plan.

      (f) No Focus Plan or written or oral agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for directors, employees or former employees of Focus or any of its Subsidiaries or Focus ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

      (g) No amounts payable under the Focus Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

      (h) The execution, delivery and performance of, and consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Focus or any Focus ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock.

     Section 4.12 Employment and Labor Matters.

      (a)  Except  as set  forth in  Section  4.12(a)  of the  Focus  Disclosure
   Schedule, as of the date hereof, there are no material employment, consulting, severance pay, continuation pay, termination or indemnification agreement or other similar agreements of any nature (whether in writing or not) between Focus or any Subsidiary and any current or former shareholder, officer, director, employee, or any consultant. Except as set forth in Section 4.12(a) of the Focus Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Focus Agreement or any of the agreements set forth in Section 4.12(a) of the Focus Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein that could result in the payment of any such benefits or payments. Neither Focus nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of Focus' or any Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no threatened or pending Actions alleging claims against Focus or any Subsidiary brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices.

      (b) Except as set forth in Section 4.12(b) of the Focus Disclosure Schedule, there are no controversies pending or threatened, between Focus or any of its Subsidiaries and any of their respective employees and employee relations are, in general, considered to be good; neither Focus nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Focus or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of Focus or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Focus or any of its Subsidiaries. Focus does not have nor at the Closing will the company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). Focus and each of its Subsidiaries is in material compliance with all applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws.

     Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Focus or any of its Subsidiaries: (i) each of Focus and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are not circumstances or conditions involving it or any of its Subsidiaries that could to result in any claim, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     Section 4.14 Absence of Restrictions on Business Activities. Except as set forth in Section 4.14 of Focus Disclosure Schedule, there is no agreement or order binding upon Focus or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Focus or any of its Subsidiaries or the conduct of business by Focus or any of its Subsidiaries as currently conducted. Neither Focus nor any of its Subsidiaries is subject to any non-competition or similar restriction on their respective businesses. Neither Focus nor any of its Subsidiaries has at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

     Section 4.15 Title to Assets; Leases. Except as described in Section 4.15 of Focus Disclosure Schedule, Focus owns no real property. Section 4.15 of Focus Disclosure Statement sets forth a true and complete list of all real property leased by Focus or any of its Subsidiaries, and the aggregate monthly rental or other fee payable under such lease. Except as described in Section 4.15 of the Focus Disclosure Schedule, Focus and each of its Subsidiaries has good and marketable title to all of their properties and assets, free and clear of all Encumbrances, charges and encumbrances, except Encumbrances for Taxes (as defined below) not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. All leases pursuant to which Focus or any of its Subsidiaries lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Focus or such Subsidiary has not taken adequate steps to prevent such a default from occurring).

     Section 4.16 Brokers. Except as disclosed in Schedule 4.16 of the Focus Disclosure Schedule, the arrangements which have been disclosed to Videonics prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Focus or any of its Subsidiaries.

     Section 4.17 Tax Matters. Except as set forth in Section 4.17 of the Focus Disclosure Schedule:

      (a) All federal, state, local and foreign Tax Returns required to have been filed by Focus or its Subsidiaries have been filed with the appropriate governmental authorities by the due date thereof including extensions; and correctly and completely reflect all material Tax liabilities of Focus and its Subsidiaries required to be shown thereon;

      (b) All Taxes payable by or with respect to Focus or any of its Subsidiaries, have been fully paid or adequately reflected as a liability on Focus' financial statements included in the Focus SEC Reports;

      (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Focus and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements;

      (d) Neither Focus nor any of its affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

      (e) No deficiencies for any Taxes have been proposed, asserted or assessed against Focus or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on Focus. All assessments for Taxes due and owing by or with respect to Focus and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither Focus or any of its Subsidiaries has incurred a Tax liability since December 31, 1999 other than those incurred in the ordinary course of business.

      (f) Focus is not aware of any material Encumbrances for Taxes upon any assets of Focus or any of its Subsidiaries apart from for Encumbrances not yet due and payable; and

      (g) Neither Focus nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, Focus or any of its Subsidiaries has been granted or requested which has not since expired.

      (h) Other than with respect to its Subsidiaries, Focus is not and has never been (nor does Focus have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither Focus nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

      (i) Focus is not presently and has not been a "foreign investment company" as such term is defined in Section 1246(b) of the Code.

      (j) Focus is not presently and has not been a "passive foreign investment company" as such term is defined in Section 1297(a) of the Code.


      (k) Focus is not presently and has not been at any time during the last five years a "controlled foreign corporation" as such term is defined in
   Section 957(a) of the Code.

      (l) Focus and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code.

      (m) No unsatisfied deficiency, delinquency or default for any Tax has been ordered, proposed or assessed against or with respect to Focus or any Subsidiary, nor has Focus or any Subsidiary received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

      (n) Focus has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (o) Focus and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

      (p) No property of Focus or any of its Subsidiaries is "tax-exempt use property" as such term is defined in Section 168 of the Code.

      (q) Neither Focus nor any of its  Subsidiaries  has made an election under
   Section 341(f) of the Code.

     Section 4.18 Intellectual Property.

      (a) Section 4.18(a) of Focus Disclosure Schedule sets forth, for the Intellectual Property owned by Focus and its Subsidiaries, a complete and accurate list of all United States and foreign (a) patents; (b) trademarks, registrations (including material Internet domain registrations) and applications and material unregistered trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

      (b) All trademarks, patents and copyrights are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. No trademark has been or is now involved in any cancellation and, to the knowledge of Focus and its Subsidiaries, no such action is threatened with respect to any of the trademarks. No patent has been or is now involved in any interference, reissue, re-examination or opposing proceeding. To the knowledge of Focus and its Subsidiaries, there are no potentially conflicting trademarks or potentially interfering patents of any third party.

      (c) Section 4.18(c) of Focus Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to Focus or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property other than Intellectual Property which is used for infrastructural purposes and is commercially available on reasonable terms (collectively, the "Focus License Agreements"), indicating for each the title and the parties thereto.

      (d)  Except as would not be  materially  adverse  to Focus and each of its
   Subsidiaries:

         (i) Focus or a Subsidiary of Focus owns free and clear of all Encumbrances, all owned Intellectual Property used in Focus' business, and has a valid and enforceable right to use all of the Intellectual Property licensed to Focus and used in Focus' business;

         (ii) Focus and each of its Subsidiaries have taken reasonable steps to protect the Intellectual Property which Focus or such Subsidiary owns;

         (iii)  The  conduct  of  Focus'  and its  Subsidiaries'  businesses  as
      currently   conducted  or   contemplated   does  not  infringe   upon  any
      Intellectual Property rights owned or controlled by any third party;

         (iv) There is no Litigation pending or, to the knowledge of Focus, threatened or any written claim from any Person (a) alleging that Focus' activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property of Focus or any of its Subsidiaries;

         (v) To the knowledge of Focus and its Subsidiaries, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Focus or any of its Subsidiaries and no such Actions have been brought against any third party by Focus or any of its Subsidiaries;

         (vi) The execution, delivery and performance by Focus of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss or impairment of or give rise to any right of any third party to terminate any of Focus' or any of its Subsidiaries' right to own any of the Intellectual Property owned by Focus or any of its Subsidiaries or to use any Intellectual Property licensed to Focus or any of its Subsidiaries pursuant to the Focus License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property; and

         (vii) The Software owned or purported to be owned by Focus or any of its Subsidiaries was either (i) developed by employees of Focus or a Subsidiary of Focus within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to Focus or a Subsidiary of Focus pursuant to written agreements or (iii) otherwise acquired by Focus or a Subsidiary of Focus from a third party.

      (e) All trademarks of Focus and its Subsidiaries have been in continuous use by Focus or its Subsidiaries. To the knowledge of Focus (i) there has been no prior use of such trademarks by any third party which would confer upon said third party superior rights in such trademarks, (ii) Focus and its Subsidiaries have adequately policed all trademarks against third party infringement and (iii) the registered trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

      (f) Except as would not be materially adverse to Focus, Focus and/or its Subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect Focus' and its Subsidiaries' rights in confidential information and trade secrets of Focus and/or its Subsidiaries. Without limiting the foregoing and except as would not be materially adverse to Focus, Focus and its Subsidiaries have and enforce a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with Focus' standard forms thereof. Except under confidentiality obligations, to the knowledge of Focus, there has been no material disclosure by Focus or any Subsidiary of Focus of material confidential information or trade secrets.

     Section 4.19 Insurance. Section 4.19 of Focus Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Focus and its Subsidiaries. There is no claim by Focus or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Focus and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and Focus shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Focus and its Subsidiaries and reasonable in light of the assets of Focus and its
Subsidiaries. Except for any increase in the premium for the directors' and officers' insurance policy of Focus and any bond posted in connection with a judgment adverse to Focus in the matter of CRA Systems, Inc v. Focus Enhancements, Inc,. to the knowledge of Focus as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

     Section 4.20 Ownership of Securities. As of the date hereof, neither Focus nor, to Focus' knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Videonics, which in the aggregate represent 10% or more of the outstanding shares of Videonics Common Stock.

     Section 4.21 Certain Contracts. All contracts described in Item 601(b)(10) of Regulation S-K to which Focus or its Subsidiaries is a party or may be bound ("Focus Contracts") have been filed as exhibits to, or incorporated by reference in, Focus' Annual Report on Form 10-KSB for the year ended December 31, 1999. All Focus Contracts are valid and in full force and effect on the date hereof. Each such Focus Contract is in full force and effect, is a valid and binding obligation of Focus or such Subsidiary and, to the knowledge of Focus, of each other party thereto and is enforceable against Focus or such Subsidiary in accordance with its terms, and, to the knowledge of Focus, enforceable against each other party thereto, in each case except to the extent the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and there has not occurred any material default by any party thereto which remains unremedied as of the date hereof. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Focus or any of its Subsidiaries or, to the knowledge of Focus, any other party thereto under, or result in a right in termination of, any Focus Contract.

     Section 4.22 Certain Business Practices. As of the date hereof, neither Focus nor any of its Subsidiaries nor any director, officer, employee or agent of Focus or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     Section 4.23 Interested Party Transactions. Except as disclosed in Focus SEC Reports, neither Focus nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Focus or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Focus or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

     Section 4.24 Merger Subsidiary. Focus and Merger Subsidiary represent and warrant to Videonics as follows:

      (a) Organization and Corporate Power. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a direct, wholly-owned subsidiary of Focus.

      (b) Corporate Authorization. Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement by Merger Subsidiary's shareholder as required by DCL (the "Merger Subsidiary Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Subsidiary, and the consummation by Merger Subsidiary of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Merger Subsidiary, subject to obtaining the Merger Subsidiary Shareholder Approval. This Agreement has been duly executed and delivered by Merger Subsidiary and constitutes a valid and binding agreement of Merger Subsidiary, enforceable against it in accordance with its terms.

      (c) Non Contravention. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary.

      (d) No Business Activities. Merger Subsidiary has not conducted any activities other than in connection with the organization of Merger Subsidiary, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no Subsidiaries.

                         ARTICLE V CONDUCT OF BUSINESSES
                               PENDING THE MERGER


     Section 5.1 Conduct of Business in the Ordinary Course. Each of Videonics and Focus covenants and agrees that, except as otherwise provided for herein, between the date hereof and the Effective Time, unless the Chairman of the Board of Directors of the other shall otherwise consent in writing, the business of such Party and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of Videonics and Focus and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted, to maintain in effect all Material Agreements and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, each of Videonics and Focus agrees on behalf of itself and, in the case of Focus, its Subsidiaries, that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other, as set forth in the first sentence of this Section 5.1:

      (a) (i) except for (A) the issuance of shares of Videonics Common Stock and Focus Common Stock in order to satisfy obligations under the Videonics Plans and Focus Plans in effect on the date hereof and Focus Equity Rights or Videonics Equity Rights issued thereunder and under existing dividend reinvestment plans, which issuances shall be consistent with its existing policy and past practice; (B) grants of stock options with respect to Videonics Common Stock or Focus Common Stock to employees in the ordinary course of business and in amounts and in a manner consistent with past practice; and (C), in the case of Focus, (1) the issuance of up to 2,500,000 shares of Focus Common Stock pursuant to a shelf registration on Form S-1,
   (2) the posting of Focus Common Stock held in treasury as collateral for the a judgment adverse to Focus in the matter of CRA Systems, Inc. v. Focus Enhancements, Inc. or (3) payment of some or all of Union Atlantic LC's fee for providing investment banking services to Focus in connection with this transaction by the issuance to Union Atlantic of shares of Focus Common Stock in accordance with the agreement attached as Schedule A hereto, issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, such Party or any of its Subsidiaries; (ii) amend or propose to amend the Certificate or Articles of Incorporation, as the case may be, or bylaws of such Party (other than the increase in the authorized capital of Focus contemplated herein) or any of its Subsidiaries or adopt, amend or propose to amend any shareholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of Videonics Common Stock or Focus Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Videonics Common Stock or Focus Common Stock, except for cash dividends to shareholders of Videonics and Focus declared in accordance with existing dividend policy payable to shareholders of record on the record dates consistently used in prior periods; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 5.1(a).

      (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity (other than an entity which is a wholly owned Subsidiary of such Party as of the date hereof and other than incorporation of a wholly owned Subsidiary); (ii) except in the ordinary course of business and in a manner consistent with past practice and except for the sub-lease by Focus of its Wilmington facility, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of such Party or any of its Subsidiaries, except for transactions which do not exceed $100,000 in the aggregate in any 12-month period, no Party shall make any dispositions in excess of an aggregate of $100,000; or (iii) authorize, enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 5.1(b);

      (c) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property rights;

      (d) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees by Focus of bank debt of its Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business consistent with past practice and as otherwise permitted under any loan or credit agreement to which it is a party; authorize any capital expenditures which are, in the aggregate, in excess of $100,000 for it and, in the case of Focus, its Subsidiaries taken as a whole; or enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(d);

      (e) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, except for retention agreements entered into in anticipation of the Merger and except for previously disclosed officers salary increases, increases in salary or wages of employees who are not officers of it or, in the case of Focus, its Subsidiaries in the ordinary course of business consistent with past practices, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of it or, in the case of Focus, any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

      (f) change, any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

      (g) create, incur, suffer to exist or assume any Encumbrance on any material assets of it or, in the case of Focus, its Subsidiaries;

      (h) other than in the ordinary course of business consistent with past practice, (A) enter into any Material Agreement, (B) modify, amend or transfer in any material respect or terminate any Material Agreement to which it or, in the case of Focus, any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereto or thereunder or (C) enter into or extend any lease with respect to real property with any third party;

      (i) make any Tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

      (j) settle any material litigation or waive, assign or release any material rights or claims except, in the case of litigation, any litigation which settlement would not (A) impose either material restrictions on the conduct of the business of it or, in the case of Focus, any of its Subsidiaries or (B) for any individual litigation item settled, exceed
   $100,000 in cost or value to it or, in the case of Focus, any of its Subsidiaries. Neither Videonics, Focus or any Focus Subsidiaries shall pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $50,000 in any instance or series of related instances or $100,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

      (k) engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those existing as of the date hereof which are listed in the Disclosure Schedule of such party;

      (l) maintain in full force and effect all insurance, as the case may be, currently in effect; and

      (m) take any action which it believes when taken could reasonably be expected to adversely affect or delay in any material respect the ability of any of the Parties to obtain any approval of any Governmental Authority required to consummate the transactions contemplated hereby;

      (n) other than pursuant to this Agreement, take any action to cause the shares of their respective Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

      (o) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect.

     Section 5.2 No Solicitation.

      (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither Party shall, nor shall it permit any of its affiliates to, nor shall it authorize or permit or any of its or their respective officers, directors, employees, representatives or agents (collectively, the "Representatives") directly or indirectly, to (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal or
   (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal. Each party shall immediately cease and cause to be terminated and shall cause all of its Representatives to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Each party shall promptly notify all of its Representatives of its obligations under this Section.

      (b) Notwithstanding the foregoing, any Party (the "Solicited Party") may participate in discussions or negotiations with, or furnish information to a third party pursuant to a confidentiality agreement with terms no less favorable to the Solicited Party than those in effect between the Solicited Party and the other Parties hereto if and only if (i) such Solicited Party has submitted an unsolicited bona fide written Acquisition Proposal to the Solicited Party's Board of Directors and (ii) neither the Solicited Party nor any of its Representatives, shall have violated Section 5.2(a) and the Board of Directors of the Solicited Party (A) believes in good faith based on such matters as it deems relevant, including the advice of the Solicited Party's financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (B) receives a written opinion of outside counsel to the effect that, and based on such advice such Board determines by a majority vote in its good faith judgment that, taking such action is required to satisfy the fiduciary duties of such Board under applicable Law and (C) provides prior written notice to the other Parties of its decision to so participate or furnish.

      (c) Except as set forth in the following sentence, neither the Board of Directors of a Party to this Agreement nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to the other party its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) upon a request by either of the other Parties to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within two (2) Business Days after such request is made, (iv) enter, or cause such Party or any Subsidiary of such Party to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (v) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to approval of the Merger by its shareholders, the Board of Directors of a Party receives a Superior Proposal, the Board of Directors of such party may (i) approve or recommend, or propose to approve or recommend, such Superior Proposal, (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Party its recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) fail to reaffirm its recommendation of this Agreement or the Merger after a request by the other Party to do so, or (iv) resolve or announce its intention to do any of the actions set forth in the preceding clauses (i) through (iii), if (1) such Board of Directors receives a written opinion of outside counsel to the effect that, and based on such advice of outside counsel such Board determines by a majority vote of directors in their good faith judgment that, taking such action is required to satisfy the fiduciary duties of such directors and (2) such Party furnishes the other Parties two (2) Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same).

      (d) In addition to the other  obligations of the Parties set forth in this
   Section 5.2, each Party shall immediately advise the other Party orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. Each Party shall inform the other Party on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third Party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 5.2(c). Nothing contained in this Section 5.2(d) shall prevent any Party hereto from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     Section 6.1 Joint Proxy Statement and Registration Statement.

      (a) Focus and Videonics shall (i) as promptly as practicable following the date hereof prepare and file with the SEC joint preliminary proxy or information statement relating to the Merger and this Agreement, (ii) obtain and furnish the information required to be included by the SEC in the Joint Proxy Statement and, after consultation with each other, respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement, (iii) cause the Joint Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, to be mailed to their respective shareholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, and (iv) use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by their respective shareholders and, in the case of Focus, use all reasonable efforts to obtain the necessary approval of the increase in the authorized capital of Focus required to complete the Merger. Neither Videonics nor Focus shall file with or supplementally provide to the SEC or mail to its shareholders the Joint Proxy Statement or any amendment or supplement thereto without the prior consent of the other. Videonics and Focus shall fully participate in the preparation of the Joint Proxy Statement and any amendment or supplement thereto and shall consult with each other and their advisors concerning any comments from the SEC with respect thereto.

      (b) Focus shall prepare and file with the SEC a Registration Statement on Form S-4 and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Focus shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with Videonics, respond promptly to any comments made by the SEC with respect to the Registration Statement.

      (c) The Joint Proxy Statement shall include the recommendation of the Board of Directors of Videonics in favor of approval and adoption of this Agreement and the Merger, except to the extent that Videonics shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.2.

      (d) The Joint Proxy Statement shall include the recommendation of the Board of Directors of Focus in favor of approval and adoption of this Agreement, the Merger and the approval of the increase in the authorized capital of Focus required to complete the Merger, except to the extent that Focus shall have withdrawn or modified its approval of the Agreement or the Merger as permitted by Section 5.2.

      (e) Focus and Videonics shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and Regulations thereunder and under applicable Blue Sky or similar securities laws, rules and Regulations, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

      (f) The Parties will cooperate in the preparation of the Joint Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable.

     Section 6.2 Videonics Shareholders' Meeting. Videonics shall promptly after the date hereof take all action necessary in accordance with CCL and its Articles of Incorporation and bylaws to duly call, give notice of and (unless Focus requests otherwise) hold the Videonics Shareholders Meeting as soon as practicable following the date upon which the Registration Statement becomes effective and shall consult with Focus in connection therewith. Once the Videonics Shareholders Meeting has been called and noticed, Videonics shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Focus) the Videonics Shareholders Meeting without the consent of Focus. The Board of Directors of Videonics shall declare that this Agreement is advisable and, subject to Section 5.2(c), recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the shareholders of Videonics and include in the Joint Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of Videonics shall submit this Agreement to the shareholders of Videonics whether or not the Board of Directors of Videonics at any time subsequent to making such recommendation takes any action permitted by Section 5.2(c). Videonics shall solicit from shareholders of Videonics proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the CCL to authorize the Merger; provided, however, that this provision shall not prohibit the Board of Directors from taking any action permitted by Section 5.2(c).

     Section 6.3 Focus Shareholders' Meeting. Focus shall promptly after the date hereof take all action necessary in accordance with DCL and its Certificate of Incorporation and bylaws to duly call, give notice of and (unless Videonics requests otherwise) hold the Focus Shareholders Meeting as soon as practicable following the date upon which the Registration Statement becomes effective and shall consult with Videonics in connection therewith. Once the Focus Shareholders Meeting has been called and noticed, Focus shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Videonics) the Focus Shareholders Meeting without the consent of Videonics. The Board of Directors of Focus shall declare that the Merger is advisable and, subject to Section 5.2(c), recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the shareholders of Focus and that the authorized capital of Focus be increased to permit consummation of the Merger and shall include in the Joint Proxy Statement a copy of such recommendations; provided however, that the Board of Directors of Focus shall submit this Agreement to the Focus shareholders and hold a shareholders' vote to approve an increase in the authorized capital of Focus whether or not the Board of Directors of Focus at any time subsequent to making such recommendation takes any action permitted by Section 5.2(c). Focus shall solicit from shareholders of Focus proxies in favor of the Merger and the increase in the authorized capital of Focus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by DCL to authorize the Merger and the increase in the authorized capital of Focus; provided, however, that this provision shall not prohibit the Board of Directors from taking any action permitted by Section 5.2(c).

     Section 6.4 Consummation of Merger; Additional Agreements.

      (a) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VII hereof have been fulfilled or waived, each of the Parties required to do so shall execute in the manner required by the DCL and CCL and deliver to and file with the Secretary of State of the State of Delaware and Secretary of State of the State of California such instruments and agreements as may be required by the DCL and CCL and the Parties shall take all such other and further actions as may be required by Law to make the Merger effective.

      (b) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to effect all necessary filings under the Securities Act, the Exchange Act and the HSR Act.

      (c) Each of Focus and Videonics shall, in connection with the efforts referenced in Section 6.4(a) and (b), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Authority or other person, give the other Parties the opportunity to attend and participate in such meetings and conferences.

      (d) In furtherance and not in limitation of the covenants of the Parties contained in Sections 6.4(a), (b) and (c), if any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law, or if any Law is enacted, entered or promulgated or enforced by a Governmental Authority which would make the Merger or the other transactions contemplated hereby illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated hereby or thereby, each of Focus and Videonics shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such Action, to have vacated, lifted, reversed or overturned any Law, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a Party's right to terminate this Agreement pursuant to Section 8.1 so long as such Party has up to then complied in all respects with its obligations under this Section 6.4.

      (e) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of Focus and Videonics shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

     Section 6.5 Notification of Certain Matters. Each of Videonics and Focus shall give prompt notice to the other of the following:

      (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or
   (ii) directly or indirectly, any Material Adverse Effect on such Party;

      (b) any material failure of such Party, or any officer, director, employee or Agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and

      (c) any facts relating to such Party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable Law; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 6.6 Access to Information; Confidentiality.

      (a) From the date hereof to the Effective Time, each of Videonics and Focus shall, and, in the case of Focus, shall cause its Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete access at all reasonable times to such Party's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records (except as may be required by Law), and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request, including in connection with confirmatory due diligence.

      (b) Each of Videonics and Focus agrees that all information so received from the other Party shall be deemed received pursuant to the Nondisclosure Agreement and such Party shall, and shall cause its Subsidiaries and each of its and their respective Representatives, to comply with the provisions of the Nondisclosure Agreement with respect to such information and the provisions of the Nondisclosure Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided that such information may be used for any purpose contemplated hereby.

     Section 6.7 Public Announcements. Focus and Videonics shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event either party's Board of Directors withdraws its recommendation of this Agreement in compliance herewith, such will no longer be required to consult with or obtain the agreement of the other party in connection with any press release or public announcement.

     Section 6.8 Employee Benefit Plans. The Videonics Plans and the Focus Plans in effect at the date hereof shall remain in effect immediately after the Effective Time with respect to classes of employees covered by such plans immediately prior to the Effective Time, provided that, as soon as practicable after the Effective Time, the Board of Directors of Focus will examine the Videonics Plans and the Focus Plans and will select plans for Focus and Videonics that have substantially similar terms to the best of each type of plan currently available to employees of either of Focus or Videonics.

     Section 6.9 Succession.

      (a) At the Effective Time, (i) Michael L. D'Addio shall hold the positions of President and Chief Executive Officer of Focus and (ii) Thomas L. Massie shall remain as Chairman of the Board of Focus for the remainder of his current term. If Mr. D'Addio is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Focus.

      (b) As soon as practicable after the date hereof, Focus shall enter into an employment agreement effective as of the Effective Time (the "Employment Agreement") with Messr. D'Addio containing arrangements concerning management succession satisfactory to each Party.

     Section 6.10 Stock Exchange Listing. Each of the Parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the NASDAQ, effective upon official notice of issuance, of the shares of Focus Common Stock into which the Videonics Common Stock will be converted pursuant to
Article II hereof and which will be issuable upon exercise of options pursuant to Section 2.12 hereof.

     Section 6.11 Post-Merger Focus Board of Directors.

      (a) At the Effective Time, one or more of the incumbent directors shall resign from the Board of Directors of Focus so that there shall be sufficient vacancies for the Board of Directors to appoint three directors, one being appointed for each of one, two and three years, and all of whom shall be nominated by Videonics as provided below. After the Effective Time, the Board of Directors of Focus shall be comprised of seven directors as provided below. To the extent possible, the Videonics nominees shall be selected from persons who are directors of Videonics prior to the Effective Time.

      (b) The persons to serve initially on the Board of Directors of Focus at the Effective Time who are Videonics Directors (as defined below) shall be selected solely by and at the absolute discretion of the Board of Directors of Videonics prior to the Effective Time; and the persons to serve on the Board of Directors of Focus at the Effective Time who are Focus Directors (as defined below) shall be selected solely by and at the absolute discretion of the Board of Directors of Focus prior to the Effective Time. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Focus after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence.

      (c) If, at any time prior to September 1, 2002, the number of Videonics Directors is less than three then, subject to the fiduciary duties of the directors, the Board of Directors shall appoint to fill any existing vacancy or vacancies, as appropriate, such person or persons as may be requested by the remaining Videonics Directors (if the number of Videonics Directors is, or would otherwise become, less than three) or by the remaining Focus Directors (if the number of Focus Directors is, or would otherwise become, less than four) to ensure that there shall be four Focus Directors. The provisions of the preceding two sentences shall not apply in respect of any vacancy which occurs after September 1, 2002. The term "Videonics Director" means (i) any person serving as a director of Videonics on the date hereof who becomes a director of Focus at the Effective Time and (ii) any person who subsequently becomes a director of Focus and who is designated by the Videonics Directors pursuant to this paragraph; and the term "Focus Director" means (i) any person serving as a director of Focus on the date hereof who continues as a director of Focus after the Effective Time and (ii) any person who becomes a director of Focus and who is designated by the Focus Directors pursuant to this paragraph. From the Effective Time through September 1, 2002, the Board of Directors shall consist of a number of Directors as described above and such number of Directors shall not be amended.

      (d) Each of Videonics and Focus shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this section, including but not limited to incorporating such provisions in the bylaws of Focus in effect at the Effective Time.


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     Section 6.12 Blue Sky.  Videonics  and Focus will use their best efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of Focus Common Stock to be issued in accordance with the provisions of this Agreement.

     Section 6.13 Tax-Free Reorganization. Each of the Parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under the Code.


                                   ARTICLE VII
                              CONDITIONS TO MERGER

     Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

      (a) Shareholder Approval. The Videonics Shareholder Approval, Focus Shareholder Approval and Merger Subsidiary Shareholder Approval shall have been obtained;

      (b) Amendment of Articles of Focus. The Certificate of Incorporation of Focus shall have been amended to increase the authorized capital of Focus to permit the issuance of Focus Common Stock in accordance with the requirements of Section 2.2;

      (c) Legality. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which is in effect and has the effect of (i) making the Merger illegal or otherwise prohibiting the consummation of the Merger or (ii) creating a Material Adverse Effect on Videonics or Focus, with or without including its ownership of Videonics and its Subsidiaries after the Effective Time;

      (d) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

      (e) Regulatory Matters. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, other than Consents which, if not obtained, would not have a Material Adverse Effect on Focus, with or without including its ownership of Videonics and its Subsidiaries after the Merger, or Videonics, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Authority of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on either of
   (A) Videonics or (B) Focus (either with or without including its ownership of Videonics and its Subsidiaries after the Merger);

      (f) Registration Statement Effective. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

      (g) Blue Sky. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

      (h) Stock Exchange Listing. The shares of Focus Common Stock into which the Videonics Common Stock will be converted pursuant to Article II hereof and the shares of Focus Common Stock issuable upon the exercise of options pursuant to Section 2.12 hereof shall have been duly approved for listing on the NASDAQ, subject to official notice of issuance;

      (i) Consents Under Agreements. Each of Videonics and Focus shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby or material agreement, except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Videonics or Focus, including its ownership of Videonics and its Subsidiaries after the Merger;


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


      (j) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on Videonics, Focus or any Focus Subsidiary;

      (k) Satisfactory Completion of Due Diligence. Within seven (7) days of the date hereof, both parties shall have satisfactorily completed their due diligence review of the other party and shall be satisfied with the results thereof; and

      (l) Tax Opinion. The parties shall have received an opinion of either Manatt, Phelps & Phillips, counsel to Videonics, or Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, counsel to Focus, dated as of the Closing Date, in form and substance reasonably satisfactory to the paties, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by Focus, Videonics or Merger Subsidiary as a result of the formation of Merger Subsidiary and the Merger;
   (B) no gain or loss will be recognized for federal income tax purposes by the shareholders of Videonics upon their exchange of Videonics Common Stock solely for Focus Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Focus Common Stock); and (C) no gain or loss will be recognized for federal income tax purposes by the shareholders of Focus as a result of the Merger, including the Certificate of Amendment. In rendering such opinion, legal counsel may require and rely upon representations and covenants including representations and covenants contained in officer's certificates of Videonics and Focus.

     Section  7.2  Additional  Conditions  to  Obligations  of  Videonics.   The
obligations of Videonics to effect the Merger are also subject to the fulfillment of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Focus contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 7.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Focus, either with or without including its ownership of Videonics and its Subsidiaries after the Merger;

      (b) Agreements and Covenants. Focus and Merger Subsidiary shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, provided, however, that for purposes of this Section 7.2(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Focus, either with or without including its ownership of Videonics and its Subsidiaries after the Merger;

      (c) Certificates. Videonics shall have received a certificate of an executive officer of Focus to the effect set forth in paragraphs (a) and (b) above;

      (d) Disclosure Schedule. (i) Focus shall have delivered the Focus Disclosure Schedule within Seven (7) days of the date hereof and (ii) all matters disclosed in the Focus Disclosure Schedule that could have a Material Adverse Effect on Focus shall be matters that were disclosed to Videonics on or before the execution and delivery by Videonics of this Agreement; and

      (e) Stock Option Plan. Focus shall have amended its 2000 Stock Option Plan to increase by 1,000,000 the number of shares of Focus Common Stock reserved for issuance thereunder and shall have submitted such amended plan to its shareholders for approval.

     Section 7.3 Additional Conditions to Obligations of Focus. The obligations of Focus to effect the Merger are also subject to the fulfillment of the following conditions:



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



      (a) Representations and Warranties. The representations and warranties of Videonics contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 7.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Videonics or Focus (only after including its ownership of Videonics and its Subsidiaries after the Merger);

      (b) Agreements and Covenants. Videonics shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, provided, however, that for purposes of this Section 8.3(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Videonics;

      (c) Certificates. Focus shall have received a certificate of an executive officer of Videonics to the effect set forth in paragraphs (a) and (b) above; and

      (d) Disclosure Schedule. (i) Videonics shall have delivered the Videonics Disclosure Schedule within seven (7) days of the date hereof and (ii) all matters disclosed in the Videonics Disclosure Schedule that could have a Material Adverse Effect on Videonics shall be matters that were disclosed to Focus on or before the execution and delivery by Focus of this Agreement.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Boards of Directors of Videonics or Focus:

      (a) By mutual written consent of each of Videonics and Focus;

      (b) By either Videonics or Focus if the Merger shall not have been consummated on or before December 31, 2000 (the "Initial Termination Date" and as such may be extended pursuant to this paragraph, the "Termination Date"), provided, however, that if on the Termination Date any of the conditions to the Closing set forth in Sections 7.1(b), (c)(i), (d), (e),
   (f), (g), (h) or (i) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to March 30, 2001, (the "Extended Termination Date"); and provided further that if on the Extended Termination Date any of the conditions to the Closing set forth in Sections 7.1(b),
   (c)(i), (d), (e), (f), (g), (h) or (i) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be further extended to June 30, 2001 (the "Final Termination Date"), unless within five days prior to the Extended Termination Date any Party reasonably determines that it is substantially unlikely that any of the conditions to the Closing set forth in Sections 7.1(b), (c)(i), (d), (e), (f), (g), (h) or (i) will be fulfilled by the Final Termination Date and delivers to the other Parties a notice to such effect. The right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any condition to be satisfied;

      (c) By Videonics or Focus if after the date hereof a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

      (d) (i) by Videonics, (A) if Focus shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach


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



   or failure to perform (1) is incapable of being cured by Focus prior to the Termination Date and (2) renders any condition under Section 7.1 or 7.2 incapable of being satisfied prior to the Termination Date, or (B) if a condition under Sections 7.1 or 7.2 to Videonics' obligations hereunder cannot be satisfied prior to the Termination Date; (ii) by Focus, (A) if Videonics shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Videonics prior to the Termination Date and (2) renders any condition under Sections 7.1 or 7.3 incapable of being satisfied prior to the Termination Date, or (B) if a condition under Sections 7.1 or
   7.3 to Focus' obligations hereunder cannot be satisfied prior to the Termination Date;

      (e) By either of Focus or Videonics if the Board of Directors of the other Party or any committee of the Board of Directors of the other Party (i) shall fail to include in the Joint Proxy Statement its recommendation without modification or qualification that shareholders approve this Agreement and the Merger, (ii) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (iii) shall fail to reaffirm such approval or recommendation upon such Party's request, (iv) shall approve or recommend any Acquisition Proposal or (v) shall resolve to take any of the actions specified in this Section 8.1(e); or

      (f) By Focus or Videonics if any of the required approvals of the shareholders of Videonics or Focus shall fail to have been obtained at duly held shareholders' meetings of such companies, including any adjournments thereof.

     Section 8.2 Effect of Termination.

      (a) In the event of  termination  of this Agreement as provided in Section
   8.1 hereof, and subject to the provisions of Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 8.2 and in Sections 3.10, 3.16, 4.10, 4.16 and 9.3 hereof, and (ii) nothing herein shall relieve any Party from liability for any willful breach hereof.

      (b) If this Agreement (i) is terminated by Videonics pursuant to Section 8.1(e) hereof, (ii) could have been (but was not) terminated by Videonics pursuant to Section 8.1(e) hereof and is subsequently terminated by Focus or Videonics pursuant to Section 8.1(f) because of the failure to obtain the Focus Shareholder Approval, (iii) (A) could not have been terminated by Videonics pursuant to Section 8.1(e) hereof but is subsequently terminated by Focus or Videonics pursuant to Section 8.1(f) because of the failure to obtain the Focus Shareholder Approval, (B) prior to the Focus Shareholders' Meeting there shall have been an Acquisition Proposal, an announcement of any intention with respect to an Acquisition Proposal, or any agreement with respect to an Acquisition Proposal involving Focus or any of Focus' Subsidiaries, and (C) within 12 months after the termination of this Agreement, Focus enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iv) is terminated by Videonics as a result of Focus' material breach of Sections 6.1 or 6.3 hereof which, in the case of a breach thereof that can be cured by Focus, is not cured within 30 days after notice thereof to Focus, Focus shall pay to Videonics a termination fee of three hundred thousand dollars ($300,000).

      (c) If this Agreement (i) is terminated by Focus pursuant to Section 8.1(e) hereof, (ii) could have been (but was not) terminated by Focus pursuant to Section 8.1(e) hereof and is subsequently terminated by Videonics or Focus pursuant to Section 8.1(f) because of the failure to obtain the Videonics Shareholder Approval, (iii) (A) could not have been terminated by Focus pursuant to Section 8.1(e) hereof but is subsequently terminated by Videonics or Focus pursuant to Section 8.1(f) because of the failure to obtain the Videonics Shareholder Approval, (B) prior to the Videonics Shareholders' Meeting there shall have been an Acquisition Proposal, an announcement of any intention with respect to an Acquisition Proposal, or any agreement with respect to any Acquisition Proposal involving Videonics, and
   (C) within 12 months after the termination of this Agreement, Videonics enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iv) is terminated by Focus as a result of Videonics' material breach of Section 6.1 or 6.2 hereof which, in the case of a breach that can be cured by Videonics, is not cured within 30 days after notice thereof to Videonics, Videonics shall pay to Focus a termination fee of three hundred thousand dollars ($300,000).

      (d) Each termination fee payable under Sections 8.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other Party, or, if such fee shall


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


   be payable pursuant to clause (iii) of either of Section 8.2(b) or (c), such fee shall be payable no later than one business day following the day such Party enters into the definitive agreement referenced in such clause (iii).

      (e) Videonics and Focus agree that the agreements contained in Sections 8.2(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. In the event of any dispute as to whether any fee due under such Sections 8.2(b) and
   (c) is due and payable, the prevailing party shall be entitled to receive from the other Party the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     Section 8.3 Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after approval of this Agreement by the shareholders of Focus and Videonics, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of Videonics Common Stock upon consummation of the Merger, (b) alter or change any term of the Articles of Incorporation of Videonics or the Certificate of Incorporation of Focus (except for the implementation at the Effective Time of the Certificate Amendment) or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Videonics or Focus. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     Section 8.4 Waiver.  At any time before the Effective  Time,  any Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section
8.1  hereof,  as the case may be,  except that (a) the  agreements  set forth in
Article I and Sections 2.2, 2.4, 2.6, 2.7, 2.8, 2.11, 2.12 and 6.11 hereof shall survive the Effective Time indefinitely, (b) the agreements and representations set forth in Sections 3.10, 3.16, 4.10, 4.16, 6.6, 8.2 and 9.3 hereof shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or Agreement of the Parties which by its terms contemplates performance after the Effective Time.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

   (a) if to Videonics:

                     Videonics   Corporation,   1370   Dell   Avenue,  Campbell,
                     California 95008
                     Attention: Michael D'Addio, Chairman and CEO,
                     Phone: (408) 866-8300, Fax: (408) 866-4859

   with a copy to (which shall not constitute notice):

                     Manatt, Phelps & Phillips, 1001 Page Mill Road, Bldg. 2, Suite 100,
                     Palo Alto, California 94304-1006
                     Attention:   Jerold  F.  Petruzzelli,  Esq.,  Phone:  (650)
                     812-1335,
                     Fax: (650) 213-0260

   (b) if to Focus:

                     Focus Enhancements, Inc., 600 Research Drive, Wilmington, Massachusetts 01887, Attention: Vice President and General Counsel,
                     Phone: (978) 988-5888 Fax: (978) 661-0160


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



   with a copy to (which shall not constitute notice):

                     Mintz,   Levin,  Cohen,  Ferris  &  Pompeo,  One  Financial
                     Center, Boston,
                     Massachusetts 02109, Attention: Neil Aronson, Esq.
                     Phone: (617) 542-6000 Fax: (617) 542-2241

     Section 9.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Joint Proxy Statement and the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Pre-merger Notifications under the HSR Act, shall be shared equally by Videonics and Focus.

     Section 9.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (a) "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Focus, Merger Subsidiary, Videonics or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving any of the Parties or any of their respective Subsidiaries or the issuance or acquisition of shares of capital stock or other equity securities of any of the Parties or any of their respective Subsidiaries representing 19.9% or more of the outstanding capital stock of such Party or Subsidiary, as the case may be, or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, (other than Focus, Merger Subsidiary, Videonics or any of their affiliates) beneficially owning shares of capital stock or other equity securities of any of the Parties or any of their respective Subsidiaries representing 19.9% or more of the outstanding capital stock of such Party or Subsidiary, as the case may be, or the sale, lease exchange, license (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property rights, or any significant portion of the business or other assets of any Party or any of its Subsidiaries, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to any of the Parties of the transactions contemplated hereby.

      (b)  "Actions"  means  any  claim,   action,   suit,  charge,   complaint,
   arbitration,   proceeding  or  announced   investigation  by  or  before  any
   Governmental Authority.

      (c) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

      (d) "Blue Sky Laws" means the state securities laws.

      (e) "Commercially reasonable efforts" shall mean those efforts necessary or advisable to advance the interests of the Parties in achieving the purposes and specific requirements and satisfying the conditions of this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Parties seeking to implement agreements of this type unless part of a separate mutual understanding of the Parties not contained in this Agreement whether reached before or after the Agreement is executed.

      (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

      (g) "Encumbrance" means any security interest granted in assets located in the United States or similar security right granted outside of the United States, pledge, mortgage, lien (including, without limitation, environmental and tax liens), encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

      (h) "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release, discharge or threatened release or discharge of any Hazardous Substance or
   (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

      (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (j) "Focus Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of Focus from Focus or any of Focus' Subsidiaries at any time, or upon the happening of any stated event.

      (k) "GAAP" means generally accepted accounting principles applied in a manner consistent with past practice.

      (l) "Governmental Authority" means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

      (m) "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos- containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

      (n) "HSR Act" means the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (o) "Intellectual Property" of any Party, means all designs, patents, patent applications and other rights, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade or brand names, trade secrets, proprietary manufacturing information, know how, inventions, inventors notes and drawings owned or used by such Party.

      (p) "Knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

      (q) "Law" means any federal, state, local or foreign statute, act, law, ordinance, regulation, rule, code, order, decree, judgment, policy, other requirement or rule of law.

      (r) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (A) the United States economy or (B) the United States securities markets if, in any of (A) or (B), the effect on Videonics or Focus, determined without including its ownership of Videonics after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not materially disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole. All references to Material Adverse Effect on Focus or its Subsidiaries contained in Article III, IV, VI or VII of this Agreement shall be deemed to refer solely to Focus and its Subsidiaries without including its ownership of Videonics and its Subsidiaries after the Merger.

      (s) "Permits" permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Authority (including any stock exchange or other self-regulatory body).

      (t) "Person" means an individual, corporation,  partnership,  association,
   trust,  estate,  limited  liability  company,  labor  union,   unincorporated
   organization, entity or group (as defined in the Exchange Act).

      (u) "SEC" means the United States Securities and Exchange Commission.

      (v) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise,
   (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

      (w) "Subsidiary" or "Focus Subsidiary" means any corporation or other legal entity of which Focus (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      (x) "Securities Act" means the Securities Act of 1933, as amended.

      (y) "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of any of Focus or Videonics which is on terms which the Board of Directors of such Party determine by a majority vote of its directors in their good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals, to be more favorable to the shareholders of such Party than the Merger (or any revised proposal made by the other Party).

      (z) "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

      (aa) "Videonics Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of Videonics from Videonics or any of Videonics' Subsidiaries at any time, or upon the happening of any stated event.

     Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 6.11 (Post-Merger Focus Board of Directors), is not intended to confer upon any person other than Videonics, Focus, and Merger Subsidiary and, after the Effective Time, their respective shareholders, any rights or remedies hereunder.

     Section 9.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise.

     Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof; provided that the Merger shall be governed by the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     Section 9.11 Interpretation.

      (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

      (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The plural shall include the singular, and vice versa.

      (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

      (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

      (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

In Witness Whereof, Videonics, Focus and Merger Subsidiary have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


VIDEONICS CORPORATION                       FOCUS ENHANCEMENTS, INC.

By: /s/ Michael L. D'Addio                  By: /s/ Thomas Massie
     ---------------------                        ---------------------
Name: Michael L. D'Addio                    Name: Thomas L. Massie

Title: Chairman and Chief Executive Officer Title: Chairman of the Board


                                            PC VIDEO CONVERSION, INC.

                                            By: /s/ Christopher Ricci
                                               ---------------------
                                            Name: Christopher P. Ricci

                                            Title: Secretary

                                   APPENDIX B


               DISSENTERS' RIGHTS UNDER CHAPTER 13 OF CALIFORNIA
                             GENERAL CORPORATION LAW


CALIFORNIA CORPORATIONS CODE SECTION 1300-1312.


     1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions(a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions: (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A)or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class. (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301. (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302. (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

     1301.  (a) If,  in the  case of a  reorganization,  any  shareholders  of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300,unless they lose their status as dissenting shares under Section1309. (b)
Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b)thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder. (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i)of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint. (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated. (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, he court may confirm it. (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares. (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered. (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment. (e) The costs of the action, including reasonable compensation tot he appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and1302 if the value awarded by the court for the shares is more than125 percent of the price offered by the corporation under subdivision(a) of Section 1301).

     1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consentsthereto.

     1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following: (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles. (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have there organization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization. (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member. (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and(2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   APPENDIX C


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           FOCUS ENHANCEMENTS, INC.


     FOCUS Enhancements, Inc. a corporation organized and existing under the laws if the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 4 of the Certificate of Incorporation in its present form and substituting therefore new first and second paragraphs of Section 4 in the following form:

       A. The Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares this corporation is authorized to issue is Fifty-Three Million (53,000,000) shares capital stock.

       B. Of such authorized shares, Fifty Million (50,000,000) shares shall be designated "Common Stock" and have a par value of $0.01 per share. Three Million (3,000,000) shares shall be designated "Preferred Stock" and have a par value of $0.01 per share.

     SECOND: The amendment of the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the shareholders of the Corporation for their approval, and (b) the shareholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of shareholders called and held upon noticed in accordance with Section 222 of the DGCL.


     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment to be signed by Brett Moyer, its Chief Operating Officer, and attested to by , its Secretary, this
------------ .


                                        FOCUS ENHANCEMENTS, INC.



                                       By:
                                           -------------------------------------




                                           Brett Moyer

                                           Chief Operating Officer



ATTEST:



-------------------------
Secretary

                                   APPENDIX D


                  [Letterhead of Union Atlantic Capital L.C.]



October 20, 2000

To The Board of Directors
Focus Enhancements, Inc.


Gentlemen:

     We understand that Focus Enhancements, Inc. ("Company" hereinafter) has entered into a merger agreement dated as of August 30, 2000 ("Agreement") with Videonics, Inc. ("VDS" hereinafter) and PC Video Conversion, Inc. ("Acquisition Sub" hereinafter) whereby VDS will be merged with and into Acquisition Sub ("Merger" hereinafter). Capitalized terms not otherwise defined herein are defined as set forth in the Agreement. The aggregate consideration deliverable by Company in the Merger (the "Merger Consideration") will be equal to (a) a sum of .87 shares of the Company's common stock times the number of shares of VDS common shares issued prior to the Effective Time including all VDS common shares issuable upon the exercise or conversion of options, warrants, convertible securities or other rights to acquire VDS that are outstanding as of the date of the Agreement. The Merger and other related transactions disclosed to Union Atlantic Capital, L.C. are all referred to collectively herein as the "Transaction." You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or VDS. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.


     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

       1. Reviewed the Company's and VDS's annual reports to shareholders on Forms 10-KSB/A and 10-K for the fiscals year ended 1999 and quarterly reports on Forms 10-QSB and 10-Q for the quarter ending June 30, 2000. We also reviewed Company-prepared interim financial statements for the period ended September 30, 2000, which the Company's and VDS's management has identified as being the most current financial statements available;


       2. Reviewed copies of the following agreements: Agreement and Plan of Merger dated August 30, 2000 by and among the Company and VDS.

       3. Met with certain members of the senior management of the Company and VDS to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;


       4. Reviewed forecasts and projections prepared by the Company's and VDS's management with respect to the Company for the years ended December 31, 2000 through 2004;


       5. Reviewed the historical market prices and trading volume for the Company's and VDS's publicly traded securities;

       6. Reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;


       7. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and VDS, and that there has been no material change in the assets, financial condition, business or prospects of the Company and VDS since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and VDS and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or VDS. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be tendered by the Company in connection with the Transaction is fair to the shareholders of the Company from a financial point of view.



UNION ATLANTIC CAPITAL, L.C.

/s/ Union Atlantic Capital, L.C.

                                   APPENDIX E

                           FOCUS ENHANCEMENTS, INC.
                      2000 NON-QUALIFIED STOCK OPTION PLAN


     1. Purpose. This Non-Qualified Stock Option Plan, to be known as the 2000 Non-Qualified Stock Option Plan (hereinafter, this "Plan") is intended to promote the interests of FOCUS Enhancements, Inc. (hereinafter, the "Company") by providing an inducement to obtain and retain the services of qualified persons to serve as employees of the Company or members of its Board of Directors (the "Board").

     2. Available Shares. The total number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") for which options may be granted under this Plan shall not exceed 5,000,000 shares, subject to adjustment in accordance with paragraph 10 of this Plan. Shares subject to this Plan are authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under this Plan.

     3. Administration. This Plan shall be administered by the Board or by a committee appointed by the Board (the "Committee"). In the event the Board fails to appoint or refrains from appointing a Committee, the Board shall have all power and authority to administer this Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board. The Committee shall, subject to the provisions of the Plan, have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any option granted under it.

     4. Grant of Options. Subject to the availability of shares under this Plan, the Board may make additional grants to employees of the Company and/or members of the Board under this Plan from time to time, including but not limited to, the Grant Date.

     Anything in this Plan to the contrary notwithstanding, the effectiveness of this Plan and of the grant of all options hereunder is in all respect subject to this Plan and options granted under it shall be of no force and effect unless and until the approval of this Plan in accordance with the Company's by-laws by the vote of the holders of a majority of the Company's shares of Common Stock present in person or by proxy and entitled to vote at a meeting of shareholders at which this Plan is presented for approval.

     5. Option Price. The purchase price of the stock covered by an option granted pursuant to this Plan shall be 100% of the fair market value of such shares on either (i) the day the option is granted, or (ii) such other day as the Board shall determine at their sole discretion. The option price will be subject to adjustment in accordance with the provisions of paragraph 10 of this Plan. For purposes of this Plan, if, at the time an option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such option is granted and shall mean (i) the lower of the last sale price for the Company's Common Stock or the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time an option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     6. Period of Option. Unless sooner terminated in accordance with the provisions of paragraph 8 of this Plan, an option granted hereunder shall expire on the date which is five (5) years after the date of grant of the option.

     7. (a) Vesting of Shares and Non-Transferability of Options. Options granted under this Plan shall not be exercisable until they become vested. Options granted under this Plan shall vest in the optionee and thus become exercisable in accordance with the following schedule, or other schedule as determined by the Committee from time to time, or upon the occurrence of a specified event, provided that the optionee has continuously served as a member of the Board, as an employee of the Company, or in another advisory role to the Company, as stated more specifically in the option grant letter, through such vesting date then after the expiration each three (3) calendar months from the Granting Date, the Option may be exercised to the extent of not more than eight and one-third percent (81|M/3%) of the Optioned Shares for each such three month period that elapses from the Granting Date.


     The number of shares as to which options may be exercised shall be cumulative, so that once the option shall become exercisable as to any shares it shall continue to be exercisable as to said shares, until expiration or termination of the option as provided in this Plan; provided however, that if stockholder approval is required under applicable law, any option granted under this Plan shall in no event be exercised unless and until this Plan has been approved by the Company's stockholders, but upon such approval the vesting shall become effective as of the date of the grant.

       (b) Meetings. Notwithstanding subsection (a) of this Section 7, if a Board optionee fails to attend less than 80% of the Board meetings held in the twelve months prior to any vesting date, the number of shares vesting on such vesting date shall be reduced proportionately based on the percentage of Board meetings attended by such optionee.

       (c) Non-transferability. Any option granted pursuant to this Plan shall not be assignable or transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the optionee's lifetime only by him or her.

     8. Termination of Option Rights.

       (a) Except as otherwise specified in the agreement relating to an option, in the event an optionee ceases to be an employee of Company or a member of the Board, as the case may be, for any reason other than death or permanent disability, any then unexercised portion of options granted to such optionee shall, to the extent not then vested, immediately terminate and become void; any portion of an option which is then vested but has not been exercised at the time the optionee so ceases to be a member of the Board or an employee may be exercised, to the extent it is then vested by the optionee within ninety days after such event.

       (b) In the event that an optionee ceases to be an employee of the Company or a member of the Board, as the case may be, by reason of his or her death or permanent disability, any option granted to such optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) for a period of one year thereafter. Any options which are then exercisable but have not been exercised at the time the Optionee so ceases to be a member of the Board of Directors or an employee may be exercised, to the extent any portion of such options are then exercisable, by the Optionee at any time prior to the scheduled expiration date of the option. Notwithstanding the foregoing, in the event any Optionee (i) ceases to be a member of the Board of Directors at the request of the Company, (ii) is removed without cause, or
   (iii) otherwise does not stand for nomination or re-election as a director of the Company at the request of the Company, then any portion of any Option granted to such Optionee which is not then exercisable shall be accelerated and such Option shall be fully exercisable by the Optionee at any time prior to the scheduled expiration date. No portion of this Option may be exercised if the Optionee is removed from the Board of Directors for any one of the following reasons: (i) disloyalty, gross negligence, dishonesty or breach of fiduciary duty to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or polices of the Company which results in loss, damage or injury to the Company, whether directly or indirectly; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; or (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to break a contract with the Company; or (v) the conduct of any activity on behalf of any organization or entity which is a competitor of the Company (unless such conduct is approved by a majority of the members of the Board of Directors).

     9. Exercise of Option. Subject to the terms and conditions of this Plan and the option agreements, an option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company by mail or in person addressed to FOCUS Enhancements, Inc., 600 Research Drive, Wilmington, Massachusetts, at its principal executive offices, or other such address as Optionee may be informed from time to time, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. Payment may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of the Common Stock of the Company already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board may adopt from time to time), valued at fair market value determine in accordance with the provisions of paragraph 5 or (c) consistent with applicable law , through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise. There shall be no such exercise at any one time as to fewer than one hundred (100) shares. The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a stockholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares shall be delivered to him or her upon the due exercise of the option.

     10. Adjustments Upon Changes in Capitalization and Other Events. Upon the occurrence of any of the following events, an optionee's rights with respect to options granted to him or her hereunder shall be adjusted as hereinafter provided:

       (a) Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivisions, combination or stock dividend.

       (b) Recapitalization Adjustments. If (i) the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise and (ii) the Board resolves at its sole discretion to vest options upon the completion of such merger or sale, then each option granted under this Plan which is outstanding but unvested as of the effective date of such event shall become exercisable in full twenty (20) days prior to the effective date of such event. In the event of a reorganization, re-capitalization, merger, consolidation, or any other change in the corporate structure or shares of the Company, to the extent permitted by Rule 16b-3 of the Securities Exchange Act of 1934, adjustments in the number and kind of shares authorized by this Plan and in the number and kind of shares covered by, and in the option price of outstanding options under this Plan necessary to maintain the proportionate interest of the optionees and preserve, without exceeding, the value of such options, shall be made. Notwithstanding the foregoing, no such adjustment shall be made which would, within the meaning of any applicable provisions of the Internal Revenue Code of 1986, as amended, constitute a modification, extension or renewal of any Option or a grant of additional benefits to the holder of an Option.

       (c) Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.


       (d) Adjustments. Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in paragraph 2 of this Plan that are subject to options which previously have been or subsequently may be granted under this Plan shall also be appropriately adjusted to reflect such events. The Board shall determine the specific adjustments to be made under this paragraph 11, and its determination shall be conclusive.

     11. Legend on Certificates. The certificates representing shares issued pursuant to the exercise of an option granted hereunder shall carry such appropriate legend, and such written instructions shall be given to the Company's transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1993 or any state securities laws.

     12. Representations of Optionee. If requested by the Company, the optionee shall deliver to the Company written representations and warranties upon exercise of the option that are necessary to show compliance with Federal and state securities laws, including representations and warranties to the effect that a purchase of shares under the option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1993).

     13. Option Agreement. Each option granted under the provisions of this Plan shall be evidenced by an option agreement, which agreement shall be duly executed and delivered on behalf of the Company and by the optionee to whom such option is granted. The option agreement shall contain such terms, provisions and conditions not inconsistent with this Plan as may be determined by the committee and the officer executing it.

     14. Termination and Amendment of Plan. ptions may no longer be granted under this Plan after April 27, 2010, and this Plan shall terminate when all options granted or to be granted hereunder are no longer outstanding. The Board may at any time terminate this Plan or make such modification or amendment thereof as it deems advisable; provided, however, that if stockholder approval of the Plan is required by law, the Board may not, without approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on such matter at a meeting, (a) increase the maximum number of shares for which options may be granted under this Plan (except by adjustment pursuant to Section 10), (b) materially modify the requirements as to eligibility to participate in this Plan, (c) materially increase benefits accruing to option holders under this Plan or (d) amend this Plan in any manner which would cause Rule 16b-3 under the Securities Exchange Act (or any successor or amended provision thereof) to become inapplicable to this Plan; and provided further that the provisions of this Plan specified in Rule 16b-3(c)(2)(ii)(A) (or any successor or amended provision thereof) under the Securities Exchange Act of 1934 (including without limitation, provisions as to eligibility, amount, price and timing of awards) may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Termination or any modification or amendment of this Plan shall not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

     15. Withholding of Income Taxes. Upon the exercise of an option, the Company, in accordance with Section 3402(a) of the Internal Revenue Code, may require the optionee to pay withholding taxes in respect to amounts considered to be compensation includible in the optionee's gross income.

     16. Compliance with Regulations. It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor or amended provision thereof) and any applicable Securities and Exchange Commission interpretations thereof. If any provision of this Plan is deemed not to be in compliance with Rule 16b-3, the provision shall be null and void.

     17. Governing Law. The validity and construction of this Plan and the instruments evidencing options shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Approved by Board of Directors of the Company: August 15, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   APPENDIX F


                   U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-KSB/A


[X]  ANNUAL  REPORT  UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
     1934
                For the fiscal year ended December 31, 1999, or



[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
              For the transition period from         to         .

                         Commission File Number 1-11860



                           FOCUS Enhancements, Inc.
                (Name of Small Business Issuer in its Charter)

                                    Delaware
                         (State or Other Jurisdiction of
                         Incorporation or Organization)
                                   04-3186320
                     (I.R.S. Employer Identification No.)

                               600 RESEARCH DRIVE
                        Wilmington, Massachusetts 01887
                   (Address of Principal Executive Offices)


                                (978) 988-5888
               (Issuer's Telephone Number, Including Area Code)

            Securities registered pursuant to Section 12(b) of Act:

                               Title of Each Class

                          Common Stock, $.01 par value
                      Name of Exchange on which Registered
                                     NASDAQ

       Securities registered pursuant to Section 12(g) of the Act: None
                    -------------------------------------

     Check whether the Issuer (1) has filed all reports  required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such other shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
[X] Yes No [ ]


     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     Issuer's revenues for the fiscal year ended December 31, 1999 were $17,182,985. The aggregate market value of voting Common Stock held by non-affiliates of the Registrant was approximately $51,348,421 based on the closing bid price of the Registrant's Common Stock on April 12, 2000 as reported by NASDAQ ($2.0625 per share).

     As of April 14, 2000, there were 24,896,204 shares of Common Stock outstanding.

     Document Incorporated by Reference: Portions of the Definitive Proxy Statement for the Annual Meeting of Stockholders for the fiscal year ended December 31, 1999, to be filed pursuant to Regulations 14A (the "Proxy Statement"), are incorporated by reference in Part III of this Form 10-KSB.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I



ITEM 1. BUSINESS


Business of the Company

     FOCUS Enhancements, Inc., (`the Company' or `FOCUS'), internally develops proprietary technology for the conversion and enhancement of PC and Macintosh output for display on televisions and large-screen monitors, and markets and sells, worldwide, a line of video conversion products using this technology. These video conversion products range from custom-designed video co-processor chips, used by leading Original Equipment Manufacturers (OEMs), to computer peripherals marketed to consumers directly and through a global network of value-added resellers (VARs), distributors and retailers. In a 1997 independent survey by Frost & Sullivan, FOCUS was recognized as an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV ready" and televisions "PC ready". In 1999, FOCUS continued to solidify this leadership position through:

     1. Increased research and development investment, resulting in additional patents being awarded to the Company, and in industry-wide recognition of the superior video quality of its products,

     2. Significant new licensing agreements with OEMs for use of FOCUS' proprietary TV video conversion ASIC chips in current and future product designs, and

     3. New strategic alliances with major OEMs, resellers and national retail chains.

     In our 1998 Annual Report the Company stated that it was in discussions with other PC manufacturers, television manufacturers, VGA chip and VGA card developers. In 1999 many of these discussions came to fruition.

     The Company was founded in December 1991, as a Massachusetts corporation and was reincorporated in Delaware in April 1993. In December 1993, the Company acquired Lapis Technologies, Inc. (`Lapis'), a developer of high-quality, low-cost Macintosh PC-to-TV video graphics products. Effective September 30, 1996, the Company consummated the acquisition of Tview, Inc., a developer of PC-to-TV video conversion ASIC technology. This acquisition has played a significant strategic role in allowing FOCUS to gain a major technological position in the video scan conversion category, and has positioned FOCUS as a leader in PC-to-TV video conversion technology. On September 30, 1997, the Company sold its line of computer connectivity products. On March 31, 1998, the Company acquired selected assets of Digital Vision, Inc., a manufacturer of both PC-to-TV and TV- to-PC products. On July 29, 1998, the Company acquired the net assets of PC Video Conversion, Inc., a manufacturer of professional high-end video conversion products. In December 1998, the Company restructured this entity into a Professional Products Research & Development group and began to consolidate its operating activities to the Company's corporate headquarters.

     The Company's executive offices are located at 600 Research Drive, Wilmington, Massachusetts 01887. Its Research and Development center is located at 9275 SW Nimbus Avenue, Beaverton, Oregon. The Company's Professional A/V Conversion team is located at 16120 Caputo Drive, Suite A, Morgan Hill, CA 95037. The Company's general telephone number is (978) 988-5888, and its Worldwide Web address is http:www.focusinfo.com.


Business Strategy

     In 1999 the Company continued to concentrate its resources on the growing PC- to-TV scan conversion technology market, which has been projected by independent industry sources to grow, within the United States alone, at an annual compound growth rate of approximately 24%, achieving sales of over 200 million dollars by the year 2003, see Frost & Sullivan 1997 report. Following key strategic acquisitions over the past six years, and the discontinuance of any lines not directly in line with the Company's strategic direction, the Company continues to focus on internal research and development of cutting-edge video enhancement technology and products. Also, while continuing to service and expand its global marketing network targeting Professional Consumers and Home Consumers, the Company has long recognized that the greatest growth potential for its technology is through sales to, and licensing agreements with, leading OEMs. Because the patented design of FOCUS' FS400 family of

ASICs has allowed the Company to dramatically improve video quality while reducing cost, leading manufacturers in the Internet Appliance (IA), PC Reference Design, and Television markets signed agreements with FOCUS in 1999.


Product Strategy

     The company continues on its course of concentrating on developing low-cost, high-quality video conversion technology. For the year ended December 31, 1999 research and development expenditures were $1,400,732. Approximately 77% of this expenditure was directed toward new product activities.


Marketing and Sales Strategy

   * The Company vigorously pursued the OEM market for its technology in 1999, resulting in numerous Licensing Integration agreements with some of the most significant names in the United States and global TV, PC and Internet Appliance markets. In 2000 the Company will continue to concentrate its marketing efforts toward those OEMs which dominate their respective markets, and which have the manufacturing, sales and distribution networks in place to capitalize on the huge growth forecast for the PC-to-TV and TV-to-PC conversion products over the next decade. Also, the redesigned Company web site, launched in March 1999, features a new OEM Custom Integration section to showcase FOCUS' line of proprietary video conversion ASICs and OEM solutions.

   * The Professional Consumer market continues to be a growing segment, and the Company made significant inroads into that market in 1999. In September the Company unveiled its new Tview QuadScan Pro, a cost-effective, high-resolution line quadrupler/video scaler at the CEDIA Expo '99. The QuadScan is being marketed for professional AV applications, as well as for home theater use. FOCUS continued to expand its presence in the Videoconferencing and Education markets through new strategic alliances consummated in 1999. Additionally, the Company added a new Professional Consumer Products section to its redesigned World Wide Web site.

   * While the Company has determined that the OEM market offers the best potential for future growth, it also continues to recognize its consumer channel, through its reseller distribution network as a substantial, revenue- generating market. One of the potentially most significant new distributor agreements was signed with The Douglas Stewart Company, the nation's largest marketer of computer products, electronics and student supplies to the education market. The Company also continues to offer cooperative advertising incentives to resellers on a percentage-of-product-purchases basis. Funded programs include sales incentives, special pricing programs, and targeted advertising campaigns.

   * Direct Marketing to business, education and end-user consumers continues to be a viable and profitable segment for the Company. Arrangements with independent, third-party mail order companies such as MicroWarehouse, CDW, Global Computer Supplies, MultiZones and PC Connections have proven to be a cost-effective method for achieving direct sales.

     The Company's web site contains an interactive list of resellers and outlets for its products contributing to the goal of direct access to end users and building relationships. The Company also offers the ability to buy direct on-line through various computer resellers including MicroWarehouse and Multiple Zones International. In March 1999, the Company went live with its new Web site that allows for direct product purchasing from FOCUS.

     The Company also utilizes a sophisticated 24-hour fax-on-demand system. Each product specification fax requested by the customer is cross-marketed for synergistic products.

     * Cross-Marketing. The Company ships over 10,000 products per month, and a FOCUS PC-to-TV product guide is provided in all shipped packages. This strategy is designed to increase customer awareness of other FOCUS products, and aids the Company's brand-recognition marketing goals.

     * Display Advertising. The Company utilizes target advertising in popular computer and consumer journals for the development of lead generation and product brand recognition. The Company has advertised in magazines such as Selling Power, Advanced Imaging, Mobile Computing, Laptop Buyer's Guide, Inc. Magazine, Technology & Learning, and Presentations.

     * Global Distribution. The Company has made significant investments over the last several years in creating a global reseller/VAR channel. In 1995, the Company had approximately 250 resellers globally. As of December 1999, the Company's products are marketed in over 2,200 store fronts globally.

     In the United States and Canada, the Company markets and sells its products through national resellers such as CompUSA, Micro Center, Midwest Micro, Fry's Electronics, and J&R Music World. The Company markets and sells its products through national distributors such as Ingram Micro, D&H Distributing and Academic Distributing. The Company also markets and sells its products through third-party mail order resellers such as MicroWarehouse, Multiple Zones, PC Connection and CDW.

     In the rest of the world, the Company's products are sold to resellers, independent mail order companies and distributors in Latin America, France, the United Kingdom, Scandinavia, Germany, Switzerland, Italy, the Czech Republic, Russia, Australia, Japan, China, Singapore, and the Republic of Korea.

     * Telemarketing and Telesales. The Company is receiving and placing over 50,000 sales calls per year. The Company utilizes telemarketing and telesales programs.

     * Telemarketing. The Company gathers valuable marketing data from callers. This data allows the Company to continuously analyze its market data such as customer type, media response and product interest. The Company also receives registration cards that provide the Company with marketing information such as product quality, service quality and sales representative product knowledge. Additionally, in 1999 the Company established a new rebate program which required the completion of an information card in order to receive the rebate.

     * Reactive Telesales. The Company receives calls and product orders from its lead generation marketing efforts such as advertising, targeted business reply cards and product guides (catalog) mailings.


Products and Applications

     FOCUS develops internally all of its PC-to-TV video conversion products, both external boxes and ASICs, thereby allowing the Company to market and sell a proprietary group of products to the PC-to-TV video conversion marketplace. The Company's products are compatible with both Windows and Mac OS personal computers. FOCUS' products allow PC owners to utilize any television as a large screen computer display for use in presentations, training, education, video conferencing, Internet viewing and home gaming.

     The Company's primary focus within the video/graphics category is in the conversion of standard PC video output (VGA) into television video input (NTSC or PAL). FOCUS' broad line of PC-to-TV products easily allows the user to display Windows or Mac OS video output directly to a standard television or to videotape. These products are currently available as either a board-level product or an external set-top device. FOCUS currently sells its PC-to-TV video conversion products under the TView(R) brand. These products have a variety of features geared toward the needs of business, education and consumer customer groups. The Company has developed various proprietary enhancements for its PC-to-TV products including image stabilization, which eliminates all flicker, and TrueScale(R) video compression technology which ensures proper aspect ratios on the television screen even when a computer image is compressed to fit on a television.



Consumer PC-to-TV Video Scan Conversion Products


     1. External Set-Top Boxes. The Company currently offers four models of external set-top boxes under the TView brand. The Company sells the TView Micro, Micro XGA, the TView Silver and the TView Gold, all of which are compatible with both Windows- and Mac OS-based personal computers. All the external set-top boxes weigh less than 7 ounces, and are easily connected to the VGA video port of the computer and a television through the cables provided.

     2. PCMCIA Card. The Company also offers a PCMCIA card under the TView brand that provides PC-to-TV conversion capabilities to laptop computer users. Sold as the TView Gold Card, this PCMCIA card fits into any laptop computer with a type II or type III PC card slot. The TView Gold Card permits the user to make large screen presentations without the size and weight associated with presentation monitors and portable projection devices.

     3. Internal Card. The Company also offers a PCI card under the TView brand that provides PC-to-TV conversion capabilities to desktop computer users. Sold as the TView Gold PCI Card, this card fits into any computer with a PCI card slot. The TView Gold PCI Card permits the user to make presentations on any television.

     All FOCUS products are shipped with the Company's proprietary Electronic Marker(TM) software which turns the computer screen cursor into a drawing tool, allowing the user to highlight or annotate text and graphics directly on the screen.


Commercial PC-to-TV Video Scan Conversion Products

     Internal Board Level Products for PCs and TVs. For those environments where portability is less important, such as classrooms or home entertainment systems, the Company offers board level products that can be installed directly into a personal computer or television. The Company currently offers board level products for OEM televisions.


Professional PC-to-TV Video Scan Conversion Products

     The Company's TView Pro AV products are high-end video conversion devices that address the high-quality standards of the professional broadcast and presentation markets. The Company offers each of its professional products in desktop, rackmount, and board-level forms. The TView Pro AV products are the most advanced broadcast-quality conversion products in the marketplace. These products allow the user to take any high-resolution computer image and project it onto any compatible NTSC/PAL display or VCR or over a videoconference link. The QuadScan is a line Quadrupler/Scaler that eliminates visible scan lines and flicker from standard video for the home theater/professional video markets.


Video Scan Conversion Integrated-Circuit Products (ASICs)

     Integrated Circuits. The Company currently offers three families of integrated circuits. The FS300 family of ASICs was developed for both consumer and commercial applications. The FS300 was the Company's third generation PC-to-TV video encoder designed to increase the video conversion capabilities of FOCUS' products while reducing the cost of manufacturing the Company's products. The FS300 supports resolutions of up to 10x4 x 768 and features patented "video scaling" technology whereby the image on the television is scaled both horizontally and vertically to perfectly fit the entire contents of the computer screen on the TV.

     During 1998-1999, the Company developed a fourth generation scan converter to advance the technology to optimize the image quality on a TV, the FS400 family. Four major areas of advancement in the FS400 family are total compatibility with all computer systems up to very high resolution 2560 x 2048 displays, significantly improved TV image quality including an advanced sharpness-enhanced 2D flicker filter (patent pending), auto-sensing, sizing, and scaling for hands off TV operation, and advanced digital and progressive TV output modes. A version of the FS400 also supports the new DVD copy protection schemes with Macrovision encoding for DVD movie capable systems. The FS400 delivers all these features with lower power, lower cost, and a smaller package. The FS400 will replace the FS310 over Y2000.

     The Company also announced its FS450 iNet TV ASIC in July 1999. The FS450 family of ASICs was specifically designed for the exploding internet set top box market, information appliances, and TV enabled PCs. It utilizes the high quality output characteristics of the FS400 family with a low cost digital interface to most graphic ICs found in low cost PCs, set top boxes, and 3D graphic cards. It is in this area where the Company intends to focus its research and development efforts, furthering its core competency in this type of technology and expanding the application and use of video scan conversion to address digital television including HDTV, interactive television, information appliances, LCD panels and plasma display markets.

     In December of 1999, the Company announced sale of its FS400 digital video coprocessor. The FS400 supports high-resolution, faster speed, progressive scan displays, and Macrovision for DVD. It also delivers such features with lower power consumption, a smaller footprint and does so at half the cost of the FS300. The Company plans to launch additional ASICs in 2000.

TV/Camcorder-to-PC Conversion Consumer Products

     InVideo capture cards allow computers to capture and manipulate images and videos originally displayed on a television, camcorder, or other conventional video device. This technology is driving the burgeoning market for video conferencing products. FOCUS' InVideo TV tuner cards allow for the cost-effective conversion of analog television signals to digital video signals for output on a computer monitor.

     In March 1999, the Company announced the new InVideo(TM) USB Capture. The InVideo(TM) USB Capture allows users to access video from any NTSC/PAL video source and save it directly to any computer. Moreover, FOCUS' InVideo(TM) USB Capture combines MMX-enhanced software with powerful video capture hardware and can be connected to a camcorder, VCR, DVD video player, or any device that outputs NTSC or PAL video for full motion/full-color video capture. InVideo USB Capture offers plug and play installation for hardware platforms that support the Windows 98 operating systems.


PC-to-TV Video Scan Conversion Applications

     Television Display Device. The large-screen area of a TV monitor makes it an inexpensive way to present computer graphics and text to a large audience or classroom environment. The Company's products can be used with a TV monitor for presentations, education, training, video teleconferencing, Internet viewing, and video gaming applications.

     * Presentations. TView products are ideal for sales and business presentations. In particular, because of the lightweight and small size of the products, they have been embraced by mobile presenters and sales forces as a cost-effective and space effective tool.

     Education and Training. In education, teachers and corporate trainers see the benefit of using computers in the classroom to create an interactive learning environment. Because TView products allow the use of one computer for multiple students, teachers and curriculum developers no longer need to be constrained in their use of computers for instructional purposes.

     * Internet Viewing. TView products also take advantage of the rise in popularity of the Internet and the advent of Internet-related products for television. By allowing current PC owners to adapt their existing technology to display on a television, TView products bridge the gap between current and future Internet usage by offering the full functionality of a PC on a television.

     * Video Gaming. TView products make the PC gaming experience larger than life by allowing users to play PC games on a television. By connecting a PC's sound and video ports to a television, the gaming enthusiast can share in the gaming experience with a group or simply play along with the impact of a big screen television.

     * Print to Video. The TView systems will output the computer images directly to a VCR allowing for an inexpensive way to print anything created on a Windows or Mac OS personal computer to video tape.

     * Mirroring Mode. The Company's proprietary technology allows the presenter to use the small computer screen as a mirroring console to the same images displayed on the larger TV monitor. Training of applications can be performed from the Windows or Mac OS personal computer while the audience observes the images on the TV monitor.


TV-to-PC Video Conversion Applications

     The InVideo line of products allow television or camcorder images to be imported into any computer with fully scalable, full-motion, full-color graphics for use in desktop publishing, video-conferencing and video e-mail. This product is used by businesses, web designers and distance learning customers who want to stream video clips, create CD multimedia presentations and send video e-mail.


Customer Support

     Management believes that its future success will depend, in part, upon the continued strength of customer relationships. To ensure customer satisfaction, the Company provides customer service and technical support through a five-days-per-week "hot line" telephone service. The Company uses 800 telephone numbers for customer service and a local telephone number for technical support (the customer pays for the phone charge on technical support). The customer service and support lines are currently staffed by technicians who provide advice free of charge to ensure customer satisfaction and obtain valuable feedback on new product concepts. In order to educate its own telephone support personnel, the Company also periodically conducts in-house training programs and seminars on new products and technology advances in the industry.

     The Company offers this same level of support for its entire domestic market including its direct market customers who purchase the Company's products through computer superstores or system integrators. The Company also provides technical support to its international resellers and distributors. The Company's international resellers and distributors also provide local support to the customers for their respective markets.

     The Company provides customers with a one- to three-year warranty on all products. The Company repairs or replaces a defective product which is still under warranty coverage, and substantially all the components which the Company purchases are also covered by vendor warranties of comparable duration. Returned products with defective components are returned by the Company to the component vendors for repair or replacement. Product returns, exclusive of reseller stock balancing, averaged approximately 36% and 17% of total product revenue during the years ended December 31, 1998 and 1999, respectively. In 1999, product returns were the result of normal customer returns in the Company's retail, distribution and mail order channels. The decrease in product returns was principally the result of the consolidation of one of the Company's distribution channels effective in Q498.


Competition

     The Company currently competes with other developers of PC-to-TV conversion products, TV-to-PC conversion products and with developers of videographic integrated circuits. Although the Company believes that it is a leader in the PC-to-TV conversion product marketplace, the videographic integrated circuit market is intensely competitive and characterized by rapid technological innovations. This has resulted in new product introductions over relatively short time periods with frequent advances in price/performance ratios. Competitive factors in these markets include product performance, functionality, product quality and reliability, as well as volume pricing discounts, customer service, customer support, marketing capability, corporate reputation, brand recognition and increases in relative price/performance ratios for products serving these markets. In the PC-to-TV conversion product market, the Company competes with companies such as AI Tech and AVerMedia. In the TV-to-PC market, the Company competes with other video-in and digital frame capture manufacturers such as Hauppauge and A.T.I. In the videographic integrated circuits market, the Company competes with Averlogic and Fairchild Semiconductor.

     Certain of the Company's competitors have greater technical and capital resources, more marketing experience, and larger research and development staffs than the Company. Management believes that it competes favorably on the basis of product quality and technical benefits and features. The Company also believes it provides competitive pricing, extended warranty coverage, and strong customer relationships, including selling, servicing and after-market support. However, there can be no assurance that the Company will be able to compete successfully in the future against existing companies or new entrants to the marketplace.


Manufacturing

     In the manufacture of its products, the Company relies primarily on turnkey subcontractors who utilize components purchased or specified by the Company. The "turnkey" house is responsible for component procurement, board level assembly, product assembly, quality control testing, and in some cases, final pack-out and direct shipment. All subcontracted turnkey houses currently used by the Company are ISO 9002 certified. During 1999, the Company relied on two turnkey manufacturers for approximately 90% of the Company's product manufacturing. Effective in Q499, the Company relied on a new Far East turnkey manufacturer for approximately 90% of the Company's manufacturing. The Company has since begun using an additional Far East Manufacturer as a 2nd source of turnkey products.

     Upon receipt of a customer's order, the Company's telemarketing representative enters the order into the Company's computerized order entry and inventory management system. Once the customer's credit has been verified and approved by the finance department, the orders are electronically dispatched to operations for order fulfillment and shipment. The Company then performs final packaging and fulfillment of product orders with most customer orders being shipped in less than three business days from the date they are placed into the system. For certain commercial PC-to-TV video conversion products, the Company's turnkey manufacturers ship directly to the OEM customer and forward-shipping information to the Company for billing purposes.

     Quality control is maintained through standardized ISO 9002 quality assurance practices at the build site and random testing of finished products as they arrive at the Company's fulfillment center. Management believes that the turnkey model helps it to lower inventory and staff requirements, maintain better quality control and product flexibility and achieve quicker product turns and better cash flow.

     All customer returns are processed by the Company in its fulfillment center. Upon receipt of a returned product, a trained testing technician at the Company tests the product to diagnose the problem. If a product is found to be defective the unit is either returned to the turnkey subcontractor for rework and repair or is repaired by the Company and returned to the customer. The majority of the Company's defective returns are repaired or replaced and returned to customers within five business days. In 1999, product returns that are determined to be defective represented approximately 0.5% of the total product revenues.


Intellectual Property and Proprietary Rights

     The Company currently has five patents pending and five patents issued, six of which relate to its PC-to-TV video conversion chips, and anticipates filing another patent application in the third quarter of 2000. Patent applications have also been filed to secure intellectual property rights in foreign jurisdictions. The Company has also filed applications to register eight trademarks to add to its two currently registered trademarks. Historically, the Company has relied principally upon a combination of copyrights, common law trademarks and trade secret laws to protect the rights to its products that it markets under the FOCUS and TView brand names.

     Upon joining the Company, employees and consultants are required to execute agreements providing for the non-disclosure of confidential information and the assignment of proprietary know-how and inventions developed on behalf of the Company. In addition, the Company seeks to protect its trade secrets and know-how through contractual restrictions with vendors and certain large customers. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company.

     Additionally, in connection with OEM and VAR agreements, the Company often seeks to require manufacturers to display the Company's logo conspicuously on their product. Management expects that this should increase name recognition and further the association of the Company's name with the associated goods.

     Because of the rapid pace of technological innovation in the Company's markets, management believes that in addition to the patents filed and issued, the Company's success relies upon the creative skills and experience of its employees, the frequency of Company product offerings and enhancements, product pricing and performance features, its diversified marketing strategy, and the quality and reliability of its support services


Personnel

     As of December 31, 1999, the Company employed 54 people on a full-time basis, of which 16 are in research and development, 9 in marketing and sales, 7 in customer support, 10 in operations, and 12 in finance and administration.


Backlog

     At December 31, 1999, the Company had a backlog of approximately $911,000 for products ordered by customers as compared to a backlog of $282,000 at December 31, 1998, an increase of $629,000 or 223%. The Company expects to fill these orders in 2000. The increase in backlog in 1999 as compared to 1998 is primarily due to development delays on the FS400 ASIC combined with production delays on Professional AV products in the fourth quarter of 1999. Generally, management does not believe backlog for products ordered by customers is a meaningful indicator of sales that can be expected for a particular time period.


ITEM 2. PROPERTIES

     As of December 31, 1999, the Company leased approximately 40,000 square feet of space at four locations. The Company leased approximately 22,000 square feet of space at $16,380 per month in Wilmington, Massachusetts, which was used for administration, sales, marketing, customer service, limited assembly, quality control, packaging and shipping. This lease is scheduled to expire in February 2004. The company leases additional space in the following locations: Orinda, California, Morgan Hill, California, and Beaverton, Oregon. The Orinda facility is mainly used for research and development with approximately 500 square feet at $950 per month. The Morgan Hill facility is mainly used for high-end video conversion development and final production, with approximately 11,640 square feet at $4,320 per month, expiration being May 2000. The Beaverton facility is mainly used for research and development, with approximately 4,700 square feet at $3,631 per month, expiration being June 30, 2000. The Company is currently in negotiations for new space in Beaverton, Oregon. The Company believes that its existing facilities are adequate to meet current requirements and that it can readily obtain appropriate additional space as may be required on comparable terms.


ITEM 3. LEGAL PROCEEDINGS

     The Company has been named as a defendant in a lawsuit filed in United States District Court for the District of Massachusetts, on or about November 9, 1999, on behalf of Frank E. Ridel and other currently-unnamed person(s) who are alleged to have purchased shares of our common stock from July 17, 1997 to February 19, 1999. In March of 2000, 15 additional actions were filed which made claims on behalf of shareholders who purchased stock from the previous class period through March 1, 2000. The actions are in the process of being consolidated. The complaints allege that the company, its chief executive officer and its chief financial officers, violated federal securities laws in connection with a number of allegedly false or misleading statements and seeks certification as a class action and certain unquantified damages. We intend to contest this case vigorously.

     From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business of which, in the opinion of management, do not have a material adverse effect on the Company's financial position or results of operation.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted during the fourth quarter of the year ended December 31, 1999 to a vote of security holders of the Company, whether through solicitation of proxies or otherwise.



                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
        STOCKHOLDER MATTERS

     Trading in the Company's Common Stock and public warrants (the "Warrants") commenced on May 25, 1993, when the Company completed its initial public offering, and since that time the Company's Common Stock and Warrants traded principally on the NASDAQ SmallCap Market under the symbol "FCSE" and "FCSEW", respectively. The Company's Common Stock and Warrants were also traded on the Boston Stock Exchange under the symbols "FCS" and "FCSW", respectively, during the period May 26, 1993 through March 7, 1997. On May 27, 1998, the Company's Warrants expired. The following table sets forth the range of quarterly high and low bid quotations for the Company's Common Stock and Warrants as reported by NASDAQ. The quotations represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions, and may not necessarily represent actual transactions. The closing bid price of the Company's Common Stock on the NASDAQ SmallCap Market on March 31, 2000 was $3.125 per share.

                                            Warrants                        Common Stock
                            ----------------------------------------   -----------------------
                                 High Bid              Low Bid          High Bid      Low Bid
                            ------------------   -------------------   ----------   ----------
Calendar 1999 Quotations
 First Quarter                   Expired               Expired           $ 1.81       $  .91
 Second Quarter                  Expired               Expired           $ 1.75       $ 1.00
 Third Quarter                   Expired               Expired           $ 2.00       $  .94
 Fourth Quarter                  Expired               Expired           $ 9.13       $ 1.00
Calendar 1998 Quotations
 First Quarter                   $   1.25             $   0.50           $ 4.25       $ 2.50
 Second Quarter                  $   1.17             $   0.03           $ 4.75       $ 2.38
 Third Quarter                   Expired               Expired           $ 3.47       $ 1.19
 Fourth Quarter                  Expired               Expired           $ 1.28       $ 1.19

     As of March 8, 2000, there were 226 holders of record of the Company's 24,881,204 shares of Common Stock outstanding on that date. As of March 9, 2000 the Company estimates that approximately 11,500 shareholders hold securities in street name. The Company does not know the actual number of beneficial owners who may be the underlying holders of such shares.

     The Company has not declared nor paid any cash dividends on its Common Stock since its inception. The Company intends to retain future earnings, if any, for use in its business.


ITEM 5(b) SALES OF UNREGISTERED SECURITIES DURING THE YEAR ENDED
          DECEMBER 31, 1999

     During the fiscal year ended December 31, 1999, we sold the following securities pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended, including the exemption provided by Section 4(2) thereof:

      See Liquidity and Capital Resources section on pages 19, 20 and 21.

     We relied on one or more exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), for each of the foregoing transactions, including without limitation the exemption provided by Section 4(2) of the Securities Act. We used all of the net cash proceeds raised by the sale of unregistered securities to repay indebtedness and for working capital.


ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Introduction

     On March 31, 1998, the Company acquired selected assets of Digital Vision, Inc., a manufacturer of both PC-to-TV and TV-to-PC products. The Company marketed two new products as a result of the acquisition, identified as its InVideo product line. Sales of this product line in 1999 totaled approximately $465,000 as compared with $500,000 for 1998. Gross profits for these products were approximately $145,000 as compared to $200,000 in 1998. Sales related expenses totaled $90,000 in 1999 compared to $200,000 in 1998. This acquisition resulted in no additional personnel being added to the Company.

     On July 29, 1998, the Company acquired the net assets of PC Video Conversion, Inc. ("PC Video"), a manufacturer of Professional A/V products. In 1999, revenues from products resulting from this acquisition totaled approximately $2,100,000 compared to approximately $700,000 in 1998. Gross margin on sales of professional A/V products was approximately $1,300,000 in 1999 compared to approximately $500,000 in 1998. Operating expenses totaled approximately $850,000 in 1999 versus approximately $600,000 in 1998.

     In connection with the Company's sale of its line of computer connectivity products in 1997, the Company acquired 189,701 shares of the common stock of Advanced Electronic Support Products, Inc. ("AESP"). Due to a prolonged decline in the per share market price of the AESP stock investment, the Company adjusted this investment to its estimated net realizable value. This resulted in a charge to earnings of approximately $346,000 in 1998. In June and July 1999, the Company sold the 189,701 shares of AESP stock yielding gross proceeds of approximately $329,000 and recognizing a gain of approximately $80,000.

Results of Operations

     Year ended December 31, 1999 as compared to Year Ended December 31, 1998

     The following table sets forth, for the periods indicated, income and expense items included in the Consolidated Statements of Operations, expressed as a percentage of net sales:




                                                                  Year Ended December 31,
                                                                  -----------------------
                                                                     1999         1998
                                                                  ----------   ----------
         Net sales ............................................      98%          100%
         Licensing fees .......................................       2            --
                                                                    ---           ---
           Total revenues .....................................     100           100
         Cost of goods sold ...................................      61            84
                                                                    ---           ---
         Gross profit .........................................      39            16
                                                                    ---           ---
         Operating expenses:
           Sales, marketing and support .......................      23            37
           General and administrative .........................      11            12
           Research and development ...........................       8             9
           Depreciation and amortization ......................       4             8
           Impairment of goodwill .............................      --            17
                                                                    ---           ---
    Total operating expenses ..................................      46            83
                                                                    ---           ---
         Loss from operations .................................      (7)          (67)
         Interest expense, net ................................      (3)           (1)
         Other income .........................................       1             1
         Gain (loss) on securities available for sale .........      --            (2)
         Income (loss) before income taxes ....................      (9)          (69)
         Income tax expense ...................................      --            --
                                                                     ----       -----
         Net loss .............................................      (9)%         (69)%
                                                                   ====         =====

Net Sales
     Net sales for the year ended December 31, 1999 were $17,183,000 as compared with $18,440,000 for the year ended December 31, 1998, a decrease of $1,257,000, or 7%. During the year ended December 31, 1999, the Company had net sales increases to Professional AV customers (205%) and Internet customers, while it had decreases in net sales to US Resellers (9%), to International customers (10%), to OEM customers (37%), and Other sales (79%).

     In 1999, net sales to US Resellers (Distributors, Retailers, VAR's and Education segments) were approximately $11,402,000 as compared to $12,498,000 in 1998, a decrease of $1,096,000 or 9%. Net sales included sales to a major distributor totaling approximately $4,318,000 or 25% as compared to 5,686,000 or 31% in 1998. The decrease in absolute dollars is the result of a reduction in major retailers that were directed to this distributor in 1999 as compared to 1998.

     During 1999, net sales to OEM customers were approximately $2,442,000 as compared to $3,866,000 in 1998, a decrease of $1,424,000 or 37%. The decline in OEM sales was primarily due to the delay in development and completion of the Company's new FS400 mixed signal ASIC for the television, computer and internet appliance markets. This ASIC was completed in Q499 and is in full production in Q100.

     Net sales to international customers in 1999 were approximately $758,000 compared to $605,000 in 1998, an increase of $153,000 or 25%. The increase is principally the result of the addition of professional AV sales to the international sector.

     In 1999, net sales to Professional AV customers were approximately $2,112,000 compared to $692,000 in 1998, an increase of $1,420,000 or 205%. The increase is primarily due to development of a distribution and reseller channel in 1999, combined with the introduction of two new products. In addition, 1998 results only consist of five months activity pursuant to the purchase of PC Video Conversion, Inc. on July 30, 1998.

     In 1999, net sales to customers on-line via the internet were approximately $167,000 compared to $0 in 1998. The increase is principally the result of the Company establishing an e-commerce site which offers products direct to customers.

     Other net sales in 1999 were approximately $165,000 as compared to $780,000 in 1998, a decrease of $615,000 or 79%. Other sales in 1998 principally consisted of networking and other discontinued product sales. The Company sold its networking product line in September, 1997 to AESP.


Licensing Fees

     In 1999, the Company received licensing fees of $350,000 as compared with $-0- in 1998. Licensing fees in 1999 were comprised of single source, non-recurring licensing revenues.


Cost of Goods Sold

     Cost of goods sold was $10,544,000, or 61% of net sales, for the year ended December 31, 1999, as compared with $15,411,000, or 84% of net sales, for the year ended December 31, 1998, a decrease of $4,867,000 or 32%. In the fourth quarter of 1999, the Company adjusted the carrying values of certain inventory items to their estimated net realizable values. As a result, the Company charged approximately $527,000 to expense in the fourth quarter of 1999 writing off certain items and increasing its inventory reserves to approximately $399,000. In the fourth quarter of 1998, as a result of a detailed review of its inventories the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result, the Company charged approximately $1,929,000 to expenses in the fourth quarter of 1998, thereby increasing its inventory reserves to approximately $2,168,000 at December 31, 1998. In addition, the Company recognized an additional $240,000 in market development costs in 1998 as a result of its expansion into the office superstore retail market. Cost of sales as a percentage of sales in 1999 were slightly lower compared to 1998, exclusive of the inventory adjustments and market development expenses in 1998. This is principally the result of continued cost reductions in manufacturing designs along with a new Far East manufacturing relationship established in Q499 resulting in lower manufacturing costs.

     During the fourth quarter of 1999, the Company reduced cost of sales by $420,000, representing the cost of product sales returns from major customers, including anticipated sales returns in the first quarter of 2000. The Company also adjusted cost of sales by accruing for price protection and cooperative advertising credit claimed on prior products sold as the Company's management decided in the fourth quarter of 1999 to offer pricing incentives to remain competitive in 2000. This accrual resulted in a charge of approximately $194,000.

     During the fourth quarter of 1998, the Company reduced cost of sales by approximately $3,400,000, representing the cost of product sales returns from major customers, including anticipated sales returns in the first quarter of 1999. The Company also adjusted cost of sales by accruing for price protection claims on prior products sold as the Company's management decided in the fourth quarter of 1998 to reduce its suggested retail price in 1999 to remain competitive. This accrual resulted in a charge of approximately $645,000.


Sales, Marketing and Support Expenses.

     Sales, marketing and support expenses were $3,970,000, or 23% of net revenues, for the year ended December 31, 1999, as compared with $6,902,000, or 37% of net revenues, for the year ended December 31, 1998, a decrease of $2,932,000 or 42%. The decrease in sales, marketing and support expenses in absolute dollars is primarily the result of reduced marketing and advertising expenditures resulting from the consolidation of a segment of the Company's retail channel in Q498. In addition, the Company postponed marketing activities pertaining to its new FS400 ASIC that encountered development delays and was not released from engineering until Q499.


General and Administrative Expenses.

     General and administrative expenses for the year ended December 31, 1999 were $1,878,000 or 11% of net revenues, as compared with $2,166,000 or 12% of net revenues for the year ended December 31, 1998, a decrease of $288,000 or 13%. The decrease in terms of absolute dollars and as a percentage of net revenues is primarily due to decreases in provisions for bad debts of approximately $99,000, consulting fees of approximately $80,000, office supplies of approximately $51,000, recruiting expenses of approximately $45,000, investor relations expenses of approximately $41,000 and temporary help of approximately $25,000. These reductions were offset by an increase in stock compensation charges of approximately $65,000.

Research and Development Expenses.

     Research and development expenses for the year ended December 31, 1999 were approximately $1,401,000 or 8% of net revenues, as compared with $1,699,000 or 9% of net revenues, for the year ended December 31, 1998, a decrease of $298,000 or 18%. The decrease in research and development expenses in both absolute dollars and as a percentage of revenues is due primarily to a reduction of period expenses in the Beaverton, OR development center resulting from incremental increases in capitalized ASIC development costs of approximately $605,000, offset by an increase in Professional AV products R&D of approximately $305,000. This increase is a result of a full twelve months activity as compared with only five months activity in 1999 pursuant to the acquisition of PC Video Conversion, Inc. on July 29, 1998.


Depreciation and Amortization.

     Depreciation and amortization expenses for the year ended December 31, 1999 were $557,000 or 4% of net revenues, as compared with $1,499,000 or 8% of net revenues, for the year ended December 31, 1998, a decrease of $942,000 or 63%. In the fourth quarter of 1998, the Company performed a detailed review of its property and equipment accounts. As a result of this review, certain assets were written off and the estimated useful lives of certain assets were revised. The effect of these write-offs and revisions resulted in additional depreciation expense of approximately $766,000. In addition, in 1998 the Company recorded additional amortization of goodwill resulting from the acquisition of Digital Vision, Inc. and PC Video Conversion, Inc. totaling approximately $146,000.


Interest Expense, Net.

     Net interest expense for the year ended December 31, 1999 was $531,000, or 3% of net revenues, as compared to $226,000, or 1% of net revenues, for the year ended December 31, 1998, an increase of $305,000 or 135%. The increase in interest expense is attributable to an increase in interest bearing obligations at increased interest rates. On March 31, 1999, the Company was required to restructure its line of credit with its commercial bank resulting in an increase in interest rate combined with additional transaction fees.


Impairment of Goodwill

     The Company recognized a write-off of $3,054,000 in 1998 representing impaired goodwill resulting from the acquisitions of Lapis Technologies, Inc. ("Lapis"), Digital Vision, Inc. ("Digital Vision") and PC Video Conversion, Inc. ("PC Video").

     The Company acquired Lapis in December, 1993 and utilized its video conversion technology in its products through 1998. In 1997, the Company began developing its own proprietary video conversion technology and in Q198 introduced its FS300 video conversion ASIC to the market place. During 1998, the Company began including this ASIC in its manufactured products and simultaneously began the end-of-life cycle for Lapis based products. By the end of Q498, all remaining inventory incorporating Lapis technology was disposed of by sale or write-off. The Company wrote-off the balance of approximately $543,000 of impaired goodwill on Lapis Technologies, Inc.

     The Company acquired Digital Vision on March 31, 1998 to obtain its TV-to-PC product line. Upon evaluation of the product line, the Company deemed that only two products warranted inclusion in its product portfolio. However, this line, the InVideo product line was not widely accepted by the Company's customer base due to significant competition in its category, limited product features in comparison with the competition, and its cost structure required pricing higher than many of the competing products. In addition, no proprietary technology was acquired with this acquisition. The Company achieved sales, gross profit and expenses of $500,000, $200,000 and $200,000 respectively for the InVideo product line in 1998. As result of an impairment analysis in Q498, the Company determined that the acquired goodwill was impaired. The remaining goodwill was valued using a discounted cash flow model that resulted in a write-off of approximately $1,070,000 of impaired goodwill.

     On July 30, 1998 the Company purchased the net assets of PC Video. This acquisition was intended to provide the Company with an entry into high quality, professional audio/video scan conversion market. Upon review of the product offerings of PC Video, the Company realized that the product quality, manufacturing capacity, and distribution network were inadequate to provide positive operating income from this venture on an on-going basis and discontinued producing all products of the former PC Video. The engineering resources pertaining to product design and technology vision were evaluated and deemed exceptional by management. Accordingly, the Company decided to restructure the PC Video operation into a high-end, professional A/V research and development center in Q498 tasked to produce new high quality, professional A/V product utilizing the Company's proprietary ASIC technology. During 1998, sales of legacy PC Video products were approximately $700,000 yielding gross profits of approximately $500,000 offset by operating expenses of approximately $600,000. The Company performed an impairment analysis in Q498 utilizing a discounted cash flow model, resulting in a write-off of impaired goodwill of approximately $1,441,000.


Other Income.

     For the year ended December 31, 1999, the Company had other income of $138,000 or 1% of net revenues as compared to other income of $100,000 or 0.5% of net revenues for the year ended December 31, 1998, an increase of $38,000.


Gain (Loss) On Securities Available for Sale
     On September 30, 1997, the Company sold its line of computer connectivity products to AESP for 189,701 shares of AESP common stock. Included in the sale were customer lists and the right to use the FOCUS networking brand name to market the product line as well as certain of AESP's complementary products. In connection with this transaction, the Company recorded other income in the amount of $358,000. During 1998, the fair market value of this investment declined 58%. At December 31, 1998, there was no indication that the fair market value of this investment would increase substantially in the foreseeable future, therefore the Company recognized a loss on this investment of approximately $346,000 in the fourth quarter of 1998.

     During June and July 1999, the Company sold the 189,701 shares of AESP common stock. The Company received gross proceeds of approximately $329,000 and recognized a gain of approximately $80,000 on the transaction.


Net Loss.

     For the year ended December 31, 1999, the Company reported a net loss of $1,480,000, or $0.08 per share (basic), as compared to a net loss of $12,787,000, or $0.78 per share (basic), for the year ended December 31, 1998, a reduction in loss of $11,307,000. For the quarter ended December 31, 1999, the Company recorded a net loss of approximately $1,779,000. This loss resulted from certain adjustments in the fourth quarter as follows: product returns from discontinued resellers (approximately $367,000), inventory adjustments (approximately $527,000), accounts receivable adjustments (approximately $383,000), accrued expense adjustment (approximately $254,000), stock compensation and other charges (approximately $284,000).

     For the quarter ended December 31, 1998, the Company recorded a net loss of approximately $14,235,000. This loss resulted from reduced sales in the quarter due to lower than anticipated sell through of the Company's products and higher than expected inventory levels at certain retail customers, which resulted in significant sales returns in the fourth quarter. In addition, the Company made significant adjustments in the fourth quarter. The effect of the sales returns and the significant fourth quarter adjustments are as follows: product returns from non-performing resellers (approximately $3,455,000), impaired goodwill (approximately $3,054,000), inventory adjustments (approximately $1,929,000), accrued expense adjustments (approximately $2,125,000), fixed asset adjustments (approximately $766,000), and revaluation of stock investments (approximately $346,000).


Financial Condition

     Total Assets.

     Total assets increased $2,279,000 or 18%, from December 31, 1998 to December 31, 1999. The increase in assets is due to: increases of cash and certificates of deposit by $2,889,000, accounts receivable by $360,000, property and equipment by $174,000, capitalized software development costs by $1,645,000 and other current assets by $24,000; offset by reductions of securities available for sale by $249,000, inventory by $2,360,000, goodwill by $186,000 and other assets by $17,000. Cash and certificates of deposits increased 210% principally resulting from equity infusions in 1999 from private placements of common stock and issuances of common stock pursuant to exercises of common stock warrants and options. Accounts receivable increased by 14% in 1999 compared with 1998 principally due increased sales in Q499 compared to Q498. In Q498 the Company restructured a segment of a non-performing reseller channel resulting in significant sales returns. Property and equipment increased 22% primarily due to investments in year 2000 compliant computer hardware and software systems. Capitalized software development costs increased 344% resulting from increased investments in ASIC development costs. Securities available for sale decreased by 100% in 1999 compared with 1998 due to the sale of the 189,701 shares of AESP stock in June and July 1999. The decrease in inventory in 1999 as compared with 1998 is the result of increased sales combined with inventory adjustments in Q499 compared to significant product returns and inventory adjustments in Q498. Goodwill decreased by 23% in 1999 compared with 1998 due to normal amortization.


     Total Liabilities.

     Total liabilities decreased $4,051,000, or 41% from December 31, 1998 to December 31, 1999. The decrease is primarily due to: decreases in accounts payable by $2,586,000, accrued liabilities by $1,291,000, capital leases and long term debt by $393,000 and deferred income by $84,000; offset by increases in notes payable by $304,000. Decreases in accounts payable is principally the result of increased payments on debt obligations and vendor payables combined with the reclassification of certain accounts payable to notes payable (approximately $1,006,000). Accrued liabilities decreased as a result of reduced marketing activities in 1999 as compared to 1998. Long term debt decreased primarily due to payments under capital leases and long-term notes payable in accordance with contractual agreements.


     Stockholders' Equity.

     Stockholders' equity increased $6,329,000 from December 31, 1998 to December 31, 1999. The increase is primarily due the issuance of common stock resulting from the exercise of common stock options and warrants totaling $2,596,000, as well as a private offerings of the Company's common stock of approximately $4,414,000 the repayment of a note receivable for common stock of approximately $316,000 and the liquidation of liabilities through stock issuances of approximately $320,000. These increases were offset by a net loss incurred in fiscal year 1999 of $1,480,000.


Liquidity and Capital Resources

     Since inception, the Company has financed its operations primarily through the public and private sale of common stock, short-term borrowing from private lenders, and favorable credit arrangements with vendors and suppliers.

     Net cash used in operating activities for the years ended December 31, 1999 and 1998 was $753,000 and $4,591,000, respectively. In 1999, net cash used in operating activities consisted principally of the net loss of $1,480,000, increase in accounts receivable of $360,000, and a decrease in accounts payable and accrued liabilities of $1,854,000 offset principally by depreciation of $557,000 and a decrease in inventory of $2,360,000. In addition, the Company issued common stock for services and debt of $159,000 and recognized a gain on the sale of securities of $80,000 and previously deferred income of $84,000. In 1998, net cash used in operating activities consisted primarily of the net loss of $12,787,000, and increases in inventories of $1,587,000, accounts payable of $387,000, accrued liabilities of $916,000 with decreases in accounts receivable of $3,325,000. In addition, the Company had a decrease in value of marketable securities of $346,000 and write-off of impaired goodwill of $3,054,000.

     Net cash used in investing activities for the years ended December 31, 1999 and 1998 was $5,471,000 and $2,042,000, respectively. In 1999, cash used in investing activities consisted primarily of the purchase of property and equipment and capitalized software development costs of $2,158,000, increases in certificate of deposits of $281,000, offset by proceeds received from the sale of securities available for sale of $329,000. In 1998, cash used in investing activities consisted primarily of the purchase of property and equipment and capitalized software development costs of $858,000 and cash paid in acquisitions, net of cash received, of $931,000, and increases in certificate of deposits of $253,000.

     Net cash from financing activities for the years ended December 31, 1999 and 1998 was $5,471,000 and $7,042,000, respectively. In 1999, the Company received $4,414,000 in net proceeds from private offerings of

Common Stock and $2,596,000 from the exercise of common stock options and warrants, and repayment of a note receivable for common stock of $316,000. The proceeds in 1999 were offset by $1,721,000 in payments on notes payable, and payments made under capital lease obligations of $134,000. In 1998, the Company received $2,827,000 in net proceeds from private offerings of Common Stock and $7,004,000 from the exercise of common stock options and warrants. The proceeds in 1998 were offset by $1,954,000 in payments on notes payable, $700,000 in payments for treasury stock acquired, and payments made under capital lease obligations of $135,000.

     As of December 31, 1999, the Company had working capital of $5,633,000, as compared to working capital of $1,435,000 at December 31, 1998, an increase of $4,198,000. The Company's cash and certificates of deposit were $4,271,000 at December 31, 1999, compared to $1,381,000, at December 31, 1998.

     On February 22, 1999, the Company issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on February 23, 2000 (15,000) and March 2, 2000 (15,000).

     On February 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999.

     On February 22, 1999, the Company issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999.

     On March 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares.

     On June 4, 1999, the Company entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of
$1.478125. In addition Union Atlantic received a warrant to purchase 25,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2004 at a per-share exercise price of
1.478125. The Company filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. The Company received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less fees and expenses associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less applicable fees of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

     On September 17, 1999, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. The Company filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrant. The Company received proceeds from this transaction in two tranches of $750,000. The first tranche was funded on September 21, 1999 for $750,000 less fees and expenses associated with this offering of $64,903 yielding net proceeds of $685,097. The second tranche was funded on November 17, 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

     On September 22, 1999, the Company received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.


     In November 1999, the Company completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an additional 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969 The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Fees and expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

     During the year ended December 31, 1999, the Company issued at various times, 2,095,780 shares of common stock resulting from other exercises of options and warrants, receiving cash of approximately $2,461,000. On June 1, 1998, the Company recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. On December 28, 1999, the Company received $352,000 in full payment of this note, including accrued interest at 8%.

     On January 18, 2000, the Company received gross proceeds of $990,000 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor on September 10, 1997.

     The Company maintains incentive stock option plans for all employees and directors. Management believes that these plans provide long term incentives to employees and directors and promote longevity of service. The Company prices issued options at the closing of NASDAQ market price of its common stock on the date of the option issuance. In addition, the Company maintains the right to re-price the options under such plans to reflect devaluation in the market value of its common stock. On September 1, 1998, the Company re-priced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of the Company's common stock on September 1, 1998. The FASB has issued a proposed interpretative release - Stock Compensation - Interpretation of APB No. 25, which will have a prospective impact on the Company's stock option plans, when adopted.

     Although the Company has been successful in the past in raising sufficient capital to fund its operations, there can be no assurance that the Company will achieve sustained profitability or obtain sufficient financing in the future to provide the liquidity necessary for the Company to continue operations.


Effects of Inflation and Seasonality

     The Company believes that inflation has not had a significant impact on the Company's sales or operating results. The Company's business does not experience substantial variations in revenues or operating income during the year due to seasonality.


Recent Accounting Pronouncements

     The FASB has issued a proposed interpretive release, Stock Compensation-Interpretation of APB Opinion 25 ("Interpretation"). The Interpretation will provide accounting guidance on several issues that are not specifically addressed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Of the many questions addressed in the Interpretation, the most significant are a clarification of the definition of the term "employee" for purposes of applying the opinion and the accounting for options that have been repriced.

     The Interpretation is generally effective beginning July 1, 2000. The Interpretation applies prospectively at that date for repricings that occurred after December 15, 1998. It also applies prospectively on July 1, 2000 to new awards granted after December 15, 1998 for purposes of applying the definition of "employee".

     In December 1999, the Securities and Exchange Commission (the "Commission") published Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition", which provides guidance for applying generally accepted accounting principles to revenue recognition in financial statements filed with the Commission, including income statement presentation and disclosure. As originally issued, SAB 101 was to be applied no later than the first quarter of the fiscal year beginning after December 15, 1999. However, the Commission has delayed the effective date of the SAB for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. For such entities, the mandatory implementation date may now be no later than the second quarter of the fiscal year beginning after December 15, 1999.


     The  Company  is  in  the  process  of   reviewing   and   evaluating   the
pronouncements detailed above to determine the potential impact on the financial statements of the Company.

Certain Factors That May Affect Future Results

     The Company does not provide forecasts of the future financial performance of the Company. However, from time to time, information provided by the Company or statements made by its employees may contain "forward looking" information that involve risks and uncertainties. In particular, statements contained in this Form 10-KSB which are not historical facts (including, but not limited to, statements concerning international revenues, anticipated operating expense levels and such expense levels relative to the Company's total revenues) constitute forward looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results of operations and financial condition have varied and may in the future vary significantly from those stated in any forward looking statements. Factors that may cause such differences include, without limitation, the availability of capital to fund the Company's future cash needs, reliance on major customers, history of operating losses, limited availability of capital under credit arrangements with lenders, market acceptance of the Company's products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of the Company's internal estimates of revenue and operating expense levels.

ITEM 7. FINANCIAL STATEMENTS

     The Company's consolidated financial statements and the related report of independent accountants are presented in pages F-1 - F-23, which are contained in this Annual Report immediately following page 29. The consolidated financial statements filed in this Item 7 are as follows:



                                                                                              Page
                                                                                             -----
Report of Independent Accountants ........................................................    F-1
Consolidated Balance Sheets as of December 31, 1999 and 1998 .............................    F-2
Consolidated Statements of Operations for the Years Ended December 31, 1999 and 1998 .....    F-3
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999 and     F-4
  1998
Consolidated Statements of Cash Flows for the Years Ended December 31, 1999 and 1998 .....    F-5
Notes to Consolidated Financial Statements ...............................................    F-7


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     Not Applicable

     This Amendment No. 1 on form 10-KSB/a to the registrant's annual report on form 10-KSB for the year ended December 31, 1999, (the "Report") is being filed to include the information required to be set forth in part III of the report


                                    PART III


Item 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS


Directors
     Thomas L. Massie is Chairman of the Board and a co-founder of the Company and has served in these positions since 1992. He has more than 14 years of experience in the computer industry as well as related business management experience. From 1990 to 1992, Mr. Massie was the Senior Vice President of Articulate Systems, responsible for worldwide sales, marketing and operations. Articulate Systems is a multi-million dollar developer and manufacturer of voice control and communications products for the PC marketplace. Articulate Systems was acquired by Dragon Systems in 1997. From 1986 to 1990, Mr. Massie was the Chairman of the Board, and founder of MASS Microsystems. MASS Microsystems is a publicly-held developer of multimedia hardware products and high-end removal storage subsystems. Mr. Massie led MASS Microsystems from business plan to $30 million in profitable revenues. MASS Microsystems went public in 1989 and was acquired by Ramtek in 1992. From 1985 to 1986, Mr. Massie was the co-founder and Executive Vice President of Sales and Marketing for MacMemory, Inc. MacMemory was a multi-million-dollar developer of custom memory and acceleration products that was acquired in 1986 by Cyclone Technologies. From 1979 to 1984, Mr. Massie was a Non-Commissioned Officer for the U.S. Army, 101st Airborne Division. Mr. Massie is a member of the Board of Directors of the Hockey Academy. The Hockey Academy is a private, multi-million dollar hockey program development company. Mr. Massie is 38 years old and his term expires in 2002.

     William B. Coldrick has served as a Director of the Company since January 1993, Vice Chairman of the Company since July 1994 and as Executive Vice President of the Company from July 1994 to May 1995. Mr. Coldrick is currently a principal of Enterprise Development Partners, a consulting firm serving emerging growth companies that he founded in April 1998. From July 1996 to April 1998, Mr. Coldrick was Vice President and General Manager of Worldwide Channel Operations for the Computer Systems Division of Unisys Corp. In March 1991, Mr. Coldrick retired as Senior Vice President, U.S. Sales, for Apple Computer, Inc., which he joined in 1982. As Senior Vice President, U.S. Sales, for Apple Computer, Mr. Coldrick was responsible for leading all sales, support, service, distribution and channel activities for Apple throughout the United States. Previously at Apple, Mr. Coldrick held the position of Vice President and General Manager for Western Operations, and was responsible for overseeing sales, marketing, service and support for Apple's largest business unit in the field organization. In a prior position as National Sales Director, U.S. Sales, Mr. Coldrick directed the expansion of the U.S. field sales force. Mr. Coldrick also held the position of Area Sales Director of the Northeast Area. Before joining Apple, Mr. Coldrick spent 14 years with Honeywell Information Systems, where he held a number of positions including Regional Marketing Director. Mr. Coldrick holds a Bachelor of Science degree in Marketing from Iona College in New Rochelle, New York. Mr. Coldrick is 57 years old and his term expires in 2001.

     John C. Cavalier has served as a Director of the Company since May 1992. He has more than 29 years of business management experience. Since November 1996, Mr. Cavalier has been President, CEO and a Director of MapInfo Corporation, a software developer. Prior thereto, Mr. Cavalier joined Amdahl Company in early 1993 as Vice President and General Manager of Huron, Amdahl's software business. In July of 1993, he was also appointed President and CEO of Antares Alliance Group, a joint venture between Amdahl and EDS. From July 1990 to July 1992, he was President, Chief Executive Officer and a director of Bimillenium Company, a software development company. Bimillenium is a developer of scientific software for the Macintosh and UNIX marketplace. From April 1987 to January 1992, Mr. Cavalier was a Director of MASS Microsystems. He was President, Chief Executive Officer and a director of ShareBase Company, a database systems company, from November 1987 to June 1990. He earned his undergraduate degree from the University of Notre Dame and an MBA from Michigan State University. Mr. Cavalier is 58 years old and his term expires in 2002.

     Timothy E. Mahoney has served as Director of the Company since March 1998. He has more than 18 years of experience in the computing industry. Mr. Mahoney founded Union Atlantic L.C., in 1994, a merchant bank providing professional management and capital for emerging technology companies. Since 1996, Mr. Mahoney has served as Chairman of Tallard Technologies BV, a PC products distributor / value added reseller serving Latin America. From 1991 to 1994 he was President of SyQuest Technology, SyDos Division, responsible for expanding distribution channels for SyQuest's hard disk drive products. From 1986 to 1991, Mr. Mahoney was President of Rodine Systems, Inc., a provider of Macintosh mass storage peripherals. He earned his BA degree in computer science and business from West Virginia University and an MBA degree from George Washington University. Mr. Mahoney is 42 years old and his term expires in 2001.

     William A. Dambrackas has over 22 years of management experience in the computer industry. He founded Equinox Systems (Nasdaq: EQNX) 16 years ago and since then, has served as the company's Chairman, President and Chief Executive Officer. Equinox develops high-performance server-based communications products for Internet access and commercial systems. Mr. Dambrackas also currently serves on the Board of Directors of the Florida Venture Forum, an organization that serves the needs of venture capital investors and emerging growth companies. Prior to founding Equinox in 1983, Mr. Dambrackas held senior engineering management positions at Racal-Milgo from 1979 to 1983 and Infotron Systems from1976 to 1979. He also has held design engineering positions at GTE- Ultronic Systems from 1969 to 1976, Thiokol Corporation from 1968 to 1969, and RCA television recording systems from 1966 to 1968. Mr. Dambrackas has been issued three United States Patents for data communications inventions and he was honored as Florida's "Entrepreneur of the Year" in 1984. Mr. Dambrackas is 55 years old and his term expires in 2000.

Executive Officers

     Christopher P. Ricci joined the Company as Sr. Vice President of Business Development, General Counsel and Secretary in 1998. From 1996 to 1998, Mr. Ricci led the intellectual property group for the Boston law firm of Sullivan & Worcester LLP, where he advised on a variety of issues including patent prosecution, trademark prosecution, licensing of technology in both domestic and foreign markets, methods of protecting and exploiting intellectual property, as well as supporting litigation and corporate acquisitions. From 1993 to 1996 Mr. Ricci also worked as in-house counsel to the electronic imaging division of Polaroid Corporation and was previously and a partner at Lambert & Ricci, PC, a Boston intellectual property law firm. Prior to entering the legal profession, Mr. Ricci worked for five years as an electrical engineer designing computer control systems. Mr. Ricci received his law degree from New England School of Law. He graduated from the University of Massachusetts at Amherst with a bachelor's degree in electrical engineering and a minor in applied mathematics. He has also earned a certificate in software engineering from Northeastern University. Mr. Ricci has lectured and been published both domestically and abroad on a variety of business and intellectual property law subjects. Mr. Ricci is 34 years old.
     Thomas Hamilton joined the Company in September 1996 when the Company acquired TView, Inc. From 1992 to 1996, Mr. Hamilton was Executive Vice President and Co-Founder of TView, Inc. Mr. Hamilton grew

TView from inception to a $5M per year revenue before being acquired by FOCUS. He co-developed proprietary video processing technology central to FOCUS' business. From 1987 to 1992, Mr. Hamilton was the Vice President of Engineering at Summit Design, a publicly held Integrated Circuit design software company, in Beaverton, Oregon having approximately $20MM in annual sales. From 1975 to 1987, he served in various engineering and marketing management positions at Tektronix Inc., Wilsonville, Oregon. Mr. Hamilton has a BS in Mathematics from Oregon State University. Mr. Hamilton is 49 years old.

     Brett A. Moyer joined the Company in May 1997, and has assumed the role of Vice President of Pro A/V Sales. Mr. Moyer brings over 10 years of global sales, finance and general management experience from Zenith Electronics Corporation, where he was most recently the Vice President and General Manager of Zenith's Commercial Products Division. Mr. Moyer has also served as Vice President of Sales Planning and Operations at Zenith where he was responsible for forecasting, customer service, distribution, MIS, and regional credit operations. Mr. Moyer has a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Masters of International Management with a concentration in finance and accounting from The American Graduate School of International Management (Thunderbird). Mr. Moyer is 41 years old.

     William R. Schillhammer III joined the Company in 1998 with over 12 years of experience in global sales and marketing. From 1996 to 1998, Mr. Schillhammer was Vice President of Marketing and Sales for Digital Vision, Inc., a multi-million dollar developer of video conversion products. From 1990 to 1996 Mr. Schillhammer held various senior management positions for Direct Imaging, Inc., most recently serving as President. From 1989 to 1990 he was the Vice President of Sales for Mega Scan Technology, Inc. From 1988 to 1989 Mr. Schillhammer was the Vice President for Number Nine Computer Corporation, a publicly held multi-million dollar company. From 1980 to 1988 he held various management positions with the Intel Corporation. Mr. Schillhammer graduated from Dartmouth College with a bachelor's degree in Engineering. Mr. Schillhammer is 45 years old.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it or written representations from certain reporting persons, the Company believe that during the year ended December 31, 1999, all filing requirements applicable to its directors, executive officers and greater-than-10% beneficial owners were met.


Item 10. EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998, and 1997, of those persons who were, at December 31, 1999, (i) the Company's Chief Executive Officer and
(ii) the four other highest paid executive officers of the Company receiving total cash and bonus compensation in excess of $100,000 (the "Named Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts to the individuals named in the tables below during the fiscal year indicated.

                           SUMMARY COMPENSATION TABLE


                                                         Annual Compensation(1)
           Name and                                                             Other Annual
      Principal Position                 Salary($)          Bonus($)         Compensation($)(2)     Options/SAR(3)
------------------------------          -----------   -------------------   --------------------   ---------------
Thomas L. Massie ............. 1999      $150,000         $   69,154                --                 100,000
 Chairman of the Board         1998      $150,000         $  132,833                --                 200,000
                               1997      $150,000         $   45,000                --                 500,000
Christopher P. Ricci ......... 1999      $150,000         $   15,200                --                  45,000
 Sr. Vice President and        1998      $150,000         $   27,500                --                 125,000
 General Counsel               1997           --                 --                 --                     --
Brett Moyer .................. 1999      $130,000         $   63,724 (4)            --                  40,000
 Vice President of             1998      $130,000         $   41,000 (4)            --                 100,000
 Pro AV Sales                  1997      $130,000         $   45,000                --                 250,000
Thomas Hamilton .............. 1999      $129,192                 --                --                 175,000
 Vice President of             1998      $110,000         $    5,000                --                  25,000
 Research                      1997      $110,000         $    4,179                --                      --
William Schillhammer ......... 1999      $ 95,000         $   52,900 (4)            --                  40,000
 Vice President of             1998      $ 85,000         $   22,204 (4)            --                 122,000
 OEM Sales                     1997           --                 --                 --                     --


------------
(1) Includes salary and bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, which were paid in the following year.
(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.
(3) Long-term compensation table reflects the grant of non-qualified and incentive stock options granted to the named persons in each of the periods indicated.
(4) Includes compensation based on sales commissions.



     The following table sets forth information concerning options granted during the fiscal year ended December 31, 1999 to the executives named in the Summary Compensation Table above. The Company did not grant any stock appreciation rights during the fiscal year.



                        OPTION GRANTS IN LAST FISCAL YEAR


                                                      Percentage of             Individual Grants
                                                      Total Options    -----------------------------------
                                  Shares Subject       Granted to
                                    to Options       Employees in FY
             Name                     Granted            1999(1)        Exercise Price     Expiration Date
------------------------------   ----------------   ----------------   ----------------   ----------------
Thomas L. Massie .............        100,000              8.13%          $  1.2813          11/12/2004
Christopher P. Ricci .........         25,000              3.66%          $  1.063            2/22/2004
                                       20,000                             $  1.2813          11/12/2004
Brett Moyer ..................         40,000              3.25%          $  1.2813          11/12/2004
Bill Schillhammer ............         40,000              3.25%          $  1.2813          11/12/2004
Thomas Hamilton ..............         25,000             14.23%          $  1.063            2/22/2004
                                       50,000                             $  1.00              9/7/2004
                                      100,000                             $  1.2813          11/12/2004


------------
(1) A total of 1,229,386 options were granted to employees, directors and consultants in 1999 under the Company's stock option plans, the purpose of which is to provide incentives to employees, directors and consultants who are in positions to make significant contributions to the Company.

     The following table sets forth information concerning option exercises during fiscal year 1999 and the value of unexercised options as of December 31, 1999 held by the executives named in the Summary Compensation Table above.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES


                                                                          Number of                  Value of Unexercised,
                                                                         Unexercised                  In-the-Money Options
                                   Shares                       Options at December 31, 1998            at December 31,
                                Acquired on        Value                (Exercisable/                  1998 (Exercisable/
                                Exercise(#)     Realized($)            Unexercisable)                  Unexercisable)(1)
                               -------------   -------------   ------------------------------   -------------------------------
Thomas L. Massie .............    500,000        3,527,000     150,000                                   $1,072,500
                                                                      (Exercisable)                             (Exercisable)
                                                               300,000                                   $2,109,000
                                                                    (Unexercisable)                           (Unexercisable)
Christopher P. Ricci .........     41,668          292,926     0                                         $        0
                                                                      (Exercisable)                             (Exercisable)
                                                               128,332                                   $  904,885
                                                                    (Unexercisable)                           (Unexercisable)
Brett Moyer ..................    200,001        1,406,007     0                                         $        0
                                                                      (Exercisable)                             (Exercisable)
                                                               189,999                                   $1,333,241
                                                                    (Unexercisable)                           (Unexercisable)
William Schillhammer .........     15,000          105,450     30,668                                    213,533
                                                                      (Exercisable)                             (Exercisable)
                                                               131,332                                   923,264
                                                                    (Unexercisable)                           (Unexercisable)
Thomas Hamilton ..............     88,334          620,989     0                                         $        0
                                                                      (Exercisable)                             (Exercisable)
                                                               191,666                                   $1,362,745
                                                                    (Unexercisable)                           (Unexercisable)


------------
(1) Value is based on the difference between option exercise price and the fair market value at December 31, 1999 ($8.25 per share, the closing price as quoted on the NASDAQ SmallCap Market at the close of trading on December 31,
    1999) multiplied by the number of shares underlying the option.


Employment Agreements

     The Company and Brett Moyer are parties to an Employment Contract effective May 15, 1997, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this Employment Contract, Mr. Moyer serves as Vice President of Pro AV Sales. This Employment Contract requires acceleration of vesting of all options held by Mr. Moyer so as to be immediately exercisable if Mr. Moyer is terminated without cause during the term of the contract. The Employment Contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Company's policies.

     FOCUS and Christopher Ricci are parties to an employment contract effective March 1, 1998, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Ricci serves as our Senior Vice President, General Counsel and Secretary. This employment contract requires the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract. In addition, in the case of a change in control of FOCUS, for up to one year following such change in control Mr. Ricci, at his sole election, may choose to terminate his employment, in which case Mr. Ricci would be entitled to receive a lump sum cash payment equal to two years' salary plus the continuation of such salary for an additional two years after such termination. Mr. Ricci's employment contract provides for annual bonuses to be determined by the Board of Directors and employee benefits, including health and disability insurance, to be provided in accordance with company policies.

     The Company and Steven Morton are parties to an Employment Contract effective October 17, 1996, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this Employment Contract, Mr. Morton serves as Vice President of Engineering. This Employment Contract requires the acceleration of vesting of all options held by Mr. Morton so as to be immediately exercisable if Mr. Morton is terminated without cause during the term of the contract. The Employment Contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Company's policies.

     The Company and Thomas Hamilton are parties to an Employment Contract effective October 17, 1996, as amended to date, which renews automatically after December 31, 1998, for one year terms, subject to certain termination provisions. Pursuant to this Employment Contract, Mr. Hamilton serves as Vice President of Research & Development. This Employment Contract requires the acceleration of vesting of all options held by Mr. Hamilton so as to be immediately exercisable if Mr. Hamilton is terminated without cause during the term of the contract. The Employment Contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Company's policies.


Compensation of Directors
     Directors of the Company receive no direct cash compensation for their services as directors. In 1999, the Company paid Union Atlantic L.C. $66,000 in placement fees in connection with equity financing agreements brokered by Union Atlantic. The Company paid consulting fees and expenses to Union Atlantic amounting to $46,226 in 1999. Timothy Mahoney, who is a FOCUS director, is a partner of Union Atlantic.

     On March 19, 1997, the Board of Directors elected to terminate the 1995 Directors Plan and all options granted thereunder. By a unanimous vote of the Board of Directors, the Board established the 1997 Directors Plan and authorized the grant of options to purchase up to 1,000,000 shares of Common Stock under the plan. On March 19, 1997, options to purchase 200,000 shares at an exercise price of $1.88 per share were granted to Mr. Cavalier, options to purchase 100,000 shares at an exercise price of $1.88 per share were granted to each of Messrs. Coldrick and Mahoney and options to purchase 50,000 shares at an exercise price of $1.88 per share were granted to a now former director. All of the options are subject to various vesting provisions.

     On September 1, 1998, the Board of Directors approved the re-pricing of all of the aforementioned options granted to current directors (totaling options to purchase 400,000 shares) to a price of $1.22 per share, the fair market value on the date of such re-pricing.

     On September 1, 1998, the Board of Directors approved the 1998 Non-Qualified Stock Option (NQSO) Plan. The 1998 NQSO Plan authorized the grant, subject to approval by the Company's stockholders, on September 1, 1998 of stock options for 75,000 shares of Common Stock to each of Mr. Mahoney and Mr. Coldrick and for 100,000 shares to Mr. Cavalier, each of whom is neither an employee nor officer of the Company. Mr. Massie received a grant, subject to approval by the Company's stockholders, of an option for 200,000 shares under the 2000 NQSO Plan. Mr. Moyer received a grant, subject to approval by the Company's stockholders, of an option for 100,000 shares. All such options have an exercise price of $1.22, the fair market value on the date of grant. Upon joining the Board of Directors, on April 22, 1999, Mr. Dambrackas was granted, subject to approval by the Company's stockholders, a stock option for 100,000 shares of Common Stock at an exercise price of $1.4063, the fair market value on the date of grant.

     The Company maintains the right to reprice options that it may grant under its existing stock option plans. On September 1, 1998, the Company repriced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of the Company's common stock on September 1, 1998.


Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock on May 1, 2000 by (i) each person known to the Company who beneficially owns 5% or more of the 24,896,204 outstanding shares of its Common Stock, (ii) each director of the Company, (iii) each executive officer identified in the Summary Compensation Tables below, and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. All communications for the individuals listed below should be directed to c/o Focus Enhancements, Inc., 600 Research Drive, Wilmington, MA 01887.





                                                                             Amount of Beneficial Ownership
                                                                            --------------------------------
Name of Beneficial Owner                                                     Number of Shares     Percent(1)
-------------------------------------------------------------------------   ------------------   -----------
Thomas L. Massie (2) ....................................................         316,667             1.27
John C. Cavalier (3) ....................................................          42,853               *
William B. Coldrick (4) .................................................         125,000               *
Timothy E. Mahoney (5) ..................................................          33,333               *
William Dambrackas (6) ..................................................          33,334               *
Christopher P. Ricci (7) ................................................          41,667               *
Brett A. Moyer (8) ......................................................          83,333               *
Thomas Hamilton (9) .....................................................          14,334               *
William R. Schillhammer III (10) ........................................          54,668               *
All executive officers and directors as a group (9 persons)(11) .........         745,189             2.99


------------
* Less than 1% of the outstanding Common Stock.
 (1) Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares.
 (2) Does not include 133,333 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000 or within 60 days thereafter.
 (3) Includes 9,519 shares of Common Stock held directly by Mr. Cavalier. Does not include 50,000 shares issuable pursuant to outstanding stock options that are not currently at May 1, 2000 or within 60 days thereafter.
 (4) Does not include 50,000 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
 (5) Does not include 50,000 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
 (6) Does not include 66,666 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
 (7) Does not include 86,665 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
 (8) Does not include 106,666 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
 (9) Includes 6,000 shares of common stock held directly by Mr. Hamilton. Does not include 183,332 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
(10) Includes 4,000 shares of common stock held directly by Mr. Schillhammer. Does not include 111,332 shares issuable pursuant to outstanding stock options that are not exercisable at May 1, 2000, or within 60 days thereafter.
(11) Includes 19,519 shares of Common Stock. Also includes 725,670 shares issuable pursuant to options and warrants to purchase Common Stock exercisable at May 1, 2000, or within 60 days thereafter.


Item 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1999, the Company paid Union Atlantic L.C. $66,000 in placement fees in connection with equity financing agreements brokered by Union Atlantic. The Company paid consulting fees and expenses to Union Atlantic amounting to $46,226 in 1999. Timothy Mahoney, who is a FOCUS director, is a partner of Union Atlantic.


ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K
     (a) Exhibits

     The following exhibits, required by Item 601 of Regulation S-B, are filed as a part of this Annual Report on Form 10-KSB or are incorporated by reference to previous filings as indicated by the footnote immediately following the exhibit. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-B.


  Exhibit
 Item No.                                              Item and Description
----------   -------------------------------------------------------------------------------------------------------
  1.4        Form of Stock Escrow Agreement (1)
  2.1        Agreement of Merger, dated April 12, 1993, between FOCUS Enhancement, Inc., a Massachusetts corporation, and the Company (1)
  2.2        Certificate of Merger, as filed with the Delaware Secretary of State on April 12, 1993 (1)
  2.3        Articles of Merger, as filed with the Massachusetts Secretary of State on April 14, 1993 (1)
  2.4        Agreement and Plan of Reorganization and Merger between the Company, FOCUS Acquisition
             Corporation and Lapis Technologies, Inc. dated as of November 29, 1993 (2)
  3.1        Second Restated Certificate of Incorporation of the Company (1)
  3.2        Certificate of Amendment to Second Restated Certificate of Incorporation of the Company (3)
  3.3        Restated By-laws of the Company (1)
  4.1        Specimen certificate for Common Stock of the Company (1)
  4.2        Specimen certificate for Redeemable Common Stock Purchase Warrant (1)
  4.3        Form of Warrant Agreement between the Company, Mellon Securities Trust Company and Thomas
             James Associates, Inc. (1)
  4.4        Form of Warrant issued to Thomas James Associates, Inc. (1)
 10.1        Amended and Restated Employment Contract between the Company and a Corporate Officer, effective January 1, 1992 (1)
 10.2        1992 Stock Option Plan, as amended (4)
 10.3        Form of Incentive Stock Option Agreement, as amended, under the 1992 Stock Option Plan, as amended (1)
 10.4        Form of Non-Qualified Stock Option Agreement, as amended, under the 1992 Stock Option Plan, as amended (1)
 10.5        1993 Non-Employee Director Stock Option Plan (4)
 10.6        Form of Non-Qualified Stock Option Agreement under the 1993 Non- Employee Director Stock
             Option Plan (4)
 10.7        Credit Agreement between the Company, Lapis and Silicon Valley Bank dated January 20, 1994 (4)
 10.8        Promissory Note in the principal amount of $2,000,000, dated as of January 20, 1994, made by the
             Company and Lapis to the order of Silicon Valley Bank (4)
 10.9        Security Agreement, dated as of January 20, 1994, by the Company in favor of Silicon Valley Bank
             (4)
 10.10       Security Agreement, dated as of January 20, 1994, by Lapis in favor of Silicon Valley Bank (4)
 10.11       Pledge  Agreement,  dated as of January 20, 1994, by the Company in favor of Silicon  Valley Bank
             (4)
 10.12       Purchase and Sale Agreement,  dated as of May 25, 1994,  between the Company and Inline Software,
             Inc. (5)
 10.13       Master Purchase  Agreement,  dated as of August 12, 1994, between the Company and Apple Computer,
             Inc. (5)
 10.14       Forbearance Letter, dated as of October 6, 1994, to the Company from Silicon Valley Bank (5)
 10.15       Note and Warrant Subscription Agreement,  dated as of October 18, 1994, between the Company and a
             Private Lender (5)
 10.16       Security Agreement, dated as of October 18, 1994, between the Company and a Private Lender (5)
 10.17       Term Line of Credit Note, dated October 18, 1994, by the Company in favor of a Private Lender (5)
 10.18       Warrant W-K issued to a Private Lender, dated as of October 18, 1995 (5)
 10.19       Intercreditor  and  Subordination  Agreement,  dated as of October 18,  1994,  by and between the
             Company, a Private Lender and Silicon Valley Bank (5)
 10.20       Debt Extension Agreement, dated as of February 22, 1995, by and between the Company and a Private
             Lender (5)
 10.21       1995 Non-Employee Director Stock Plan (7)
 10.22       Form of Non-Qualified Stock Option Agreement under the 1995 Non- Employee Director Stock Plan (6)
 10.23       Form of Settlement Agreement between the Company and Lapis Technologies, Inc. Shareholders (7)

  Exhibit
 Item No.                                            Item and Description
----------   ---------------------------------------------------------------------------------------------------
 10.24       Manufacturing Agreement between the Company and a manufacturer (7)
 10.25       Loan Document Modification Agreement dated as of April 5, 1996 by and between the Company,
             Lapis Technologies, Inc. and Silicon Valley Bank (8)
 10.26       Amended and Restated Promissory Note dated as of April 5, 1996 in favor of Silicon Valley Bank (8)
 10.27       Amendment No. 2 to the Note and Warrant Subscription Agreement dated as of June 28, 1996 between the Company and a Private Lender (8)
 10.28       Amended and Restated Term Line of Credit Note dated as of June 28, 1996 in favor of a Private
             Lender (8)
 10.29       Security Agreement dated as of June 28, 1996 between the Company and a Private Lender (8)
 10.30       Warrant W96/6, dated June 28, 1996, issued to a Private Lender (8)
 10.31       Agreement dated as of June 28, 1996 between the Company and a manufacturer (8)
 10.32       Security Agreement dated as of June 28, 1996 between the Company and a manufacturer (8)
 10.33       Amendment to Master Purchase Agreement between the Company and TV OEM. (10)
 10.34       Lease Agreement  between the Company and Cummings  Properties for the facility at 142 North Road,
             Sudbury, Massachusetts (10)
 10.35       Agreement of Plan of Merger dated September 30, 1996, by and among the Company, FOCUS
             Acquisition Corp., and TView, Inc. (9)
 10.36       Form of Stock Subscription Agreement between the Company and various investors in the December
             95 Offering (11)
 10.37       Form of Amendment No. 1 to Stock Subscription Agreement dated April 1996 between the Company and various investors in the December 95 Offering (11)
 10.38       Form of Warrant issued to various investors pursuant to Amendment No. 1 (11)
 10.39       Form of Subscription Agreement between the Company and various investors in the March 97
             Offering (11)
 10.40       Form of Warrant issued to the placement agent in the March 97 Offering (11)
 10.41       1997 Director Stock Option Plan (12)
 10.42       Form of Director Stock Option Agreement (12)
 10.43       Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)

 10.44       Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)

 10.45       Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)

 10.46       Subscription  Agreement  between the Company and Smith Barney  Fundamental Value Fund, Inc. dated
             September 8, 1997 (13)

 10.47       Form of Warrant dated September 10, 1997 issued to designees of the placement agent (13)
 10.48       Lease by Wakefield Ready Mixed Concrete Co., Inc. to FOCUS Enhancements, Inc. dated December
             1, 1998
 10.49       Common Stock and Warrants Purchase Agreement with AMRO International, S.A.(14)
 10.50       Form of Stock Purchase Warrant issued to AMRO International, S.A. (included as Exhibit A to the
             Common Stock and Warrants Purchase Agreement). (14)
 10.51       Form of Registration Rights Agreement with AMRO International, S.A. (included as Exhibit B to the Common Stock and Warrants Purchase Agreement. (14)
 10.52       Registration Rights Agreement dated as of July 29, 1998 between the Company and PC Video
             Conversion, Inc. (15)
 10.53       Form of Common Stock Purchase Warrant issued to Brian Swift and Edward Price. (16)
 10.54       Common Stock Purchase Warrant issued to Silicon Valley Bank. (16)
 10.55       Common Stock and Warrant Purchase Agreement, as amended, with BNC Bach International Ltd.,
             INC (17).
 10.56       Form of Stock Purchase Warrant issued to BNC Bach International, Inc. (included as Exhibit A to the Common Stock and Warrant Agreement (17).
 10.57       Form of Registration Rights Agreement with BNC Bach International Ltd., Inc. (included as Exhibit
             B to the Common Stock and Warrant Purchase Agreement (17).
 10.58       Common Stock and Warrant Purchase Agreement with The Raptor Global Portfolio Ltd., The Altar
             Rock Fund L.P. and Roseworth Group, LTD (18).
 10.59       Form of Stock Purchase Warrant issued to The Raptor Global Portfolio Ltd. (for 87,150 shares), The
             Altar Rock Fund L.P. (for 350 shares) and Roseworth Group, Ltd. (for 37,500 shares) (included as
             Exhibit A to the Common Stock and Warrant Purchase Agreement) (18).

  Exhibit
 Item No.                                        Item and Description
----------   --------------------------------------------------------------------------------------------
 10.60       Form of Registration Rights Agreement with The Raptor Global Portfolio Ltd., The Altar Rock
             Fund L.P. and Roseworth Group, Ltd. (included as Exhibit B to the Common Stock and Warrant
             Purchase Agreement) (18).
 10.61       Contract for services to be rendered to FOCUS Enhancements, Inc. by R.J. Falkner & Company,
             INC (18).
 10.62       Form of Stock Purchase Warrant issued to each of R. Jerry Falkner and Richard W. West (18).
 10.63       Agreement between Union Atlantic, L.C. and FOCUS Enhancements, Inc. confirming agreement to issue warrant in exchange for fee reduction (18).
 10.64       Stock Purchase Warrant issued to Union Atlantic, L.C. (18).
 11          Statement re Computation of Earnings [Loss] Per Share
 21          Subsidiaries of the Company
 23          Consent of Wolf & Company P.C., Independent Accountants
 27          Financial Data Schedule for year ended December 31, 1999


------------
 (1) Filed as an exhibit to the Company's Registration Statement on Form SB-2, No. 33-60248-B, and incorporated herein by reference.
 (2) Filed as an exhibit to the Company's Current Report on Form 8-K dated November 29, 1993, and incorporated herein by reference.
 (3) Filed as an exhibit to the Company's Form 10-QSB for the period ended September 30, 1995, and incorporated herein by reference.
 (4) Filed as an exhibit to the Company's Form 10-KSB for the year ended December 31, 1993, and incorporated herein by reference.
 (5) Filed as an exhibit to the Company's Form 10-KSB for the year ended December 31, 1994, and incorporated herein by reference.
 (6) Filed as an exhibit to the Company's Registration Statement on Form S-8, No. 33-80651, filed with the Commission on December 19, 1995, and incorporated herein by reference.
 (7) Filed as an exhibit to the Company's Registration Statement on Form SB-2, No. 33-80033, and incorporated herein by reference.
 (8) Filed as an exhibit to the Company's Form 10-QSB for the period ended June 30, 1995, and incorporated herein by reference.
 (9) Filed as an exhibit to the Company's  Form 8-K dated  November 4, 1996
(10) Filed as an exhibit to the Company Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
(11) Filed as an exhibit to the Company's Registration Statement on Form S-3, No. 333-26911, filed with the Commission on May 12, 1997, and incorporated herein by reference.
(12) Filed as an exhibit to the Company's Registration Statement on Form S-8, No. 333-33243, filed with the Commission on August 8, 1997, and incorporated herein by reference.
(13) Filed as an exhibit to the Company's Form 8-K dated September 10, 1997
(14) Filed as an exhibit to the Company's Registration Statement on Form S-3, No. 333-81177, filed with the Commission on June 21, 1999, and incorporated herein by reference.
(15) Filed as an exhibit to the Company's Form 10-QSB dated August 14, 1998 and incorporated herein by reference.
(16) Filed as an exhibit to the Company's Form 10-QSB dated May 17, 1999 and incorporated herein by reference.
(17) Filed as an exhibit to the Company's Registration Statement on Form S-333, No. 333-82163, filed with the Commission on July 2, 1999, and incorporated herein by reference.
(18) Filed as an exhibit to the Company's Registration Statements on From S-333, No. 333-94621, filed with the Commission on January 13, 2000, and incorporated herein by reference.


     (b) Reports on Form 8-K

     The Company filed no reports on Form 8-K during the fiscal quarter ended December 31, 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of FOCUS Enhancements, Inc. Wilmington, Massachusetts

We have audited the accompanying consolidated balance sheets of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

As indicated in Note 8, the Company has been named as a defendant in sixteen lawsuits. The complaints allege that the Company, its Chief Executive Officer, and its Chief Financial Officer violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification as a class action and certain unquantified damages. The Company intends to contest this litigation vigorously.


/s/ WOLF & COMPANY, P.C.

WOLF & COMPANY, P.C.


Boston, Massachusetts
April 11, 2000

                           FOCUS ENHANCEMENTS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                            December 31,
                                                                                 -----------------------------------
                                                                                       1999               1998
                                                                                 ----------------   ----------------
                                                          ASSETS
Current assets:
   Cash and cash equivalents                                                      $   3,736,517      $   1,128,380
   Certificate of deposit                                                               534,091            253,067
   Securities available for sale                                                            --             248,983
   Accounts receivable, net of allowances of $294,907 and $649,987 at
    December 31, 1999 and 1998, respectively                                          2,913,005          2,553,139
   Inventories                                                                        3,588,702          5,948,624
   Prepaid expenses and other current assets                                            240,732            217,092
                                                                                  -------------      -------------
     Total current assets 11,013,047 10,349,285
Property and equipment, net                                                             968,594            794,716
Capitalized software development costs                                                2,122,450            477,761
Other assets, net                                                                       287,116            304,498
Goodwill, net                                                                           624,277            810,673
                                                                                  -------------      -------------
Total assets                                                                      $  15,015,484      $  12,736,933
                                                                                  =============      =============
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                  $   1,006,258      $     702,057
   Current portion of long-term debt                                                    312,556            283,180
   Obligations under capital leases                                                     129,451            119,536
   Accounts payable                                                                   3,413,285          5,999,694
   Accrued liabilities                                                                  518,726          1,810,025
                                                                                  -------------      -------------
     Total current liabilities                                                        5,380,276          8,914,492
Deferred income                                                                              --             84,212
Obligations under capital leases, non-current                                           202,002            321,760
Long-term debt, net of current portion                                                  226,041            538,597
                                                                                  -------------      -------------
     Total liabilities                                                                5,808,319          9,859,061
                                                                                  -------------      -------------
Commitments and contingencies Stockholders' equity:
   Preferred stock, $.01 par value; 3,000,000 shares authorized; none issued                --                 --
   Common stock, $.01 par value; 30,000,000 shares authorized, 24,504,203 and 18,005,090 shares issued and outstanding at December 31, 1999 and
    1998, respectively                                                                  245,042            180,051
   Additional paid-in capital                                                        46,340,891         38,913,304
   Accumulated deficit                                                              (36,678,638)       (35,198,935)
   Note receivable, common stock                                                            --            (316,418)
   Treasury stock at cost, 450,000 shares                                              (700,130)          (700,130)
                                                                                  -------------      -------------
     Total stockholders' equity                                                       9,207,165          2,877,872
                                                                                  -------------      -------------
     Total liabilities and stockholders' equity                                   $  15,015,484      $  12,736,933
                                                                                  =============      =============

              The accompanying notes are an integral part of the consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Years ended December 31,
                                                 ------------------------------------
                                                       1999                1998
                                                 ----------------   -----------------
Net sales                                          $ 16,832,985       $  18,440,226
Licensing fees                                          350,000                 --
                                                   ------------       -------------
   Net revenues                                      17,182,985          18,440,226
Cost of goods sold                                   10,543,997          15,410,912
                                                   ------------       -------------
   Gross profit                                       6,638,988           3,029,314
                                                   ------------       -------------
Operating expenses:
   Sales, marketing and support                       3,969,705           6,901,546
   General and administrative                         1,878,045           2,166,352
   Research and development                           1,400,732           1,698,977
   Depreciation and amortization expense                557,303           1,499,496
   Impairment of goodwill                                   --            3,053,880
                                                   ------------       -------------
     Total operating expenses                         7,805,785          15,320,251
                                                   ------------       -------------
Loss from operations                                 (1,166,797)        (12,290,937)
Interest expense, net                                  (531,023)           (225,802)
Other income, net                                       138,002             100,073
Gain/(loss) on securities available for sale             80,115            (346,017)
                                                   ------------       -------------
Loss before income taxes                             (1,479,703)        (12,762,683)
Income tax expense                                          --               24,641
                                                   ------------       -------------
Net loss                                           $ (1,479,703)      $ (12,787,324)
                                                   ============       =============
Loss per common share:
   Basic                                           $      (0.08)      $       (0.78)
                                                   ============       =============
   Diluted                                         $      (0.08)      $       (0.78)
                                                   ============       =============
Weighted average common shares outstanding:
   Basic                                             18,743,698          16,336,872
                                                   ============       =============
   Diluted                                           18,743,698          16,336,872
                                                   ============       =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED DECEMBER 31, 1999 AND 1998


                                     Common Stock
                               ------------------------     Additional
                                  Shares       Amount    Paid-in Capital
                               ------------ ----------- -----------------
Balance at
 December 31, 1997              14,010,186   $140,102      $27,339,892
Issuance of common stock
 upon exercise of stock
 options and warrants            2,429,958     24,299        7,296,082
Issuance of common stock
 from private offerings,
 net of issuance costs of
$ 172,645                        1,092,150     10,922        2,816,433
Issuance of common stock
 for acquisitions of
 Digital Vision, Inc. and
 PC Video Conversion,
 Inc.                              472,796      4,728        1,460,897
Purchase of treasury stock             --         --               --
Net loss                               --         --               --
                                ----------   --------      -----------
Balance at
 December 31, 1998              18,005,090    180,051       38,913,304
Issuance of common stock
 upon exercise of stock
 options and warrants            2,215,780     22,158        2,573,865
Issuance of common stock
 from private offerings,
 net of issuance costs of
$ 286,022                        4,183,333     41,833        4,372,145
Common stock issued in
 settlement of accounts
 payable                           100,000      1,000          322,260
Common stock warrants
 issued for services and
 debt                                  --         --           159,317
Repayment of note
 receivable-common
 stock                                 --         --               --
Net loss                               --         --               --
                                ----------   --------      -----------
Balance at
 December 31, 1999              24,504,203   $245,042      $46,340,891
                                ==========   ========      ===========

                                                      Note                          Total
                                  Accumulated      Receivable      Treasury     Stockholders'
                                    Deficit       Common Stock      Stock          Equity
                               ----------------- -------------- ------------- ----------------
Balance at
 December 31, 1997               $ (22,411,611)   $       --     $      --     $    5,068,383
Issuance of common stock
 upon exercise of stock
 options and warrants                      --        (316,418)          --          7,003,963
Issuance of common stock
 from private offerings,
 net of issuance costs of
$ 172,645                                  --             --            --          2,827,355
Issuance of common stock
 for acquisitions of
 Digital Vision, Inc. and
 PC Video Conversion,
 Inc.                                      --             --            --          1,465,625
Purchase of treasury stock                 --             --       (700,130)         (700,130)
Net loss                           (12,787,324)           --            --        (12,787,324)
                                 -------------    -----------    ----------    --------------
Balance at
 December 31, 1998                 (35,198,935)      (316,418)     (700,130)        2,877,872
Issuance of common stock
 upon exercise of stock
 options and warrants                      --             --            --          2,596,023
Issuance of common stock
 from private offerings,
 net of issuance costs of
$ 286,022                                  --             --            --          4,413,978
Common stock issued in
 settlement of accounts
 payable                                   --             --            --            323,260
Common stock warrants
 issued for services and
 debt                                      --             --            --            159,317
Repayment of note
 receivable-common
 stock                                     --         316,418           --            316,418
Net loss                            (1,479,703)           --            --         (1,479,703)
                                 -------------    -----------    ----------    --------------
Balance at
 December 31, 1999               $ (36,678,638)   $       --     $ (700,130)   $    9,207,165
                                 =============    ===========    ==========    ==============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Years Ended December 31,
                                                                                       ------------------------------------
                                                                                             1999                1998
                                                                                       ----------------   -----------------
Cash flows from operating activities:
Net loss                                                                                 $ (1,479,703)      $ (12,787,324)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                              557,303           1,499,496
   Amortization of discount on note payable                                                    42,344              17,696
   Common stock warrants issued for service or debt                                           159,317                 --
   Deferred income                                                                            (84,212)                --
   Loss (gain) on securities available for sale                                               (80,115)            346,017
   Write down of impaired goodwill                                                                --            3,053,880
   Changes in operating assets and liabilities, net of the effects of acquisitions;
     (Increase) decrease in accounts receivable                                              (359,866)          3,324,750
     Decrease (increase) in inventories                                                     2,359,922          (1,587,185)
     Decrease (increase) in prepaid expenses and other assets                                 (13,458)            237,799
     Increase (decrease) in accounts payable                                                 (563,149)            386,892
     Increase (decrease) in accrued liabilities                                            (1,291,299)            916,044
                                                                                         ------------       -------------
   Net cash used in operating activities                                                     (752,916)         (4,591,935)
                                                                                         ------------       -------------
Cash flows from investing activities:
   Proceeds from sale of securities available for sale                                        329,098                 --
   Increase in certificate of deposit                                                        (281,024)           (253,067)
   Additions to property and equipment and capitalized software development
    costs                                                                                  (2,157,623)           (858,011)
   Cash paid in acquisitions, net of cash received                                                --             (930,563)
                                                                                         ------------       -------------
Net cash used in investing activities                                                      (2,109,549)         (2,041,641)
                                                                                         ------------       -------------
Cash flows from financing activities:
   Payments on notes payable and long-term debt                                            (1,721,323)         (1,953,900)
   Payments under capital lease obligations                                                  (134,494)           (135,183)
   Payments for purchase of treasury stock                                                        --             (700,130)
   Repayment of note receivable-common stock                                                  316,418                 --
   Net proceeds from private offerings of common stock                                      4,413,978           2,827,355
   Net proceeds from exercise of common stock options and warrants                          2,596,023           7,003,963
                                                                                         ------------       -------------
Net cash provided by financing activities                                                   5,470,602           7,042,105
                                                                                         ------------       -------------
Net increase in cash and cash equivalents                                                   2,608,137             408,529
Cash and cash equivalents at beginning of year                                              1,128,380             719,851
                                                                                         ------------       -------------
Cash and cash equivalents at end of year                                                 $  3,736,517       $   1,128,380
                                                                                         ============       =============

Supplemental Cash Flow Information:
   Interest paid                                              $  441,558     $200,129
   Income taxes paid                                                  --        5,020
   Equipment acquired under capital leases                        24,651      400,304
   Common stock issued in settlement of accounts payable         323,260           --
   Note payable issued in settlement of accounts payable       1,700,000           --

Supplemental schedule of non-cash investing and financing activities: On March 31, 1998, the Company purchased certain assets and assumed certain liabilities of Digital Vision, Inc. as follows:

Fair value of tangible assets acquired                   $    224,957
Fair value of liabilities assumed                            (384,495)
                                                         ------------
Fair value of net assets (liabilities) acquired              (159,538)
Common stock issued                                        (1,115,625)
Cash paid                                                     (46,980)
                                                         ------------
Excess of cost over fair value of net assets acquired    $ (1,322,143)
                                                         ============

On July 29, 1998, the Company purchased certain assets and assumed certain liabilities of PC Video Conversion, Inc. as follows:
Fair value of tangible assets acquired                   $    613,336

Fair value of liabilities assumed                             (80,367)
                                                         ------------
Fair value of net assets acquired                             532,969
Common stock issued                                          (350,000)
Cash paid                                                    (700,000)
Note payable                                                 (910,085)
Acquisition costs                                            (229,781)
                                                         ------------
Excess of cost over fair value of net assets acquired    $ (1,656,897)
                                                         ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business of the Company. FOCUS Enhancements, Inc. (the "Company" "FOCUS") is involved in the development and marketing of proprietary PC-to-TV convergence products for Windows(TM) and Mac(TM) OS based personal computers. The Company's products, which are sold globally through original equipment manufacturers (OEM's) and resellers, merge computer generated graphics and television displays for presentations, training, education, video teleconferencing, Internet viewing and home gaming markets. Based on a targeted product plan and its experience in video conversion technology, FOCUS has developed a strategy to play a major role in the PC-to-TV convergence industry.

     Over 90% of the components for the Company's products are manufactured on a turnkey basis by two vendors, Furthertech Company, Ltd, and Asemtec Corporation. In the event that these vendors were to cease supplying the Company, management believes that alternative turnkey manufacturers for the Company's products could be secured. However, the Company would most likely experience short-term delays in the shipments of its products.

     The personal computer enhancements market is characterized by extensive research and development and rapid technological change resulting in product life cycles of twelve to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. Management believes it necessary to devote substantial efforts and financial resources to enhance its existing PC-to-TV products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

     Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiariary PC Video Conversion, Inc. The Company's other subsidiaries, Lapis Technologies, Inc., TView, Inc. and FOCUS Enhancements, B.V. (Netherlands corporation) became inactive or were merged into FOCUS in 1999. On March 31, 1998, the Company acquired certain assets and assumed certain liabilities of Digital Vision, Inc. in a transaction accounted for under the purchase method of accounting. On July 29, 1998, the Company acquired certain assets and assumed certain liabilities of PC Video Conversion, Inc. in a transaction accounted for under the purchase method of accounting. All intercompany accounts and transactions have been eliminated upon consolidation.

     The results of operations of Digital Vision, Inc. have been included in the accompanying consolidated financial statements since April 1, 1998. The results of operations of PC Video Conversion, Inc. have been included in the accompanying consolidated financial statements since July 29, 1998. The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of the year ended December 31, 1998.

                                      1998
                               ---------------
  Net sales                     $  20,023,000
  Loss from operations            (11,753,700)
  Net loss                        (12,254,500)
  Net loss per common share
  Basic                         $        (.73)
  Diluted                       $        (.73)

     Reclassifications. Certain accounts have been reclassified in the 1998 consolidated financial statements to conform to the 1999 presentation.

     Use of Estimates. The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Actual results may differ from estimated amounts. Significant estimates used in preparing these financial statements related to accounts receivable allowances, stock balancing allowances, inventory valuation, deferred tax asset valuation, the value of equity instruments issued for services and the recoverability of goodwill related to acquisitions. It is at least reasonably possible that the estimates will change within the next year.

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     Financial Instruments. The carrying amounts reflected in the consolidated balance sheets for cash, receivables and accounts payable approximate the respective fair values due to the short-term maturity of these instruments. Notes payable and long-term debt approximate the respective fair values as these instruments bear interest at terms that would be available through similar transactions with other third parties. The fair value of securities available for sale are based on the quoted market prices.

     Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Securities Available for Sale. Securities available for sale consist of marketable equity securities carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Declines in the fair value of securities available for sale below their cost that are deemed to be other than temporary are reflected in operations as realized losses.

     Revenue Recognition. Revenue from product sales is recognized when products are shipped. Revenue from sales to distributors may be subject to agreements allowing rights of return and price protection. The Company provides allowances for potential uncollectible amounts, estimated stock balancing and future returns, exchanges and price protection credits.

     Concentration of Credit Risk. As of December 31, 1999, a major distributor represented approximately 23% of the Company's accounts receivable, a major retailer represented approximately 13% of the Company's accounts receivable and a second major distributor represented approximately 12% of the Company's accounts receivable. As of December 31, 1998, a major distributor, represented approximately 14% of the Company's accounts receivable, a major retailer represented approximately 13% of the Company's accounts receivable and a major television manufacturer customer represented approximately 20% of the Company's accounts receivable. The Company provides credit to customers in the normal course of business with terms generally ranging between 30 to 90 days. The Company does not usually require collateral for trade receivables, but attempts to limit credit risk through its customer credit evaluation process.

     The company maintains its bank accounts with high quality financial institutions to minimize credit risk, however, the company's balances may periodically exceed federal deposit insurance limits.

     Inventories. Inventories are stated at the lower of cost or market value using the first-in, first-out method, but not in excess of net realizable value. The Company periodically reviews its inventories for potential slow moving or obsolete items and provides valuation allowances for specific items, as appropriate.

     Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as set forth below. Equipment leased under capital leases is stated at the present value of future lease obligations and is amortized over estimated useful lives.

Category                     Depreciation Period
--------------------------   -------------------------------------------
  Equipment                  3-5 years
  Furniture and fixtures     5 years
  Purchased software         1-3 years
  Leasehold improvements     Lesser of 5 years or the term of the lease

     Capitalized Software Development Costs. Capitalized software development costs are stated at cost and will be amortized on a units of production method over the estimated useful life of the asset commencing on the date the product is released. The Company capitalized $1,644,689 and $477,761 of software development costs in 1999 and 1998, respectively. No products related to capitalized software development costs were released as of December 31, 1999.

     Goodwill. Goodwill resulting from business combinations is amortized on a straight-line basis over periods ranging from five to seven years. The Company evaluates the net realizable value of goodwill periodically based

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

on a number of factors including operating results, business plans, budgets and economic projections. The Company's evaluation also considers non-financial data such as market trends, customer relationships, product development cycles and changes in management's market emphasis.

     Advertising and Sales Promotion Costs. Advertising and sales promotion costs are expensed as incurred. Advertising expense was approximately $1,756,000 and $3,309,000 for the years ended December 31, 1999 and 1998, respectively.

     Legal Fees. Legal fees are charged to expense in the period the legal services are performed.

     Research and Development. Research and development costs are expensed as incurred.

     Product Warranty Costs. The Company's warranty period for its products is generally one to three years. Estimated future costs for initial product warranties are not material.

     Income Taxes. Deferred taxes are determined based on the differences between the financial statement and tax basis carrying amounts of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Foreign Currency Translation. The functional currency of the Company's foreign subsidiary, FOCUS Enhancements, B.V., is its local currency, the Gilder. Financial statements are translated into U.S. dollars using the exchange rates at each balance sheet date for assets and liabilities and using a weighted average exchange rate for each period for revenue, expenses, gains and losses. Foreign exchange gains or losses, which are not material, are recognized in income for the years presented. On July 1, 1999, the Company closed its foreign subsidiary and on August 15, 1999 dissolved this entity.

     Stock Compensation Plans. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the fair value of the award which is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, accordingly, under APB Opinion No. 25, no compensation cost is recognized. The Company has elected to continue with the accounting prescribed in APB Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

     Net Income (Loss) Per Share. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended December 31, 1999 and 1998, options and warrants applicable to 4,240,655 shares and 4,937,645 shares, respectively were anti-dilutive and excluded from the diluted earnings per share computation.

     Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain Financial Accounting Standards Board ("FASB") statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

available-for-sale securities and foreign currency items, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There was no accumulated comprehensive income at December 31, 1999 and 1998.

     Segment Information. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period.


Recent Accounting Pronouncements

     The FASB has issued a proposed interpretive release, Stock Compensation-Interpretation of APB Opinion 25 ("Interpretation"). The Interpretation will provide accounting guidance on several issues that are not specifically addressed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Of the many questions addressed in the Interpretation, the most significant are a clarification of the definition of the term "employee" for purposes of applying the opinion and the accounting for options that have been repriced.

     The Interpretation is generally effective beginning July 1, 2000. The Interpretation applies prospectively at that date for repricings that occurred after December 15, 1998. It also applies prospectively on July 1, 2000 to new awards granted after December 15, 1998 for purposes of applying the definition of "employee".

     In December 1999, the Securities and Exchange Commission (the "Commission") published Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition", which provides guidance for applying generally accepted accounting principles to revenue recognition in financial statements filed with the Commission, including income statement presentation and disclosure. As originally issued, SAB 101 was to be applied no later than the first quarter of the fiscal year beginning after December 15, 1999. However, the Commission has delayed the effective date of the SAB for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. For such entities, the mandatory implementation date may now be no later than the second quarter of the fiscal year beginning after December 15, 1999.

     The  Company  is  in  the  process  of   reviewing   and   evaluating   the
pronouncements detailed above to determine the potential impact on the financial statements of the Company.


2. Fourth Quarter Adjustments

     In the fourth quarters of 1999 and 1998, the Company sustained net losses of $1,779,000 and $14,235,000, respectively. A summary of the effect on net income of sales returns and other significant year-end adjustments follows:

              Description                     1999           1998
---------------------------------------   -----------   -------------
  Sales returns                            $367,000      $3,455,000
  Impairment loss on goodwill                   --        3,054,000
  Inventory                                 527,000       1,929,000
  Fixed assets                                  --          766,000
  Write-down of securities                      --          346,000
  Accounts receivable                       383,000             --
  Accrued expenses                          254,000       2,125,000
  Stock compensation and other              284,000             --

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

3. Inventories
     Inventories at December 31, consist of the following:


                           1999           1998
                      -------------   ------------
  Raw materials        $1,039,356      $  230,364
  Work in process         171,637             --
  Finished goods        2,377,709       5,718,260
                       ----------      ----------
  Totals               $3,588,702      $5,948,624
                       ==========      ==========


     The Company periodically reviews its inventories for obsolescence and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost. In the fourth quarter of 1999, the Company identified certain excess and obsolete inventory and charged approximately
$527,000 to expense, writing off certain inventory and increasing inventory reserves to $399,000 at December 31, 1999. In the fourth quarter of 1998, as a result of a detailed review, the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result of this inventory review, the Company charged approximately $1,929,000 to expense in the fourth quarter of 1998, thereby increasing its inventory reserves to approximately $2,168,000 at December 31, 1998.


4. Property and Equipment
     Property and equipment consist of the following at:

                                                      December 31,
                                              ----------------------------
                                                   1999           1998
                                              -------------   ------------
         Equipment                             $1,062,443      $  893,116
         Furniture and fixtures                   107,530         132,522
         Leasehold improvements                   295,249         134,599
         Purchased software                       246,980          29,100
                                               ----------      ----------
                                                1,712,202       1,189,337
         Less accumulated depreciation and
  amortization                                    743,608         394,621
                                               ----------      ----------
         Net book value                        $  968,594      $  794,716
                                               ==========      ==========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1999 and 1998 totaled $363,707 and $1,135,259, respectively.

     In the fourth quarter of 1998, the Company performed a detailed review of its property and equipment accounts. As a result of this review, certain assets were written off and the estimated useful lives of certain assets were revised. The effect of these revisions and write-offs resulted in additional depreciation expense of approximately $766,000.


5. Other Assets

Notes Receivable.
     The Company has $140,000 in notes receivable bearing interest at 8.0% per annum due from an officer of the Company at December 31, 1999 and 1998. At December 31, 1999, interest receivable of $28,467 is included in accounts receivable. Interest income recognized on the notes receivable for the years ended December 31, 1999 and 1998 amounted to $11,200 and $6,067, respectively.


Restricted Assets.
     As part of the Company's acquisition of TView, Inc. in September 1996, the Company assumed a $125,000 irrevocable stand-by letter of credit with a bank to secure office space in Beaverton, Oregon. During 1997, the

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Company placed $125,000 in an interest bearing account at the Company's bank to secure the letter of credit. During 1999, the Company requested and received $83,334 from the interest bearing account, thus reducing the stand-by letter of credit. The amount recorded as an other asset as of December 31, 1999 is $41,666 as compared to $125,000 at December 31, 1998.


6. Notes Payable

Line of Credit, Bank.

     During  1999,  the  Company  repaid  all  monies  owed  under  an  accounts receivable financing agreement with its bank, and closed its account. At December 31, 1998, the Company maintained a line of credit with the same bank. Borrowings under the line were payable upon demand and were collateralized by all of the assets of the Company, except as noted below. Borrowings aggregated $620,000 at December 31, 1998, and were charged interest at the bank's prime rate plus 1% (8.75% at December 31, 1998). Under the terms of the line of credit agreement, the Company was required to comply with certain restrictive covenants and was in violation of certain of these covenants. On March 31, 1999, the Company repaid all monies owed on this line of credit with its commercial bank totaling approximately $637,000 from proceeds received under a $2,000,000 accounts receivable financing agreement with the same commercial bank. The agreement allowed for advances on accounts receivable not to exceed 80% of qualified invoices. Interest was charged on the outstanding balance at a rate of the prime lending rate plus 4.5%. Under the terms of this agreement the bank was issued warrants to purchase 100,000 shares of the Company's common stock at a price of $1.70 per share.

Term Loan, Bank.

     On March 31, 1998, the Company assumed a $329,953 bank loan resulting from the purchase of certain assets and the assumption of certain liabilities of Digital Vision, Inc. The borrowings bear interest at the prime rate plus 2% (9.75 % at December 31, 1998). The outstanding balance is payable in monthly installments, with interest, until the loan expiration date of June 30, 1999. At December 31, 1998, the outstanding amount owed on this loan was $82,057. The loan was paid in full at December 31, 1999.

Term Loan, Vendor.

     On April 20, 1999, the Company converted certain accounts payable due to a contract manufacturer to a term note in the amount of $1,700,000 with interest at a rate of 12% per annum. The balance of the Note was $1,006,258 at December 31, 1999. On December 31, 1999, the Company and the holder of the note reached an agreement as to the settlement of the note and related accounts payable. On January 5, 2000 the Company repaid $1,000,000 of these obligations and on January 28, 2000, escrowed $669,000 to be paid to the holder in three equal installments on February 5, March 5, and April 5, 2000.

Long-term Debt.

     On July 29, 1998, the Company issued a $1,000,000 note payable to a related party in conjunction with the acquisition of PC Video Conversion, Inc. providing for the payment of principal and interest at 3.5 % over a period of 36 months. The Company computed a discount of $89,915 on this note based on its incremental borrowing rate. Maturities of long-term debt at December 31, 1999 are as follows:

  2000        312,556
  2001        226,041
              -------
  Total      $538,597
             ========

7. Other Income

Sale of Networking Assets.
     Effective September 30, 1997, the Company sold its line of computer connectivity products to Advanced Electronic Support Products, Inc. ("AESP") for 189,701 shares of AESP common stock. Included in the sale were

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

customer lists and the rights to use the FOCUS networking brand name to market the product line as well as certain of AESP's complementary products. In connection with this transaction, the Company recorded other income in the amount of $358,288, securities available for sale in the amount of $595,000 (discounted 15% to reflect temporary restrictions on the common stock), and deferred income of $84,212. In addition, the Company sold networking inventory to AESP in the amount of $159,000 at cost. A director of the Company is also a director of AESP. At December 31, 1998, the fair value of the securities available for sale was $248,983. The Company recorded a loss of $346,017 on the securities available for sale in 1998 as the decline in value was considered to be other than temporary. In June and July 1999, the Company sold the 189,701 shares of AESP stock yielding gross proceeds of approximately $329,000 and recognizing a gain of approximately $80,000.


Accounts Payable.
     During the year ended December 31, 1999, the Company recognized a total of $71,076 of other income in connection with the release of selected obligations and the reduction of certain accounts payable.


8. Commitments and Contingencies


Leases.
     The Company leases office facilities and certain equipment under operating leases. Under the lease agreements, the Company is obligated to pay for utilities, taxes, insurance and maintenance. Total rent expense for the years ended December 31, 1999 and 1998 was approximately $400,000 and $451,000, respectively.

     The Company leases certain computer and office equipment under capital leases with three to five-year terms. The cost of assets under capital leases was $468,525 and $443,874 at December 31, 1999 and 1998, respectively, and accumulated amortization was $135,832 and $44,181, respectively. Capitalized leased assets are included in property and equipment.

     Minimum lease commitments at December 31, 1999 are as follows:

                                          Capital Leases     Operating Leases
                                         ----------------   -----------------
2000                                         $165,988           $  322,357
2001                                          121,289              263,477
2002                                           69,075              240,080
2003                                           47,143              208,617
2004                                            1,118               69,312
                                             --------           ----------
Total minimum lease payments                  404,613            1,103,843
                                                                ==========
Less amounts representing interest             73,160
                                             --------
Present value of minimum obligations          331,453
Less current portion                          129,451
                                             --------
Non-current portion                          $202,002
                                             ========

Employment Agreements.

     The Company has employment agreements with certain corporate officers. The agreements are generally one to three years in length and provide for minimum salary levels. These agreements include severance payments of approximately one to three times each officer's annual compensation.


Letters of Credit.

     In September 1999, the Company entered into an agreement with a new subcontractor. As part of the agreement the Company was required to obtain from its bank an irrevocable sight letter of credit to secure payment of each order placed with this vendor. The Company was required to secure these letters of credit by

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

depositing cash in an interest bearing account with the bank. At December 31, 1999, the Company maintained an interest bearing account collateralizing sight letters of credit in the amount of $534,091. This amount is recorded in current assets.

     In July, 1998, the Company entered into an agreement with another subcontractor. As part of the agreement the Company's bank issued a $250,000 irrevocable stand- by letter of credit to secure payment of the vendor's invoices. The Company placed $250,000 in an interest bearing account at the Company's bank to secure the letter of credit. This amount is recorded in current assets as of December 31, 1998. This agreement was terminated during 1999.


Purchase Commitment.

     The Company has agreed to purchase a minimum of $2,500,000 of cables and other products from Advanced Electronic Support Products, Inc. ("AESP") by March 29, 2001. In return, the Company has received certain pricing commitments over the term of the master purchase agreement. For the period October 1, 1997 through December 31, 1999, the Company purchased approximately $995,000 of products from AESP. In the event that the Company does not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement, the Company must pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases.


Litigation.

     The Company has been named as a defendant in a lawsuit filed in United States District Court for the District of Massachusetts, on or about November 9, 1999, on behalf of Frank E. Ridel and other currently-unnamed person(s) who are alleged to have purchased shares of our common stock from July 17, 1997 to February 19, 1999. In March of 2000, 15 additional actions were filed which made claims on behalf of shareholders who purchased stock from the previous class period through March 1, 2000. The actions are in the process of being consolidated. The complaints allege that the company, its chief executive officer and its chief financial officers, violated federal securities laws in connection with a number of allegedly false or misleading statements and seeks certification as a class action and certain unquantified damages. We intend to contest this case vigorously.

     From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operation.


Special Investigation

     The Company's independent auditors, Wolf & Company, P.C., brought to the attention of the Board certain matters relating to the Company's financial controls. The Board of Directors thereafter formed a special committee to investigate. The special committee engaged the law firm of Foley, Hoag & Eliot LLP, which engaged the accounting firm of Arthur Andersen LLP to aid in the investigation. Based upon its investigation, the committee has concluded that, despite his denials, an accounting manager in the Company's finance department misstated the inventory records of the Company's Pro AV series for purposes of presentation to the Company's outside auditors in connection with the audit for the year ended December 31, 1999. A revised inventory list for the Pro AV series as of December 31, 1999 has been compiled in connection with the special committee's review and has been subject to audit tests performed by Wolf & Company, P.C. as part of its year end audit of the financial statements of the Company as a whole. The accounting manager in question has been discharged. The Board is continuing its review of the special committee's report.

     As a result of the Committee's investigation, the Company incurred significant fees and expenses which will be charged to earnings in the quarter ended March 31, 2000. The total amount of such expenses has not been determined at this time.

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

9. STOCKHOLDERS' EQUITY


Common Stock.

     On February 22, 1999, the Company issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. The Company recorded $15,033 in expense for the year ended December 31, 1999 based on the fair value of the warrants. These warrants were exercised on February 23, 2000 (15,000) and March 2, 2000 (15,000).

     On February 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999. The Company recorded charges of $50,111 for the year ended December 31, 1999 based on the fair value of the warrants.

     On February 22, 1999, the Company issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999. The Company recorded charges of $25,055 for the year ended December 31, 1999 based on the fair value of the warrants.

     On March 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares. The Company recorded charges of $69,118 for the year ended December 31, 1999 based on the fair value of the warrants.

     On June 4, 1999, the Company entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of $1.478125. The Company also issued a warrant to purchase 25,000 shares of common stock at $1.478125 per share exercisable through June 4, 2004 to Union Atlantic, L.C. in connection with the placement. The Company filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. The Company received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less expenses associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less expenses of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

     On September 17, 1999, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. The Company received proceeds from this transaction in two tranches of $750,000 . The first tranche was funded on September 21, 1999 for $750,000 less expenses of $64,903 yielding net proceeds of $685,097. The second tranche was funded in October 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

     On September 22, 1999, the Company received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.


     On November 19, 1999, the Company agreed to issue 100,000 shares of common stock to a subcontractor in settlement of $323,260 of accounts payable. The Company agreed to register the shares under the Securities Act

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

of 1933. The Company also agreed to issue up to an additional 100,000 shares of common stock if the average market price for the five trading days preceding the effective date of the registration statement is less than $3.23 per share. The Company was not required to issue any of the additional shares.

     In November, 1999, the Company completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an aggregate of 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

     During the year ended December 31, 1999, the Company issued at various times, 2,095,780 shares of common stock resulting from other exercises of options and warrants, receiving cash of approximately $2,461,023.

     On January 18, 2000, the Company received gross proceeds of $990,000 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor on September 10, 1997. During the period from January 1, 2000 to March 31, 2000 the Company issued 62,001 shares on the exercise of other options and warrants.

     On March 3, 1998, the Company received approximately $3,000,000 in gross proceeds from the sale of 1,092,150 shares of Common Stock and warrants to purchase 327,645 shares of common stock in a private placement to an unaffiliated accredited investor. The shares issued in connection with this transaction and issuable upon exercise of the warrants were registered under the Securities Act of 1933 on April 22, 1998. Fees and expenses associated with this offering amounted to approximately $172,600 yielding net proceeds of $2,827,400. In connection with this transaction, the Board of Directors authorized the grant of warrants to the placement agent to purchase 21,429 shares of the Company's common stock at a price of $4.2118 per share exercisable for a period of five years. During December 1998, the investor exercised its warrants to acquire 327,645 shares for approximately $399,000.

     The Company received gross proceeds of $6,146,888 as a result of the exercise of 910,650 of the Company's redeemable common stock purchase warrants (the "Warrants") issued in connection with the Company's initial public offering in May 1993. The Company issued 1,649,202 shares of common stock as a result of the exercise. In accordance with the anti-dilution provisions of the Warrants, the holder was entitled to receive 1.811 shares of common stock for each Warrant exercised. The Warrants were exercisable at a price of $6.75 per Warrant until expiration on May 27, 1998.

     During the year ended December 31, 1998, the Company issued at various times, 453,111 shares of common stock resulting from other exercises of options and warrants, receiving cash and notes receivable of approximately $774,000. On June 1, 1998, the Company recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. The note is due on demand and bears interest at 8% due quarterly. At December 31, 1998, the note receivable has been recorded as an offset to stockholders' equity. In December 1999, the Company received approximately $352,000 in full payment of this note, including accrued interest.

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

COMMON STOCK PURCHASE WARRANTS.
     Common stock warrant activity is summarized as follows:


                                                             1999                                  1998
                                              ----------------------------------   ------------------------------------
                                                                  Grant Price                            Grant Price
                                                  Shares             Range              Shares              Range
                                              -------------   ------------------   ---------------   ------------------
Warrants outstanding at beginning of year       1,018,329     $0.90 - $9.11            3,715,507     $0.90 - $9.11
Anti-dilution adjustment                              --                                  61,237
Warrants granted                                  700,000     $  1.06-$3.20              682,074     $  2.75-$4.21
Warrants exercised                               (370,000)    $  1.06-$1.70           (2,035,180)    $  1.22-$3.73
Warrants canceled                                 (25,000)    $        1.48           (1,405,309)    $  3.25-$3.81
                                                ---------                             ----------
Warrants outstanding at end of year             1,323,329     $1.06 - $9.11            1,018,329     $0.90 - $9.11
                                                =========     ================        ==========     ================
Warrants exercisable at end of year             1,323,329     $1.06 - $9.11            1,018,329     $0.90 - $9.11
                                                ---------     ----------------        ----------     ----------------
Weighted average fair value of warrants
 granted during the year                                      $         .68                          $        1.25


1992 Stock Option Plan.

     The Company's 1992 Stock Option Plan (the "Plan"), provides for the granting of incentive and non-qualified options to purchase up to approximately 1,800,000 shares of common stock. Incentive stock options may be granted to employees of the Company. Non-qualified options may be granted to employees, directors or consultants of the Company. Incentive stock options may not be granted at a price less than 100% (110% in certain cases) of the fair-market value of common stock at date of grant. Non-qualified options may not be granted at a price less than 85% of fair-market value of common stock at date of grant. As of December 31, 1999, all options granted under the plan were issued at market value at the date of grant. Options generally vest annually over a three-year period and are exercisable over a five-year period from date of grant. The term of each option under the Plan is for a period not exceeding ten years from date of grant. During 1998, the Board of Directors authorized reductions in the exercise price of certain options granted under the plan to prices reflecting the market value on the re-pricing date. As of December 31, 1999, options under the Plan to purchase 1,160,972 shares of the Company's common stock were outstanding with exercise prices of $1.00 to $1.3438 per share.

1995 Key Officer Non Qualified Stock Options.

     In 1995, the Board of Directors authorized the issuance to two officers warrants to purchase an aggregate of 500,000 shares of common stock at $1.10 per share. The options expire in April 2002. As of December 31, 1999, options to purchase 150,000 shares of the Company's common stock were outstanding with an exercise price of $1.10 per share.

1997 Director Stock Option Plan.

     In March 1997, the Board of Directors adopted the 1997 Director Stock Option Plan (the "1997 Director Plan"), subject to stockholder approval which was received on July 25, 1997. The 1997 Director Plan authorized the grant of options to purchase up to an aggregate of 1,000,000 shares of common stock. Each non-employee director who was in office on March 19, 1997 received an automatic grant of an option to purchase shares of common stock ranging between 100,000 and 200,000 shares based on time of service. The exercise price per share of options granted under the 1997 Director Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Director Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. As of December 31, 1999, options under the 1997 Director Plan to purchase 237,372 shares of the Company's common stock were outstanding with an exercise price between $ 1.00 and $1.88 per share.

1997 Key Officer Non Qualified Stock Options.

     In March 1997, the Board of Directors authorized the grant of non-qualified stock options to certain key officers of the Company (the "1997 Key Officer Agreements"). The 1997 Key Officer Agreements related to the

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

grant of options to purchase up to an aggregate of 920,000 shares of common stock. The exercise price per share of options granted under the 1997 Key Officer Agreements equaled 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Key Officer Agreements are exercisable in installments over a three-year period. As of December 31, 1999, options under the 1997 Key Officer Agreements to purchase 350,000 shares of the Company's common stock were outstanding with exercise prices of $1.22 and $1.2813 per share.


1998 Director Stock Option Plan.
     On September 1, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Non-qualified Stock Option Plan (the "1998 NQSO Plan"). The 1998 NQSO Plan authorized the grant of options to purchase up to an aggregate of 1,250,000 shares of common stock. Each non-employee director who was in office on September 1, 1998 received an automatic grant of an option, subject to stockholder approval, to purchase 75,000 shares of common stock. Employee officers and directors received a grant of an option to purchase shares of common stock ranging from 10,000 to 200,000 shares based upon time of service. The exercise price per share of options granted under the 1998 NQSO Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1998 NQSO Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. As of December 31, 1999, options under the 1998 NQSO Plan to purchase 980,936 shares of the Company's common stock were outstanding with an exercise price between $1.06 and $1.41.

     A summary of the status of the Company's outstanding stock options as of December 31, 1999 and 1998, and the changes during the years then ended, is presented below:

                                                             1999                                  1998
                                             ------------------------------------   -----------------------------------
                                                                Weighted Average                       Weighted Average
                                                  Shares         Exercise Price          Shares         Exercise Price
                                             ---------------   ------------------   ---------------   -----------------
Options outstanding at beginning of year         3,919,396          $   1.22            2,966,396          $ 1.81
Options granted                                  1,191,340          $   1.17            3,873,680          $ 1.42
Options exercised                               (1,816,125)         $   1.53             (394,778)         $ 1.90
Options canceled                                  (403,497)         $   1.23           (2,525,982)         $ 1.96
                                                ----------                             ----------
Options outstanding at end of year               2,891,114          $   1.21            3,919,316          $ 1.22
                                                ==========                             ==========
Options exercisable at end of year                 393,391          $   1.21            1,289,536          $ 1.20
                                                ==========                             ==========
Weighted average fair value of options
 granted during the year                                                 .57                               $  .92

     Information pertaining to options outstanding at December 31, 1999 is as follows:

                                                Options Outstanding                 Options Exercisable
                                      ----------------------------------------   -------------------------
                                                        Weighted     Weighted                     Weighted
                                                        Average       Average                     Average
              Range of                 Outstanding     Remaining     Exercise     Exercisable     Exercise
          Exercise Prices                12/31/99         Life         Price        12/31/99       Price
-----------------------------------   -------------   -----------   ----------   -------------   ---------
$0.91-1.82                              2,841,114     2.2 yrs           1.10        381,148          1.10
$1.83-2.73                                 50,000     4.90 yrs          1.88         12,243          1.88
                                        ---------                                   -------
Outstanding at December 31, 1999        2,891,114     3.6 yrs           1.21        393,391          1.21
                                        =========                                   =======

Stock-based Compensation.

     At December 31, 1999, the Company has stock option plans and non-plan stock options that are described above. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for stock options issued to employees. Had compensation cost for the Company's stock-based compensation plans and non- plan stock options outstanding been determined


                                      F-46


                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:


                                                 Years ended December 31,
                                           ------------------------------------
                                                 1999                1998
                                           ----------------   -----------------
Net loss                   As reported       $ (1,479,703)      $ (12,787,324)
                           Pro forma         $ (2,587,558)      $ (14,483,121)
Basic loss per share       As reported       $       (.08)      $        (.78)
                           Pro forma         $       (.14)      $        (.89)
Diluted loss per share     As reported       $       (.08)      $        (.78)
                           Pro forma         $       (.14)      $        (.89)


     Common stock equivalents have been excluded from all calculations of loss per share and pro forma loss per share in 1999 and 1998 because the effect of including them would be anti-dilutive.

     The fair value of each grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998, respectively; dividend yield of
0.0 percent; expected volatility of 50% and 75%, risk-free interest rates of 6.0% and expected lives of 5.0 years.

     In addition, the Company maintains the right to re-price the options under such plans to reflect devaluation in the market value of its common stock. On September 1, 1998, the Company re-priced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of the Company's common stock on September 1, 1998. The FASB has issued a proposed interpretative release - Stock Compensation - Interpretation of APB No. 25, which will have a prospective impact on the Company's stock option plans, if adopted.


10. Income Taxes

     The Company and its subsidiaries file a consolidated federal income tax return. Allocation of the provision for income taxes between federal and state income taxes is as follows:

                                                      Years Ended
                                                        December
                                                          31,
                                                   ------------------
                                                    1999       1998
                                                   ------   ---------
         Current:
           Federal income taxes                     $ --     $    --
           State income taxes                         --      24,641
                                                    ----     -------
                                                      --      24,641
         Deferred federal and state income taxes      --          --
                                                    ----     -------
                                                    $ --     $24,641
                                                    ====     =======

    The differences between the provisions for income taxes from the benefits computed by applying the statutory Federal income tax rate are as follows:

                                                                      Years Ended December 31,
                                                                 -----------------------------------
                                                                       1999               1998
                                                                 ---------------   -----------------
         Benefit computed at statutory rate (34%)                  $  (503,000)      $  (4,339,000)
         State income tax benefit, net of federal tax                  (92,000)           (766,000)
         Increase in valuation allowance on deferred tax asset         546,000           5,029,000
         Other, net                                                     49,000             100,641
                                                                   -----------       -------------
                                                                   $       --        $      24,641
                                                                   ===========       =============

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   The net deferred tax asset consists of the following:

                                                                 December 31,
                                                       ---------------------------------
                                                             1999              1998
                                                       ---------------   ---------------
         Deferred tax asset                             $  15,611,000     $  15,065,000
         Deferred tax liability                                   --                --
         Valuation allowance on deferred tax asset        (15,611,000)      (15,065,000)
                                                        -------------     -------------
         Net deferred tax asset                         $         --      $         --
                                                        =============     =============

     The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                                   December 31,
                                                        ----------------------------------
                                                              1999              1998
                                                        ---------------   ----------------
         Net operating loss carry forward                $  11,526,000     $   9,909,000
         Income tax credit carry forward                       185,000           185,000
         Tax basis in excess of book basis of fixed
          assets                                               157,000           157,000
         Book inventory cost less than tax basis               160,000           867,000
         Reserve for bad debts not deductible for
          income taxes                                         118,000           260,000
         Tax basis in excess of book basis of other
          assets                                               466,000           466,000
         Tax basis in subsidiaries in excess of book
          value                                              2,999,000         3,221,000
                                                         -------------     -------------
                                                            15,611,000        15,065,000
         Valuation allowance on deferred tax asset         (15,611,000)      (15,065,000)
                                                         -------------     -------------
         Net deferred tax asset                          $         --      $         --
                                                         =============     =============

     A summary of the change in the valuation allowance on deferred tax assets is as follows:

                                                         Years Ended December 31,
                                                      -------------------------------
                                                           1999             1998
                                                      --------------   --------------
         Balance at beginning of year                  $15,065,000      $10,036,000
         Addition to the allowance for the benefit
          of net operating loss carry forwards not
          recognized                                       546,000        5,029,000
                                                       -----------      -----------
         Balance at end of year                        $15,611,000      $15,065,000
                                                       ===========      ===========

     At December 31, 1999, the Company has the following carry forwards available for income tax purposes:


         Federal net operating loss carry forwards expiring in various
          amounts through 2020                                             $28,815,000
                                                                           ===========
         State net operating loss carry forwards expiring in various
          amounts through 2005                                             $19,485,000
                                                                           ===========
         Credit for research activities                                    $   185,000
                                                                           ===========


     Due to the uncertainty surrounding the realization of these favorable tax attributes, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. The net operating loss carry forwards are subject to annual limitations based on ownership changes in the Company's common stock as provided in Section 382 of the Internal Revenue Code.

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

11. Business Combinations
     Lapis Technologies, Inc. On December 16, 1993, FOCUS issued 500,000 shares of its common stock, subject to adjustment based on the value of the common stock, in exchange for all of the outstanding common stock of Lapis Technologies, Inc. ("Lapis"). The business combination was accounted for using the purchase method of accounting. From May to August 1995, the Company settled substantially all claims by the former Lapis shareholders arising from the Company's acquisition of Lapis by issuing 123,879 shares of common stock to the former Lapis shareholders. This stock issuance was accounted for as an adjustment to the purchase price.

     In the fourth quarter of 1998, as a result of its evaluation of the impairment of intangible assets related to this acquisition, the Company wrote-off the balance of the goodwill in the amount of approximately $543,000. The evaluation considered the Company's recent acquisitions, the declining Macintosh marketplace, shifting of the market to PC-based products and technological advances, and projected future sales of Lapis products.

     TView, Inc. Effective September 30, 1996, FOCUS acquired all of the capital stock of TView, Inc. ("TView"). The business combination has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair value. This accounting treatment resulted in approximately $716,000 of goodwill that will be amortized over its estimated benefit period of seven years. At December 31, 1998 and 1997, the balance of the goodwill was $366,267 and $488,355, net of accumulated amortization of $349,757 and $227,669, respectively.

     On March 31, 1998, the Company issued 350,000 shares of common stock valued at approximately $1,115,600 in conjunction with the acquisition of certain assets of Digital Vision, Inc. ("Digital Vision"). Shares issued as part of this transaction have been registered under the Securities Act of 1933. In addition, the Company agreed to pay approximately $47,000 in cash for net liabilities with a fair value of approximately ($160,000), consisting of accounts receivable ($164,400), inventory ($60,600) offset by the assumption of notes payable ($330,000) and accounts payable ($55,000). At March 31, 1998, the Company recorded goodwill of approximately $1,322,000 as a result of this acquisition.

     In the fourth quarter of 1998, as a result of its evaluation of the impairment of intangible assets related to this acquisition, the Company wrote-off a portion of the goodwill in the amount of approximately $1,070,000. Upon evaluation of the product line, the Company deemed that only two products warranted inclusion in its family of products. However, this In-Video product line was not widely accepted by the Company's customer base due to significant competition in its category, limited product features in comparison with the competition, and its cost structure required pricing higher then many of the competing products. In addition, no proprietary technology was acquired with this acquisition. As a result of a discounted cash flow analysis in December 1998, the Company determined goodwill recorded on the acquisition of Digital Vision should be written down to approximately $127,000. At December 31, 1999, the balance of the goodwill was $95,245. The operations of Digital Vision have been included in the financial statements of the Company since April 1, 1998.

     On July 29, 1998, the Company acquired certain assets and assumed certain liabilities of PC Video Conversion, Inc. ("PC Video"). At the closing, the Company paid PC Video $700,000 in cash and delivered a promissory note in the principal amount of $1,000,000 providing payment of principal and interest at 3.5% over a period of 36 months. The Company computed a discount of $89,915 on the note based on its incremental borrowing rate. In addition, the Company issued 122,796 shares of common stock as a result of the acquisition, which were valued at $350,000 and the Company agreed to register the shares under the Securities Act of 1933. The Company also assumed $80,367 of liabilities in connection with this acquisition. The acquisition was accounted for as a purchase and resulted in goodwill of approximately $1,657,000.

     The Company paid Union Atlantic, LC $155,652 for marketing consulting services rendered, agency services and standard business expenses in connection with the purchase of PC Video. A Director of the Company is a partner of Union Atlantic, LC.

     In December 1998, as a result of its evaluation of the impairment of intangible assets related to this acquisition, the Company wrote-off a portion of the goodwill in the amount of approximately $1,441,000 resulting

                           FOCUS ENHANCEMENTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

in a December 31, 1998 balance of approximately $195,000. The evaluation considered a limited distribution network, limited product features in comparison with the competition, and the lack of proprietary technology. At December 31, 1999, the balance of goodwill was $162,765. However, after an evaluation of the technical engineering resources and product vision, management of the Company restructured the PC Video business into a professional products research and development center and began to consolidate its remaining operating activities into its corporate office. This restructuring resulted in approximately $70,000 in one- time charges in 1998.


12. Segment Information

     The Company operates in one business segment: the development, manufacturing, marketing and sale of computer enhancement devices for personal computers and televisions. Sales to a major television manufacturer in 1998 totaled approximately $2,646,000 or 14% of the Company's revenues. Sales to a major distributor in 1999 represented approximately $4,318,000 or 25% of the Company's revenues as compared to approximately $5,686,000, or 31% of revenues for 1998.

     Sales outside North America for the year ended December 31, 1999 were approximately $704,000, principally to Europe ($396,000) and Asia ($308,000). Sales outside North America for the year ended December 31, 1998 were approximately $951,000, principally to Europe ($604,000) and Asia ($347,000).


13. Employee Benefit Plan

     Effective July 1, 1998, the Company implemented a Section 401(k) Profit Sharing Plan (the "401(k) Plan") for all eligible employees. The Company may make discretionary contributions to the 401(k) Plan. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) Plan are fully vested at all times. Company contributions become vested over a period of five years. The Company has made no contributions to the 401(k) Plan as of December 31, 1999.


14. Related Party Transactions

     In connection with the Company's private  placement  transactions (see Note
9), the Company paid placement fees of $66,000 to Union Atlantic, LC. In addition, the Company paid consulting fees and expenses to Union Atlantic, LC amounting to $46,226 in 1999. A Director of the Company is a partner in Union Atlantic, LC.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 10-KSB/A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          FOCUS ENHANCEMENTS, INC.



                                          By: /s/ William Coldrick
                                            -------------------------
                                            William Coldrick
                                            Vice Chairman

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

           Signature                          Title                   Date
------------------------------   ------------------------------   ------------
       /s/ Thomas L. Massie      Chairman of the Board            May 1, 2000
---------------------------
       Thomas L. Massie

        /s/ Brett A. Moyer       Principal Accounting Officer     May 1, 2000
---------------------------
        Brett A. Moyer

       /s/ John C. Cavalier      Director                         May 1, 2000
---------------------------
       John C. Cavalier

     /s/ William B. Coldrick     Director                         May 1, 2000
---------------------------
        William B. Coldrick

     /s/ Timothy E. Mahoney      Director                         May 1, 2000
---------------------------
        Timothy E. Mahoney

     /s/ William Dambrackas      Director                         May 1, 2000
---------------------------
        William Dambrackas

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   APPENDIX G



                                   FORM 10-QSB
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

              For the quarterly period ended: September 30, 2000

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934
          For the transition period from ____________ to ____________

                         Commission File Number 1-11860
                         ------------------------------

                            FOCUS Enhancements, Inc.
       (Exact name of small business issuer as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                   incorporation or organization) 04-3186320
                                  (IRS Employer
                              identification No.)

                               600 Research Drive
                              Wilmington, MA 01887
                   (Address of principal executive offices)


                                 (978) 988-5888
                           (Issuer's telephone number)


     Check  whether  the issuer (1) filed all  reports  required  to be filed by
Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]


     As of September 30, 2000, there were outstanding 25,900,203 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FOCUS ENHANCEMENTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                                           September 30,      December 31,
                                                                                2000              1999
                                                                          ---------------   ---------------
                                                          ASSETS
Current Assets:
   Cash and cash equivalents ..........................................    $   1,285,610     $   3,736,517
   Certificate of deposit .............................................        1,280,635           534,091
   Accounts receivable, net of allowances of $417,860 and $1,402,176
    at September 30, 2000 and December 31, 1999, respectively .........        2,801,828         2,913,005
   Inventories ........................................................        1,983,662         3,588,702
   Prepaid expenses and other current assets ..........................          340,474           240,732
                                                                           -------------     -------------
     Total current assets .............................................        7,692,209        11,013,047
   Property and equipment, net ........................................          781,342           968,594
   Capitalized software development costs .............................        3,147,890         2,122,450
   Other assets, net ..................................................          293,980           287,116
   Goodwill, net ......................................................          483,944           624,277
                                                                           -------------     -------------
     Total assets .....................................................    $  12,399,365     $  15,015,484
                                                                           =============     =============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable ......................................................    $         --      $   1,006,258
   Obligations under capital leases ...................................           46,337           129,451
   Current portion of long-term debt ..................................          317,367           312,556
   Accounts payable ...................................................        2,767,497         3,413,285
   Accrued liabilities ................................................          463,136           518,726
   Accrued legal judgement expense ....................................        2,147,722                --
                                                                           -------------     -------------
     Total current liabilities ........................................        5,742,059         5,380,276
Obligations under capital leases ......................................          190,469           202,002
   Long-term debt, net of current portion .............................           63,560           226,041
                                                                           -------------     -------------
   Total liabilities ..................................................        5,996,088         5,808,319
                                                                           -------------     -------------
Stockholders' equity:
   Preferred stock, $.01 par value; 3,000,000 shares authorized; none
    issued ............................................................              --                --
   Common stock, $.01 par value; 30,000,000 shares authorized,
    26,350,203 and 24,504,203 shares issued at September 30, 2000
    and December 31, 1999, respectively ...............................          263,502           245,042
   Additional paid-in capital .........................................       48,726,937        46,340,891
   Accumulated deficit ................................................      (41,887,032)      (36,678,638)
   Treasury stock at cost, 450,000 shares .............................         (700,130)         (700,130)
                                                                           -------------     -------------
     Total stockholders' equity .......................................        6,403,277         9,207,165
                                                                           -------------     -------------
     Total liabilities and stockholders' equity .......................    $  12,399,365     $  15,015,484
                                                                           =============     =============



     See accompanying notes to Unaudited Consolidated Financial Statements

                           FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                            Three Months Ended
                                                     --------------------------------
                                                      September 30,     September 30,
                                                           2000             1999
                                                     ---------------   --------------
Net sales ........................................    $  4,116,181      $ 2,998,031
Licensing fees ...................................             --           200,000
                                                      ------------      -----------
Net revenues .....................................    $  4,116,180      $ 3,198,031
Cost of goods sold ...............................       2,714,705        1,257,490
                                                      ------------      -----------
   Gross profit ..................................       1,401,476        1,940,541
                                                      ------------      -----------
Operating expenses:
   Sales, marketing and support ..................         760,721          886,620
   General and administrative ....................         523,779          387,942
   Research and development ......................         212,757          305,762
   Depreciation and amortization expense .........         282,753          144,638
                                                      ------------      -----------
     Total operating expenses ....................       1,780,010        1,724,962
                                                      ------------      -----------
(Loss)Income from operations .....................        (378,534)         215,579
Interest expense, net ............................          (3,628)        (156,890)
Other income, net ................................          13,038           82,670
Legal judgement Expense (CRA) ....................      (2,147,722)             --
                                                      ------------      -----------
(Loss)Income before income taxes .................      (2,516,846)         141,359
Income tax expense ...............................             --               --
                                                      ------------      -----------
Net (Loss)Income .................................    $ (2,516,846)     $   141,359
                                                      ============      ===========
Net (Loss)Income per common share
   Basic .........................................    $      (0.10)     $      0.01
                                                      ============      ===========
   Diluted .......................................    $      (0.10)     $      0.01
                                                      ============      ===========
Weighted average common shares outstanding
   Basic .........................................      25,863,036       19,061,111
                                                      ============      ===========
   Diluted .......................................      25,863,036       19,389,684
                                                      ============      ===========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                               Nine Months Ended
                                                       --------------------------------
                                                        September 30,     September 30,
                                                             2000             1999
                                                       ---------------   --------------
Net sales ..........................................    $ 12,130,425      $12,142,413
Licensing fees .....................................             --           200,000
                                                        ------------      -----------
Net revenues .......................................    $ 12,130,425      $12,342,413
Cost of goods sold .................................       8,379,290        6,322,656
                                                        ------------      -----------
   Gross profit ....................................       3,751,135        6,019,757
                                                        ------------      -----------
Operating expenses:
   Sales, marketing and support ....................       2,747,566        2,907,104
   General and administrative ......................       2,377,417        1,169,112
   Research and development ........................         757,943        1,068,568
   Depreciation and amortization expense ...........         733,426          417,864
   Restructuring expense ...........................         202,252              --
                                                        ------------      -----------
     Total operating expenses ......................       6,818,604        5,562,648
                                                        ------------      -----------
(Loss) Income from operations ......................      (3,067,469)         457,109
Interest expense, net ..............................         (57,706)        (323,751)
Other income, net ..................................          66,649          165,683
Legal judgement expense (CRA) ......................      (2,147,722)             --
                                                        ------------      -----------
(Loss) Income before income taxes ..................      (5,206,248)         299,041
Income tax expense .................................          (2,146)             --
                                                        ------------      -----------
Net (Loss) Income ..................................    $ (5,208,394)     $   299,041
                                                        ============      ===========
Net (Loss) Income per common share .................
   Basic ...........................................    $      (0.21)     $      0.02
                                                        ============      ===========
   Diluted .........................................    $      (0.21)     $      0.02
                                                        ============      ===========
Weighted average common shares outstanding .........
   Basic ...........................................      25,003,382       18,210,783
                                                        ============      ===========
   Diluted .........................................      25,003,382       18,673,763
                                                        ============      ===========




               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           FOCUS ENHANCEMENTS, INC.
                        STATEMENT OF CHANGES IN EQUITY
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (Unaudited)



                                                Common Stock
                                        ----------------------------     Additional
                                             Shares        Amount     Paid-in Capital
                                        --------------- ------------ -----------------
Balance at December 31, 1999 ..........    24,504,203    $ 245,042      $46,340,891
Issuance of common stock upon
 exercise of stock options and
 warrants .............................       446,000        4,460        1,116,046
Issuance of common stock from
 private offerings, net of
 issuance cost of $216,000 ............     1,400,000       14,000        1,270,000
Net loss ..............................    (5,208,394)
Balance at September 30, 2000 .........    26,350,203    $ 263,502      $48,726,937
                                           ==========    =========      ===========

                                                                              Total
                                           Accumulated       Treasury     Stockholders'
                                             Deficit           Stock         Equity
                                        ----------------- -------------- --------------
Balance at December 31, 1999 ..........   $ (36,678,638)    $ (700,130)    $9,207,165
Issuance of common stock upon
 exercise of stock options and
 warrants .............................                                     1,120,506
Issuance of common stock from
 private offerings, net of
 issuance cost of $216,000 ............                                     1,284,000
Net loss ..............................      (5,208,394)
Balance at September 30, 2000 .........   $ (41,887,032)    $ (700,130)    $6,403,277
                                          =============     ==========     ==========



           See accompanying notes to Unaudited Financial Statements

                           FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                                    Nine Months Ended
                                                                             --------------------------------
                                                                              September 30,     September 30,
                                                                                   2000             1999
                                                                             ---------------   --------------
Cash flows from operating activities:
 Net Loss ................................................................    $ (5,208,394)     $    299,041
 Adjustments to reconcile net income to net cash used in operating activities:
   Depreciation and amortization .........................................         733,426           417,864
   Deferred Income .......................................................               0           (84,212)
   Amortization of discount on note payable ..............................           5,563             5,563
   Increase in accrued interest on notes receivable, common stock ........               0           (10,547)
   Changes in operating assets and liabilities, net of the effects of acquisition: .........................................................
    (Increase) decrease in accounts receivable ...........................         111,177          (957,528)
    Decrease in securities available for sale ............................             --            248,983
    Decrease (increase) in inventories ...................................       1,605,040         2,433,675
    Decrease (increase) in prepaid expenses and other assets .............      (1,132,034)       (1,356,551)
    (Decrease) increase in accounts payable ..............................        (551,530)         (254,510)
    (Decrease) increase in accrued liabilities ...........................       2,092,132        (1,416,474)
                                                                              ------------      ------------
     Net cash used (Provided)in operating activities .....................      (2,305,183)         (674,696)
                                                                              ------------      ------------
Cash flows from investing activities:
 Decrease (increase) in certificates of deposit ..........................        (746,544)          113,067
 Purchase of property and equipment ......................................        (405,851)         (484,026)
                                                                              ------------      ------------
     Net cash used in investing activities ...............................      (1,152,395)         (370,959)
                                                                              ------------      ------------
Cash flows from financing activities:
 Payments on notes payable ...............................................      (1,100,517)       (1,447,057)
 Payments under capital lease obligations ................................        (252,318)          (73,963)
 Payments on long-term debt ..............................................             --           (209,733)
 Net proceeds from accounts receivable factoring .........................             --            451,730
 Net proceeds from private offerings of common stock .....................       1,284,000         1,784,588
 Net proceeds from exercise of common stock options and warrants .........       1,120,506           163,756
                                                                              ------------      ------------
     Net cash provided by financing activities ...........................       1,051,672           669,321
                                                                              ------------      ------------
Net increase in cash and cash equivalents ................................      (2,450,907)         (376,334)
Cash and cash equivalents at beginning of period .........................       3,736,517         1,128,380
                                                                              ------------      ------------
Cash and cash equivalents at end of period ...............................    $  1,285,610      $    752,046
                                                                              ============      ============
Supplemental Cash Flow Information:
 Interest paid ...........................................................    $     54,078      $    364,091
 Income taxes paid .......................................................             --                --

                           FOCUS ENHANCEMENTS, INC.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION

     The consolidated financial statements of FOCUS Enhancements, Inc. ("the Company") as of September 30, 2000 and for the three and nine-month periods ended September 30, 2000 and 1999 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1999 included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

     In the opinion of management, the consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The results of operations for the three and nine month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for any future period.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary PC Video Conversion, Inc. The companies other subsidiaries, Lapis Technologies, Inc., T-View, Inc and Focus Enhancements, B.V. (Netherlands corporation) became inactive or were merged into Focus in 1999. All intercompany accounts and transactions have been eliminated upon consolidation.



2. RESTATEMENT

     Historically, the company provided a gross margin reserve for estimated sales returns each quarter. In connection with its review of the impact of SAB 101, the Company found that certain transactions that were recorded as sales in the second and third quarters of 1999 should not have been recorded as sales. As a result, the company has restated the financial statements of the aforementioned quarters to correct the amount of revenue previously reported in those quarters. This was announced in the June 30,2000 10QSB filed August 21, 2000.

     As indicated above, the Company has provided gross margin reserves for estimated sales returns and the Company believes that such estimated reserves were adequate to cover the gross margins on the restated sales and other sales returns. Accordingly, the restatement of the financial statements for the second and third quarters of 1999 did not have any impact on the previously reported net income of those quarters.

     In addition, in its quarterly financial statements for the year 2000, the Company is providing a reserve for estimated sales returns based on the estimated sales value of the sales returns rather than a gross margin reserve. to be consistent with the quarterly financial statement presentation in 2000.

     The items in the financial statements that are affected by the restatement are as follows:


                                                   (In Thousands)
                                ----------------------------------------------------
                                   6/30/99       6/30/99       9/30/99      9/30/99
                                 Previously        As        Previously        As
                                  Reported      Restated      Reported      Restated
                                ------------   ----------   ------------   ---------
INCOME STATEMENT
Revenue .....................      $ 4,440      $ 4,077        $ 4,106      $ 3,198
Cost of Goods Sold ..........        2,491        2,128          2,165        1,257
Net Income ..................           55           55            141          141
BALANCE SHEET
Accounts Receivable .........      $ 3,513      $ 3,296        $ 3,511      $ 2,996
Inventory ...................        4,406        4,622          3,515        4,030
Current Assets ..............        8,359        8,359          8,325        8,325


     The Company is in the process of amending the Form 10QSB for each of these quarters to reflect this restatement


3. NET INCOME PER SHARE

     In February 1997, FASB issued SFAS No. 128, "Earnings per Share" which requires earnings per share to be calculated on a basic and dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the nine months ended September 30, 2000 and 1999, options and warrants applicable to 2,054,069 shares and 4,261,221 shares, respectively were anti-dilutive and excluded from the diluted earnings per share computation.


4. INCOME TAXES

     The Company has utilized its net operating loss carryforwards in estimating its provision for income taxes in the nine-month period ended September 30, 2000 and 1999.


5. INVENTORIES
     Inventories consist of the following:

                                      September 30,2000     December 31,1999
                                     -------------------   -----------------
  Finished goods ...................      $  782,850           $2,377,709
  Work In Process ..................      $   19,067           $  171,637
  Raw Materials ....................      $1,181,745           $1,039,356
                                          ----------           ----------
                                          $1,983,662           $3,588,702
                                          ==========           ==========

6. LONG TERM DEBT

     On July 29, 1998, the Company issued a $1,000,000 note payable to a related party in conjunction with the acquisition of PC Video providing for the payment of principal and interest at 3.5 % over a period of 36 months. The Company computed a discount of $89,915 on this note based on its incremental borrowing rate. Maturities of long-term debt at September 30, 2000 are as follows:

  Year Ended 12/31/00 .........    $317,367
  Year Ended 12/31/01 .........      63,560
                                   --------
  Total .......................    $380,927

     On July 28, 2000, the Company entered into a Separation Agreement with Steve Wood. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video Conversion, Inc., and leader of the Company's Morgan Hill facility. On June 15, 2000, the Company closed the Morgan Hill facility. On July 28, 1998, the Company purchased from PC Video Conversion, Inc., selected assets and liabilities and, in return, issued a promissory note and entered an employment agreement with Mr. Wood. As part of the Separation agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the Companies Pro AV products is completed. In return, Mr. Wood received a right to convert the promissory note into common stock of the Company. Under terms of the Agreement, the election must be made within five days following the shareholder meeting at which time the outstanding balance would be converted at a price of ninety-three percent (93%) of the average closing price of the Company common stock on the five trading days prior to the conversion date, up to a maximum of 500,000 shares of common stock.


7. COMMON STOCK TRANSACTIONS

     On January 18, 2000, the Company received gross proceeds of $990,000 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     On February 22, 1999, the Company issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2002 at an exercise price of $1.063 per share. These warrants were exercised on February 23, 2000 (15,000 shares) and March 2, 2000 (15,000 shares).

     On May 1, 2000, the Board of Directors approved by unanimous written consent, an increase in the authorized shares of common stock to 43,000,000 shares.

     On May 1, 2000, the Board of Directors approved by unanimous written consent, the establishment of the 2000 Non-Qualified Stock Option Plan, subject to stockholder approval. In addition, the Board authorized 3,000,000 shares to be reserved for the 2000 Plan. On May 5, 2000, the Company granted 2,473,375 Stock Options under the 2000 Plan.

     On June 9, 2000, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. The Company intends to file a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and for those to be issued upon exercise of the warrants. The Company received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000.

     During the quarter ended June 30, 2000, the Company issued at various times, 11,667 shares of common stock resulting from other exercises of options and warrants, receiving cash of approximately $12,700. Additional Paid-in Capital of 1,282,584 ($1,270,000 for the private placement and $12,584 from the exercise of stock options and warrants) for the quarter is net of $216,000 of related legal expenses.

     On July 28, 2000, the Company entered into an equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands Corporation, for the future issuance and purchase of shares of our common stock. The equity line of credit agreement establishes what is sometimes termed an equity drawdown facility.

     In general, the investor, Euston Investments, has committed to provide the Company up to $5 million as the Company requests it over a 24 month period, in return for common stock the Company issues to Euston Investments. The number of shares issued to Euston Investments in return for that money is determined by dividing the contracted price per share into the amount of money requested by the Company. The per share dollar amount Euston Investments is 10% less than the average closing bid price of our common stock during a valuation period. A "valuation period" is defined as the period of fifteen trading days beginning seven trading days immediately before the Trading Day on which a drawdown is requested and ending seven trading days immediately after such date. We will receive the amount of the drawdown less an escrow agent fee of $750 and 7% placement fee payable to the placement agent, Union Atlantic, LC, which introduced Euston Investments to the Company. The aggregate total of all draws cannot exceed $5 million. We are under no obligation to request a draw for any period. In lieu of providing Euston Investments with a minimum aggregate drawdown commitment, we have issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of our common stock with an exercise price of $1.625. The warrant expires June 12, 2005.

     During the quarter ended September 30, 2000, the Company issued at various times, 42,332 shares of common stock resulting from exercises of options and warrants, receiving cash of approximately $423, and additional Paid-in Capital of $51,222.

     For the nine month period ended September 30, 2000, the Company issued at various times, 446,000 shares of common stock resulting from exercises of options and warrants, receiving cash of approximately $1,120,507.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Additional Paid-in Capital of 2,386,047($1,270,000 for the private placement and $1,116,047 from the exercise of stock options and warrants) for this period is net of $245,440 of related legal expenses.


8. SEPARATION AGREEMENTS AND CONSULTING AGREEMENTS

     On September 6,2000, Mr. Chris Ricci resigned from his position as Senior Vice President, General Counsel and Secretary. Mr. Ricci's employment agreement was terminated on that date and replaced with a new agreement providing for his employment by Focus as a part-time consultant terminating April 30, 2001, unless sooner terminated by both parties. The part-time consulting agreement provides that Mr. Ricci shall continue to hold all of the stock options previously granted to him and requires the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract.


9. LITIGATION

     As noted in PART II-OTHER INFORMATION, ITEM 1., LEGAL PROCEEDINGS, the Company has disclosed certain legal proceedings. The class action suits included therein are in their early stages and it is not yet possible to estimate an outcome.


CRA Litigation

     On October 10, 2000, the court rendered a judgment on the verdict in favor of CRA for actual damages, punitive damages, attorneys fees, costs and interest; the judgment totaled approximately $2,000,000. Focus intends to file an appropriate post-judgment motion requesting that this judgment be reduced significantly, and will pursue an appeal to the United States Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. To suspend enforcement of the judgment pending determination of its post-judgment motion and appeal, Focus is required to post a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA). On October 27, 2000, Focus submitted a bond and filed its post-judgement motion. In connection with this judgment, Focus has recorded a legal judgement expense of approximately $2,147,000 in the period ended September 30, 2000.



10. SUBSEQUENT EVENTS

     On October 26, 2000, in connection with the posting of a bond for the CRA legal judgement, Focus borrowed approximately $2.3 million and issued a secured promissory note in the principal amount of $2.3 million in favor of Carl Berg, a shareholder and director of Videonics. In the event the Focus/Videonics previously announced merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. In the event that the merger is not completed, there is no assurance that Mr. Berg will not seek repayment of the promissory note.



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



INTRODUCTION

     The following information should be read in conjunction with the consolidated financial statements and notes thereto in Part I, Item 1 of this Quarterly Report and with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

     The Company does not provide forecasts of the future financial performance of the Company. However, from time to time, information provided by the Company or statements made by its employees may contain

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

"forward looking" information that involves risks and uncertainties. In particular, statements contained in this Form 10-QSB which are not historical facts constitute forward looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Each forward-looking statement should be read in conjunction with the consolidated financial statements and notes thereto in Part I, Item 1, of this Quarterly Report and with the information contained in Item 2, including, but not limited to, "Certain Factors That May Affect Future Results" contained herein, together with the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1999, including, but not limited to, the section therein entitled "Certain Factors That May Affect Future Results."

     In its quarterly financial statements for the year 2000, the Company is providing a reserve for estimated sales returns based on the estimated sales value of the sales returns rather than only a gross margin reserve. The second and third quarters of 1999 have been restated to reflect this change to be consistent with the financial statement presentation in 2000. The financial statement accounts for Q2 and Q3 of 1999 that have been changed to reflect these changes for comparative purposes are Revenue, Cost, Accounts Receivable and Inventory.

     Historically, the company provided a gross margin reserve for estimated sales returns each quarter. In connection with its review of the impact of SAB 101, the Company found that certain transactions that were recorded as sales in the second and third quarters of 1999 should not have been recorded as sales. As a result, the company has restated the financial statements of the aforementioned quarters to correct the amount of revenue previously reported in those quarters.


RESULTS OF OPERATIONS

     Three-Month   Period   Ended  September  30,  2000  As  Compared  With  The
Three-Month Period Ended September 30, 1999


Net Revenues

     Net revenues for the three-month period ended September 30, 2000 ("Q3 00") were $4,116,181 as compared with $3,198,031 for the three-month period ended September 30, 1999 ("Q3 99"), an increase of $918,149 or 29%. The increase in sales is primarily attributed to OEM/Licensing and Professional Product customers. Specifically, net revenues in Q3 00 to OEM product sales increased 351% to $1,102,000 in Q3 00 from $229,000 in Q3 99. Net Revenues in Q3 00 to
Professional  Product customers  increased 93% to $1,111,000 from $576,000 in Q3
99. The increases in net revenues were offset by a decrease in the consumer video conversion product line of 7% to $2,539,000 in Q3 00 from $2,722,000 in Q3
99. As referenced herein, a restatement of Q3 99 financial information resulted in a $908,000 reduction to net revenues for 1999 comparative purposes.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Sales Backlog

     As of September 30, 2000, the Company had a sales order backlog of approximately $646,000.


Cost of Goods Sold

     Cost of goods sold were $2,714,705 or 65% of net revenues, for the three-month period ended September 30, 2000, as compared with $1,257,490 or 39% of net revenues, for the three-month period ended September 30, 1999, an increase in absolute dollars of $1,457,215 or 116%. The Company's gross profit margins for Q3 00 and Q3 99 were 35% and 61%, respectively. The decrease in Q3 00 gross margin is primarily due to a $908,000 decrease to cost of goods sold for 1999 comparative purposes,no licensing revenue in Q3 00 and an increase in OEM chip revenue in Q3 00.


Sales, Marketing and Support Expenses

     Sales, marketing and support expenses were $760,721 or 18% of net revenues, for the three-month period ended September 30, 2000, as compared with $886,620 or 28% of net revenues, for the three-month period ended September 30, 1999, a decrease of $125,899. This was primarily due to a diminishment of expenditures for mail order advertising and direct mail advertising.


General and Administrative Expenses

     General and administrative expenses for the three-month period ended September 30, 2000 were $523,779 or 13% of net revenues, as compared with $387,942 or 12% of net revenues for the three-month period ended September 30, 1999, an increase of $135,837 or 35%. The increase in absolute dollars is due primarily to increases in legal fees (approximately $87,000), consulting fees (approximately $73,000), and banking fees (approximately $11,000). Payroll was reduced by $44,000.


Research and Development Expenses

     Research and development expenses for the three-month period ended September 30, 2000 were $212,757, or 5% of net revenues, as compared to $305,762, or 10% of net revenues, for three-month period ended September 30, 1999, a decrease of $93,005 or 30%.


Interest Expense, Net

     Net interest expense for the three-month period ended September 30, 2000 was $3,628, or 0% of net revenues, as compared to $156,890, or 5% of net revenues, for the three-month period ended September 30, 1999, a decrease of $153,262, or 98%. The decrease is primarily attributable to decreases in interest paying obligations for the quarter ended September 30, 2000 as compared to the quarter ended September 30, 1999.


Other Income

     Other Income for the three-month period ended September 30, 2000 was $13,038 as compared to $82,760, for the three-month period ended September 30, 1999, a decrease of $69,632.


Legal Judgement Expense

     On October 27, 2000, Focus submitted a bond and filed its post-judgement motion in regard to the CRA litigation. In connection with this judgment, Focus has recorded a Legal judgement expense of approximately $2,147,000 in the period ended September 30, 2000.


Net Loss

     For the quarter ended September 30, 2000, the Company reported a net loss of ($2,516,846), or ($0.10) per share, as compared to net income of $141,359, or $0.01 per share, for the quarter ended September 30, 1999. The net loss is primarily due to the physical inventory adjustment, increased inventory reserves and the recording of the CRA legal judgement expense of approximately $2,147,000.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

RESULTS OF OPERATIONS

     Nine-Month Period Ended September 30, 2000 As Compared With The Nine-Month Period Ended September 30, 1999


Net Revenues

     Net revenues for the nine-month period ended September 30, 2000 ("Q3 00") were $12,130,425 as compared with $12,342,413 for the nine-month period ended September 30, 1999 ("Q3 99"), a decrease of $211,988 or 2%. The decrease in sales is primarily attributed to the discontinuation of sales to certain resellers of the Company's consumer video conversion product line. Net sales to consumer video conversion customers through Q3 00 were $6,117,000, compared to $9,596,000 for the same period in 1999. These sales decreased 36% or $3,478,000. The decrease was offset by an increase in sales to the OEM/Licensing and Professional Product customers. Specifically, net revenues through Q3 00 to the Company's OEM/Licensing customers increased 66% to $2,498,000 from $1,501,000 for the same period in 1999. Net Revenues through Q3 00 to Professional Product customers increased 54% to $2,410,000 from $1,568,000 through Q3 99.


Cost of Goods Sold

     Cost of goods sold were $8,379,290 or 69% of net revenues, for the nine-month period ended September 30, 2000, as compared with $6,322,656 or 51% of net revenues, for the nine-month period ended September 30, 1999, an increase in absolute dollars of $2,056,634 or 33%. The Company's gross profit margins through Q3 00 and Q3 99 were 31% and 49%, respectively. The decrease in gross margins is due principally to a $603,000 writedown of inventory as a result of a physical inventory taken at the end of Q2 00. The Company also provided for additional reserves of $207,000 for liquidation of the InVideo Conferencing product line, the repair of returned products, and potential inventory obsolescence in Q2 00. compared to $0 in Q2 99. Additionally, the Company is selling slow moving inventory at cost, which has generated $400,000 in cash but has eroded margins on the remainder of the consumer product line. In Q3 a $180,000 writedown of inventory resulting from obsolesence and an increase of marketing development funds of $25,000 occurred. As referenced herein, a restatement of Q3 99 financial information resulted in a $908,000 decrease to cost of goods sold for 1999 comparative purposes.


Sales, Marketing and Support Expenses

     Sales, marketing and support expenses were $2,747,566 or 23% of net revenues, for the nine-month period ended September 30, 2000, as compared with $2,907,104 or 24% of net revenues, for the nine-month period ended September 30, 1999, a decrease of $159,538.This decrease was due primarily to a reduction in marketing expenditures pertaining to direct mail and mail order advertising.


General and Administrative Expenses

     General and administrative expenses for the nine-month period ended September 30, 2000 were $2,377,417 or 20% of net revenues, as compared with $1,169,112 or 9% of net revenues for the nine-month period ended September 30, 1999, an increase of $1,208,305 or 103%. The increase in absolute dollars is due primarily to increases in accounting fees (approximately $302,000) and legal fees (approximately $292,000) in conjunction with the completion of the 1999 annual audit and review of accounting practices and the special investigation conducted by the Board of Directors with respect to the financial controls of the Company, combined with increases in payroll (approximately $78,000), accounts receivable reserves (approximately $118,000), consulting fees (approximately $170,000), investor relations (approximately $59,000) and banking fees (approximately $24,000).

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Research and Development Expenses

     Research and development expenses for the nine-month period ended September 30, 2000 were $757,943, or 6% of net revenues, as compared to $1,068,568, or 9% of net revenues, for nine-month period ended September 30, 1999, a decrease of $310,625 or 29%.This reduction was promarily due to an increased capitalization rate during Q1 00 and Q2 00 as well as a reduction in labor expense due to a shortage of engineers in the tight northwest labor market.


Restructuring Expense

     During Q2 00 the company successfully completed the closing of its Morgan Hill facility. In conjunction with the closing and movement of materials , the company wrote off an additional $40,000 worth of materials in Q2 00.


Interest Expense, Net

     Net interest expense for the nine-month period ended September 30, 2000 was $57,706, or 1% of net revenues, as compared to $323,751, or 3% of net revenues, for the nine-month period ended September 30, 1999, a decrease of $266,045, or 82%. The decrease is primarily attributable to decreases in interest paying obligations for the quarter ended September 30, 2000 as compared to the quarter ended September 30, 1999.


Other Income

     Other Income for the nine-month period ended September 30, 2000 was $57,706 as compared to $165,683, for the nine-month period ended September 30, 1999, a decrease of $99,034. This was primarily due to a decrease in cash availability for deposit purposes that would generate interest income.


Judgement Expense

     On October 27, 2000, Focus submitted a bond and filed its post-judgement motion in regard to the CRA litigation. In connection with this judgment, Focus has recorded an expense of approximately $2,147,000 in the period ended September 30, 2000.


Net Loss

     For the nine-month period ended September 30, 2000, the Company reported a net loss of ($5,208,394), or ($0.21) per share, as compared to net income of $299,041, or $0.02 per share, for the nine-month period ended September 30, 1999. The net loss is primarily due to the physical inventory variance of consigned goods, increased inventory reserves, discontinuation of sales to certain resellers, one-time restructuring expenses for the closure of the Morgan Hill, CA operation and significant non-recurring accounting and legal fees pursuant to the 1999 annual audit and related review of accounting practices and the special investigation of the Board of Directors. The CRA legal judgement accounted for $2,147,000 of the to date loss.


LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided for (used in) operating activities for the nine-month periods ended September 30, 2000 and 1999 was ($2,350,183) and $674,696,
respectively. In the year 2000 period, net cash used in operating activities consisted primarily of increases in prepaid expenses and other assets of $1,132,034 and a decrease in accounts payable of $551,530. This was offset by decreases in inventory of $1,658,803 and accounts receivable of $111,177 and an increase in accrued liabilities of $2,092,132 and depreciation and amortization(non-cash charge) of $733,426. As of September 30, 2000 and 1999, accounts receivable from a major distributor represented approximately 24% and 26%, respectively of total accounts receivable. In Q3 00, the Company continued to record provisions for potential future uncollectable accounts and maintained reserves for potential product returns.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     In the nine months ended September 30, 1999, net cash used in operations consisted primarily of an increase in accounts receivable of $957,528 and prepaid expense of $1,356,551 and a decrease in accrued liabilities of $1,416,474 and accounts payable of $254,510. This was offset by a decrease in inventory of $2,433,675 and securities available for sale of $248,983 and depreciation and amortization (non-cash charge) of $417,864, and net income of $299,041.

     Net cash used in investing activities for the nine-month periods ended September 30, 2000 and September 30,1999 was ($1,152,395) and ($370,959)
respectively. In 2000 and 1999 period, cash used in investing activities was principally for the purchase of property and equipment. Additionally, Standby Letters of Credit are currently utilized to establish credit facilities for a manufacturer of the companies products.

     Net cash provided by (used in) financing activities for the nine-month periods ended September 30, 2000 and 1999 was $1,051,671 and $669,321, respectively. In the 2000 period, the Company received $2,404,506 in net proceeds from the exercise of common stock options and warrants and from private offerings. The Company's financing proceeds were offset by payments on notes payable and capital lease obligations. In the same period in 1999, the Company received $1,948,344 in net proceeds from private offerings of common stock, and $451,730 in net proceeds from the factoring of accounts receivable. The Company's financing proceeds were offset by payments on notes payable, accounts receivable financing and capital lease obligations.


     As of September 30, 2000, the Company had working capital of $1,950,150, as compared to $5,632,771 at December 31, 1999, a decrease of $3,682,621. The Company's cash position at September 30, 2000 was $1,285,610, a decrease of $2,450,907 over cash and equivalents at December 31, 1999. As noted herein, the Company has disclosed a judgement in the litigation with CRA that will have a significant impact on the cash requirements of the Company. Please reference the following disclosure under PART II--OTHER INFORMATION, ITEM 1., LEGAL PROCEEDINGS.


     Although the Company has been successful in the past in raising sufficient capital to fund its operations, there can be no assurance that the Company will achieve sustained profitability or obtain sufficient financing in the future.


EFFECTS OF INFLATION AND SEASONALITY

     The Company believes that inflation has not had a significant impact on the Company's sales or operating results. The Company's business does not experience substantial variations in revenues or operating income during the year due to seasonality.


ENVIRONMENTAL LIABILITY

     The Company has no known environmental violations or assessments.


RECENT ACCOUNTING PRONOUNCEMENTS

     The FASB issued a proposed interpretive release, Stock Compensation-Interpretation of APB Opinion 25 ("Interpretation"). The Interpretation will provide accounting guidance on several issues that are not specifically addressed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees. Of the many questions addressed in the Interpretation, the most significant is the clarification of the definition of the term "employee" for the purposes of applying the opinion and the accounting for options that have been repriced.

     The Interpretation is generally effective beginning July 1, 2000. The Interpretation applies prospectively at the date for repricings that occurs after December 15, 1998. It also applies prospectively on July 1, 2000 to new awards granted after December 15, 1998 for purposes of applying the definition of "employee".

     In   December   1999,   the   Securities   and   Exchange  Commission  (the
"Commission") published Staff Accounting Bulleting ("SAB") No. 101, "Revenue Recognition", which provides guidance for applying generally

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

accepted accounting principles to revenue recognition in financial statements filed with the Commission, including income statement presentation and disclosure. As originally issued SAB 101 was to be applied no later than the first quarter of the fiscal year beginning after December 15, 1999. However, the Commission has delayed the effective date of the SAB for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. For such entities, the mandatory implementation date may now be no later than the fourth quarter of the fiscal year beginning after December 15, 1999.

     The company is in the process of reviewing and continuing its evaluation of the pronouncements detailed above to determine the potential impact on the financial statements of the company.


CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

     The Company does not provide forecasts of the future financial performance of the Company. However, from time to time, information provided by the Company or statements made by its employees may contain "forward looking" information that involves risks and uncertainties. In particular, statements contained in this Form 10-KSB/A which are not historical facts (including, but not limited to, statements concerning international revenues, anticipated operating expense levels and such expense levels relative to the Company's total revenues) constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results of operations and financial condition have varied and may in the future vary significantly from those stated in any forward looking statements. Factors that may cause such differences include, without limitation, the availability of capital to fund the Company's future cash needs, reliance on major customers, history of operating losses, limited availability of capital under credit arrangements with lenders, market acceptance of the Company's products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of the Company's internal estimates of revenue and operating expense levels.


                          PART II -- OTHER INFORMATION



ITEM 1. LEGAL PROCEEDINGS



Class Action Suits

     The Company and certain of it's Officers and Directors have been named as defendants in two alleged class-actions pending in United States District Court for the District of Massachusetts, on or about November 9, 1999, on behalf of Frank E. Ridel and other currently-unnamed person(s) who are alleged to have purchased shares of our common stock from July 17, 1997 to February 19, 1999. Consolidated amended complaints have been filed in each alleged class action. The first complaint alleges a claim of shareholders who purchased Focus shares during the July 17,1997 to February, 1999 period. The second complaint alleges a class of shareholders who purchased shares between November 15, 1999 and March 1, 2000. The first complaint was initially filed in November of 1999: The second complaint was initially filed in March of 2000. Both complaints purport to allege violations of the federal securities laws. The Defendants have moved to dismiss the amended complaint in the Ridel actions, and are in process of moving to dismiss the amended complaint in the James actions,for,inter alia failure to plead with the specificity required both by rule 9(b) of the Federal Rules of Civil Procedure, and the Private Securities Litigation Reform Act of 1995.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

CRA Systems, Inc.

     In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product, and the margin of profit which was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000, and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and 1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment on the verdict in favor of CRA for actual damages, punitive damages, attorneys fees, costs and interest; the judgment totaled approximately $2,000,000. Focus intends to file an appropriate post-judgment motion requesting that this judgment be reduced significantly, and will pursue an appeal to the United States Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. To suspend enforcement of the judgment pending determination of its post-judgment motion and appeal, Focus is required to post a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA).

     On October 27, 2000, Focus submitted a bond and filed its post-judgement motion. In connection with this judgment, Focus has recorded an expense of approximately $2,147,000. in the period ended September 30, 2000.

     From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business of which, in the opinion of management, has a material adverse effect on the Company's financial position or results of operation.


ITEM 2. CHANGES IN SECURITIES

     On June 9, 2000, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. The Company intends to file a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and for those to be issued upon exercise of the warrants. The Company received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000.

     No person acted as an underwriter with respect to this transaction. The Company relied on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for the exemption from the registration requirements of the Securities Act, since no public offering was involved.

     During the month of September,2000, 42,332 shares of stock available to current and former employees thru their stock option plan were exercised for a share price of $1.22 resulting in $51,221 of additional paid in Capital.


ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None


ITEM 4. SUBMISSION OF MATTERS TO A VOTE

     None


ITEM 5. OTHER INFORMATION/SUBSEQUENT EVENTS

     On October 30, 2000 the Company filed an S-4 Registration Statement with the Securities and Exchange Commission relating to securities of the Registrant exchangeable for shares of common stock of Videonics, Inc., a California corporation, no par value, in the proposed merger of Videonics with and into a wholly-owned subsidiary of the Registrant.

                           FOCUS ENHANCEMENTS, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     On October 26, 2000, in connection with the posting of a bond for the CRA legal judgement, Focus borrowed approximately $2.3 million and issued a secured promissory note in the principal amount of $2.3 million in favor of Carl Berg, a shareholder and director of Videonics. In the event the Focus/Videonics previously announced merger is not completed, the promissory note can be called and become payable in full upon 90-days notice from Mr. Berg, at his sole discretion. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. In the event that the merger is not completed, there is no assurance that Mr. Berg will not seek repayment of the promissory note.



ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
   a. The following exhibits are filed herewith:

     11.0 Statement Re: Computation of Per Share Earnings

     27.0 Financial data schedule

     b. Reports on Form 8-K

     The Company did not file any reports on Form 8-K during the quarters ended March 31 and June 30, 2000.

     The Company filed an 8k on October 31,2000 to announce the issuance of a secured promissory note in the principal amount of $2,362,494 inorder to collateralize a $2.3 million bond to be posted in connection with Focus' litigation with CRA Systems Inc. Focus also announced that it had submitted a supersedeas bond in the Federal District Court of Waco Texas to suspend the enforcement of a $1.8 million judgement in favor of CRA Systems, Inc.

     The Company filed an 8k/A on November 2,2000 to attach additional exhibits to the previously filed Form 8K, filed on October 31, 2000.

                                   SIGNATURES


     In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


August 21, 2000                           FOCUS ENHANCEMENTS, INC.

                                          By: /s/ Brett A. Moyer
                                                  ------------------------------
                                                  Brett A. Moyer
                                                  Executive Vice President
                                                  & Chief Operating Officer

August 21, 2000                           By: /s/ Richard A. Nardella
                                                  ------------------------------
                                                  Richard A. Nardella
                                                  Principal Accounting Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   APPENDIX H


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     -------------------------------------
                                    FORM 10-K


[X]  ANNUAL  REPORT  UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934
                 For the fiscal year ended December 31, 1999,
                                       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
              For the transition period from         to         .

                         Commission File Number 0-25036

                                Videonics, Inc.
             (Exact name of Registrant as specified in its charter)

                                   California
                        (State or other jurisdiction of
                         incorporation or organization)


                     1370 Dell Ave., Campbell, California
                   (Address of Principal Executive Offices)
                                   77-0118151
                      (I.R.S. Employer Identification No.)

                                      95008
                                   (Zip Code)

Registrant's telephone number, including area code:        (408) 866-8300

Securities registered pursuant to Section 12(b) of the Act: None Securitiesregistered pursuant to Section 12(g) of Act:

                               Title of each class
                               -------------------
                        Common Stock, without par value

                   Name of each exchange on which registered
                   -----------------------------------------
                          Nasdaq National Market System

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such other shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     At March 1, 2000, the aggregate market value of Common Stock held by non-affiliates of the Registrant was approximately $6,002,364.

     As of March 1, 2000, there were 5,881,847 shares of the Registrant's Common Stock outstanding.


                       DOCUMENTS INCORPORATED BY REFERENCE

     Materials from the Regisrant's definitive Proxy Statement relating to its 2000 Annual Meeting of Shareholders to be held on or about August 17, 2000 (the "Proxy Statement") have been incorporated by reference into Part III, of this Report.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I


     This Annual Report on Form 10-K contains forwarding-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market opportunities, market share growth, competitive growth, new product introductions, success of research and development, research and development expenses, customer acceptance of new products, gross margin and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties, and the cautionary statements set forth below identify important factors that could cause actual results to differ materially form those predicted in any such forward looking statements. Such factors include, but are not limited to, adverse changes in general economic conditions, including adverse changes in the specific markets for the Company's products, adverse business conditions, decreased or lack of growth in the market for video post-production equipment, adverse changes in customer order patterns, increased competition, lack of acceptance of new products, pricing pressures, lack of success in technological advancement, risks associated with foreign operations, and other factors, including those listed below.


ITEM 1. BUSINESS

     Videonics, Inc., a California corporation organized in 1986 (the "Company" or "Videonics"), is a leader in the design, development, manufacture, and sale of affordable, high quality, real time, digital video post-production equipment. The Company's products process, edit, and mix raw video footage as well as enhance such footage with audio, special effects, and titles, resulting in professional quality video production. Videonics equipment is used throughout the world in the production of videos. As of December 31, 1999, more than 550,000 units of Videonics equipment have been sold worldwide.

     Videonics' products incorporate general-purpose computers, special-purpose microprocessor-based systems, and internally developed application specific integrated circuits ("ASICs") with digital signal processing ("DSP") and other capabilities. The Company also implements much of its products' functionality in software. The Company believes that its proprietary technologies provide the infrastructure to develop a broad array of video post-production solutions. By reducing the cost of high performance post-production equipment, Videonics is making post-production capabilities available to an expanding market of potential users.


The Video Production Process

     The video production process consists of three steps: pre-production, production, and post-production.

     Pre-production is the planning of a video: writing a script, creating storyboards (sketches which show how a scene will look and describing transitions), planning shots, budgeting, obtaining props and locations, and scheduling. Production is the shooting of the video scenes, with or without sound. Post-production involves assembling and combining video footage with titles, effects, and audio elements to create a master tape ready for distribution.

     The need for video post-production processing arises from the fact that it is very difficult to make an original recording serve as the finished production. Doing so would require that scenes be shot in the final order and that no errors occur during the original recording session. Each time a mistake is made, the user would have to position the tape precisely at the end of the previous scene and reshoot the desired scene perfectly. Titles and effects must be planned ahead of time and inserted exactly at the appropriate moments, working from a complete, thorough script. Since this scenario is impractical in most situations, the user instead shoots raw footage and assembles the final video production by using post-production equipment to arrange the desired scenes and add effects, titles, and other improvements. For video makers who desire a polished product, the post-production process is essential.

     Generally, post-production includes five major elements. Video editing is the process of removing, rearranging, and recording video footage from one or more video sources onto a single video output medium (e.g., videotape). Video mixing allows video from multiple sources to be combined in many ways beyond a simple cut or fade. Transition effects, such as dissolves or fades (one video scene fades away as another appears), wipes and slides (a moving boundary sweeps in new video as the old video is pushed away), and compression effects (videos shrink away or expand to fill the screen) are all used as "fillers" between scenes. Video special effects manipulate video images to add dramatic elements. Special effects can be used to modify the video material, changing its color, flipping the image, and adding picture warping effects to achieve a different mood or appearance such as those created by a picture within a picture. A chroma key helps to superimpose one image over another (e.g., enabling a TV weather forecaster to stand in front of an animated weather map). Video titling is the process of adding text, special characters, and basic graphic elements to the video. Titles can be superimposed on the video or on colored backgrounds. Titles help tell the story, identify people, places, and objects, add credits, and the like. A variety of colors, patterns, fonts, sizes, and effects (e.g., scrolls and crawls) can be used. Audio mixing is the process of combining various sound elements such as native sound (the original sound recorded with the video), narration, music, and sound effects (e.g., a crashing window, a lion's roar, or an explosion).

The Markets For Video Post-Production Equipment

     The Company believes that the market for video post-production equipment generally can be separated into five segments, categorized by the users' requirements and individual expertise: videographer; business and industry; videophile; education; and broadcast professional. These markets for video post-production equipment cover a wide range of users, price sensitivity, expertise levels, applications, demographics, and objectives.

     Videographer. Videographers are typically full-time or part-time entrepreneurs producing videotapes on a commercial basis. They may record special events such as weddings, birthdays, sporting competitions, religious ceremonies, and other celebrations. Videographers also perform substantial work on a commercial basis for business and industry. For instance, a videographer may produce videos for customer instruction in the use of a product, create a "home" or "commercial property" tour video for small residential and commercial real estate brokerage concerns, or make videos of vacation destinations for travel agents. Videographers want their videos to have the same appearance as those produced by broadcast professionals.

     Business and Industry. The business and industry category includes both internal and external production facilities producing video for government, corporate, institutional, and other large organizations. An internal user could include the in-house production department of a large corporation or a charitable organization. The external user could be an independent video production facility marketing its expertise to large institutions which lack an in-house video production department. A typical corporate user in this market might produce videos for instruction in the use of the corporation's products (e.g., how to install and use a cellular telephone or a new computer), employee training manuals, sales or promotional aids for product presentation, video informational brochures, or video newsletters from management to shareholders or employees.

     Videophile. The videophile is a video enthusiast or hobbyist whose interest has led to the adoption of new video technology for personal use. The videophile generally shoots a video for personal non-commercial purposes with the intention of editing raw video footage into a finished video production. The videophile's camcorders, VCRs, and editing equipment are affordable and high quality. Occasionally, videophiles capitalize on their growing expertise by becoming videographers. A typical videophile may belong to a "video club" along with other video making enthusiasts or merely want to record entertainment events and historical milestones for family and friends. Videophiles may create a tape library in several different video formats and may want an easy method to consolidate and edit tapes into a single, standard format. Videophiles require affordable post-production equipment that works with different tape formats and is easy to use.

     Education. The education market consists of the audio-visual departments of educational institutions, which use video internally to serve the needs of the institution as well as teach students the art of video production. While some uses in an educational setting may be no different than those of business and industry, other uses include recording sporting events to improve a player's performance, recording a debate or dramatic performance to teach speaking or other acting skills, and replacing, as in the case of a video yearbook, still photography with video.

     Broadcast Professional. The broadcast professional is the most demanding video post-production equipment user, requiring equipment to meet the highest quality broadcast standards in order to create finished commercial video productions. Industry analysts have estimated that there are more than 16,000 worldwide sites for equipment in this user category, including studio, cable, network, and television broadcasters as well as independent post-production facilities. Users in this market are generally less price-sensitive than those in other categories, frequently paying from $100,000 to $2,000,000 for a complete suite of video post-production equipment. This specialized equipment also requires a large investment in user training and studio facilities.

The Videonics Solution

     The Company's solution is to design, develop, manufacture and market products that incorporate advanced proprietary digital video technologies to significantly reduce the cost and difficulty of creating high quality video. The Company's current product line provides solutions for each stage of the post-production process. The majority of the Company's products are single-purpose microprocessor-based systems that utilize DSP algorithms in ASICs and proprietary software, all developed by the Company. The Company also provides post-production solutions which operate on general-purpose computers and local area networks. These solutions are generally categorized as desktop video. Company-developed software, incorporated in each Videonics product, provides easy-to-use implementations of sophisticated video post-production processes. By using proprietary ASICs and software to replace more costly video post-production equipment, the Company has been able to significantly reduce the cost of its digital video post-production products.


Strategy

     Videonics' objective is to maintain and expand its position in the video post-production market. The Company has implemented this strategy by means of its acquisitions, as well as internally developed technologies, products, and marketing programs. By reducing the cost of high performance post-production equipment, the Company makes post-production capabilities available to an expanding market of potential users. The Company's business strategy incorporates the following elements:

     Expand   Proprietary   Technology  Base.  The  Company  believes  that  its
proprietary digital video hardware and software technology provides a competitive advantage in achieving the development of a broad array of video post-production solutions. The Company intends to continue to devote significant resources to expanding its library of circuits, proprietary ASICs and associated software to develop products that incorporate higher levels of performance, functionality, and integration.

     Expand Worldwide Distribution. The Company intends to further develop its United States market by targeting specific vertical distribution channels to reach the broadcast professional and business and industry markets. Internationally, the Company is expanding its distribution channels in emerging markets. The Company believes that distributing products through domestic dealers and international wholesalers is a cost-effective method of reaching potential product users.

     Heighten Brand Name Awareness. The Company believes that its brand name awareness will remain an important factor in the distribution channels where its products are sold, and it takes steps to heighten such recognition by selected advertising, attendance at industry trade shows, and maintaining a focused public relations campaign.

     Leverage Manufacturing and Distribution. The Company's strategy is to use its resources in a cost-effective manner. Wherever practical, the Company uses third party services for activities such as manufacturing and accessing certain sales channels. The Company contracts with third party manufacturers located in Mexico for most product manufacturing.


Technology

     Digital technology has been incorporated in all of the Company's products developed in the 1990s. This technology is principally implemented by means of Company-developed DSP ASICs and software. All of the Company's ASICs have been developed by the Company's engineers or contract employees. The software is proprietary and has been developed by the Company's software engineers or contract employees.

     The Company's engineers employ proprietary hardware and software libraries in conjunction with other advances in technology, such as fast turn gate arrays and VHDL design methodology, to prototype new products in an efficient manner. One measure of the growth in the technical sophistication of the Company's products is illustrated below in terms of the increasing numbers of complex gate arrays in its proprietary ASICs and of lines of code in its proprietary software algorithms in select products.

          PROPRIETARY ASIC AND SOFTWARE CONTENT OF SELECTED PRODUCTS

                                      Approximate       Approximate Lines      Year
             Product                ASIC Gate Count      of Software Code     Shipped
--------------------------------   -----------------   -------------------   --------
Sound Effects Mixer ............              0                1,000           1991
Thumbs Up Video Editor .........          4,000                6,000           1992
Video TitleMaker 2000 ..........         20,000               25,000           1994
Digital Video Mixer ............         62,000               15,000           1994
Edit Suite .....................          8,000               28,000           1995
PowerScript ....................        142,000              100,000           1996
Effetto Pronto (1) .............        250,000              600,000           1997
MXPro ..........................        118,000              107,000           1998
MXProDV ........................        150,000              137,000           1999

------------
(1) Beta version shipped in 1997 with production version shipped in 1998.


Selected Products

     The Company offers a broad range of digital video products, each designed to meet specific video post-production needs. The products work with most of the commonly used broadcast standards, videotape formats, and with most brands and models of video equipment. The Company's products range in price from under $179 for certain software products to more than $6,000 for certain hardware products.


Videographer

     Digital Video Mixer. The Digital Video Mixer, first shipped in February 1994, provides a user with a portable video production facility. The Digital Video Mixer has four video inputs and offers over 200 effects at any of ten speeds. These effects include fades, wipes, slides, dissolves, picture-in-picture, flips, luminance key, color generation, zooms, freeze frames, color and negative reversals, rolls, the ability to superimpose one video image over another, and a split screen. The Digital Video Mixer incorporates four ASICs, including an ASIC with a time base corrector ("TBC") feature that allows it to execute video mixing. A reduced view of all four video inputs on a single "preview" monitor shows the action of all four sources without the need for additional monitors. The Digital Video Mixer offers a "picture-in-picture" which allows two moving video images to be placed on the screen at once. A unique "compose" function allows the user to create a complex image made up of any number of still images and colored rectangles, along with a moving video or solid color background. The "chroma key" feature enables the user to shoot a subject against a solid color background and replace that color with a separate video source. This is the same technique used to place a weather forecaster in front of a weather map. The product accepts S-video as well as composite video signals. The Digital Video Mixer has won numerous awards, including the Outstanding New Editing Equipment Award for 1994 by Video Magazine, the European Video Editing Product of The Year for 1994-1995 by the European Video Awards Panel, the Video Post-Production Product of The Year 1994-1995 by Video Camera Magazine U.K, and the 1997 Audio Video International Product of The Year Award for Special Effects Generator. The Digital Video Mixer has a U.S. suggested retail price of $999.

     MXPro. The MXPro Digital Video Mixer first shipped in April of 1998. Designed from the ground up, the MXPro is the only 4-input, 10-bit video mixer in its price category. Over 500 different effects, including stars, hearts and diamonds, hard edges, soft edges, colored borders and shadows provide a multitude of options for the creative video professional. Thirty transitions can be placed in a user-definable menu for easy access. Basic, trailing effects shapes, edges and the user-definable effects are organized into transition "banks" and can be easily accessed with the press of one button. MXPro's built in color correction capability and TBC eliminate the need for dedicated, specialized equipment providing a similar function. Color correction parameters can be selected separately for each channel of video. MXPro boasts a signal-to-noise ratio of greater than 60db and bandwidth of 5.5mhz. MXPro incorporates upgradeable architecture to support the future addition of DV (Digital Video) inputs and outputs. MXPro has won several awards including: Best "Stand Alone Special Effects Generator" from VideoMaker and the 1998 A/V Video Magazine Platinum Award. The MXPro has a U.S. suggested retail price of $1,799.

     MXProDV. The MXProDV Digital Video Mixer is a real-time DV production tool that preserves the DV signal from start to finish. The MXProDV combines a switcher, mixer, frame synchronizer, TBC (Time Base Corrector), special effects generator, 10-bit A to D converter and Firewire/iLink technology all in one. It offers over 500 real-time transitions and effects to mix from both DV and analog sources. The flexibility of MXProDV's feature set makes it the ideal solution for live studio productions and presentations, broadcast streaming on the Internet, and the perfect companion for a non-linear editing system. MXProDV supports and mixes both DV (via IEEE 1394/FireWire/i.LINK) and analog video and audio. The 500 digital effects include dissolves, transitions, shape wipes (circles, hearts, etc.) with soft edges, colored borders, drop shadows, chroma key, picture-in-picture, negative, flip, mosaic, and many other effects. Mixing can be done between four sources at a time from a combination of ten different video inputs including 2 DV, 4 S-video, and 4 composite. MXProDV supports the enhanced audio mixing capability of the DV format including 32kHz 4 channel and 48kHz 2 channel digital audio sampling with a multitude of mixing options. The MXProDV was awarded the 1999 Best Stand-Alone Special Effects Generator by VideoMaker Magazine. MXProDV has a U.S. suggested retail price of $2,495.

     Video TitleMaker 3000. First shipped in September 1996, the Video TitleMaker 3000 is a step up from the TitleMaker 2000. Its two-piece design, with a separate PC-style keyboard, makes it easier to type in text. User productivity is also improved with the superior keyboard and more than three times the processing speed of the TitleMaker 2000. The product offers more than 200 font-size combinations (compared to 92 in TitleMaker 2000) and doubles the amount of user memory to store over 16,000 characters. A clock/calendar function allows the user to display the time and date and permits the user to automatically trigger a page of titles at a specified time and date, and to repeat that action periodically. The product features the same video quality and resolution as the TitleMaker 2000 and includes its other features: 1,000,000 colors; fades, rolls and crawls; bold, shadow, and outline; ability to superimpose over video or colored or patterned backgrounds; full set of accented and international characters; and storage as projects. The Video TitleMaker 3000 received the 1997 Consumer Electronics Show Innovations Award. TitleMaker 3000 has a U.S. suggested retail price of $799 and is available in other language versions.

     Personal TitleMaker. First shipped in November 1997, the Personal TitleMaker is a character generator primarily aimed at the camcorder enthusiasts looking for an entry-level titler. The Personal TitleMaker offers its users: a choice of seven high-resolution fonts; over 1,000,000 colors for titles, backgrounds and borders; fades, rolls and crawls; ability to superimpose over video or colored or patterned backgrounds; full set of accented and international characters and a GPI (General Purpose Interface) trigger input allows remote triggering of titles from external controllers, such as Videonics' Thumbs Up editor and Edit Suite. Personal TitleMaker has a U.S. suggested retail price of $399. In 1998, Personal TitleMaker won the Best Production Accessory Award from Camcorder User Magazine.

     MediaMotion. MediaMotion is a machine-control plug-in software product for non-linear (disk-based) video editing applications including Adobe Premiere. MediaMotion adds the ability to control VCRs, camcorders and other GPI triggerable devices from inside Adobe Premiere and Ulead's MediaStudio Pro. With MediaMotion, a user can batch-digitize select portions of source tapes, allowing unattended recording to disk. This saves time and disk space. MediaMotion 3.0 won the VideoMaker 1998 Accessory Product of the Year award. MediaMotion is available for Windows operating systems and has a U.S. suggested retail price of $179.

     Python. First shipped in November 1997, Python captures, digitally compresses, and plays back full-motion video from any video source including camcorders, VCRs, and cameras. Python is an external MPEG video capture device which allows PC and laptop users to send video e-mails, add streaming video to Web pages, and add full-motion video to multimedia presentations. Python creates highly compressed video files in real time, using the industry-standard MPEG-1 format. Python also captures high-resolution JPEG still pictures. Software for viewing MPEG video and JPEG still pictures is widely available on most PCs. Python has a U.S. suggested retail price of $199.


Broadcast

     Effetto Pronto. Effetto Pronto, first shipped in 1997, consists of Effetto, a QuickTime based compositing software component and Pronto, a dedicated resolution independent PCI hardware accelerator card. The Pronto PCI accelerator card can process almost one million pixels of film, video, graphics and character generator elements in real-time. Effetto Pronto enables significant increases in productivity and frees the creative process by allowing multiple iterations, rapid re-edits and increased rendering speeds. Effetto Pronto offers virtually unlimited creative control, with effects and functions previously unavailable in an integrated compositing package. Features include: chrominance and luminance keying; a full complement of special effects; a professional character generator with complete animation control over every letter of text, the ability to design in true three-dimensional workspace, instant feedback on a video monitor and support for certain third-party Adobe After Effects plug-ins. In July of 1999, software version 2.0 was released adding an Animatable Camera function, Dynamic Effects Caching and a real-time chroma-keyer with edge control and spill supression. Effetto Pronto has won several awards including: 1998 Video Systems Vanguard Award, Digital Producer Magazine Best product of 1998, 1998 A/V Video Magazine Platinum Award in the Compositing/DVE category, Top Tools of 1998 from Interactivity Magazine and the Editors Choice Award from Videography Magazine for NAB'97. The Videonics' Effetto Pronto system has a U.S. suggested retail price of $1,999.

     PowerScript. First shipped in September 1996, PowerScript is a standalone character generator that generates images, characters, and graphics internally, without the aid of an external computer. Rotation, sizing, stretching, outlines, color, transparency, and other advanced functions are imaged by its internal PostScript engine. It displays high quality (10-bit digital video) anti-aliased titles and offers the character, graphics display, and formatting features supported by the PostScript display technology. Two high-end versions of PowerScript were added in 1997; PowerScript Studio has composite and Y/C video inputs and outputs while PowerScript Studio Component offers analog component inputs and outputs, in addition to composite and Y/C. Both models are available in PAL (Phase Alternating Line) and NTSC (National Television Standards Committee) versions. In 1998, two models of PowerScript Studio 4000 were introduced and shipped. These models include enhanced version 4.0 software and come bundled with PowerScript Communicator, a Windows based software product that includes control and scheduling of up to 10 PowerScript from remote locations. While PowerScript is a standalone product, it also includes extensive networking capabilities that enables users to connect the product to a separate computer or computer network. It supports industry-standard Internet protocols (TCP/IP, FTP, PPP) and accepts serial or Ethernet connections. These enable desktop computers, using standard software and hardware, to transfer projects, fonts, graphics, and other files. PowerScript images EPS-format graphic files, created using standard graphic applications like Adobe Illustrator, CorelDraw, and Adobe Photoshop, on standard platforms, including Macintosh, Windows, DOS, UNIX, and Amiga. A wide range of additional features include expandable PC Card (PCMCIA) storage, TBC, user-definable styles, roll and crawl, transition effects, clock/calendar, GPI trigger, and video test patterns. In 1999, PowerScript 4000 Pro was added to the PowerScript product line. The Videonics PowerScript product line has a U.S. suggested retail price range of $3,000 to $6,000.


Marketing

     The primary goal of the Company's marketing efforts is to increase awareness of the Company's products and technology and of their advantages over competing products or technologies. These objectives are accomplished through advertising programs directed at users of post-production equipment, a targeted public relations program, trade show exhibitions, and educational programs in video making.

     The Company advertises principally in magazines directed at broadcast professionals, videographers, and video producers in the business, industrial, and educational segments of the market. Videonics has received editorial mention in many of these publications. The Company exhibited its products at 11 different U.S. trade shows during 1999, including the International Broadcasters Convention, the National Association of Broadcasters, and INFOCOMM.

     The Company's standalone products carry a standard two-year warranty on both parts and labor. Each of the Company's computer based products carry either a two-year warranty on hardware and a 90 day warranty on software or a one-year warranty on both hardware and software. In 1995, the Company added a ProService feature that enabled customers to receive their repaired units within 48-72 hours in exchange for payment of rush charges. The Company's HelpLine allows customers to talk directly with support personnel equipped to answer user questions. This support is free to the Company's customers except for the cost of the phone call. The Company believes that it obtains valuable feedback from offering this service, which it then uses in developing new products.

Sales

     Domestic Sales. The Company wholesales its products in the United States through a direct sales organization, supported by independent manufacturers representative organizations. In 1999, 1998, and 1997, respectively, sales in the United States accounted for approximately 71%, 64%, and 67% of the Company's total revenues. The Company sells to a variety of sales channels which in turn sell to end-users. The Company's sales channels include Value Added Resellers
(VARs) who specialize in selling to the broadcast market, direct mail order businesses, audio/visual specialty stores, camera and video shops, industrial dealers which service business and industry, catalogs, and certain mass merchants. The majority of the Company's sales channels specialize in audio-visual or video products and have product knowledgeable sales personnel.

     International Sales. The Company has addressed the international market opportunity by selling its products through wholesale distributors and its German subsidiary, which service 78 different countries, and by selling selected products to international private label customers. In 1999, 1998, and 1997, respectively, sales outside the United States accounted for approximately 29%, 36%, and 33% of the Company's total revenues As of December 31, 1999, the Company had three employees who service and support its international private label customers and country specific distributors. The Company's international distributors also sell the Company's products under the Videonics brand name, through channels similar to those used by the Company in the United States. These distributors also provide dealers with marketing programs, such as advertising and public relations, as well as customer service and technical support.

     Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect the Company's ability to sell in international markets. Furthermore, revenues from outside the United States are subject to inherent risks related thereto, including the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues currently being experienced in certain parts of Asia and South America will not have a material adverse effect on the Company's revenue or operating results in the future. Sales made by the Company outside the United States are priced in U.S. dollars and are, therefore, not subject to currency exchange fluctuations. The Company's primary exposure to changes in exchange rates is related to its German subsidiary and changes in the German mark. In 1999, 1998 and 1997 foreign currency fluctuations did not have a material affect on the Company's operating results. In September of 1999, the Company sold its German subsidiary, Videonics Vertrieb Deutschland GmbH.

     Distribution channels. The Company sells to three categories of buyers, both internationally and domestically: videographer, broadcast, and desktop video.

     Videographer products may be defined as free standing, easy to use, inexpensive products that address a particular need, such as video mixing or titling. These products are sold through direct mail order businesses, e-commerce sites, audio/visual retailers, and industrial dealers.

     Broadcast products may be defined as those which operate in a professional edit studio and may be used in conjunction with a master control panel or a switcher, or may also operate as stand alone units. These units must comply with industry technical specifications for video quality. An example of this type of product is the PowerScript Character Generator. Broadcast products are sold principally through VARs and system houses that service the broadcast industry.

     Desktop video products, such as Effetto Pronto, use a general-purpose computer as their control element. These products are sold through VARs and retailers who may also sell general-purpose computers, software, and peripherals.

     Localized marketing. The Company works with its private label customers and international distributors to provide extensive support by adapting both its products and accompanying publications for the local country of distribution. Promotional materials, such as brochures, are produced in the local language. Universal symbols, rather than language specific text, are used for many user interface elements such as on-screen displays. All products are designed to meet most local regulatory standards. In Europe, for example, products are manufactured for the PAL television standard. The Company's products are further designed to support local languages. The Company's character generator products include special characters and accents to support French, German, Italian, Spanish, Dutch, Russian, Hungarian, Polish, Greek, Romanian, Turkish, and the Scandinavian
languages. The Company's product architecture facilitates additional localization by substituting one read only memory ("ROM") component for another (e.g., a Czech/Slovak ROM for an English ROM) to become a local product.

     Private label relationships. The Company believes that strategic alliances are essential to compete successfully in certain large foreign markets, particularly Japan. The Company therefore seeks to distribute through select private label relationships with well-known electronics manufacturers having highly developed distribution channels and substantial brand name recognition in the country of distribution. This strategy enables the Company to concentrate its efforts on technology and product development, rather than making the heavy financial and time commitment required to build distribution channels in these difficult-to-access markets. The Company's first private label relationship in Japan was with Matsushita Electrical Industrial Co., Ltd. ("Matsushita.") Matsushita purchased a custom version of the Company's EditMaker product that was manufactured by the Company and is sold under the Panasonic brand name. While the Company has discontinued this product, it has an ongoing support obligation to Matsushita. The Company currently manufactures the Sony Titler, a Japanese language character generator for sale in Japan known as the Sony XV-J1000. Designed to Sony specifications by the Company's product development team in Campbell, California, the Sony Titler is manufactured by the Company and shipped to Sony from the United States. The Sony Titler includes a front-end processor, which translates from a standard keyboard into 6,930 unique Kanji and Kana (Japanese) characters for subsequent video display (up to 110,880 different font/size character variations). This software-intensive product provides all the functionality of its English language counterpart, plus some additional functions required by the Japanese language. Such features include the ability to present text (titles) in either a horizontal or a vertical format. The Company's private label sales have decreased significantly over the past 3 years and represent less than 1 percent of revenues for 1999.

     For 1998 and 1997, no one customer accounted for more than 10% of revenues. During 1999 sales to B&H Photo accounted for 13% of total revenues. Any termination by a significant customer of its relationship with the Company or material reduction in the amount of business such a customer does with the Company could materially adversely effect the Company's business, financial condition or operating results. Also, see Note 11 of Notes to Consolidated Financial Statements for information concerning sales to foreign customers and industry segments.

     Backlog. The Company typically operates with a small amount of backlog. Accordingly, the Company generally does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in customer demand would therefore have and has had in the past an almost immediate adverse impact on the Company's operating results and on the Company's ability to maintain profitability.


Manufacturing and Suppliers

     Typically, the Company initiates small production runs of new products at the Company's headquarters in Campbell, California before transferring manufacturing to third party contract manufacturers located in Mexico. Final configuration and testing ordinarily take place at the Company's headquarters. Generally, when received in Campbell, each of the products undergoes testing and inspection before final shipment to customers. The Company uses an integrated materials management system for purchasing, inventory control, cost accounting, and invoicing. As of December 31, 1999, the Company employed 21 persons directly in manufacturing and operations management in Campbell and has a permanent quality and test assurance program at its contract manufacturers' locations in Mexico.

     The Company is dependent on sole source suppliers for certain components used in its products. These components include certain key integrated circuits, which are utilized in the Company's products, ASICs or gate arrays, microprocessors, filters, converters, and other parts. Although the Company has generally been able to procure components on a timely basis, an extended interruption in the supply of any of the components currently obtained from a single source could have a material adverse effect on the Company's operating results. While the Company believes alternative sourcing of these items could be developed, this might result in additional cost in materials and overhead. In addition, the Company buys most of its components from third party vendors on a purchase order basis without any advance contractual commitments and does not carry significant inventories of these items. A shortage of any one part such as ROM semiconductor devices, or an increase in the price of a part, could adversely affect production of the Company's products or reduce gross margins. There can be no assurance that component supplies will be adequate at all times to ensure that customer product orders will be manufactured or filled in a timely manner.


Research and Development

     The Company places a high priority on research and development. Development efforts focus on video quality, system performance, feature set expansion, user productivity, improved processing, and storage. In 1999, 1998, and 1997, the Company invested $2.9 million, $4.8 million, and $7.0 million, respectively, constituting 20%, 24%, and 35% of its total net revenues in research and development, respectively. Because digitized video consumes large amounts of data and requires substantial computer power to process such data, the Company's engineers constantly seek new methods to improve its products' capacity and manipulation of video. Maximizing the processing of video information contained in video random access memory ("VRAM"), through the development of ASICs, is a focus of the Company's development staff, as are the compression and storage issues necessitated when integrating and manipulating large amounts of video data. As part of this ongoing effort, the Company has made significant investments in advanced computer programming tools. The Company's engineers work extensively with VHDL design methodology. Any new ASIC designs are maintained in VHDL libraries, which product designers may then use to prototype subsequent new products.

     As of December 31, 1999, the Company employed 13 hardware and software engineers with technical skills in design and development of ASICs, digital or analog video signal generation-processing, or embedded software.

     In 1999, the Company continued to experience substantial delays in completing the successful development of products. The Company completed and began shipping Effetto Pronto software version 2.0 in July 1999 and MXProDV in August 1999. Effetto Pronto version 2.0, the Company's digital video effects and compositing system, was originally scheduled to begin production shipments in April 1999. MXProDV, the Company's advanced DV Digital Mixer, was originally scheduled to be introduced in late in 1998, but due to delays was actually introduced in April 1999 with production shipments beginning in August 1999. Delays in shipments of Effetto Pronto version 2.0 and MXProDV contributed to the revenue shortfall for 1999.

     In 1998, 1997 and 1996, the Company also experienced substantial delays in completing the successful development of products, which contributed to a shortfall in revenues and significantly affected profitability during those periods. The Company completed and began shipping MXPro and Effetto Pronto in April 1998 and June 1998, respectively. MXPro, the Company's advanced Digital Mixer, introduced in September of 1997 was originally scheduled to begin shipments in the fourth quarter of 1997. Effetto Pronto, the Company's digital video effects and compositing system, was originally scheduled to begin production shipments in 1997. The Company completed and began shipping Python, Personal TitleMaker and a beta version of Effetto Pronto in the fourth quarter of 1997. Shipments of Python and beta shipments of Effetto Pronto occurred later than originally planned. The PowerScript Character Generator in the NTSC video format, introduced in 1995, was completed for shipment in September of 1996. After extensive field use, major revisions of PowerScript's software were made in 1997, with additional improvements being made in the first quarter of 1998.

     As the complexity of the Company's product designs and feature sets continues to increase, the Company may continue to experience similar product development delays that would have an adverse effect on the profitability of its operations. There can be no assurance that the Company will be successful in the timely development of new products to replace or supplement existing products or that the Company will be successful in integrating acquired products or technologies with its current business. Delays in new product development have had an adverse material impact on the Company's growth in 1999, 1998 and 1997. Similar adverse effects on the Company's results of operations can be expected until new products are successfully introduced and accepted by end users. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's success depends, in part, on its ability to anticipate new technological developments, to develop expertise in such technologies, and to develop and introduce in a timely and cost-effective manner additional features and new products that satisfy customer needs and desires. As noted above, the Company has been unable to ship new products in a timely fashion in recent years, which has had a substantial adverse impact on the Company's results of operations. Such results have, in any event, fluctuated widely on a quarterly basis.

There can be no assurance that any new products will be developed successfully, that the Company will be able to introduce additional new products which will gain acceptance in the marketplace, that the Company will successfully assess new technological developments and incorporate them into future or current products, or that the Company will be able to do so in a timely fashion. Any future failure to develop or introduce new products in a timely manner, or customer rejection of new products, may have a material adverse effect on the Company's future results of operations.


Competition

     The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. The Company anticipates increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors.

     Competition for the Company's broadcast products (i.e. character generation and desktop compositing) is generally based on product performance, breadth of product line, service and support, market presence and price. The Company's principal competitors in the character generation and graphics imaging systems market include Chyron, For-A, Knox, and AVS. Competitors in the desktop compositing and effects market include Adobe and Discreet Logic. Although viewed as competition in some of the markets in which the Company competes, the Company's desktop compositing and effects product requires the Company to partner with other companies offering complementary products in order to provide complete solutions to customers. These companies include Media 100, Artel, Puffin Designs and ICE. Maintaining this compatibility, while enhancing its own products, continues to put a tremendous burden on the Company's engineering resources.

     The Company's competition in the videographer market comes from a number of groups of video companies, such as suppliers of traditional video equipment including JVC, Matsushita and Sony, providers of desktop editing solutions, video software application companies and others. Suppliers of desktop video editing systems or components such as Avid, Pinnacle Systems, Matrox Electronics Systems, Ltd., Media100, Inc., have established desktop video distribution channels, experience in marketing video products and significant financial resources.

     Many of the Company's competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. In addition, some of the Company's competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

     The Company believes that the markets for its products will remain highly competitive. The Company believes that its ability to compete depends on factors both within and outside its control, including the success and timing of new product developments introduced by the Company and its competitors, product performance and price, market presence and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Maintaining any advantage that the Company may have over its competitors will require continuing investments by the Company in research and development, sales and marketing and customer service and support. In addition, as the Company enters new markets, whether through acquisitions, alliances with other companies or on its own, the Company may encounter distribution channels, technical requirements and competitive factors that differ from those in the markets in which it currently operates. There can be no assurance the Company will be able to compete successfully in these new markets.


Proprietary Rights

     The Company relies on a combination of trade secret, copyright and trademark laws, and contractual agreements to safeguard its proprietary rights in technology and products. The Company has registered the Videonics brand name and certain product trademarks in the United States, as well as in some of its international markets. There can be no assurance however, that the Company will have access to the Videonics brand name and trademark in all countries. The inability to use the Videonics brand name and trademark in a country, could materially and adversely affect the Company's business in that country. The Company routinely enters into confidentiality and assignment of invention agreements with each of its employees and nondisclosure agreements with its key customers and vendors.

     While the Company relies on these measures to protect its proprietary rights, there can be no assurance that the Company's technology is adequately protected by such measures or that the technology will not be reverse-engineered by third parties without violation of the Company's proprietary rights. Such protection may not preclude competitors from developing products with features and prices similar to or even better than those of the Company. The Company believes that its products and other proprietary rights do not infringe upon the proprietary rights or products of third parties. In 1997, the Company reached an agreement with a third party patent holder in which royalties are payable on certain of the Company's products. Payment of these royalties will not have an adverse material effect on the Company's financial condition or results of operations. There can be no assurance, however, that other third parties will not assert infringement claims against the Company in the future or that such claims will not result in costly litigation or require the Company to license intellectual property rights from third parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all.

     The Company believes that, because the pace of technological change is so rapid in the digital video electronics industry, the best protection for its proprietary rights is its continued substantial investment in research and development to apply the latest advances in data storage and data compression to the integration of video post-production functions. The Company believes that any legal protection afforded by copyright, and trade secret laws will be less of a factor on the Company's ability to compete than the ability and creativity of its research and development staff to develop products which satisfy customer needs. Moreover, the Company believes that market positioning and rapid market entry are equally important to the success of its products.


Employees

     As of March 1, 2000, the Company had 62 full-time employees, including 16 in research and development, 20 in sales and marketing, 21 in operations, and 5 in finance and administration. None of the Company's employees is represented by a labor union or is covered by collective bargaining agreements. The Company believes that its employee relations are good. The Company has never experienced a work stoppage.


ITEM 2. PROPERTIES.

     The Company's principal administrative, sales and marketing, research and development, and operating facilities are located in Campbell, California and consist of approximately 27,500 square feet under a lease which expires on July 31, 2002. The Company also has a research and development facility in Millis, Massachusetts, which has 2,500 square feet under a lease which expires on December 1, 2000.


ITEM 3. LEGAL PROCEEDINGS.

     The Company is not currently involved in any material legal proceedings.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matter was submitted to a vote of the Company's shareholders during the fourth quarter of the fiscal year ended December 31, 1999.

                                     PART II


ITEM 5. MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED
        SHAREHOLDER MATTERS

     Effective May 20, 1999, the Company's Common Stock moved to the Nasdaq SmallCap Market from the Nasdaq National Market System, where it had been listed since its initial public offering was declared effective on December 15, 1994. The Company's trading symbol on the Nasdaq SmallCap Market is "VDNX". Prior to that date, there was no established public trading market for the Company's Common Stock. The following table sets forth the quarterly high and low sales price information of the Common Stock during the fiscal years ended December 31, 1999 and 1998.


                               Q1           Q2           Q3           Q4
                           ----------   ----------   ----------   ----------
FY99 ..........   High       $ 3.25       $ 2.06       $ 1.50       $ 1.31
                   Low       $ 0.38       $ 0.50       $ 0.25       $ 0.50
FY98 ..........   High       $ 4.50       $ 4.63       $ 2.13       $ 1.50
                   Low       $ 1.50       $ 1.38       $ 0.75       $ 0.47


     As of March 1, 2000, there were approximately 1,150 holders of the Company's Common Stock. The closing sales price of the Company's Common Stock on March 1, 2000 was $2.06 per share.

     Other than the distributions to S corporation shareholders for certain income tax liabilities associated with the Company's 1994 earnings through December 14, 1994, the Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the operation and development of its business.


ITEM 6. SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for each of the years in the five year period ended December 31, 1999, and with respect to the balance sheets at December 31, 1999, 1998, 1997, 1996 and 1995 are derived from financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants. The financial data should be read in conjunction with the Company's Financial Statements and related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Report. The balance sheets as of December 31, 1999 and 1998, and the statement of operations for each of the three years in the period ended December 31, 1999 and the independent auditors' report thereon, are included in Item 8 of this Report.

Statement of Operations Data:
(in thousands, except per share data)

                                                      Year Ended December,
                                               -----------------------------------
                                                      1999              1998
                                               ----------------- -----------------
Net revenues .................................    $   14,226        $   19,672
Operating income (loss) ......................        (2,562)(1)        (6,722)(2)
Net income (loss) ............................        (2,634)(1)        (6,713)(2)
Net income (loss) per share--basic ...........         (0.45)(1)         (1.15)(2)
Shares used in per share
 calculation--basic ..........................         5,866             5,833
Net income (loss) per share--diluted .........         (0.45)(1)         (1.15)(2)
Shares used in per share
 calculation--diluted ........................         5,866             5,833
Balance Sheet Data:
Working capital ..............................    $    3,823        $    4,404
Total assets .................................         6,089             9,164
Shareholders' equity .........................         3,346             5,927
Dividends declared per share .................           --                --

                                                             Year Ended December,
                                               -------------------------------------------------
                                                      1997             1996           1995
                                               ------------------ ------------- ----------------
Net revenues .................................    $    19,955       $  29,195      $  33,561
Operating income (loss) ......................        (12,984)(3)         401          4,811 (4)
Net income (loss) ............................        (13,441)(3)         744          3,746 (4)
Net income (loss) per share--basic ...........          (2.34)(3)         0.13          0.69 (4)
Shares used in per share
 calculation--basic ..........................          5,744           5,616          5,413
Net income (loss) per share--diluted .........          (2.34)(3)         0.13          0.65
Shares used in per share
 calculation--diluted ........................          5,744           5,933          5,791
Balance Sheet Data:
Working capital ..............................    $     9,902       $  21,412      $  20,127
Total assets .................................         15,694          27,958         27,350
Shareholders' equity .........................         12,606          25,731         24,149
Dividends declared per share .................            --              --             --

------------
(1) Results for 1999 include a $655,000 charge in the fourth quarter for the write-down of the Company's inventory to its net realizable value
(2) Results for 1998 include a $1.3 million charge in the fourth quarter for the write-down of the Company's open systems inventory to its net realizable value.
(3) Results for 1997 include: a $1.9 million write-off of intangible assets related to Nova Systems; a $1.6 million increase in inventory reserves for components rendered obsolete by product revisions of which approximately $608,000 related to PowerScript and $265,000 related to KUB Systems and $700,000 related to excess and obsolete assets at Nova Systems; a $124,000 increase in warranty reserves for PowerScript hardware updates; a tax charge of $5.9 million due to the establishment of a valuation allowance against the Company's deferred tax assets; and a $100,000 charge for the reduction of approximately 12 percent of the Company's work force. The total of these charges equaled $9.6 million.
(4) Results for 1995 include a one-time charge of $1,965,000 for purchased in-process research and development related to the acquisition of Nova. Without this one-time charge, the net income of $3,746,000 would have been $5,075,000 or $0.88 per share.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Annual Report on Form 10-K, including the following sections, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market opportunities, market share growth, competitive growth, new product introductions, success of research and development expenses, customer acceptance of new products, gross margin and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties, and the cautionary statements set forth below, specifically those contained in "Factors That May Affect Future Results of Operations," identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, adverse changes in general economic conditions, including adverse changes in the specific markets for the Company's products, adverse business conditions, decreased or lack of growth in the market for video post-production equipment, adverse changes in customer order patterns, increased competition, lack of acceptance of new products, pricing pressures, lack of success in technological advancements, risks associated with foreign operations, and other factors, including those listed below.

Overview

     Videonics  is  a  designer  of  affordable,   high-quality,  digital  video
post-production equipment. Videonics products are used by videographers, business, industry, education and videophiles; they are also used in the broadcast, cable, video presentation and video conferencing markets. The Company manufactures standalone and personal-computer-based hardware and software products that capture, edit and mix raw video footage and add special effects and titles. Products include edit controllers, video and audio mixers, video processors, character generators, multimedia software, computer-based animation and video compositing systems.


1997

     After shipping PowerScript to a wide base of customers in 1996, deficiencies in the user interface and certain signal timing issues in specific applications were discovered that made the product difficult to sell. Therefore, in 1997, the Company released new versions of the operating software that enhanced the user interface and operating speed of the Power Script Product. Signal timing issues were addressed with the introduction of two new higher priced versions of PowerScript (PowerScript Studio and PowerScript Studio Component) targeted at higher end customers. In 1997, the Company announced four major new products that were expected to ship in 1997: Effetto Pronto, MXPro, Python and Personal TitleMaker. As of December 31, 1997, the Company had brought Python and Personal TitleMaker to market in commercial quantities. Since Python and Personal TitleMaker were shipped in the fourth quarter of 1997, the first three quarters of 1997 did not contain revenues from any of the aforementioned new products. To reduce expenses, the Company reduced its personnel by twelve percent on January 15, 1998.


1998

     In the second quarter of 1998, the Company began production shipments of MXPro and Effetto Pronto. Sales of MXPro tracked closely to the Company's plan, while sales of Effetto Pronto were significantly below plan. Effetto Pronto did not generate meaningful revenues during 1998, as customer acceptance was slower than expected. Effetto Pronto's lower than anticipated revenues, combined with continued significant research and development and sales and marketing expenses associated with the product, resulted in a significant operating loss for the Company. In addition, sales of the Company's open system products decreased significantly from their 1997 run rate, due primarily to increased competition. As such, in the fourth quarter of 1998, the Company reduced its open systems inventory to its net realizable value.


1999

     To reduce the Company's expenses and focus its resources, the Company sold its Nova Systems Division ("Nova") to a private company in Massachusetts on January 29, 1999 (see the Notes to the Consolidated Financial Statements for further details). In July 1999, the Company began shipments of Effetto 2.0, a significant software upgrade to Effetto Pronto. Although Effetto Pronto 2.0 included numerous feature enhancements, sales of the product were significantly below plan and failed to generate meaningful revenues in 1999. In August 1999, the Company began shipments of its MXProDV product, which provided an incremental increase to revenues. In the fourth quarter of 1999, the Company reduced the carrying value of certain slow moving products and soon to be discontinued products to their net realizable value. These factors combined with declining sales of the Company's older Videographer products and delays in shipment of the Company's new Videographer products, resulted in operating losses in each quarter of 1999. Results for 2000 are highly dependent on planned shipment and customer acceptance of new products.

Results of Operations

     The   following   table  sets  forth   certain  items  from  the  Company's
consolidated  statements  of  operations as a percentage of net revenues for the periods indicated:

                                                                Year Ended December 31,
                                                        ---------------------------------------
                                                            1999          1998          1997
                                                        -----------   -----------   -----------
         Net revenues ...............................      100.0%        100.0%        100.0%
         Cost of revenues ...........................       62.0          69.1          69.7
          Gross profit ..............................       38.0          30.9          30.3
         Operating expenses
          Research & development ....................       20.2          24.4          34.8
          Selling & marketing .......................       27.2          33.5          40.3
          General & administrative ..................        8.6           7.2           8.9
          Amortization of intangible assets .........         --            --           2.0
          Write-off of intangible assets ............         --            --           9.4
                                                           -----         -----         -----
          Total operating expenses ..................       56.0          65.1          95.4
                                                           -----         -----         -----
           Operating loss ...........................      (18.0)        (34.2)        (65.1)
         Interest income (expense), net .............      ( 0.5)           --           1.3
                                                           -----         -----         -----
          Loss before income taxes ..................      (18.5)        (34.2)        (63.8)
         Provision for income taxes .................         --            --           3.6
                                                           -----         -----         -----
           Net loss .................................      (18.5)%       (34.2)%       (67.4)%
                                                           =====         =====         =====

Comparison of Years Ended December 31, 1999 and 1998

     Net Revenues. Net revenues decreased 28% to $14.2 million in 1999, from $19.7 million in 1998. The decrease in revenue was due in part to the sale of the Company's Nova Division, decreased sales of the Company's older videographer products and decreased sales of the Company's Effetto Pronto product, offset partially by sales of the MXProDV product which was introduced in late August, 1999. International revenues for 1999 were $4.1 million or 29% of net revenues compared to $7.0 million or 36% of net revenues in 1998.

     Gross Profit. Gross profit decreased to $5.4 million in 1999, from $6.1 million in 1998. Gross profit, as a percentage of net revenues, increased to 38% in 1999 from 31% in 1998. In 1999, the Company recorded a $733,000 increase in inventory reserves to reduce the carrying value of its slow moving and discontinued products to their net realizable value. In 1998, the Company recorded a $1.7 million increase in inventory reserves primarily to reduce the carrying value of its open systems inventory. Charges to inventory reserves, as a percentage of net revenues were 5% and 8% for 1999 and 1998, respectively.

     Research and Development. Research and development expenses decreased 40% to $2.9 million during 1999 compared to $4.8 million in 1998, and decreased as a percentage of net revenues to 20% in 1999 from 24% in 1998. The decrease was due to the Company's sale of Nova, a decrease in personnel and reduction in the use of consultants. The Company anticipates that research and development expenses will decrease slightly in 2000 when compared to 1999.

     Selling and Marketing. Selling and marketing expenses decreased 41% to $3.9 million in 1999 compared to $6.6 million in 1998, and decreased to 27% in 1999 compared to 34% in 1998, as a percentage of net revenues. The decrease was primarily due to the Company's sale of Nova, a decrease in personnel and reduced advertising and promotional expenses as the Company brought advertising expenditures in-line with current revenue levels. Included in expenses for 1999 was approximately $52,000 of closing costs associated with the sale of the Company's German subsidiary. Revenue and assets employed by the Company's German office, were not material to the consolidated financial statements. Since the sale of its German subsidiary, the Company has utilized local distribution to market and sell its products as it does throughout the rest of Europe.

     General and Administrative. General and administrative expenses decreased 14% to $1.2 million in 1999 compared to $1.4 million in 1998. General and administrative expenses increased as a percentage of net revenues to 9% in 1999 compared to 7% in 1998. The decrease in actual expenses between 1999 and 1998 is primarily due to a decrease in personnel.

     Interest Expense, net. The Company recorded net interest expense of $72,000 in 1999 compared to net interest expense of $21,000 in 1998. The increase is primarily due to interest expense incurred on higher borrowings between years and amortization of warrants issued in August 1999, in connection with the Company's line of credit.

     Provision for Income Taxes. In 1999, Company recorded an income tax benefit of $847,000 on its pretax loss, offset completely by a $847,000 increase in the valuation allowance against the Company's deferred tax assets. As such, no tax benefit was recognized during 1999. The Company maintained a 100% valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. If it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. During 1998, the Company recorded a tax benefit of $30,000 on a pretax loss of $6.7 million. This benefit was primarily the result of a state tax refund. In addition, the Company recorded in 1998 an income tax benefit of $3.7 million on its pretax loss, offset completely by a $3.7 million increase in the valuation allowance against the Company's deferred tax assets.


Comparison of Years Ended December 31, 1998 and 1997

     Net Revenues. Net revenues decreased 1% to $19.7 million in 1998, from $20.0 million in 1997. This decrease is primarily attributable to reduced sales of open systems products and older Videographer products offset by the introduction of MXPro and Effetto Pronto. International revenues for 1998 were $7.0 million or 36% of net revenues compared to $6.6 million or 33% of net revenues in 1997.

     Gross Profit. Gross profit remained at $6.1 million for both 1998 and 1997. Gross profit, as a percentage of net revenues, increased to 31% in 1998 from 30% in 1997. In 1998, the Company recorded a $1.3 million increase in inventory reserves to reduce the carrying value of its open systems inventory. In 1997, the Company recorded a $1.6 million increase in inventory reserves for components rendered obsolete by product revisions of which approximately $608,000 related to PowerScript, $265,000 related to KUB and $700,000 related to excess and obsolete assets at Nova; and a $124,000 increase in warranty reserves for PowerScript hardware updates.

     Research and Development. Research and development expenses decreased 31% to $4.8 million during 1998 compared to $7.0 million in 1997, and decreased as a percentage of net revenues to 24% in 1998 from 35% in 1997. The decreased expenses were primarily due to the reductions in personnel and decreased usage of consultants as significant work on PowerScript and MXPro was completed in 1998.

     Selling and Marketing. Selling and marketing expenses decreased 18% to $6.6 million in 1998 compared to $8.0 million in 1997, and decreased to 34% in 1998 compared to 40% in 1997, as a percentage of net revenues. This decrease in selling and marketing expenses was primarily a result of decreased advertising and promotional expenses as the Company brought advertising expenditures in-line with current revenue levels.

     General and Administrative. General and administrative expenses decreased 20% to $1.4 million in 1998 compared to $1.8 million in 1997, and decreased to 7% in 1998 compared to 9% in 1997 as a percentage of net revenues. This decrease was primarily due to a charge of $375,000 in 1997 to bad debt reserves for specific accounts.

     Write-off of Intangibles. In 1997, the Company wrote-off the remaining unamortized value of the purchased technology and goodwill established in connection with the acquisition of Nova. The write-off totaled $1.9 million and was primarily due to continued losses and lack of commercially successful new product introductions.

     Interest Expense, net. In 1998 the Company recorded net interest expense of $21,000 compared to net interest income of $261,000 in 1997. The shift from interest income to interest expense is primarily due to interest expense calculated on shareholder loans offset only partially by interest income on lower cash balances available for investment.

     Provision for Income Taxes. At December 31, 1998 the Company recorded a tax benefit of $30,000 on a pretax loss of $6.7 million. This benefit was primarily the result of a state tax refund. In addition, the Company recorded an income tax benefit of $3.7 million on its pretax loss offset completely by a $3.7 million increase in the valuation allowance against the Company's deferred tax assets. The Company continued to maintain a 100% valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. At December 31, 1997 the Company incurred a tax charge of $718,000 on a pretax loss of $12.7 million.

This charge was the result of the establishment of a $5.9 million valuation allowance against the Company's deferred tax assets offset partially by an income tax benefit of $4.6 million the Company recorded on its pretax loss.


Quarterly Results of Operations

     The following table sets forth certain quarterly financial information for the periods indicated. This information has been derived from unaudited financial statements that, in the opinion of management, have been prepared on the same basis as the audited information, and includes all normal recurring adjustments necessary for a fair presentation of such information. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.


                                                           1999                                        1998
                                        ------------------------------------------- -------------------------------------------
                                            Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4
(in thousands, except per share data)   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net revenues and other
 income ...............................  $ 3,665    $ 3,394    $ 3,842    $ 3,326   $ 4,719     $ 5,907   $ 5,025    $ 4,021
Gross profit (loss) ...................    1,458      1,464      1,646        843    1,742        2,437    2,066       (161)
Operating loss ........................     (810)      (806)      (245)      (701)  (1,705)        (883)  (1,128)    (3,006)
Net loss ..............................     (823)      (821)      (261)      (729)  (1,706)        (841)  (1,137)    (3,029)
Net loss per share--basic and
 diluted ..............................    (0.14)     (0.14)     (0.04)     (0.12)   (0.29)       (0.14)   (0.19)     (0.52)
Shares used in computing per
 share amounts--basic and
 diluted ..............................    5,858      5,867      5,869      5,872    5,790        5,831    5,854      5,857


     The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations will continue in the future. The fluctuation in revenues in the periods reflected above are attributable to various factors, including the timing of new product introductions and shipments, variations in product mix sold, and private label sales. In 1999 and 1998, the Company's delay in the sales of previously announced new products had a significant effect on the Company's results of operations, and there can be no assurance that the Company will be able to introduce and timely sell new products on a basis which will avoid quarterly fluctuations in the future, or even that such new products will be successful in the marketplace.

     The Company typically operates with a small backlog. Therefore, quarterly revenues and operating results have generally depended on the volume and timing of orders received during the quarter. Backlog is not an accurate predictor of what the Company's revenues will be in future periods, and there can be no assurance that the Company will be profitable in any particular quarter.


Factors That May Affect Future Results of Operations

     The Company believes its future results of operations will likely be impacted by factors such as delays in development and shipment of the Company's new products and new versions of existing products, market acceptance of new products and upgrades, growth in the marketplace in which it operates, competitive product offerings, and adverse changes in general economic conditions in any of the countries in which the Company does business. The Company's results in prior years have been affected by these factors, particularly with respect to developing and introducing new products such as PowerScript, Effetto Pronto, MXPro and Python.

     Due to the factors noted above, the Company's future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or anticipated by the Company based upon product development and introduction schedules could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. Additionally, the Company may not learn of such shortfalls until late in the fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. Finally, the Company participates in a highly dynamic industry, which often results in significant volatility of the Company's Common Stock price. See "Business--Research and Development".

Year 2000 Update

     We believe that we have successfully rendered our product, internal management and other administrative systems and external information systems year 2000 compliant. Since January 1, 2000, we have experienced no disruptions in our business operations as a result of year 2000 compliance problems or otherwise, and have received no reports of any year 2000 compliance problems with our products. To date, the total cost of our efforts to address year 2000 compliance has not been material.

     Nonetheless, some problems related to the year 2000 risks may not appear until several months after January 1, 2000. Year 2000 issues could include problems with our own products or with third-party products or technology that we use. Any problems that are not identified and corrected successfully and completely could adversely affect our business.


Liquidity and Capital Resources

     From the Company's inception until its initial public offering in December 1994, which resulted in net proceeds to the Company of $15.8 million, the Company financed its operations through private sales of equity, shareholder loans, and bank borrowings. At December 31, 1999, the Company's principal source of liquidity is cash of approximately $715,000 and access to a $1.0 million revolving, asset based line of credit. Throughout 1999, the Company maintained borrowings from a major shareholder of $1.0 million at an interest rate of 8.0%, terms that the Company considered more favorable than those it could obtain from other commercial sources. At December 31, 1999, the Company had borrowings from this shareholder totaling $1.0 million at an interest rate of 8.0% per year, due January 16, 2001. On March 22, 2000, the maturity date of the $1.0 million loan was extended from January 16, 2001 to January 16, 2002.

     Operating Activities. In 1999, net cash used in operating activities was $96,000 resulting primarily from an operating loss of $756,000 after adjusting for non-cash items and a $524,000 decrease in accrued expenses, offset by a decrease in inventories of $1.2 million. Inventories decreased as the Company continued to better align its inventory with its current revenue levels. In 1998, net cash used in operating activities was $811,000, resulting primarily from an operating loss of $3.7 million after adjusting for non-cash items, offset by a decrease in accounts receivable of $414,000 and a decrease in inventories of $2.4 million. Accounts receivable decreased because of lower sales during the fourth quarter of 1998 compared to 1997 and improved collections. Inventories decreased as the Company better aligned its inventory with its current revenue levels. In 1997, net cash used in operating activities was $5.6 million, resulting primarily from an operating loss of $6.6 million after adjusting for non-cash items, an increase in inventories of $2.3 million, offset by a decrease in accounts receivable of $1.7 million. Inventories increased primarily in anticipation of new product shipments and lower than expected shipments of new products in 1997. Receivables decreased primarily because of decreased sales.

     Investing Activities. Capital equipment expenditures in 1999, 1998 and 1997 were $120,000, $378,000, and $1.6 million respectively, primarily for computers, software and engineering equipment used in research and development and other activities. The Company currently anticipates that additions to property and equipment will require capital expenditures of $320,000 through the end of 2000. In 1999, the Company received proceeds of $52,000 in connection with the sale of its Nova Systems division. In 1997, the Company had redemptions of $1.5 million of marketable securities.

     Financing Activities. In 1999, the Company received $7,000 from the exercise of stock options under the Company's stock option plan and proceeds of $35,000 from the issuance of notes payable to a shareholder. In 1998, the Company received $34,000 from the exercise of stock options under the Company's stock option plan and proceeds of $1.0 million from the issuance of notes payable to a shareholder. Additionally in 1998, the Company repaid $19,000 of the notes payable to a shareholder. In 1997, the Company received $154,000 from the exercise of stock options under the Company's stock option plan

     The Company has incurred losses and negative cash flows from operations for each of the three years in the period ended December 31, 1999 and is dependent upon support from a substantial shareholder and upon generating sufficient revenues from existing and soon to be released products in order to fund operations. During 1999, Management continued to take steps to further reduce costs, including the sale of its Nova Systems division, and its German subsidiary, both of which had incurred losses in the two years immediately preceding their sale. The Company is assessing its product lines to identify how to enhance existing or create new distribution channels. During 2000, the Company is developing and expects to release more than two new products.

     As described in the notes to the consolidated financial statements, the Company has obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the

Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the agreement, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The revolving maturity date of this facility is August 25, 2001. As of the date of this filing, the Company had not borrowed from this facility.

     The Company believes that its current cash, borrowings from a shareholder, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures through the end of 2000.


ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's market risk disclosures pursuant to item 7A are not material and are therefore not required.


ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Balance sheets of the Company as of December 31, 1999 and 1998 and statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, together with the related notes and the report of PricewaterhouseCoopers LLP, independent accountants, are set forth on pages 31 to 48. Other required financial information is set forth herein, on page 58.

Videonics, Inc.
Consolidated Financial Statements
as of December 31, 1999 and 1998

                        Report of Independent Accountants

To the Board of Directors and Shareholders of Videonics, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Videonics, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
January 28, 2000

Videonics, Inc.
Consolidated Balance Sheets
December 31, 1999 and 1998
(in thousands)
--------------------------------------------------------------------------------

                                                                                    1999           1998
                                                                                ------------   ------------
Assets
Current assets:
   Cash and cash equivalents ................................................    $     715      $     837
   Accounts receivable, net .................................................          886            852
   Inventories ..............................................................        3,785          5,830
   Prepaids and other current assets ........................................          145            122
                                                                                 ---------      ---------
     Total current assets ...................................................        5,531          7,641
Property and equipment, net .................................................          513          1,507
Other assets ................................................................           45             16
                                                                                 ---------      ---------
     Total assets ...........................................................    $   6,089      $   9,164
                                                                                 ---------      ---------
Liabilities and Shareholders' Equity
Current liabilities:
   Loan payable to shareholder ..............................................    $     --       $   1,000
   Accounts payable .........................................................          974            947
   Accrued expenses .........................................................          734          1,290
                                                                                 ---------      ---------
     Total current liabilities ..............................................        1,708          3,237
                                                                                 ---------      ---------
Long term liabilities
   Loan payable to shareholder ..............................................        1,035            --
                                                                                 ---------      ---------
     Total liabilities ......................................................        2,743          3,237
                                                                                 ---------      ---------
Commitments and contingencies (Note 6) Shareholders' equity:
   Preferred stock, no par value: Authorized: 10,000 shares in 1999 and 1998;
    Issued and outstanding: None ............................................          --             --
   Common stock, no par value: Authorized: 30,000 shares in 1999 and 1998;
    Issued and outstanding: 5,874 shares in 1999 and 5,858 shares in 1998 ...       20,700         20,647
   Accumulated deficit ......................................................      (17,354)       (14,720)
                                                                                 ---------      ---------
     Total shareholders' equity .............................................        3,346          5,927
                                                                                 ---------      ---------
        Total liabilities and shareholders' equity ..........................    $   6,089      $   9,164
                                                                                 ---------      ---------

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Videonics, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                     Year Ended December 31,
                                                          ---------------------------------------------
                                                               1999            1998            1997
                                                          -------------   -------------   -------------
Net revenues and other income .........................     $  14,226       $  19,672       $  19,955
Cost of revenues ......................................         8,815          13,588          13,900
                                                            ---------       ---------       ---------
   Gross profit .......................................         5,411           6,084           6,055
                                                            ---------       ---------       ---------
Operating expenses:
   Research and development ...........................         2,879           4,798           6,951
   Selling and marketing ..............................         3,875           6,593           8,041
   General and administrative .........................         1,219           1,415           1,779
   Amortization of intangible assets ..................           --              --              393
   Write-off of intangible assets .....................           --              --            1,875
                                                            ---------       ---------       ---------
                                                                7,973          12,806          19,039
                                                            ---------       ---------       ---------
Operating loss: .......................................        (2,562)         (6,722)        (12,984)
Interest (expense) income, net ........................           (72)            (21)            261
                                                            ---------       ---------       ---------
Loss before income taxes ..............................        (2,634)         (6,743)        (12,723)
Provision for (benefit from) income taxes .............           --              (30)            718
                                                            ---------       ---------       ---------
Net loss ..............................................     $  (2,634)      $  (6,713)      $ (13,441)
                                                            ---------       ---------       ---------
Net loss per share--basic and diluted .................     $    (.45)      $   (1.15)      $   (2.34)
                                                            ---------       ---------       ---------
Shares used in per share calculation--basic ...........         5,866           5,833           5,744
                                                            ---------       ---------       ---------
Shares used in per share calculation--diluted .........         5,866           5,833           5,744
                                                            ---------       ---------       ---------

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Videonics, Inc.
Consolidated Statements of Shareholders' Equity
For Each of the Three Years in the Period Ended December 31, 1999
(in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                                            Retained
                                                                                            Earnings
                                                                     Common Stock
                                                                ----------------------    (Accumulated     Shareholders'
                                                                 Shares       Amount        Deficit)          Equity
                                                                --------   -----------   --------------   --------------
Balances, December 31, 1996 .................................    5,705      $ 20,297       $   5,434        $  25,731
Issuance of common stock from exercise of options ...........       80           154             --               154
Amortization of deferred compensation .......................      --             36             --                36
Tax benefit from exercise of nonqualified stock options .....      --            126             --               126
Net loss ....................................................      --            --          (13,441)         (13,441)
                                                                 -----      --------       ---------        ---------
Balances, December 31, 1997 .................................    5,785        20,613          (8,007)          12,606
Issuance of common stock from exercise of options ...........       73            34             --                34
Net loss ....................................................      --            --           (6,713)          (6,713)
                                                                 -----      --------       ---------        ---------
Balances, December 31, 1998 .................................    5,858        20,647         (14,720)           5,927
Issuance of common stock from exercise of options ...........       16             8             --                 8
Issuance of warrants in payment of loan fees ................      --             45             --                45
Net loss ....................................................      --            --           (2,634)          (2,634)
                                                                 -----      --------       ---------        ---------
Balances, December 31, 1999 .................................    5,874      $ 20,700       $ (17,354)       $   3,346
                                                                 -----      --------       ---------        ---------


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Videonics, Inc.
Consolidated Statements of Cash Flows
(in thousands)
--------------------------------------------------------------------------------

                                                                                        Year Ended December 31,
                                                                             ---------------------------------------------
                                                                                  1999            1998            1997
                                                                             -------------   -------------   -------------
Cash flows from operating activities:
 Net loss ..................................................................   $  (2,634)      $  (6,713)      $ (13,441)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Loss on disposal of property and equipment ..............................           7               5              76
   Loss on sale of Nova Systems ............................................          48             --              --
   Loss on sale of German Subsidiary .......................................          65             --              --
   Depreciation and amortization ...........................................       1,025           1,304           1,563
   Provision for doubtful accounts .........................................         --               25             375
   Provision for excess and obsolete inventories ...........................         733           1,661           1,641
   Deferred income taxes ...................................................         --              --            1,299
   Write-off of intangible assets ..........................................         --              --            1,875
   Change in assets and liabilities:
    Accounts receivable ....................................................         (71)            414           1,740
    Inventories ............................................................       1,203           2,447          (2,270)
    Prepaid income taxes ...................................................         --              550             670
    Prepaid and other current assets .......................................          46              97             274
    Other ..................................................................         (29)            250            (252)
    Accounts payable .......................................................          35            (495)            352
    Accrued expenses .......................................................        (507)           (356)            509
                                                                               ---------       ---------       ---------
     Net cash used in operating activities .................................         (79)           (811)         (5,589)
                                                                               ---------       ---------       ---------
Cash flows from investing activities:
 Purchases of property and equipment .......................................        (120)           (378)         (1,611)
 Proceeds from disposition of Nova Systems .................................          52             --              --
 Proceeds from sale of marketable securities ...............................         --              --            1,500
                                                                               ---------       ---------       ---------
     Net cash used in investing activities .................................         (68)           (378)           (111)
                                                                               ---------       ---------       ---------
Cash flows from financing activities:
 Proceeds from issuance of loans payable to shareholder ....................          18           1,019             --
 Repayment of notes payable ................................................         --              (19)            --
 Proceeds from issuance of common stock ....................................           7              34             154
                                                                               ---------       ---------       ---------
     Net cash provided by financing activities .............................          25           1,034             154
                                                                               ---------       ---------       ---------
Decrease in cash and cash equivalents ......................................        (122)           (155)         (5,546)
Cash and cash equivalents at beginning of year .............................         837             992           6,538
                                                                               ---------       ---------       ---------
Cash and cash equivalents at end of year ...................................   $     715       $     837       $     992
                                                                               ---------       ---------       ---------
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
   Interest ................................................................   $       3       $      43       $     --
   Income taxes ............................................................   $     --        $       2       $       5
Supplement schedule of non-cash financing activities:
 Tax benefit from exercise of nonqualified stock options ...................   $     --        $     --        $     126

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                VIDEONICS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

     Videonics, Inc. (the "Company") was incorporated on July 3, 1986. The Company is a designer of digital video post-production equipment. The Company's products are used by videographers, business, industry, education and videophiles; they are also used in the broadcast, cable, video presentation and video conferencing markets. The Company manufactures stand-alone and personal-computer based hardware and software products that edit and mix raw video footage, add special effects and titles, and process audio and video signals.


2. Summary of Significant Accounting Policies

     Basis of preparation

     The Company has incurred losses and negative cash flows from operations in each of the three years in the period ended December 31, 1999 and is dependent upon support from a substantial shareholder and upon generating sufficient revenues from existing and soon to be released products in order to fund operations. Management has taken steps to reduce costs, and in that regard sold its Nova Systems division on January 29, 1999 and its German subsidiary on September 29, 1999 which had incurred losses for each of the two years in the period ended December 31, 1998. The Company is assessing its product lines to identify how to enhance existing or create new distribution channels. During 2000, the Company is developing and expects to release more than two new products. Management expects that the cost reductions together with revenue generated from these products will be sufficient to meet the Company's obligations as they become due. In the event that such cost reduction and revenue from new products are not sufficient to meet the Company's obligations, the Company may need to seek additional financing. There can be no assurance that such additional financing will be available or will be available on terms acceptable to the Company which, as a result, may have an adverse effect on the Company.

     Principles of consolidation

     The consolidated financial statements include the accounts for Videonics, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue recognition

     The Company recognized revenues from gross sales, upon shipment of product, provided all significant obligations have been met. A provision is made to estimate customer returns and estimated warranty repair/replacement costs at the time a sale is recorded.

     Research and development expenditures

     Research  and  development   expenditures  are  charged  to  operations  as
incurred.

     Advertising

     The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine advertisements, agency fees and other direct production costs. Advertising expense for the period ended December 31, 1999, 1998, and 1997 was $232,000, $721,000, and $1,412,000, respectively.

     Income taxes

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuations allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Cash and equivalents

     Cash equivalents consist of highly liquid investments with original maturities at time of purchase of three months or less.

     Inventories

     Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or net realizable value.

     Property and equipment

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or the estimated useful life of the asset.

     Comprehensive income

     There were no differences between net income (loss) for each of the three years ended in the period to December 31, 1999, and the comprehensive income
(loss) for those periods.

     Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

     The Company maintains its cash and cash equivalents with financial institutions located in California and in high grade commercial paper with original maturities of less than three months. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

     The Company's customer base is dispersed across many different geographic areas throughout the world and consists principally of distributors and dealers in the electronics industry. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The Company generally receives confirmed letters of credit or cash in advance of shipping to distributors located outside North America.

     Stock based compensation

     The Company accounts for stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

     Net income (loss) per share

     The Company calculates earnings per share in accordance with Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". Basic net income (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon the exercise of stock options.

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     Fair value of financial instruments

     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, payable and other accrued liabilities approximate fair value due to their short maturities. Estimated fair values for marketable securities, which are separately disclosed elsewhere are based on quoted market prices of similar instruments.

     Recent accounting pronouncements

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations. The Company will adopt SFAS 133 as required for its first quarterly filing of the year 2000.


3. Disposal of subsidiary and business

     Sale of Nova Systems

     On January 29, 1999, the Company completed the sale of certain assets and the assumption of certain liabilities related to its sale of Nova Systems Division ("Nova") to a privately held company in Massachusetts. For the year ended December 31, 1998, Nova recorded revenues of $1.9 million and a loss from operations of $248,000. For the year ended December 31, 1997, Nova recorded revenues of $2.8 million and a loss from operations of $1.4 million, which included a write-off of $700,000 of non-performing assets. Additionally in 1997, the Company wrote off $1.9 million of intangibles related to Nova. The sale of Nova may provide the Company with net revenues from royalties of up to a maximum of approximately $450,000, contingent upon future sales of Nova products by the acquiring company. Royalties will be paid, to the extent due, by the acquiring company on a monthly basis from March 1999 until receipt of approximately $450,000. The sale of Nova resulted in a $48,000 loss to Videonics. As of December 31, 1999, royalties of $207,000 have been received.

     Sale of the German subsidiary

     On September 29, 1999, the Company sold its wholly owned subsidiary in Germany. The Company's German office was primarily a sales office. Revenue, net loss and assets employed by the Company's foreign subsidiary were not material to the consolidated financial statements. The Company recorded a loss of $65,000 in connection with the sale.


4. Balance Sheet Detail
     Accounts receivable comprise (in thousands):

                                                              December 31,
                                                          ---------------------
                                                             1999        1998
                                                          ----------   --------
         Trade accounts receivable ....................    $ 1,016      $  998
         Less allowance for doubtful accounts .........       (130)       (146)
                                                           -------      ------
                                                           $   886      $  852
                                                           -------      ------

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   Inventories comprise (in thousands):

                                                December 31,
                                            ---------------------
                                               1999        1998
                                            ---------   ---------
         Raw materials ..................    $3,179      $4,381
         Work in process ................       302         375
         Finished goods .................       304       1,074
                                             ------      ------
                                             $3,785      $5,830
                                             ------      ------

     Property and equipment comprise (in thousands):

                                                               December 31,
                                                          ----------------------
                                                             1999        1998
                                                          ----------  ----------
         Machinery and equipment ........................  $  2,909    $  3,248
         Furniture and fixtures .........................        74          86
         Leasehold improvements .........................       175         179
         Tooling ........................................     1,071       1,015
                                                           --------    --------
                                                              4,229       4,528
         Less accumulated depreciation and amortization .    (3,716)     (3,021)
                                                           --------    --------
                                                           $    513    $  1,507
                                                           --------    --------

     Accrued expenses comprise (in thousands):

                                                    December 31,
                                                 -------------------
                                                   1999       1998
                                                 --------   --------
         Accrued advertising .................    $  66      $  163
         Accrued vacation ....................      116         180
         Salaries payable ....................      166         228
         Accrued acquisition reserve .........       29         239
         Warranty reserve ....................       52          77
         Interest payable ....................       79          17
         Other accrued expenses ..............      226         386
                                                  -----      ------
                                                  $ 734      $1,290
                                                  -----      ------

5. Note Payable to Shareholder

     On April 16, 1999, the Company replaced a $1,000,000 unsecured loan bearing interest at 8% per year and due on October 16, 1999, with a new loan in the amount of $1,035,000 bearing interest at a rate of 8% per year and due on January 16, 2001. The new loan is unsecured and from the same director and significant shareholder of the Company as the previous loan. Accrued interest under the new loan is payable at maturity. On March 22, 2000, the April 16, 1999 loan in the amount of $1,035,000 was amended to adjust the maturity date from January 16, 2001 to January 16, 2002.

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Commitments and Contingencies

     The Company leases a building for its principal facility under an operating lease which expires on July 31, 2002. Under the terms of the lease, the Company is responsible for utilities, taxes, insurance and maintenance. At December 31, 1999, future minimum lease payments under all non-cancelable operating leases were as follows (in thousands):

  2000 .........    $ 458,099
  2001 .........    $ 435,875
  2002 .........    $ 259,875

     Rent expense for the years ended December 31, 1999, 1998, and 1997 amounted to $370,000, $448,000 and $423,000, respectively.


7. Line of Credit

     In August 1999, the Company obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the agreement, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The maturity date of this revolving facility is August 25, 2001. In connection with this agreement the Company issued 95,000 fully vested warrants to purchase the Company's common stock to the bank, at an exercise price of $0.65. These warrants expire on September 15, 2002. The Company recognized $45,000 (the fair value of the warrants issued using the Black-Scholes model) as prepaid financing costs during the quarter ended September 1999. This amount is being amortized to interest expense over the term of the loan. As of December 31, 1999, the Company had not borrowed from this facility.


8. Income Taxes

     The components of the provision for income taxes are as follows (in thousands):

                     1999       1998         1997
                    ------   ----------   ----------
  Current:
  Federal .........  $--       $   --       $ (380)
  State ...........   --          (30)          --
  Deferred:
  Federal .........   --           --          995
  State ...........   --           --          103
                     ---       ------       ------
                     $--       $  (30)      $  718
                     ---       ------       ------

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The Company's effective tax rate on loss before income tax differs from the U.S. federal statutory regular tax rate as follows:

                                                                         1999            1998            1997
                                                                    -------------   -------------   -------------
         Federal statutory income tax rate ......................        (34.0)%         (34.0)%         (34.0)%
         State income tax rate, net of federal benefit ..........          0.6            (7.3)           (2.9)
         Tax exempt interest ....................................           --              --              --
         Foreign net operating loss .............................          4.1            (5.4)            1.3
         Research tax credits ...................................         (4.9)           (4.8)           (6.4)
         Other ..................................................          2.2            (3.8)            1.6
         Increase in valuation allowance ........................         32.0            54.9            46.0
                                                                         -----           -----           -----
                                                                            --%          ( 0.4)%           5.6%
                                                                         -----           -----           -----

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                                 1999          1998
                                                             ------------   ----------
         Intangible assets ...............................    $   1,469      $  1,464
         Inventory reserves ..............................          408         1,322
         Depreciation ....................................           45            47
         Net operating loss carryforward .................        6,230         4,487
         Tax credit carryforward .........................        1,636         1,386
         Deferred California research ....................          386           442
         Other accrued liabilities and reserves ..........          226           405
                                                              ---------      --------
         Subtotal ........................................       10,400         9,553
         Less valuation allowance ........................      (10,400)       (9,553)
                                                              ---------      --------
         Net deferred tax asset ..........................    $     --       $    --
                                                              ---------      --------

     At December 31, 1999, the Company has federal and state net operating losses of $17,200,000 and $4,500,000, respectively, which expire in 2019 and
2014, respectively. The Company also has federal and state tax credit carryforwards of $1,100,000 and $690,000, respectively, which expire in 2019.

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if its uncertain that a tax benefit may be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's operating losses. The Company's valuation allowance increased from $9,553,000 at December 31, 1998 to $10,400,000 at December 31, 1999.

9. Net Loss Per Share

     In   accordance   with  the   disclosure   requirements   of  SFAS  128,  a
reconciliation  of the numerator and denominator of basic and diluted net income
(loss)  per  share is  provided  as  follows  (in  thousands,  except  per share amounts):


                                                              1999            1998            1997
                                                         -------------   -------------   -------------
Numerator--basic and diluted
   Net loss ..........................................     $  (2,634)      $  (6,713)      $ (13,441)
                                                           ---------       ---------       ---------
   Net loss available to common stockholders .........     $  (2,634)      $  (6,713)      $ (13,441)
                                                           ---------       ---------       ---------
Denominator--basic
   Weighted average common shares ....................         5,866           5,833           5,744
                                                           ---------       ---------       ---------
   Basic net loss per share outstanding ..............     $    (.45)      $   (1.15)      $   (2.34)
                                                           ---------       ---------       ---------
Denominator--diluted
   Denominator--basic ................................         5,866           5,833           5,744
   Effect of dilutive securities:
    Common stock options .............................           --              --              --
                                                           ---------       ---------       ---------
Diluted weighted average common shares ...............         5,866           5,833           5,744
                                                           ---------       ---------       ---------
   Diluted net loss per share ........................     $    (.45)      $   (1.15)      $   (2.34)
                                                           ---------       ---------       ---------

10. Shareholders' Equity

     At December 31, 1999, the Company has reserved 1,000,000 shares of common stock for issuance under its 1996 Amended Stock Option Plan. In addition, the Company has reserved 900,000 shares of common stock for issuance under its 1987 Stock Option Plan ("1987 Plan"). The 1987 Plan had been set to terminate, in accordance with its terms, on January 1, 1997. Effective May 1997, the Company's Board of Directors authorized the amendment of the 1987 Plan to permit the grant of non-statutory stock options previously granted under the 1987 Plan that have expired or terminated. The Plans provide for the granting of incentive stock options to officers and employees of the Company and non-qualified incentive stock options to employees, officers and directors of the Company at prices not less than the fair market value of the Company's' common stock. Options generally vest over a four year period and are canceled 90 days after termination of employment.

     A summary of stock option activity follows:

                                                                                                                  Weighted
                                          Shares                                                                  Average
                                        Available     Number of       Number        Exercise                      Exercise
                                        for Grant       Shares      of Shares        Price           Total         Price
                                      ------------- ------------- ------------- --------------- --------------- -----------
Balances, December 31, 1996 .........     425,340     1,115,179           --      0.33-14.75     $  7,079,602    $   6.38
 Options granted ....................    (929,534)      929,534           --       3.81-5.00        4,536,769        4.88
 Options canceled ...................     881,362      (881,362)          --       3.81-9.00       (6,987,932)       7.93
 Options exercised ..................         --        (80,149)          --       0.33-7.50         (154,128)       1.92
                                         --------     ---------           ---                    ------------
Balances, December 31, 1997 .........     377,168     1,083,202           --       0.33-8.88        4,474,311        4.17
 Options granted ....................    (871,354)      871,354       640,000      0.75-2.50        2,514,626        1.66
 Options canceled ...................     925,657      (925,657)     (320,000)     0.47-7.50       (4,978,895)       4.00
 Options exercised ..................         --        (73,250)                       0.47           (34,183)       0.47
                                         --------     ---------                                  ------------
Balances, December 31, 1998 .........     431,471       955,649       320,000      0.47-8.88        1,975,859        1.58
 Options granted ....................    (348,124)      348,124           --       0.38-0.88          213,567        0.61
 Options canceled ...................     422,609      (422,609)     (200,000)     0.38-5.00         (985,131)       1.58
 Options exercised ..................         --        (15,950)          --       0.47-0.75           (7,656)       0.48
                                         --------     ---------      --------                    ------------
Balances, December 31, 1999 .........     505,956       865,214       120,000   $ 0.38-$8.88     $  1,196,639    $   1.21
                                         --------     ---------      --------                    ------------

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     Compensation of approximately $114,000 had been attributed to stock options granted after March 1994 and prior to the sale of the Company's common stock in an initial public offering. The compensation was recognized as a charge to income over the three-year vesting period commencing in October 1994 and terminating in September 1997.

     In March 1998, the Company granted a nonqualified stock option to an officer of the Company to purchase a total of 320,000 shares of common stock. The option was granted outside the Company's stock option plans, at an exercise price of $2.13 per share, the fair market value of the Company's Common Stock on the relevant date. On June 24, 1998, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. In accordance with this offer, the option was canceled and reissued at an exercise price of $1.50 per share, the fair market value of the stock on June 24, 1998. Vesting of the new option will follow the original option vest schedule except the option will remain unvested until June 24, 1999 at which time vesting of new option will vest according to the original vest schedule. This option is exercisable for a term of ten years, vests over a four-year period and is cancelled 90 days after termination of employment. As of December 31, 1999, options to purchase 120,000 shares were exercisable.

     On August 19, 1997, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. Options to purchase a total of 733,072 shares at original exercise prices ranging from $7.50 to $14.75 per share were canceled and new options were issued at an exercise price of $5.00 per share, the fair market value of the stock on August 19, 1997. Vesting under the new options commenced on the date of the original options first vest date with an additional year added to the new options vesting period, increasing their original vesting period from three years to four years.

     On June 24, 1998, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. Options to purchase a total of 669,222 shares at original exercise prices ranging from $2.50 to $5.00 per share were canceled and new options were issued at an exercise price of $1.50 per share, the fair market value of the stock on June 24, 1998. Vesting of the new options will follow the original options vest schedule except options will remain unvested until June 24, 1999 at which time vesting of new options will vest according to the original options vest schedule.

     Had compensation cost for the years ended December 31, 1999, 1998 and 1997 been determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123 and been included in the Company's operations, the Company's net loss and net loss per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                          1999            1998            1997
                                     -------------   -------------   --------------
  Net loss--pro forma ..............   $  (3,154)      $  (7,802)      $  (15,557)
                                       ---------       ---------       ----------
  Net loss per share--basic ........   $    (.54)      $   (1.34)      $    (2.71)
                                       ---------       ---------       ----------
  Net loss per share--diluted ......   $    (.54)      $   (1.34)      $    (2.71)
                                       ---------       ---------       ----------

     The impact on pro forma loss and pro forma net loss per share in the table above may not be indicative of the effect in the future years as options vest over several years and the Company continues to grant stock options to employees. This policy may or may not continue.

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The weighted average fair value of options granted in 1999, 1998 and 1997 was $0.58, $1.40 and $2.22, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions by subgroup:

                                       1999               1998               1997
                                 ----------------   ----------------   ---------------
  Risk-free interest rate ......  5.36%-6.38%        4.45%-5.61%        5.71-6.09%
  Expected life ................          7                  5                 5
  Expected dividends ...........         --                 --                --
  Volatility ...................       1.41               1.19              0.75

     The weighted average expected life was calculated based on the vesting period and the exercise behavior of the Company's employees. The risk-free interest rate was calculated in accordance with the grant date and estimated expected life.

     The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                                                      Options Currently
                               Options Outstanding                       Exercisable
                   -------------------------------------------   ----------------------------
                                       Weighted
                       Number          Average       Weighted        Number         Weighted
                     Outstanding      Remaining       Average      Exercisable      Average
    Exercise        December 31,     Contractual     Exercise     December 31,      Exercise
      Price             1999             Life          Price          1999           Price
----------------   --------------   -------------   ----------   --------------   -----------
$0.38-$0.47            216,968            6.91       $  0.41          81,648        $  0.47
$0.50-$1.13            193,170            9.09       $  0.78          36,368        $  0.78
$1.50-$1.50            536,018            8.48       $  1.50         476,256        $  1.50
$2.50-$8.88             39,058            7.70       $  3.92          24,868        $  4.58
                       -------                                       -------
                       985,214            8.22       $  1.21         619,140        $  1.45
                       -------                                       -------

11. Segment Information

     In 1998,  Videonics  adopted SFAS 131. Prior years segment  information has
been  restated  to  present  Videonics'  two  reportable   segments--(1)   Video
Production and (2) Signal Processing.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Videonics evaluates the performance of its segments based on revenue and operating income.

     Videonics is organized primarily on the basis of three separate product lines. Two of its product lines have been aggregated into the "Video Production" segment. This segment manufactures and sells video post-production equipment into broadcast, cable, industry and home producer markets. "Signal Processing" represented the Company's Nova Division that manufactured and sold signal conversion and processing equipment primarily into television and cable studios. The Company sold its Nova Division on January 29, 1999.

     The table below presents information about reported segments for the years ending December 31, (in thousands):

                                            1999           1998          1997
                                       -------------   -----------   -----------
  Video Production
  Sales ............................      $ 14,135      $ 17,750      $ 17,149
  Operating loss ...................        (2,527)       (6,474)       (9,339)
  Signal Processing
  Sales ............................           91*         1,922         2,806
  Operating loss ...................          (36)*         (248)       (1,389)
  Reconciling items ................          --             --         (2,256)

------------
*Results presented are through January 29, 1999, the date the Company completed its sale of Nova.

                                VIDEONICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     For the year ended December 31, 1997, reconciling items of $2,256,000 relate to the amortization and write-off of intangible assets.

     The Company markets and services it products in North America through its own direct sales organization. The Company markets its products in foreign countries outside North America through distributors.

     Geographic net export sales information is shown below (in thousands):

                                                               December 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
         Revenues from unaffiliated customers:
           United States .........................  $10,149      $12,665      $13,317
           Europe ................................    1,325        2,662        2,007
           Asia ..................................    2,034        2,772        2,637
           Americas (excluding the United States)       718        1,573        1,994
                                                    -------      -------      -------
                                                    $14,226      $19,672      $19,955
                                                    -------      -------      -------

     For the years ended December 31, 1998 and 1997, no one customer accounted for more that 10% of revenues during the periods. For the year ended December 31, 1999, one customer accounted for 13% of annual revenue. The Company has no significant assets in foreign countries.


12. 401(k) Plan

     In August 1994, the Company adopted a 401(k) employee savings plan wherein the employee can contribute up to specified Internal Revenue Code limits and the Company matches, at a rate of 50%, the first $200 of the employee's contribution per quarter. The employee's entitlement to the Company matching contributions is fully vested on the date of contribution. The Company, at its sole discretion and with the Board of Directors' approval, can make an additional discretionary contribution. To date, the Company has not made discretionary contributions. The Company's matching contributions charged against income totaled approximately $26,000, $39,000 and $51,000 for the years ended December 31, 1999, 1998 and
1997, respectively.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Information concerning the directors and executive officers of the Company is incorporated herein by reference from the information contained under the caption "Election of Directors" with respect to directors and under the caption "Management" with respect to executive officers, contained in the Company's Proxy Statement (the "Proxy Statement") relating to its 2000 Annual Meeting of Shareholders to be held on or about August 17, 2000. Information regarding compliance with the reporting requirements under Section 16(a) of the Securities and Exchange Act of 1934, as amended is incorporated herein by reference from the information under the caption "Executive Compensation - Compliance with
Section 16(a) of the Securities and Exchange Act of 1934" in the Proxy Statement. The Proxy Statement will be filed with the Securities and Exchange Commission in accordance with Rule 14a-6(b) promulgated under the Securities Exchange Act of 1934. With the exception of the foregoing information and other information specifically incorporated by reference into this Report, the Proxy Statement is not being filed as a part hereof.


ITEM 11. EXECUTIVE COMPENSATION

     The information required by this item is incorporated by reference from the information under the caption "Executive Compensation" contained in the Proxy Statement.


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this item is incorporated herein by reference from the information under the caption "Security Ownership of Certain Beneficial Owners and Management" contained in the Proxy Statement.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item is incorporated herein by reference from the information under the caption "Certain Transactions" contained in the Proxy Statement.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K


     (a) 1. Financial Statements


     The following financial statements are filed as part of this report:

       -- Report of Independent Accountants

       -- Balance Sheets at December 31, 1999 and 1998

       -- Statements of Operations for the Years Ended December 31, 1999, 1998, and 1997

       -- Statement  of  Shareholders'  Equity for the Years Ended  December 31,
          1999, 1998, and 1997

       -- Statements of Cash Flows for the Years Ended December 31, 1999, 1998, and 1997

       -- Notes to Financial Statements

       2. Financial Statement Schedules


     The following financial statement schedule is included in Item 14(d):

    Schedule                     Title
---------------   ----------------------------------
  Schedule II      Valuation and Qualifying Accounts


     Schedules other than the one listed above have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements or notes thereto.


       3. Exhibits


 Exhibit No.
------------
  3.01         Amended and Restated Articles of Incorporation of Videonics, Inc., dated December 19, 1994. (3)
  3.02         Amended and Restated Bylaws of Videonics, Inc. as Adopted by the Board of Directors on
               October 27, 1994. (3)
  4.01         Warrant to Purchase Stock between Venture Bank and Videonics Inc., dated September 15, 1999.
                 (11)
  4.02         Holder Rights Agreement between Venture Bank and Videonics Inc., dated September 15, 1999.
                 (11)
 10.01         Lease, dated July 6, 1994 between H-K Associates and Videonics, Inc. at 1370 Dell Avenue,
               Campbell, California. (1)
 10.02         Lease, dated September 27, 1995 between Canton Gateway Office Park and Videonics, Inc. at 50
               Albany Turnpike, Canton, Connecticut. (4)
 10.03         Sublease, dated July 11, 1996 between Diba, Inc. and Videonics, Inc. at 270 Harbor Boulevard,
               Belmont, California. (4)
 10.04         Stock Option Plan, and related agreements. (2)
 10.05         Asset Purchase Agreement relating to the acquisition of Nova Systems, Inc., by Videonics, Inc., dated September 7, 1995. (5)
 10.06         Asset Purchase Agreement relating to the acquisition of KUB Systems, Inc., by Videonics, Inc., dated May 24, 1996. (6)
 10.07         Letter of Employment Agreement with Steve L. Peters. (4)
 10.08         Promissory Note issued in connection with loan by Videonics, Inc. to Steve L. Peters. (4)
 10.09+        Letter of Employment Agreement with Yeshwant Kamath dated November 17, 1997. (7)
 10.10         Loan agreement issued in connection with a loan by Carl Berg to Videonics, Inc. dated
               October 16, 1998. (8)
 10.11         Key Employee Agreement between Jeffrey Burt and Videonics dated February 25, 1999. (9)
 10.12         Key Employee Agreement between James McNeill and Videonics dated February 25, 1999. (9)
 10.13         Key Employee Agreement between Gary Williams and Videonics dated February 25, 1999. (9)
 10.14         Promissory Note between Carl Berg and Videonics Inc. dated April 16, 1999. (10)
 10.15         Loan and Security Agreement between Venture Bank and Videonics dated August 25, 1999. (11)

 Exhibit No.
------------
10.16          Intellectual Property Security Agreement between Venture Bank and Videonics dated August 25,
               1999. (11)
10.17          Subordination Agreement between Venture Bank and Videonics dated August 25, 1999. (11)
10.18          Second Addendum to lease, dated July 6, 1994 between H-K Associates and Videonics, Inc. at
               1370 Dell Avenue, Campbell, California dated April 27, 1999.
23.1           Consent of PricewaterhouseCoopers LLP, Independent Accountants.
27.1           Financial Data Schedule


   (b) Reports on Form 8-K
       The Company filed no reports on Form 8-K with the Commission during the fiscal quarter ended December 31, 1999.

------------
 (1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (No. 33-85734) as declared effective by the Commission on December 15, 1994, and incorporated herein by reference.
 (2) Incorporated by reference to Registration Statement (No. 333-21003) on Form S-8.
 (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.
 (4) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.
 (5) Filed as an Exhibit to the Company's Current Report on Form 8-K dated September 7, 1995, and incorporated herein by reference.
 (6) Filed as an Exhibit to the Company's Current Report on Form 8-K dated June 6, 1996, and incorporated herein by reference.
 (7) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.
 (8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.
 (9) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, and incorporated herein by reference.
(10) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999, and incorporated herein by reference.
(11) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999, and incorporated herein by reference.
+ Confidential treatment has been requested with respect to certain portions of this Exhibit. Such portions have been omitted and have been filed separately with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 27th day of March, 2000.

                                     VIDEONICS, INC.

                                     By: /s/ Michael L. D'Addio
                                        ---------------------------------------

                                        Michael L. D'Addio

                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

       Name and Signature                             Title                            Date
--------------------------------   -------------------------------------------   ---------------
   /s/ Michael L. D'Addio          Chairman of the Board and Chief Executive     March 27, 2000
---------------------------        Officer (Principal Executive Officer)
     Michael L. D'Addio

    /s/ Gary L. Williams           Vice President of Finance, and Chief          March 27, 2000
---------------------------        Financial Officer (Principal Financial
      Gary L. Williams             Officer and Principal Accounting Officer)

      /s/ Mark C. Hahn             Director                                      March 28, 2000
---------------------------
        Mark C. Hahn

     /s/ Carl E. Berg              Director                                      March 27, 2000
---------------------------
       Carl E. Berg

 /s/ N. William Jasper, Jr.        Director                                      March 27, 2000
---------------------------
   N. William Jasper, Jr.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   APPENDIX I



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------
                                    FORM 10-Q
(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 2000
                                       or


[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


          For the transition period from ___________ to ___________

                         Commission File Number 0-25036



                                VIDEONICS, INC.
             (Exact name of registrant as specified in its charter)

                                   California
                       -----------------------------------
                        (State or other jurisdiction of
                        incorporation or organization)

                                   77-0118151
                       -----------------------------------
                                (I.R.S. Employer
                              Identification No.)

                   1370 Dell Ave, Campbell, California 95008
                   -----------------------------------------
                    (Address of principal executive offices)

      Registrant's telephone number, including area code: (408) 866-8300

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     As of October 31, 2000, there were 5,902,550 shares of the Registrant's Common Stock outstanding.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART I. FINANCIAL INFORMATION


                          Item 1. Financial Statements

                                VIDEONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                   (unaudited)

                                                             Three Months Ended              Nine Months Ended
                                                                September 30,                  September 30,
                                                         ---------------------------   -----------------------------
                                                             2000           1999            2000            1999
                                                         ------------   ------------   -------------   -------------
Net revenues .........................................     $  3,096       $  3,842       $   9,087       $  10,901
Cost of revenues .....................................        1,885          2,196           5,538           6,333
                                                           --------       --------       ---------       ---------
     Gross profit ....................................        1,211          1,646           3,549           4,568
                                                           --------       --------       ---------       ---------
Operating expenses:
   Research and development ..........................          543            629           1,619           2,252
   Selling and marketing .............................          747          1,017           2,275           3,166
   General and administrative ........................          261            245             758           1,011
                                                           --------       --------       ---------       ---------
                                                              1,551          1,891           4,652           6,429
                                                           --------       --------       ---------       ---------
     Operating loss ..................................         (340)          (245)         (1,103)         (1,861)
                                                           --------       --------       ---------       ---------
Interest expense, net ................................          (38)           (16)            (91)            (44)
                                                           --------       --------       ---------       ---------
     Net loss ........................................     $   (378)      $   (261)      $  (1,194)      $  (1,905)
                                                           ========       ========       =========       =========
Net loss per common share--basic and diluted .........     $  (0.06)      $  (0.04)      $   (0.20)      $   (0.32)
                                                           ========       ========       =========       =========
Shares used in computing net loss per common
 share--basic and diluted ............................        5,901          5,869           5,896           5,865
                                                           ========       ========       =========       =========

  The accompanying notes are an integral part of these financial statements.

                                VIDEONICS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                          September 30,     December 31,
                                                                               2000             1999
                                                                         ---------------   -------------
                                                                           (unaudited)
                                                         ASSETS
Current assets:
   Cash and cash equivalents .........................................      $     474        $     715
   Accounts receivable, net ..........................................            975              886
   Inventories .......................................................          3,506            3,785
   Prepaids and other current assets .................................            176              145
                                                                            ---------        ---------
     Total current assets ............................................          5,131            5,531
Property and equipment, net ..........................................            299              513
Other assets .........................................................             42               45
                                                                            ---------        ---------
     Total assets ....................................................      $   5,472        $   6,089
                                                                            =========        =========
                                                     LIABILITIES
Current liabilities:
   Accounts payable ..................................................      $   1,177        $     974
   Accrued expenses ..................................................            683              734
   Notes Payable .....................................................            400              --
                                                                            ---------        ---------
     Total current liabilities .......................................          2,260            1,708
                                                                            ---------        ---------
Long term liabilities:
   Loan payable to shareholder .......................................          1,035            1,035
                                                                            ---------        ---------
     Total liabilities ...............................................          3,295            2,743
                                                                            ---------        ---------
                                              SHAREHOLDERS' EQUITY
Common stock, no par value:
   Authorized: 30,000 shares Issued and outstanding: 5,903 shares at
    September 30, 2000 and 5,874 shares at December 31, 1999 .........         20,725           20,700
Accumulated deficit ..................................................        (18,548)         (17,354)
                                                                            ---------        ---------
     Total shareholders' equity ......................................          2,177            3,346
                                                                            ---------        ---------
        Total liabilities and shareholders' equity ...................      $   5,472        $   6,089
                                                                            =========        =========

  The accompanying notes are an integral part of these financial statements.

                                VIDEONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                        Nine Months Ended
                                                                          September 30,
                                                                      ---------------------
                                                                         2000        1999
                                                                      ---------   ---------
Cash flows from operating activities:
     Net cash used in operating activities ........................      (499)       (198)
                                                                       ------      ------
Cash flows from investing activities: .............................
   Proceeds from disposition of Nova Systems ......................       --           52
   Purchase of property and equipment .............................      (167)        (92)
                                                                       ------      ------
     Net cash used in investing activities ........................      (167)        (40)
                                                                       ------      ------
Cash flows from financing activities:
   Proceeds from short term borrowings ............................       400         --
   Proceeds from issuance of loans payable to shareholder .........       --           35
   Proceeds from issuance of common stock .........................        25           5
                                                                       ------      ------
     Net cash provided by financing activities ....................       425          40
                                                                       ------      ------
Decrease in cash and cash equivalents .............................      (241)       (198)
Cash and cash equivalents at beginning of year ....................       715         837
                                                                       ------      ------
Cash and cash equivalents at end of period ........................    $  474      $  639
                                                                       ======      ======

  The accompanying notes are an integral part of these financial statements.

                                VIDEONICS, INC.
           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. The condensed financial statements at September 30, 2000 and for the nine month period then ended for Videonics Inc. (the "Company") are unaudited (except for the balance sheet information as of December 31, 1999, which is derived from the Company's audited financial statements) and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed financial statements should be read in conjunction with the financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations for this nine month period ended September 30, 2000 are not necessarily indicative of the results for the year ending December 31, 2000, or any future interim period.

2. On August 30, 2000 the Company entered into an Agreement and Plan of Merger with Focus Enhancements, Inc., Wilmington, Massachusetts and its wholly owned subsidiary PC Video Conversion (collectively, "Focus"), whereby Focus will acquire all of the outstanding stock of the Company (the "Merger"). The agreement is subject to, among other things, approval by the shareholders of the Company and Focus. Upon completion of the Merger, each share of the Company's common stock would be exchanged for .87 shares of Focus common stock.

3. Inventories comprise (in thousands):

                              Sept. 30,     Dec. 31,
                                2000          1999
                            ------------   ---------
                             (unaudited)
  Raw materials ...........    $ 2,651      $3,179
  Work in process .........        687         302
  Finished goods ..........        168         304
                               -------      ------
                               $ 3,506      $3,785
                               =======      ======

4. Note Payable to Shareholder:

   On April 16, 1999, the Company replaced a $1,000,000 unsecured loan bearing interest at 8% per year and due on October 16, 1999, with a new unsecured loan in the amount of $1,035,000 bearing interest at a rate of 8% per year and due on January 16, 2001. The new loan is from the same director and significant shareholder of the Company as the previous loan. Accrued interest under the new loan is payable at maturity. On March 22, 2000, the loan in the amount of $1,035,000 was amended to change the maturity date from January 16, 2001 to January 16, 2002.

5. Disposal of Subsidiary and Business

   Sale of Nova Systems

   On January 29, 1999, the Company completed the sale of certain assets and the assumption of certain liabilities related to the sale of its Nova Systems Division ("Nova") to a privately held company in Massachusetts. For the year ended December 31, 1998, Nova recorded revenues of $1.9 million and a loss from operations of $248,000. The sale of Nova may provide the Company with net revenues from royalties of up to a maximum of approximately $450,000, contingent upon future sales of Nova products by the acquiring company.
   Royalties will be paid, to the extent due, by the acquiring company on a monthly basis from March 1999 until receipt of approximately $450,000. The sale of Nova resulted in a $48,000 loss to the Company. As of September 30, 2000, royalties of $387,000 have been received.

   Sale of the German Subsidiary

   On September 29, 1999, the Company sold its wholly owned subsidiary in Germany. The Company's German subsidiary was primarily a sales office. Revenue, net loss and assets employed by the Company's foreign subsidiary were not material to the consolidated financial statements. The Company recorded a loss of $65,000 in connection with the sale.

                                VIDEONICS, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Segment Information:

   In 1998, Videonics adopted SFAS 131. At December 31, 1998, Videonics presented two reportable segments--(1) Video Production and (2) Signal Processing.

  The Company's "Video Production" segment manufactures and sells video post-production equipment into broadcast, cable, industry and home producer markets. The Company's "Signal Processing" segment, which was represented by the Company's Nova Systems Division, manufactured and sold signal conversion and processing equipment primarily into television and cable studios. As described in Note 4, the Company's Nova Systems Division ("Signal Processing" segment) was sold on January 29, 1999.

  The table below presents information about reported segments for the nine months ending September 30, 2000 and 1999 (in thousands):

                                 2000           1999
                             -----------   --------------
  Video Production
  Sales ..................    $  9,087        $10,810
  Operating loss .........      (1,103)       (1,825)
  Signal Processing
  Sales ..................         --             91 (1)
  Operating loss .........         --            (36)(1)

  ----------------
     (1) Results presented are through January 29, 2000, the date the Company completed its sale of Nova.


7. Line of Credit

  In August 1999, the Company obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the line of credit, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The maturity date of the line of credit is August 25, 2001. In connection with this agreement the Company issued to the Venture Banking Group a fully-vested warrant to purchase 95,000 shares of the Company's common stock at an exercise price of $0.65. This warrant expires on September 15, 2002. The Company recognized $45,000 (the fair value of the warrant issued using the Black-Scholes model) as prepaid financing costs during the quarter ended September 1999. This amount is being amortized to interest expense over the term of the loan. At September 30, 2000 Videonics was in default respect to with a certain covenants under the line of credit with Venture Banking Group. As of November 13, 2000, Videonics and Pacific Business Funding, an affiliate of Venture Banking Group, had signed an agreement to repay Venture Banking Group and in turn loan Videonics $400,000 on a fully secured basis. Interest will be calculated at a rate of 12%. The loan will be due and payable at the earlier of the completion of the proposed merger with Focus Enhancements, Inc., or February 5, 2001. As of November 13, 2000, an aggregate of $400,000 is outstanding under the line of creidt with Venture Banking Group.

8. Comprehensive Loss

   There are no differences between net loss for the three and nine months ended September 30, 1999 and 2000 and the comprehensive loss for the these periods.

                                VIDEONICS, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

9. Recent Accounting Pronouncement:

   In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133) which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations. The Company will adopt SFAS 133 as required for its first quarterly filing in the year 2001.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock options awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB 101 is effective for the fiscal quarter beginning October 1, 2000, however earlier adoption is permitted. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion in this section "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market opportunities, market share growth, competitive growth, new product introductions, success of research and development expenses, customer acceptance of new products, gross margin and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties, and the cautionary statements set forth below, specifically those contained in "Factors That May Affect Future Results of Operations," identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, adverse changes in general economic conditions, including adverse changes in the specific markets for the Company's products, adverse business conditions, decreased or lack of growth in the market for video post-production equipment, adverse changes in customer order patterns, increased competition, lack of acceptance of new products, pricing pressures, lack of success in technological advancements, risks associated with foreign operations, and other factors.


Recent Events

     On August 30, 2000 the Company entered into an Agreement and Plan of Merger with Focus Enhancements, Inc., Wilmington, Massachusetts and its wholly owned subsidiary PC Video Conversion (collectively, "Focus"), whereby Focus will acquire all of the outstanding stock of the Company (the "Merger"). The agreement is subject to, among other things, approval by the shareholders of the Company and Focus. Upon completion of the Merger, each share of the Company's common stock would be exchanged for .87 shares of Focus common stock.


Results of Operations

     Net Revenues. Net revenues decreased approximately 19% in the third quarter of 2000 compared to the third quarter of 1999 and 17% in the first nine months of 2000 compared to the first nine months of 1999. The decrease in revenue was due primarily to a decrease in sales of the Company's older videographer products offset slightly by shipments of CommandPost and StudioSketch, which began shipping during the last days of March 2000.

     Gross Profit. Gross profit decreased approximately 26% in the third quarter of 2000 compared to the third quarter of 1999 and 22% in the first nine months of 2000 compared to the first nine months of 1999. Gross profit, as a percentage of net revenues, was approximately 39% in the third quarter of 2000 compared to approximately 43% in the third quarter of 1999 and approximately 39% in the first nine months of 2000 compared to approximately 42% in the first nine months of 1999. The decrease in gross profit as a percentage of revenues is due primarily to lower margins on some of the Company's older products and manufacturing costs spread over lower revenues.

     Research and Development. Research and development expenses decreased 14% and 28%, respectively, between the quarterly and nine-month comparison periods in fiscal years 1999 and 2000. The decrease is primarily due to a decrease in personnel.

     Selling and Marketing. Selling and marketing expenses decreased 27% between the third quarter of 1999 and the third quarter of 2000 and decreased 28% between the first nine months of 1999 and the first nine months of 2000. The decrease is primarily due to a decrease in personnel and reduced advertising expenses.

     General and Administrative. General and administrative expenses increased 7% between the third quarter of 1999 and the third quarter of 2000 and decreased 25% between the first nine months of 1999 and the first nine months of 2000. The increase between quarterly periods is primarily due to a legal expense related to the merger. The decrease between nine month period is primarily due to a decrease in personnel, a delay in the timing of the annual shareholders meeting partially offset by an increase in legal expenses.

     Other Income/Expense, net. The Company recorded interest expense of $38,000 in the third quarter of 2000 compared to interest expense of $16,000 in the third quarter of 1999. The increase in expense is primarily due to interest expense calculated on higher borrowings during the period.

     Income Taxes. During the first nine months of 2000 and 1999, the Company maintained a 100% valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. If it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

     Factors That May Affect Future Results of Operations: The Company believes that in the future its results of operations could be impacted by factors such as delays in development and shipment of the Company's new products and major new versions of existing products, market acceptance of new products and upgrades, growth in the marketplace in which it operates, competitive product offerings, and adverse changes in general economic conditions in any of the countries in which the Company does business. The Company's results in prior years have been affected by these factors, particularly with respect to developing and introducing new products such as MXPro, Effetto Pronto and MXProDV in 1997, 1998 and 1999.

     Due primarily to the factors noted above, the Company has experienced substantial volatility in its operations. The Company's future earnings and stock price may continue to be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or anticipated by the Company based upon product development and introduction schedules could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period. Additionally, the Company may not learn of such shortfalls until late in the fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's common stock. The Company may also require additional financing which may not be available at all or only upon terms that are not acceptable to the Company. Finally, the Company participates in a highly dynamic industry, which often results in significant volatility of the Company's common stock price. See the Company's 1999 Form 10-K section entitled "Business--Research and Development".


Liquidity and Capital Resources

     Net cash used by operations was $499,000 for the nine months ended September 30, 2000 compared to net cash used in operations of $198,000 for the same period in 1999. The use of cash from operating activities during the first nine months of 2000 is primarily due to a net loss before depreciation, offset partially by a decrease in inventory and an increase in accounts payable. The use of cash from operating activities during the first nine months of 1999 is primarily due to a net loss before depreciation, an increase in accounts receivable, offset partially by a decrease in inventory and an increase in accounts payable. Net cash used by investing activities for the first nine months ended September 30, 2000 was $167,000 due to property and equipment expenditures, primarily for computers, software and engineering equipment used in research and development and other activities. Net cash used by investing activities for the first nine months ended September 30, 1999 was $40,000, as the Company received $52,000 in connection with the sale of Nova, offset by property and equipment expenditures, primarily for computers, software and engineering equipment used in research and development and other activities. Net cash provided by financing activities during the nine months of 2000 was $425,000, as the Company borrowed $ 400,000 from its bank line of credit and received cash of $25,000 from the exercise of stock options issued under the Company's Stock Option Plans. Net cash provided by financing activities during the nine months of 1999 was $40,000, primarily due to the receipt of cash from the exercise of the stock options issued under the Company's Stock Option Plans and an increase in shareholder loans.

     Videonics has incurred losses and negative cash flows from operations for each of the two years in the period ended June 30, 2000 and is dependent upon support from a substantial shareholder, a line of credit from a bank and upon generating sufficient revenues from existing and soon to be released products in order to fund operations. During 1999, management took steps to further reduce costs, including the sale of its Nova Systems Division, and its German subsidiary, both of which had incurred losses in the two years immediately preceding their sale. Videonics is assessing its product lines to identify how to enhance existing or create new distribution channels. During the first quarter of 2000, Videonics introduced three new products. Two of those products began shipping late in the first quarter with the third product shipping in July. Although there can be no assurances, Videonics is currently developing and expects to introduce two more products during the first half of 2001.

     As described in the notes to the consolidated financial statements, the Company has obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by substantially all of the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the credit agreement, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. At September 30, 2000 Videonics was in default with respect to certain covenants under the line of credit with Venture Banking Group. As of November 13, 2000, Videonics and Pacific Business Funding, an affiliate of Venture Banking Group, had signed an agreement to repay Venture Banking Group and in turn loan Videonics $400,000 on a fully secured basis. Interest will be calculated at a rate of 12%. The loan will be due and payable at the earlier of the completion of the proposed merger with Focus Enhancements, Inc., or February 5, 2001. As of November 13, 2000, an aggregate of $400,000 is outstanding under the line of creidt with Venture Banking Group.

     The Company believes that its current cash, borrowings from both a shareholder and its bank line of credit, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures through the end of 2000. However, if the Company does require additional financing there can be no assurances that such additional financing will be available at all or on terms that are acceptable to the Company.


Item 3. Quantitative and Qualitative Disclosure about Market Risk The Company's market risk disclosures pursuant to Item 3 are not material and are therefore not required.


                          PART II. OTHER INFORMATION


Item 6. Exhibits and Reports on Form 8-K

     (a) Exhibits

             27.1 Financial Data Schedule

   (b) Reports on Form 8-K

        The Company filed a report on Form 8-K dated August 30, 2000 with respect to the announcement of its signing an Agreement and Plan of Merger with Focus Enhancements, Inc., and its wholly-owned subsidiary, PC Video Conversion.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


  November 13, 2000                          VIDEONICS, INC.
---------------------               ---------------------------------
     Date                                      Registrant



                                        By: /s/ Gary L. Williams
                                    ---------------------------------
                                            Gary L. Williams
                                       Vice President of Finance,
                                       Chief Financial Officer and
                                           Assistant Secretary
                                   (Principal Financial and Accounting
                                     Officer and Authorized Signer)

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         The General Corporation Law of the State of Delaware permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action, other than an action by or in the right of the corporation, to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which he or she had no reason to believe was unlawful. The General Corporation Law of the State of Delaware permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action by or in the right of the corporation to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines that such person is entitled to indemnification. Focus' Certificate of Incorporation provides for the indemnification of its directors and officers.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

         (a) The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

     Exhibit No.                            Description
     -----------                            -----------

          2.1     Agreement and Plan of Merger dated as of August 30, 2000 among
                  Focus,  Videonics,   and  PC  Video  Conversion  (included  as
                  Appendix A to this Registration Statement) (19)

          3.1     Second Restated certificate of incorporation of Focus (1)

          3.2 Certificate of Amendment to Second Restated certificate of Incorporation of Focus (3)

          3.3     Restated By-laws of Focus (1)

          4.1     Specimen certificate for Common Stock of Focus (1)

          4.2 Specimen certificate for Redeemable Common Stock Purchase Warrant (1)

          4.3 Form of Warrant Agreement between Focus, Mellon Securities Trust Company and Thomas James Associates, Inc. (1)

          4.4     Form of Warrant issued to Thomas James Associates, Inc. (1)

          5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC regarding legality of shares of Focus common stock to be registered under this Registration Statement on Form S-4*

          8.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC regarding certain tax matters related to the merger*

         10.1 Amended and Restated Employment Contract between Focus and a Corporate Officer, effective January 1, 1992 (1)

         10.2     1992 Stock Option Plan, as amended (4)

         10.3 Form of Incentive Stock Option Agreement, as amended, under the 1992 Stock Option Plan, as amended (1)

         10.4 Form of Non-Qualified Stock Option Agreement, as amended, under the 1992 Stock Option Plan, as amended (1)

         10.5     1993 Non-Employee Director Stock Option Plan (4)

         10.6 Form of Non-Qualified Stock Option Agreement under the 1993 Non-Employee director Stock Option Plan (4)

         10.7 Credit Agreement between Focus, Lapis and Silicon Valley Bank dated January 20, 1994 (4)

         10.8 Promissory Note in the principal amount of $2,000,000, dated as of January 20, 1994, made by Focus and Lapis to the order of Silicon Valley Bank (4)

         10.9 Security Agreement, dated as of January 20, 1994, by Focus in favor of Silicon Valley Bank (4)

         10.10 Security Agreement, dated as of January 20, 1994, by Lapis in favor of Silicon Valley Bank (4)

         10.11 Pledge Agreement, dated as of January 20, 1994, by Focus in favor of Silicon Valley Bank (4)

         10.12 Purchase and Sale Agreement, dated as of May 25, 1994, between Focus and Inline Software, Inc. (5)

         10.13 Master Purchase Agreement, dated as of August 12, 1994, between Focus and Apple Computer, Inc. (5)

         10.14 Forbearance Letter, dated as of October 6, 1994, to Focus from Silicon Valley Bank (5)

         10.15 Note and Warrant Subscription Agreement, dated as of October 18,1994, between Focus and a Private Lender (5)

         10.16 Security Agreement, dated as of October 18, 1994, between Focus and a Private Lender (5)

         10.17 Term Line of Credit Note, dated October 18, 1994, by Focus in favor of a Private Lender (5)

         10.18 Warrant W-K issued to a Private Lender, dated as of October 18, 1995 (5)

         10.19 Intercreditor and Subordination Agreement, dated as of October 18, 1994, by and between Focus, a Private Lender and Silicon Valley Bank (5)

         10.20 Debt Extension Agreement, dated as of February 22, 1995, by and between Focus and a Private Lender (5)

         10.21    1995 Non-Employee Director Stock Plan (7)

         10.22 Form of Non-Qualified Stock Option Agreement under the .995 Non-Employee Director Stock Plan (6)

         10.23    Form  of   Settlement   Agreement   between  Focus  and  Lapis
                  Technologies, Inc. Shareholders (7)

         10.24    Manufacturing Agreement between Focus and a manufacturer (7)

         10.25 Loan Document Modification Agreement dated as of April 5, 1996 by and between Focus, Lapis Technologies, Inc. and Silicon Valley Bank (8)

         10.26 Amended and Restated Promissory Note dated as of April 5, 1996 in favor of Silicon Valley Bank (8)

         10.27 Amendment No. 2 to the Note and Warrant Subscription Agreement dated as of June 28, 1996 between Focus and a Private Lender
                  (8)

         10.28 Amended and Restated Term Line of Credit Note dated as of June 28, 1996 in favor of a Private Lender (8)

         10.29 Security Agreement dated as of June 28, 1996 between Focus and a Private Lender (8)

         10.30    Warrant W96/6, dated June 28, 1996, issued to a Private Lender
                  (8)

         10.31 Agreement dated as of June 28, 1996 between Focus and a manufacturer (8)

         10.32 Security Agreement dated as of June 28, 1996 between Focus and a manufacturer (8)

         10.33 Amendment to Master Purchase Agreement between Focus and TV OEM. (10)

         10.34 Lease Agreement between Focus and Cummings Properties for the facility at 142 North Road, Sudbury, Massachusetts (10)

         10.35 Agreement of Plan of Merger dated September 30, 1996, by and among Focus, FOCUS Acquisition Corp., and Tview, Inc. (9)

         10.36 Form of Stock Subscription Agreement between Focus and various investors in the December 95 Offering (11)

         10.37 Form of Amendment No. 1 to Stock Subscription Agreement dated April 1996 between Focus and various investors in the December 95 Offering (11)

         10.38 Form of Warrant issued to various investors pursuant to Amendment No. 1 (11)

         10.39 Form of Subscription Agreement between Focus and various investors in the March 97 Offering (11)

         10.40 Form of Warrant issued to the placement agent in the March 97 Offering (ii)

         10.41    1997 Director Stock Option Plan (12)

         10.42    Form of Director Stock Option Agreement (12)

         10.43    Key  Officer   Non-Qualified  Stock  Option  Agreement  for  a
                  Corporate Officer (12)

         10.44    Key  Officer   Non-Qualified  Stock  Option  Agreement  for  a
                  Corporate Officer (12)

         10.45    Key  Officer   Non-Qualified  Stock  Option  Agreement  for  a
                  Corporate Officer (12)

         10.46    Subscription   Agreement   between   Focus  and  Smith  Barney
                  Fundamental Value Fund, Inc. dated September 8, 1997 (13)

         10.47 Form of Warrant dated September 10, 1997 issued to designees of the placement agent (13)

         10.48 Lease by Wakefield Ready Mixed Concrete Co., Inc. to FOCUS Enhancements, Inc. dated December 1, 1998

         10.49    Common  Stock  and  Warrants  Purchase   Agreement  with  AMRO
                  International, S.A. (14)

         10.50 Form of Stock Purchase Warrant issued to ANRO International, S.A. (included as Exhibit A to the Common Stock and Warrants Purchase Agreement). (14)

         10.51 Form of Registration Rights Agreement with AMRO International, S.A. (included as Exhibit B to the Common Stock and Warrants Purchase Agreement. (14)

         10.52 Registration Rights Agreement dated as of July 29, 1998 between Focus and PC Video Conversion, Inc. (15)

         10.53 Form of Common Stock Purchase Warrant issued to Brian Swift and Edward Price. (16)

         10.54    Common Stock  Purchase  Warrant issued to Silicon Valley Bank.
                  (16)

         10.55 Common Stock and Warrant Purchase Agreement, as amended, with BNC Bach International Ltd., INC (17).

         10.56    Form  of   Stock   Purchase   Warrant   issued   to  BNC  Bach
                  International, Inc. (included as Exhibit A to the Common Stock and Warrant Agreement (17).

         10.57    Form  of   Registration   Rights   Agreement   with  BNC  Bach
                  International Ltd., Inc. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement (17).

         10.58 Common Stock and Warrant Purchase Agreement with The Raptor Global Portfolio Ltd., The Altar Rock Fund L.P. and Roseworth Group, LTD (18)

         10.59 Form of Stock Purchase Warrant issued to The Raptor Global Portfolio Ltd. (for 87,150 shares), The Altar Rock Fund L.P. (for 350 shares) and Roseworth Group, Ltd. (for 37,500 shares) (included as Exhibit A to the Common Stock and Warrant Purchase Agreement) (18).

         10.60 Form of Registration Rights Agreement with The Raptor Global Portfolio Ltd., The Altar Rock Fund L.P. and Roseworth Group, Ltd. (included as Exhibit B to the Common Stock and Warrant Purchase Agreement) (18).

         10.61 Contract for services to be rendered to FOCUS Enhancements, Inc. by R.J. Falkner & Company, INC (18).

         10.62 Form of Stock Purchase Warrant issued to each of R. Jerry Falkner and Richard W. West (18).

         10.63 Agreement between Union Atlantic, L.C. and FOCUS Enhancements, Inc. confirming agreement to issue warrant in exchange for fee reduction (18)

         10.64    Stock Purchase Warrant issued to Union Atlantic, L.C. (18)

         10.65 Consulting Agreement dated March 1, 2000 between Focus and William B. Coldrick (20)

         10.66 Consulting Agreement dated May 1, 2000 between Focus and Thomas L. Massie (20)

         10.67    Consulting  Agreement dated May 1, 2000 between Focus and Gary
                  M. Cebula (20)

         10.68 Separation Agreement dated May 1, 2000 between Focus and Thomas L. Massie (20)

         10.69 Separation Agreement dated April 30, 2000 between Focus and Gary M. Cebula (20)

         10.70 Separation Agreement dated July 10, 2000 between Focus and J. Stephen Wood (21)

         10.71 Consulting Agreement dated July 10, 2000 between Focus and Red & White Enterprises, Inc. (21)

         10.72 Private Equity Line of Credit Agreement dated July 28, 2000 between Focus and Euston Investments Holdings Limited (21)

         10.73 Registration Rights Agreement dated June 9, 2000 between the investor and Focus (21)

         10.74 Registration Rights Agreement dated July 28, 2000 between Euston Investments Holdings Limited and Focus (21)

         10.75    Common Stock Warrant and Purchase Agreement dated June 9, 2000
                  (21)

         10.76    Form of Stock Escrow Agreement (1)

         10.77 Agreement of Merger, dated April 12, 1993, between Focus Enhancement, Inc., a Massachusetts corporation, and Focus (1)

         10.78 Certificate of Merger, as filed with the Delaware Secretary of State on April 12, 1993 (1)

         10.79 Articles of Merger, as filed with the Massachusetts Secretary of State on April 14, 1993 (1)

         10.80 Agreement and Plan of Reorganization and Merger between Focus, Focus Acquisition corporation and Lapis Technologies, Inc. dated as of November 29, 1993 (2)


         10.81    Promissory Note issued by Focus to Carl Berg (22)

         10.82    Security Agreement between Focus and Carl Berg (22)


         11       Statement re Computation of Earnings (Loss) Per Share*

         13.1 Annual Report of Focus on Form 10-KSBA (included in this Registration Statement as Appendix F).

         13.2 Quarterly Report of Focus on Form 10-QSB (included in this Registration Statement as Appendix G).

         23.1     Consent of Wolf & Company  P.C.,  independent  accountants  of
                  Focus*

         23.2     Consent   of   PricewaterhouseCoopers,   L.L.P.,   independent
                  accountants of Videonics, Inc.*

         23.3 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC, counsel to Focus*

         23.4 Consent of Union Atlantic Capital, L.C., financial advisors to Focus*


         24.1 Power of Attorney (included on signature page of Registration Statement on Form S-4 dated October 30, 2000 and incorporated herein by reference)


         99.1     Focus Proxy*

         99.2     Videonics Proxy*

-------------------------------------

        1 Filed as an exhibit to Focus's Registration Statement on Form SB-2, No. 33-60248-B, and incorporated herein by reference.

        2 Filed as an exhibit to Focus's Current Report on Form 8-K dated November 29, 1993, and incorporated herein by reference.

        3         Filed as an  exhibit  to  Focus's  Form  10-QSB for the period
                  ended   September  30,  1995,  and   incorporated   herein  by
                  reference.

        4 Filed as an exhibit to Focus's Form 10-KSB for the year ended December 31, 1993, and incorporated herein by reference.

        5 Filed as an exhibit to Focus's Form 10-KSB for the year ended December 31, 1994, and incorporated herein by reference.

        6 Filed as an exhibit to Focus's Registration Statement on Form 5-8, No. 33-80651, filed with the Commission on December 19, 1995, and incorporated herein by reference.

        7 Filed as an exhibit to Focus's Registration Statement on Form SB-2, No. 33-80033, and incorporated herein by reference.

        8 Filed as an exhibit to Focus's Form 10-QSB for the period ended June 30, 1995, and incorporated herein by reference.

        9         Filed as an exhibit to Focus's Form 8-K dated November 4, 1996

        10 Filed as an exhibit to Focus Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

        11 Filed as an exhibit to Focus's Registration Statement on Form 5-3, No. 333-26911, filed with the Commission on May 12, 1997, and incorporated herein by reference.

        12 Filed as an exhibit to Focus's Registration Statement on Form 5-8, No. 333-33243, filed with the Commission on August 8, 1997, and incorporated herein by reference.

        13        Filed as an exhibit to Focus's  Form 8-K dated  September  10,
                  1997

        14 Filed as an exhibit to Focus's Registration Statement on Form 3-3, No. 333-81177, filed with the Commission on June 21, 1999, and incorporated herein by reference.

        15 Filed as an exhibit to Focus's Form 10-QSB dated August 14, 1998 and incorporated herein by reference.

        16 Filed as an exhibit to Focus's Form 10-QSB dated May 17, 1999 and incorporated herein by reference.

        17 Filed as an exhibit to Focus's Registration Statement on Form S-333, No. 333-82163, filed with the Commission on July 2, 1999, and incorporated herein by reference.

        18 Filed as an exhibit to Focus's Registration Statements on From S-333, No. 333-94621, filed with the Commission on January 13, 2000, and incorporated herein by reference.

        19 Filed as an exhibit to Focus' Current Report on Form 8-K dated September 8, 2000, and incorporated herein by reference.

        20 Filed as an exhibit to Focus' Form 10-QSB dated May 22, 2000 and incorporated herein by reference.

        21 Filed as an exhibit to Focus' Form 10-QSB dated August 21, 2000, and incorporated herein by reference.


         22 Filed as an exhibit to Focus' Form 8-K/A dated November 2, 2000, and incorporated herein by reference.

Item 22. Undertakings

Item 512 of Regulation S-B. Rule 415 Offering.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the joint proxy statement/prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


Request for Acceleration of Effective Date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Instructions to Form S-4.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on November 22, 2000.



                                                 FOCUS ENHANCEMENTS, INC.

                                                 By:  /s/ Brett Moyer
                                                      --------------------------
                                                      Brett Moyer
                                                      Chief Operating Officer


                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, as amended, this  Registration  Statement  has been signed by the  following  persons in the capacities and on the dates indicated.
Signature                                                 Title                                Date
/s/ Brett Moyer                                  Chief Operating Officer                      November 22, 2000
---------------                                  (Principal Executive Officer)
Brett Moyer

/s/ Rick Nardella                                Controller and Chief Accounting Officer      November 22, 2000
-----------------                                (Principal Financial and
Rick Nardella                                    Accounting Officer)

/s/ Thomas L. Massie*                            Chairman of the Board of Directors           November 22, 2000
--------------------
Thomas L. Massie

/s/ John C. Cavalier*                            Director                                     November 22, 2000
--------------------
John C. Cavalier

/s/ William B. Coldrick*                         Director                                     November 22, 2000
-----------------------
William B. Coldrick

/s/ Timothy E.  Mahoney*                         Director                                     November 22, 2000
-----------------------
Timothy E. Mahoney

/s/ William A. Dambrackas*                       Director                                     November 22, 2000
-------------------------
William A. Dambrackas

*By Brett Moyer, Attorney-in-fact

